   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1998

                                                     REGISTRATION NO. 333-49429
                                                                   333-49429-01
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO

                                 FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                   ISSUER OF SENIOR NOTES REGISTERED HEREBY
                       PRESTOLITE ELECTRIC INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     3621                    94-3142032
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                  GUARANTOR OF SENIOR NOTES REGISTERED HEREBY
                               PEI HOLDING, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     3621                    94-3142033
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                          2100 COMMONWEALTH BOULEVARD
                              ANN ARBOR, MI 48105
                                (734) 913-6600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                P. KIM PACKARD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       PRESTOLITE ELECTRIC INCORPORATED
                          2100 COMMONWEALTH BOULEVARD
                              ANN ARBOR, MI 48105
                                (734) 913-6600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                   COPY TO:
                              MICHAEL J. KENNEDY
                                MICHAEL S. DORF
                               ANDREW M. KANTER
                        BROBECK, PHLEGER & HARRISON LLP
                        ONE MARKET, SPEAR STREET TOWER
                            SAN FRANCISCO, CA 94105
                                (415) 442-0900

                               ----------------

  Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_] .

                               ----------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

===============================================================================

PROSPECTUS
                        PRESTOLITE ELECTRIC INCORPORATED
                             OFFER TO EXCHANGE ITS
                                  OUTSTANDING
                          9 5/8% SENIOR NOTES DUE 2008
                             FOR ANY AND ALL OF ITS
                          9 5/8% SENIOR NOTES DUE 2008

[LOGO OF PRESTOLITE ELECTRIC INCORPORATED]

           FULLY AND UNCONDITIONALLY GUARANTEED ON A SENIOR BASIS BY
                               PEI HOLDING, INC.

                               ---------------
  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON JULY 27,
                            1998, UNLESS EXTENDED.
INTEREST PAYABLE FEBRUARY 1 AND AUGUST 1                   DUE FEBRUARY 1, 2008
                               ---------------
  Prestolite Electric Incorporated, a Delaware corporation (the "Issuer"), hereby offers upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $125,000,000 of 9 5/8% Senior Notes Due 2008 (the "Exchange Notes"), which are fully and unconditionally guaranteed by PEI Holding Inc., a Delaware corporation and parent of the Issuer ("PEI") and have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the registration statement of which this Prospectus constitutes a part (including any amendments and supplements thereto, the "Registration Statement") for a like principal amount of its 9 5/8% Senior Notes Due 2008 (the "Outstanding Notes" and, together with the Exchange Notes, the "Notes") of the Issuer with the holders thereof, which are fully and unconditionally guaranteed by PEI but have not been so registered.

  The Exchange Notes will be freely transferable. The terms of the Exchange Notes are identical in all material respects to the Outstanding Notes except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except that, if the Exchange Offer is not consummated by July 21, 1998, the interest rate on the Outstanding Notes will increase by 0.5% until the Exchange Offer is consummated. The Exchange Notes are offered hereunder in order to satisfy certain obligations of the Issuer under the Purchase Agreement dated as of January 16, 1998 among the Issuer, PEI and Credit Suisse First Boston Corporation and BT Alex.Brown Incorporated, the initial purchasers of the Outstanding Notes (the "Initial Purchasers"), and the Registration Rights Agreement dated as of January 22, 1998 (the "Registration Rights Agreement") among the Issuer, PEI and the Initial Purchasers. The Exchange Notes evidence the same debt as the Outstanding Notes and are issued under, and are entitled to the same benefits under, the Indenture (as defined herein) as the Outstanding Notes. In addition, the Exchange Notes and the Outstanding Notes are treated as one series of securities under the Indenture. The Exchange Notes will mature on February 1, 2008, unless previously redeemed. Interest on the Exchange Notes is payable semi-annually on February 1 and August 1 of each year commencing on August 1, 1998.

  The Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after February 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, up to 35.0% of the original aggregate principal amount of the Exchange Notes may be redeemed from time to time prior to February 1, 2001 at the redemption price set forth herein, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of one or more Public Equity Offerings (as defined) provided that at least $81.25 million principal amount of the Exchange Notes originally issued remains outstanding immediately after each such redemption. See "Description of the Exchange Notes."

  This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Outstanding Notes as of June 26, 1998.

  The Issuer will not receive any proceeds from the Exchange Offer. The Issuer has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

  The Exchange Notes will be unsecured, senior obligations of the Issuer and will rank pari passu in right of payment with all other existing and future senior indebtedness of the Issuer and senior in right of payment to any existing and future subordinated indebtedness of the Issuer. The Exchange
Notes will be effectively subordinated to all existing and future secured indebtedness of
                               ---------------    (continued on following page)
  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OUTSTANDING NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 15.
                               ---------------
 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION, NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------
                 The date of this Prospectus is June 26, 1998 the Issuer, including indebtedness under the New U.S. Credit Facility (as defined), to the extent of the value of the assets securing such indebtedness. The Exchange Notes will be structurally subordinated to all existing and future indebtedness of any subsidiary of the Issuer, including indebtedness under the New U.K. Credit Facility (as defined). The Exchange Notes will be fully and unconditionally guaranteed on an unsecured, senior basis by PEI. None of the Issuer's subsidiaries will guarantee the Exchange Notes. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions (as defined) as if the Transactions had occurred on such date, the Issuer would have had approximately $129.5 million of consolidated indebtedness outstanding, of which approximately $4.5 million would have represented secured indebtedness, and the indebtedness of the Issuer's subsidiaries would have been approximately $3.2 million (excluding trade payables of approximately $18.4 million). In addition, as of April 4, 1998, the Issuer had approximately $132.6 million of consolidated indebtedness outstanding, of which approximately $7.6 million represented secured indebtedness, and the indebtedness of the Issuer's subsidiaries was approximately $5.1 million. The Indenture relating to the Exchange Notes permits the Issuer and its subsidiaries to incur additional indebtedness, including senior indebtedness, subject to certain limitations. See "Description of the Exchange Notes."

  Prior to the Exchange Offer, there has been no public market for either the Outstanding Notes or the Exchange Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their face amount. The Issuer does not intend to list the Exchange Notes on any national securities exchange. It is not anticipated that an active public market for the Exchange Notes will develop. Although the Initial Purchasers have informed the Issuer that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. See "Risk Factors--Lack of Public Market for Securities."

  Based upon no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Issuer believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such Outstanding Notes directly from the Issuer to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Issuer or PEI without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. See "The Exchange Offer--Purpose and Effects."

  Each broker-dealer (other than an "affiliate" of the Issuer) that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date (as defined), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Issuer may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. See "The Exchange Offer."

  Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions on transfer thereof and the Issuer will have no further obligation to such holders to provide for the registration under the Securities Act of the Outstanding Notes held by them. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. It is not expected that an active market for the Outstanding Notes will develop while they are subject to restrictions on transfer. See "Risk Factors--Consequences of Failure to Exchange."

  The Issuer will accept for exchange any and all Outstanding Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be July 27, 1998, (the "Expiration Date"), unless the Exchange Offer is extended by the Issuer (but in no event to a date later than August 10, 1998), in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for payment by the Company. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Issuer and to the terms and provisions of the Registration Rights Agreement. The Exchange Notes bear interest from the last interest payment date of the Outstanding Notes to occur prior to the issue date of the Exchange Notes or, if no such interest has been paid, from January 22, 1998. Holders of the Outstanding Notes whose Outstanding Notes are accepted for exchange will not receive interest on such Outstanding Notes for any period subsequent to the last interest payment date to occur prior to the issue date of the Exchange Notes, if any, and will be deemed to have waived the right to receive any interest payment on the Outstanding Notes accrued from and after such interest payment date or, if no such interest has been paid, from January 22, 1998. See "The Exchange Offer." Outstanding Notes may be tendered only in integral multiples of $1,000.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUER ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OUTSTANDING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               ----------------

  "Prestolite Electric" is a registered trade name of AlliedSignal Corporation. "Leece-Neville" is a registered trademark of the Issuer. "Hobart" is a registered trademark of Hobart Brothers Company, a subsidiary of Illinois Tool Works. "Lucas" is a registered trademark of Lucas Industries plc. Certain other trademarks of the Issuer and other companies are used in this Prospectus.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, (i) the "Issuer" refers to Prestolite Electric Incorporated, (ii) "PEI" refers to PEI Holding, Inc., the sole stockholder of the Issuer, (iii) "Prestolite" refers to PEI, the Issuer and all of their respective subsidiaries prior to the closing of the Lucas Acquisition (as defined), (iv) the "Company" refers to Prestolite after giving effect to the Lucas Acquisition and (v) the "Lucas Businesses" refers collectively to the Heavy Duty Products ("Lucas HDP") division of a subsidiary of Lucas Industries plc, an English corporation ("Lucas Industries"), Lucas Holdings South Africa (Proprietary) Limited, a South African corporation (renamed Prestolite Electric Holdings South Africa (Proprietary) Limited) ("Lucas South Africa"), and the controlling interest in Lucas Indiel Argentina S.A., an Argentine corporation ("Lucas Argentina") acquired by Prestolite in the Lucas Acquisition. The statement of operations and other sales-related information presented herein on a pro forma basis gives effect to the Transactions (as defined) as if the Transactions had occurred at January 1, 1997. For purposes of the financial and other information set forth in this Prospectus, references to a fiscal year relate to a December 31 fiscal year end for Prestolite and the Company and to a January 31 fiscal year end for the Lucas Businesses. All share data for PEI reflect a 20-for-1 stock split effective March 26, 1998.

                                  THE COMPANY

  The Company is a leading global manufacturer and distributor of electro-mechanical power conversion products and systems for niche markets, including heavy duty vehicles, material handling, defense and industrial applications. The Company's products are primarily used for diesel engines and electric vehicles and include alternators, starter motors, direct current electric motors, relays and controls and battery chargers. In 1997, approximately 45% of Prestolite's net sales were derived from aftermarket sales, with the remainder derived from original equipment manufacturers ("OEMs"). Approximately 40% of Prestolite's aftermarket net sales in 1997 were derived from the service arms of OEM customers ("OES"), with the balance derived from independent warehouse distributors and the U.S. Department of Defense. The Company's largest OEM and OES customers include Ford Motor Company, Freightliner, Clark Material Handling, Caterpillar, the U.S. Department of Defense and Thermo King in North America and BT Lifters, Cummins Engine, ERF Trucks, Leyland Trucks, Perkins Engine and Mitsubishi Caterpillar Forklift in Europe. No single customer individually accounts for more than ten percent of the Company's consolidated revenues. None of the Company's United States employees is represented by a labor union.

  On January 22, 1998, Prestolite completed the acquisition of the Lucas Businesses from Lucas Industries (the "Lucas Acquisition"). The Lucas Businesses manufacture primarily alternators and starter motors for the truck, bus and automotive markets in the United Kingdom, continental Europe, South America and South Africa. The Lucas Acquisition (i) strengthens the Company's position as a leading global manufacturer and distributor of alternators and starter motors, (ii) complements the Company's historic product portfolio and
(iii) augments the Company's core technology in its principal product lines. In addition, the Company has the opportunity to sell certain truck, bus and automotive products through Lucas Industries' worldwide distribution network of over 4,000 outlets. The Lucas Acquisition significantly enhances the Company's access to an international customer base, and provides an entrance to the international automotive market. In the year ended December 31, 1997, approximately 43% of the Lucas Businesses' net sales were derived from aftermarket sales, with the remainder derived from OEMs. The Lucas Businesses' largest OEM and OES customers include Ford Motor Company, Mercedes-Benz, Nissan, Perkins Engine, Volkswagen and Volvo.

  As a result of the Lucas Acquisition, the Company will consolidate its global leadership position in its primary markets, expand its global reach and improve its aftermarket distribution capabilities. The Company believes that it is the largest producer in North America of (i) newly manufactured heavy duty truck alternators for the aftermarket, (ii) original equipment high amperage alternators for school buses, (iii) electric motors for pump and winch applications and (iv) solenoid switches for heavy duty starter circuits. The Company also believes that it is the second largest original equipment supplier of heavy duty truck and bus alternators and starter motors for the European market and one of the three largest worldwide producers of heavy duty alternators and material handling motors, as well as solenoid switches for heavy duty starter circuits. After giving pro forma effect to the Lucas Acquisition, the Company's net sales in 1997 to customers outside North America would have increased to approximately 55% of its pro forma net sales as compared with approximately 21% of Prestolite's net sales in 1997 on a stand-alone basis, while its aftermarket sales would have remained relatively constant at approximately 45% of net sales and pro forma net sales. On a combined basis, the Company's pro forma net sales and EBITDA (as defined) for the twelve months ended December 31, 1997 would have been approximately $300.3 million and $23.2 million, respectively.


                                THE TRANSACTIONS

  On January 22, 1998, Prestolite completed the acquisition of Lucas HDP, Lucas South Africa and a controlling interest in Lucas Argentina from Lucas Industries. The total consideration paid at closing in the Lucas Acquisition was approximately $41.3 million plus, in connection with Lucas Argentina, (i) approximately $1.2 million payable upon exercise of an option to purchase substantially all the remaining shares of Lucas Argentina, (ii) approximately $7.1 million of outstanding indebtedness which was assumed or repaid (excluding approximately $2.6 million outstanding under drawn letters of credit that was also assumed) and (iii) a maximum aggregate of $19.0 million of post-closing contingent payments. In addition, Prestolite Electric Limited, the Issuer's U.K. subsidiary ("Prestolite U.K."), purchased from Lucas Aftermarket Operations, the aftermarket division of a subsidiary of Lucas Industries ("LAO"), certain inventory of $2.0 million and transition assistance of $600,000, both payable in installments in the first and fourth quarters of 1998.

  On January 22, 1998, Prestolite also completed the offering of the Outstanding Notes (the "Offering"). In connection with the Offering, the Company effected a series of transactions that resulted in a recapitalization of the Company (such transactions are collectively referred to herein as the "Recapitalization"). The Recapitalization consisted of (i) the Offering, (ii) the repayment of approximately $42.0 million of outstanding indebtedness (including approximately $3.4 million of indebtedness of Lucas Argentina),
(iii) the payment of a dividend to PEI to enable PEI and an affiliate to purchase securities of PEI from PEI's securityholders for an aggregate purchase price of approximately $29.7 million, (iv) the entry by the Issuer into a credit facility (the "New U.S. Credit Facility") providing for up to $23.0 million of revolving credit loans and (v) the entry by Prestolite U.K. into a temporary line of credit (the "Temporary U.K. Credit Facility") providing for short-term borrowings of up to (Pounds)3.0 million. On April 21, 1998, Prestolite U.K. replaced the Temporary U.K. Credit Facility with a long-term credit facility (the "New U.K. Credit Facility") providing for borrowings of up to (Pounds)7.0 million (approximately $11.3 million based on exchange rates as of June 1, 1998). See "The Transactions--The Recapitalization," "Certain Transactions" and "Description of Certain Indebtedness."

  The Lucas Acquisition and the Recapitalization are collectively referred to herein as the "Transactions."

                            OWNERSHIP AND MANAGEMENT

  On October 29, 1991, Genstar and certain members of the Company's management completed the acquisition out of bankruptcy of the assets comprising Prestolite. In the two years following the acquisition, Prestolite, under the direction of its present management team, rationalized its production facilities, decentralized and streamlined its organizational structure and reorganized its operations. Several facilities were closed, certain non-core business lines were sold and corporate staff was reduced by 65%. Since the acquisition, management has instituted continuous improvement programs at all of Prestolite's manufacturing facilities, including synchronous manufacturing techniques, cellular manufacturing arrangements and kanban-based just-in-time inventory control. Genstar and management presently own approximately 85% and 15%, respectively, of the common stock, par value $0.01 per share ("Common Stock"), of PEI (in each case on a fully-diluted basis). The purchase of PEI securities from Genstar and its shareholders and from management pursuant to the Recapitalization represented the first realization on their investment in the Company.

  Genstar is an Alberta, Canada corporation (with shares listed on the Alberta Stock Exchange) specializing in the acquisition of basic manufacturing and service businesses. Since its founding in 1988, Genstar has consummated a number of acquisitions including, in addition to Prestolite, the acquisition of the following companies: Wolverine Tube, Inc., a leading North American copper tube manufacturer and distributor; Gentek Building Products, Inc. and Gentek Building Products Ltd., leading manufacturers of aluminum, vinyl and steel siding; and Seaspan International Ltd., Canada's largest tug and barge company.

                                ----------------

  The Company conducts substantially all of its operations through the Issuer. The Issuer is a direct wholly-owned subsidiary of PEI. In addition to the Issuer, PEI has certain other direct wholly-owned subsidiaries, none of which engage in any activities other than the holding of trademarks, trade names and the shares of common stock of PEI purchased in the Recapitalization, with the exception of Prestolite Electric of Michigan Incorporated, which employs the Company's field sales force and Michigan-based employees. Such additional subsidiaries are subject to certain covenants which restrict their ability to engage in any activities other than those conducted on the date the Outstanding Notes were originally issued or to incur any liabilities. See "Description of the Exchange Notes -- Certain Covenants -- Restrictive Covenant of Existing Non-Issuer PEI Subsidiaries." The Issuer conducts certain of its operations through its direct and indirect U.S. and foreign subsidiaries, including Prestolite U.K., all of which are wholly-owned with the exception of Lucas Argentina, which is presently 52.34% owned by the Issuer. In August 1998 the Issuer expects to exercise an option to acquire substantially all of the remaining shares of Lucas Argentina for $1.2 million, as a result of which the Issuer will own 99.59% of Lucas Argentina.

  The Company's headquarters are located at 2100 Commonwealth Boulevard, Ann Arbor, Michigan 48105, and its telephone number at that address is (734) 913-6600.

                                  RISK FACTORS

  Prospective participants in the Exchange Offer should carefully consider the specific matters set forth under "Risk Factors" as well as the other information and data included in this Prospectus prior to making any determination as to their participation.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

 The Exchange Offer................ The Issuer is offering to exchange $1,000 principal amount of Exchange Notes for each
                                    $1,000 principal amount of Outstanding
                                    Notes that are properly tendered and
                                    accepted. The terms of the Exchange Notes
                                    are identical in all material respects to
                                    the Outstanding Notes except for certain
                                    transfer restrictions and registration
                                    rights relating to the Outstanding Notes
                                    and that, if the Exchange Offer is not
                                    consummated by July 21, 1998, the interest
                                    rate on the Outstanding Notes shall
                                    increase by 0.5% until the Exchange Offer
                                    is consummated. The issuance of Exchange
                                    Notes is intended to satisfy certain
                                    obligations of the Issuer contained in the
                                    Registration Rights Agreement. The Exchange
                                    Notes represent the same debt as the
                                    Outstanding Notes, and will be issued, and
                                    holders thereof are entitled to the same
                                    benefits as holders of Outstanding Notes,
                                    under the Indenture.
 Expiration Date..................  5:00 P.M., New York City time, on July 27,
                                    1998, unless the Exchange Offer is extended
                                    by the Issuer (but in no event to a date
                                    later than August 10, 1998). See "The
                                    Exchange Offer--Period for Tendering
                                    Outstanding Notes."
 Accrued Interest on the Exchange   Each Exchange Note will bear interest from
  Notes and the Outstanding         the last interest payment date on which
  Notes...........................  interest was paid on the Outstanding Notes, or, if interest has not yet been paid on
                                    the Outstanding Notes, from January 22,
                                    1998, the date of issuance (the "Issue
                                    Date") of the Outstanding Notes. Such
                                    interest will be paid with the first
                                    interest payment on the Exchange Notes.
                                    Accordingly, interest, which has accrued
                                    since the last interest payment date or
                                    January 22, 1998, as the case may be, on
                                    the Outstanding Notes accepted for exchange
                                    will cease to be payable upon issuance of
                                    the Exchange Notes. Untendered Outstanding
                                    Notes that are not exchanged for Exchange
                                    Notes pursuant to the Exchange Offer will
                                    bear interest at a rate of 9 5/8% per annum
                                    after the Expiration Date.
 Conditions of the Exchange         The Exchange Offer is subject to certain
  Offer...........................  customary conditions, any or all of which may be waived by the Issuer. See "The
                                    Exchange Offer--Certain Conditions to the
                                    Exchange Offer."
 Procedures for Tendering           Each holder of Outstanding Notes wishing to
  Outstanding Notes...............  accept the Exchange Offer must complete and sign the Letter of Transmittal, in
                                    accordance with the instructions contained
                                    herein and therein, and forward or hand-
                                    deliver such Letter of Transmittal to the
                                    Exchange Agent identified below at the
                                    address set forth herein and therein. Each
                                    exchanging holder will be required to
                                    represent in the Letter of Transmittal that
                                    such holder is acquiring the Exchange Notes
                                    in the ordinary course of business, is not
                                    engaged in, and does not intend to engage
                                    in, a distribution of Exchange Notes and is
                                    not an affiliate of the Issuer or PEI. Any
                                    holder of Outstanding Notes whose
                                    Outstanding Notes are registered in the
                                    name

                                    of brokers, dealers, commercial banks,
                                    trust companies or nominees is urged to
                                    contact such registered holders promptly if
                                    such holder wishes to accept the Exchange
                                    Offer. See "The Exchange Offer--Procedures
                                    for Tendering Outstanding Notes."
 Guaranteed Delivery Procedures...  Holders of Outstanding Notes who wish to tender their Outstanding Notes and whose
                                    Outstanding Notes are not immediately
                                    available, or who cannot deliver their
                                    Outstanding Notes, the Letter of
                                    Transmittal or any other documents required
                                    by the Letter of Transmittal to the
                                    Exchange Agent prior to the Expiration
                                    Date, or who cannot complete the procedure
                                    for book-entry transfer on a timely basis
                                    must tender their Outstanding Notes
                                    according to the guaranteed delivery
                                    procedures set forth in "The Exchange
                                    Offer--Guaranteed Delivery Procedures."
 Withdrawal of Tenders............  Tenders of Outstanding Notes may be
                                    withdrawn at any time prior to 5:00 P.M.,
                                    New York City time, on the Expiration Date.
                                    See "The Exchange Offer--Withdrawal
                                    Rights."
 Acceptance of Outstanding Notes    The Company will accept for exchange any
  and Delivery of Exchange Notes..  and all Outstanding Notes which are properly tendered in the Exchange Offer
                                    prior to 5:00 P.M., New York City time, on
                                    the Expiration Date. The Exchange Notes
                                    issued pursuant to the Exchange Offer will
                                    be delivered promptly following the
                                    Expiration Date. See "The Exchange Offer--
                                    Acceptance of Outstanding Notes for
                                    Exchange; Delivery of Exchange Notes."
 Certain Federal Income Tax         For a discussion of certain federal income
  Considerations..................  tax considerations relating to the exchange of the Outstanding Notes for the Exchange
                                    Notes, see "Certain Federal Income Tax
                                    Considerations."
 Rights of Dissenting               Holders of Outstanding Notes do not have
  Noteholders.....................  any appraisal or dissenters' rights under the Delaware General Corporation Law in
                                    connection with the Exchange Offer.
 Use of Proceeds..................  There will be no cash proceeds payable to the Issuer from the issuance of the
                                    Exchange Notes pursuant to the Exchange
                                    Offer.
 Exchange Agent...................  The Trustee is also the Exchange Agent. The mailing address of the Exchange Agent is
                                    U.S. Bank Trust National Association, P.O.
                                    Box 64485, St. Paul, MN, 55164-9549
                                    Attention: Specialized Finance (SPFT0414).
                                    The address for deliveries by overnight
                                    courier and by registered/certified mail
                                    is: 180 East Fifth Street, St. Paul, MN
                                    55101, Attention: Specialized Finance
                                    (SPFT0414). Hand deliveries should be made
                                    before 5:00 p.m. (New York Time) to 100
                                    Wall Street, 20th Floor, New York, NY
                                    10005. For information with respect to the
                                    Exchange Offer, the telephone number for
                                    the Exchange Agent is (612) 244-8161 and
                                    the facsimile number for the Exchange Agent
                                    is (612) 244-1537, Attention: Melina Black.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

  The Exchange Offer applies to an aggregate principal amount of $125,000,000 of the Outstanding Notes. The form and terms of the Exchange Notes will be the same as the form and terms of the Outstanding Notes except that the Exchange Notes will not bear legends restricting the transfer thereof. The Exchange Notes will be obligations of the Issuer entitled to the benefits of the Indenture. See "Description of the Exchange Notes."

Exchange Notes Offered...... $125,000,000 aggregate principal amount of 9 5/8%
                             Senior Notes due 2008 of Prestolite Electric
                             Incorporated (the "Issuer"), fully and
                             unconditionally guaranteed by PEI.

Comparison With Outstanding
 Notes; Transferability..... The Exchange Notes will be freely transferable under the Securities Act by holders of
                             Outstanding Notes who are not affiliates of the Issuer. The holders of Outstanding Notes currently are entitled to certain registration rights pursuant to the Registration Rights Agreement. However, upon consummation of the Exchange Offer, holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes will no longer be entitled to any registration rights and will not be able to reoffer, resell or otherwise dispose of their Outstanding Notes, unless they are subsequently registered under the Securities Act, which the Issuer will have no obligation to do, or unless an exemption from the registration requirements of the Securities Act is available. The Exchange Notes otherwise will be identical in all material respects to the Outstanding Notes except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except that, if the Exchange Offer is not consummated by July 21, 1998, the interest rate on the Outstanding Notes will increase by 0.5% until the Exchange Offer is consummated. See "The Exchange Offer."

Maturity Date............... February 1, 2008

Interest Payment Dates...... February 1 and August 1 of each year, commencing
                             August 1, 1998.

Optional Redemption......... The Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after February 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, up to 35.0% of the original aggregate principal amount of the Exchange Notes may be redeemed from time to time prior to February 1, 2001 at the redemption price set forth herein, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of one or more Public Equity Offerings (as defined) provided that at least $81.25 million principal amount of the Exchange Notes originally issued remains outstanding immediately after each such redemption. See "Description of the Exchange Notes--Optional Redemption."

Change of Control........... Upon a Change of Control (as defined) each holder of Exchange Notes may require the Issuer to repurchase such holder's outstanding Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The Company may not be able to fund the repurchase of all of the Exchange Notes in the event of a Change of Control. See "Risk Factors--Limitations on Repurchases of Exchange Notes upon Change of Control" and "Description of the Exchange Notes--Change of Control."

Guarantee................... Payment of the principal of and interest on the
                             Exchange Notes will be fully and unconditionally guaranteed on an unsecured, senior basis by PEI (the "Guarantee"). None of the Issuer's subsidiaries will guarantee the Exchange Notes.

Ranking..................... The Exchange Notes will be unsecured, senior obligations of the Issuer and will rank pari passu in right of payment with all other existing and future senior indebtedness of the Issuer and senior in right of payment to any existing and future subordinated indebtedness of the Issuer. The Exchange Notes will be effectively subordinated to all existing and future secured indebtedness of the Issuer, including indebtedness under the New U.S. Credit Facility, to the extent of the value of the assets securing such indebtedness. The Exchange Notes will be structurally subordinated to all existing and future indebtedness of any subsidiary of the Issuer, including indebtedness under the New U.K. Credit Facility. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions (as defined) as if the Transactions had occurred on such date, the Issuer would have had approximately $129.5 million of consolidated indebtedness outstanding, of which approximately $4.5 million would have represented secured indebtedness, and the indebtedness of the Issuer's subsidiaries would have been approximately $3.2 million (excluding trade payables of approximately $18.4 million). In addition, as of April 4, 1998, the Issuer had approximately $132.6 million of consolidated indebtedness outstanding, of which approximately $7.6 million represented secured indebtedness, and the indebtedness of the Issuer's subsidiaries was approximately $5.1 million. The Indenture relating to the Exchange Notes permits the Issuer and its subsidiaries to incur additional indebtedness, including senior indebtedness, subject to certain limitations. See "Description of the Exchange Notes."

                             The Guarantee will be an unsecured, senior obligation of PEI and will rank pari passu in right of payment with all other senior, unsecured indebtedness of PEI. As of April 4, 1998, PEI had no indebtedness outstanding, other than the Guarantee.

Restrictive Covenants....... The indenture under which the Exchange Notes will be issued (the "Indenture") contains certain covenants that, among other things, limit (i) the issuance of additional indebtedness by the Issuer, (ii) the issuance of indebtedness and preferred stock by the Issuer's subsidiaries,
                             (iii) the payment of dividends on the capital stock of the Issuer and its subsidiaries and the purchase, redemption or retirement of capital stock and certain indebtedness, (iv) investments,
                             (v) certain transactions with affiliates, (vi) sales of assets including capital stock of subsidiaries and (viii) certain consolidations, mergers and transfers of assets. The Indenture also prohibits certain restrictions on distributions from subsidiaries and limits the business activities, borrowings and investments of PEI. However, all of these limitations are subject to a number of important qualifications. See "Description of the Exchange Notes--Certain Covenants."

                         SUMMARY FINANCIAL INFORMATION

  Set forth below is summary pro forma information for the Company and summary historical financial information for PEI and the Lucas Businesses. The information in the following tables is qualified by reference to, and should be read in conjunction with, "Selected Consolidated Historical Financial Data," "Unaudited Pro Forma Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the respective financial statements of PEI, Lucas HDP, Lucas Argentina and Lucas South Africa and the related notes thereto, included elsewhere in this Prospectus.

THE COMPANY--PRO FORMA

  The unaudited pro forma financial information for the Company set forth below has been derived from the unaudited pro forma financial information included elsewhere in this Prospectus and gives effect to the Transactions, including the issuance of the Notes, borrowings under the New U.S. Credit Facility, the Lucas Acquisition and the other matters described under "Unaudited Pro Forma Combined Financial Data." The pro forma statements of operations data give effect to the Transactions as if they had occurred on January 1, 1997 and the pro forma balance sheet data give effect to the Transactions as if they had occurred on December 31, 1997. The unaudited pro forma financial information does not purport to represent what the Company's financial position and results of operations would have been if the Transactions had actually been completed as of the dates indicated and is not intended to project the Company's financial position or results of operations for any future period.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              -----------------
                                                               (IN THOUSANDS,
                                                                EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales...................................................      $300,287
Cost of goods sold..........................................       246,649
Selling, general and administrative expenses................        40,992
Redundancy charges..........................................         1,656
                                                                  --------
Operating income............................................        10,990
Other income(a).............................................          (438)
Interest expense............................................        12,642
                                                                  --------
Loss from continuing operations before minority interest and
 income taxes...............................................        (1,214)
Provision for income taxes..................................         1,159
                                                                  --------
Loss from continuing operations before minority interest....        (2,373)
Minority interest...........................................           (16)
                                                                  --------
Loss from continuing operations.............................      $ (2,357)
                                                                  ========
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (excluding current debt)....................      $ 52,095
Total assets................................................       186,045
Total debt..................................................       129,517
Stockholders' equity (deficit)..............................       (13,572)
OTHER DATA:
EBITDA(b)...................................................      $ 23,171
Depreciation and amortization...............................        11,743
Capital expenditures........................................         9,930

SELECTED RATIOS:
Ratio of EBITDA to interest expense....................................... 1.8 x
Ratio of total debt to EBITDA(c).......................................... 5.6 x
Ratio of earnings to fixed charges(d).....................................  --

--------
(a) Other income consists primarily of interest income.
(b) EBITDA for any period is calculated as the sum of income (loss) from continuing operations plus the following to the extent deducted in calculating such net income: (i) minority interest, (ii) interest expense,
    (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, in each case for such period. The Company considers EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated the same by all companies and is not a measurement required by generally accepted accounting principles. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow (as defined in accordance with generally accepted accounting principles) as a measure of liquidity.
(c) The pro forma ratio of total debt to EBITDA represents total pro forma debt at December 31, 1997, divided by pro forma EBITDA for the twelve months ended December 31, 1997.
(d) For purposes of calculating the ratio of earnings to fixed charges, earnings include loss from continuing operations before minority interest and income taxes plus fixed charges. Fixed charges consist of interest expense and 33% of rental expense (deemed by management to be representative of the interest factor of rental payments). Pro forma earnings were insufficient to cover fixed charges by approximately $1.2 million.

PEI--HISTORICAL

  The following table sets forth certain consolidated historical financial information of PEI. The financial information as of and for the fiscal years ended December 31, 1995, 1996 and 1997 has been derived from PEI's audited financial statements included elsewhere in this Prospectus. The financial information as of and for the three months ended April 5, 1997 and April 4, 1998 has been derived from financial statements which are unaudited, but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the three months ended April 4, 1998 are not necessarily indicative of results that may be expected for the full year.

                             YEAR ENDED DECEMBER 31        THREE MONTHS ENDED
                          -------------------------------  --------------------
                                                           APRIL 5,   APRIL 4,
                            1995       1996       1997       1997       1998
                          ---------  ---------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS  (IN THOUSANDS, EXCEPT RATIOS
DATA:                          AND SHARE AMOUNTS)
Net sales...............  $ 131,503  $ 148,765  $ 171,700  $  44,302  $  74,525
Cost of goods sold......    106,541    120,585    137,792     35,346     60,031
Selling, general and
 administrative
 expenses...............     18,955     20,986     23,188      5,629      9,806
Costs associated with
 options purchased......        --         --         --         --       2,101
Restructuring charges...      3,100         56        --         --         980
                          ---------  ---------  ---------  ---------  ---------
Operating income........      2,907      7,138     10,720      3,327      1,607
Other expense(a)........        203        108        210         20        (86)
Interest expense........      4,282      5,313      5,384      1,433      3,281
                          ---------  ---------  ---------  ---------  ---------
Income (loss) from
 continuing operations
 before income taxes....     (1,578)     1,717      5,126      1,874     (1,588)
Provision (benefit) for
 income taxes...........        630     (2,314)     2,303        747       (606)
                          ---------  ---------  ---------  ---------  ---------
Income (loss) from
 continuing operations
 before extraordinary
 items..................     (2,208)     4,031      2,823      1,127       (982)
                          =========  =========  =========  =========  =========
Earnings per common
share from continuing
operations before
extraordinary items (b):
  Basic.................      (0.64)      1.17       0.82       0.33      (0.42)
  Diluted...............      (0.64)      1.13       0.78       0.31      (0.42)
Shares used in computing
earning per share (b):
  Basic.................  3,466,740  3,454,740  3,446,740  3,450,740  2,323,194
  Diluted...............  3,466,740  3,553,800  3,628,020  3,655,180  2,323,194
BALANCE SHEET DATA (AT
END OF PERIOD):
Working capital
 (excluding current
 debt)..................  $  25,486  $  29,567  $  31,588     31,943     54,385
Total assets............     72,473     93,604     88,685     97,074    187,655
Total debt..............     40,451     46,514     42,930     50,149    132,586
Stockholders' equity....     13,273     18,018     18,943     18,946    (10,872)
OTHER DATA:
EBITDA(c)...............  $   7,254  $  12,276  $  16,011      4,661      4,685
Cash flow from operating
 activities.............      1,447      2,560      7,749     (2,910)     5,874
Cash flow from investing
 activities.............     (5,035)   (10,336)     1,483       (772)   (57,114)
Cash flow from financing
 activities.............      3,789      8,032     (9,582)     3,286     58,309
Depreciation and
 amortization...........      4,550      5,246      5,501      1,354      2,992
Capital expenditures....      4,864      6,794      5,638        772      2,681
Ratio of earnings to
 fixed charges(d).......        --        1.3x       1.8x        2.1x       --

--------
(a) Other expense consists primarily of operating costs of idle facilities.
(b) Earnings per common share and shares used in the computation reflect the 20-for-1 stock split.
(c) EBITDA for any period is calculated as the sum of income (loss) from continuing operations plus the following to the extent deducted in calculating such net income: (i) minority interest, (ii) interest expense,
    (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, in each case for such period. The Company considers EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated the same by all companies and is not a measurement required by generally accepted accounting principles. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow (as defined in accordance with generally accepted accounting principles) as a measure of liquidity.
(d) For purposes of computing the ratio of earnings to fixed charges, earnings include income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense and 33% of rental expense (deemed by management to be representative of the interest factor of rental payments). Earnings were insufficient to cover fixed charges in 1995 and for the three months ended April 4, 1998 by approximately $1.6 million for both periods.

THE LUCAS BUSINESSES--COMBINED HISTORICAL (UNAUDITED)

  The following table sets forth certain combined historical financial information of the Lucas Businesses. Each of the Lucas Businesses changed its fiscal year-end from July 31 to January 31 during 1996, and from January 31 to December 31 following the Lucas Acquisition. Accordingly, the January 31, 1997 and December 31, 1997 statement of operations data are for the six months and eleven months then ended, respectively. The Lucas Businesses' combined financial data as of January 31, 1997 and December 31, 1997, for the years ended July 31, 1995 and 1996, the six-month period ended January 31, 1997 and the eleven-month period ended December 31, 1997 were derived from the audited financial statements of Lucas HDP, Lucas Argentina and Lucas South Africa included elsewhere in this Prospectus.

                                                       SIX MONTHS  ELEVEN MONTHS
                                 YEAR ENDED YEAR ENDED    ENDED        ENDED
                                  JULY 31,   JULY 31,  JANUARY 31, DECEMBER 31,
                                    1995       1996       1997        1997(A)
                                 ---------- ---------- ----------- -------------
                                                 (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Net sales......................   $130,138   $129,757   $ 62,076     $121,734
Cost of goods sold.............    104,183    102,945     50,159      100,571
Selling, general and
 administrative expenses.......     27,228     24,857     10,702       20,280
Nonrecurring charges (b).......        --       1,455        --           763
Redundancy charges.............        284        528        200        1,656
                                  --------   --------   --------     --------
Operating income (loss)........     (1,557)       (28)     1,015       (1,536)
Other expense (income).........        155        401       (102)        (393)
Interest expense...............      1,352      1,320        734        1,427
                                  --------   --------   --------     --------
Income (loss) before income
 taxes, minority interest and
 extraordinary items...........     (3,064)    (1,749)       383       (2,570)
Provision for income taxes.....        992      1,657      1,009        1,815
                                  --------   --------   --------     --------
Income (loss) before minority
 interest......................   $ (4,056)  $ (3,406)  $   (626)    $ (4,385)
Minority Interest..............         21         15        --           --
                                  --------   --------   --------     --------
Net loss.......................     (4,035)    (3,391)      (626)      (4,385)
                                  ========   ========   ========     ========
BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital (excluding
 debt).........................                         $ 43,189     $ 50,614
Total assets...................                          102,916      110,978
Total debt.....................                           16,000       11,620
Stockholders' equity and parent
 company equity................                           64,218       72,725
OTHER DATA:
EBITDA (c).....................   $  3,551   $  6,745   $  4,089     $  5,158
Cash flow from operating
 activities....................     (1,854)     3,238      3,188        5,101
Cash flow from investing
 activities....................     (5,446)    (3,927)    (3,870)      (4,077)
Cash flow from financing
 activities....................      5,090      6,711      2,971        6,070
Depreciation and amortization
 (d)...........................      5,263      7,174      2,972        6,301
Capital expenditures...........      5,579      4,013      3,880        4,146

--------
(a) Lucas Argentina's 1997 balance sheet date was January 2, 1998.
(b) Represents in 1996 a writedown of $1,455 of Lucas Argentina goodwill and in 1997 nonrecurring Lucas Argentina expense related to purchase adjustments agreed to by Lucas Industries and Prestolite for remanufactured inventory ($300) and for pension liability ($455).
(c) EBITDA for any period is calculated as the sum of income (loss) from continuing operations plus the following to the extent deducted in calculating such net income: (i) minority interest, (ii) interest expense,
    (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, in each case for such period. The Company considers EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated the same by all companies and is not a measurement required by generally accepted accounting principles. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow (as defined in accordance with generally accepted accounting principles) as a measure of liquidity.
(d) Depreciation and amortization for the twelve months ended July 31, 1996, includes a write down of $1,455 of goodwill of Lucas Argentina discussed in Note (b).

                                 RISK FACTORS

  Prospective participants in the Exchange Offer should carefully consider the following risk factors, as well as the other information and data included elsewhere in this Prospectus, prior to making any determination as to their participation.

SUBSTANTIAL LEVERAGE; INABILITY TO SERVICE DEBT

  In connection with the Transactions, the Issuer has incurred a significant amount of indebtedness. As a result, the Issuer is highly leveraged and has substantial repayment obligations, as well as significantly increased interest expense. In addition, subject to the restrictions contained in the New U.S. Credit Facility and the Indenture, the Issuer and its subsidiaries may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions as if the Transactions had occured on such date, the Issuer would have had approximately $129.5 million of consolidated indebtedness outstanding and the Issuer's stockholders' deficit would have been approximately $13.6 million. On a pro forma basis after giving effect to the Transactions as if the Transactions had occurred on January 1, 1997, earnings would have been insufficient to cover fixed charges for the year ended December 31, 1997 by approximately $1.2 million. For the three months ended April 4, 1998 earnings were insufficient to cover fixed changes by approximately $1.6 million.

  The Issuer's ability to make scheduled payments of principal or interest on, or to refinance, its indebtedness will depend on future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels and financial, competitive, business and other factors beyond its control. The degree to which the Issuer is leveraged could have important consequences to holders of the Exchange Notes, including the following: (i) the Issuer's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Issuer's cash flow from operations must be dedicated to the payment of interest on the Notes and interest on its other existing indebtedness, thereby reducing the funds available to the Issuer for other purposes; (iii) the agreements governing the Issuer's long-term indebtedness, including the New U.S. Credit Facility and the Indenture, contain certain restrictive financial and operating covenants;
(iv) the indebtedness under the New U.S. Credit Facility is at variable rates of interest, which causes the Issuer to be vulnerable to increases in interest rates; (v) the indebtedness outstanding under the New U.S. Credit Facility is secured by all inventory, accounts receivable and general intangibles of the Issuer and will become due prior to the time the principal on the Exchange Notes will become due; (vi) the indebtedness outstanding under the New U.K. Credit Facility is structurally senior to the Exchange Notes and is secured by all the accounts receivable of Prestolite U.K., but is not guaranteed by the Issuer or PEI, and may become due prior to the time the principal on the Exchange Notes will become due; (vii) the Issuer is substantially more leveraged than certain of its competitors, which might place the Issuer at a competitive disadvantage; (viii) the Issuer may be hindered in its ability to adjust rapidly to changing market conditions; (ix) the Issuer's substantial degree of leverage may negatively affect certain suppliers' willingness to give the Issuer favorable payment terms; and (x) the Issuer's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business. See "Description of Certain Indebtedness."

  The Issuer believes that, based upon its current and anticipated levels of operations, it will have sufficient capital to carry on its business and will be able to meet its debt service obligations, including interest payments on the Notes, when due. There can be no assurance, however, that the future cash flow of the Issuer will be sufficient to meet the Issuer's obligations and commitments. If the Issuer cannot generate sufficient cash flow from operations to service its indebtedness and to meet its other obligations and commitments, the Issuer might be required to refinance its debt or to dispose of assets to obtain funds for such purpose. There is no assurance that refinancings or asset dispositions could be effected on a timely basis or on satisfactory terms, if at all, or would be permitted by the terms of the New U.S. Credit Facility or the Indenture. In the event that the Issuer is unable to refinance the New U.S. Credit Facility or raise funds through asset sales, sales of equity or otherwise, its ability to pay principal of, and interest on, the Notes would be adversely affected.

GUARANTEE; RANKING

  PEI will fully and unconditionally guarantee the Exchange Notes on an unsecured, senior basis. PEI is a holding company that derives substantially all of its operating income and cash flow from the Issuer and whose only material assets are the outstanding shares of common stock of the Issuer. Accordingly, PEI will be dependent upon the earnings and cash flow of, and dividends and distributions from, the Issuer to perform on its guarantees of the Exchange Notes. None of the Issuer's subsidiaries will guarantee the Exchange Notes.

  The Outstanding Notes currently are, and the Exchange Notes will be, unsecured, senior obligations of the Issuer ranking pari passu in right of payment with all other existing and future senior indebtedness of the Issuer and senior in right of payment to any existing and future subordinated indebtedness of the Issuer. The Exchange Notes will be effectively subordinated to all existing and future secured indebtedness of the Issuer, including indebtedness under the New U.S. Credit Facility, which is secured by a lien on all inventory and accounts receivable of the Issuer. See "Description of Certain Indebtedness--New U.S. Credit Facility." Holders of existing or future secured indebtedness of the Issuer permitted under the Indenture, including holders of indebtedness under the New U.S. Credit Facility, will have claims with respect to the assets constituting collateral that are prior to the claims of holders of the Notes. The Exchange Notes will also be structurally subordinated to all existing and future indebtedness of any subsidiary of the Issuer, including indebtedness under the New U.K. Credit Facility, if any. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions as if the Transactions had occured on such date, the Issuer would have had approximately $129.5 million of consolidated indebtedness outstanding, of which approximately $4.5 million would have represented secured indebtedness, and the indebtedness of the Issuer's subsidiaries would have been approximately $3.2 million (excluding trade payables of approximately $18.4 million). In addition, as of April 4, 1998, the Issuer had approximately $132.6 million of consolidated indebtedness outstanding, of which approximately $7.6 represented secured indebtedness, and the indebtedness of the Issuer's subsidiaries was approximately $5.1 million. See "Description of the Exchange Notes--Ranking." The Indenture will permit the Issuer and its subsidiaries to incur additional indebtedness, including senior indebtedness, subject to certain limitations.

RESTRICTIVE LOAN COVENANTS

  The New U.S. Credit Facility includes certain negative covenants and restrictions on actions by the Issuer including, without limitation, restrictions on (i) the making of investments, loans and advances and the paying of dividends and other restricted payments; (ii) the incurrence of additional indebtedness; (iii) the granting of liens, other than liens created pursuant to the New U.S. Credit Facility and certain permitted liens; (iv) mergers, consolidations and sales of all or a substantial part of the Company's business or property; (v) the acquisition of all of the assets or a division of another corporation or capital expenditures greater than $15.0 million in a calendar year; (vi) the sale of receivables or the repayment of other debt; and (vii) the guarantee of certain obligations. The New U.S. Credit Facility also requires the Company to meet certain financial covenants, including maintaining capitalization levels, capitalization ratios, minimum fixed charge coverage ratios and funded debt ratios. All of these restrictive covenants may restrict the Company's ability to expand or to pursue its business strategies. The ability of the Company to comply with these and other provisions of the New U.S. Credit Facility may be affected by changes in economic or business conditions, results of operations or other events beyond the Company's control. The breach of any of these covenants could result in a default under the New U.S. Credit Facility, in which case, depending on the actions taken by the lender thereunder or its successors or assignees, such lender could elect to declare all indebtedness under the New U.S. Credit Facility to be due and payable. If the Company were unable to repay such borrowings, such lender could proceed against the collateral granted to them to secure that indebtedness, which indebtedness is secured by liens on all inventory, accounts receivable and general intangibles of the Issuer. In addition, the New U.S. Credit Facility contains certain events of default which are substantially similar to the events of default under the Indenture except as follows: (i) the Issuer's failure to pay other indebtedness or judgments entered against the Issuer will trigger a default under the New U.S. Credit Facility at lower dollar amounts than in the Indenture; (ii) the failure of any security interest in collateral securing the New U.S. Credit Facility will trigger a default under the New U.S. Credit Facility; (iii) a Change of Control that triggers the Company's repurchase obligations under the Indenture will trigger a default under the New U.S. Credit Facility; (iv) the New U.S. Credit Facility prohibits the optional redemption of the Notes in certain circumstances; and (v) the New U.S. Credit Facility generally has shorter grace periods and lower default thresholds than the Indenture. If the indebtedness under the New U.S. Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of Certain Indebtedness--New U.S. Credit Facility."

  The New U.K. Credit Facility includes certain covenants of Prestolite U.K. that, among other things, restrict (i) the incurrence of senior indebtedness by Prestolite U.K., (ii) the creation or subsistence of security interests in Prestolite U.K. (other than certain permitted liens or encumbrances) and (iii) the payment of dividends and interest and/or repayment of capital on intercompany indebtedness to the Issuer when Prestolite U.K. is in default under the New U.K. Credit Facility. The New U.K. Credit Facility also requires Prestolite U.K. to comply with certain financial covenants, including restrictions regarding total debt, total debt service and tangible net worth. The breach of any of these covenants could result in a default under the New U.K. Credit Facility. Further, in certain circumstances intercompany indebtedness of Prestolite U.K. to the Issuer is subordinated to indebtedness outstanding under the New U.K. Credit Facility. See "Description of Certain Indebtedness--New U.K. Credit Facility."

LIMITATIONS ON REPURCHASES OF NOTES UPON CHANGE OF CONTROL

  Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of the Notes will be entitled to require the Company to purchase such holder's Notes at a purchase price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of repurchase. However, the New U.S. Credit Facility will prohibit the purchase of Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the New U.S. Credit Facility is repaid in full. The Company's failure to purchase Notes would result in a default under the Indenture and the New U.S. Credit Facility which would permit the trustee under the Indenture, the holders of at least 25% in principal amount of the outstanding Notes or the lender under the New U.S. Credit Facility to declare the principal and accrued but unpaid interest to be due and payable. The inability to repay the indebtedness under the New U.S. Credit Facility, if accelerated, would also constitute an event of default under the Indenture, which could cause an acceleration of the indebtedness under the Indenture. In the event of a Change of Control, there can be no assurance that the Company would have either (i) the ability to refinance the New U.S. Credit Facility or
(ii) sufficient assets to satisfy all of its obligations under the New U.S. Credit Facility and the Notes. See "Description of Certain Indebtedness--New U.S. Credit Facility" and "Description of the Exchange Notes--Change of Control."

DEPENDENCE ON ORIGINAL EQUIPMENT MANUFACTURERS; CYCLICAL BUSINESS

  The Company's sales to OEMs would have accounted for approximately 56% of its pro forma net sales for the year ended December 31, 1997. As a result, the sale of a significant portion of the Company's products is related to the overall level of domestic and foreign new diesel and electric production. Industry sales and production are cyclical and can be affected by the strength of the economy generally or in specific regions, by prevailing interest rates and other factors which may have an effect on the Company's sales. In addition, strikes, lock-outs, work stoppages or other production interruptions in the heavy duty vehicle or material handling industries may adversely affect the demand for the Company's products. Although the balance of the Company's aftermarket and OEM sales, as well as the diversity of the OEM markets served (both in terms of end-use and geography), help stabilize the Company's revenues, a decline in the demand for or production of new diesel or electric vehicles, particularly in North America, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DIFFICULTY OF INTEGRATING ACQUIRED OPERATIONS

  In order to expand its markets and to complement its product portfolio, the Company's growth strategy includes growth through acquisitions. The Company is continually investigating opportunities for domestic and foreign acquisitions. There can be no assurance, however, that future acquisitions can be consummated on acceptable terms or that any acquired companies can be successfully integrated into the Company's operations. The Company's ability to make future acquisitions may also be constrained by its ability to obtain financing. See "--Substantial Leverage; Ability to Service Debt," "--Restrictive Loan Covenants" and "Business--Growth Strategy."

  Acquisitions may also involve a number of special risks, including: (i) initial reductions in the Company's operating results; (ii) diversion of management's attention; (iii) unanticipated problems or legal liabilities; and
(iv) a possible reduction in earnings due to amortization of acquired intangible assets in the event that such acquisitions are made at levels that exceed the fair market value of net tangible assets. Some or all of these items could have a material adverse effect on the Company. There can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investment therein. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may increase to unacceptable levels.

  The full benefits of the Lucas Acquisition will require the integration of Prestolite's and the Lucas Businesses' respective administrative, finance, manufacturing, engineering and sales and marketing organizations, the coordination of sales efforts and the implementation of appropriate operations, financial and management systems and controls. While the Company believes that it has sufficient financial and management resources to accomplish the integration of the Lucas Businesses, there can be no assurance that such will be the case or that the Company will not experience difficulties with customers, personnel or other factors. The Company has initiated a rationalization of its production operations following the Lucas Acquisition, which includes the closing of certain facilities. These transition and integration activities will require substantial attention from the Company's management team. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could have an adverse impact on the revenues and operating results of the Company. There can be no assurance that the Company will be able to successfully integrate the operations of the Lucas Businesses or that any expected cost reductions will be achieved.

  In addition, most of the 1,541 employees who were employed by the Lucas Businesses at the time of the Lucas Acquisition are represented by labor unions, including all of the hourly employees and some of the salaried employees. The agreement covering the employees of Lucas HDP expires in January 1999. There can be no assurance that a strike or work stoppage will not occur upon expiration of the agreement governing Lucas HDP if such agreement is not renewed. There can be no assurance that any actions taken by the Company following the Lucas Acquisition, including any actions taken in connection with manufacturing realignments and overhead cost reductions, will not adversely affect the Company's relations with the Lucas Businesses' unionized employees. See "The Transactions--The Lucas Acquisition" and "Business--Growth Strategy--Continue Cost Reduction Emphasis."

RISK OF EXPANSION OF FOREIGN OPERATIONS; FOREIGN EXCHANGE RISK

  The Company currently conducts business outside of the United States, the United Kingdom, South Africa and Argentina. After giving pro forma effect to the Lucas Acquisition, the Company's net sales in 1997 to customers outside North America would have increased to approximately 55% of its pro forma net sales from approximately 21% of Prestolite's net sales in 1997 on a stand-alone basis. The Company intends to expand its international presence through strategic acquisitions as well as internal growth. The Company intends to pursue joint ventures in those countries or regions in which a local partner is critical to success. However, as the Company's international operations grow to account for a larger percentage of the Company's total net sales, adverse results from the Company's operations in one or more foreign countries could adversely affect the Company's financial condition and results of operations. The success of the Company's operations in an expansion into international markets will depend on numerous factors, many of which are beyond its control. Such factors include, but are not limited to, economic and political conditions in the foreign countries in which the Company operates. In particular, Argentina and South Africa have historically been less economically and politically stable than the United States and the United Kingdom. In addition, international operations and expansion may increase the Company's exposure to certain risks inherent in doing business outside the United States, including slower payment cycles, unexpected changes in regulatory requirements, potentially adverse tax consequences, restrictions on the repatriation of profits and assets, compliance with foreign laws and standards and political risks. See "Business--Growth--Strategy--Pursue Global Expansion."

  As a result of the Lucas Acquisition, the Company is likely to experience increased foreign currency exchange gains and losses in the ordinary course of its business due to the increase in its operations outside the United States. As a result, fluctuations between the U.S. dollar and the currencies of other countries in which the Company conducts its business may have a material adverse impact on the Company's financial condition or results of operations. In addition, exchange rate fluctuations may impact, perhaps materially, the amount of any cost reductions that the Company anticipates following the Lucas Acquisition. While the Company may engage in foreign currency hedging transactions which may moderate the overall effect of such currency exchange rate fluctuations, the Company expects that it will be affected by such fluctuations, and there can be no assurance that the Company will be successful in its hedging activities, if any, or that such exchange rate fluctuations will not otherwise have a material adverse impact on the Company's financial condition or results of operations, or cause significant fluctuations in quarterly results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The markets in which the Company operates are highly competitive. While no single competitor competes with the Company in all of its product lines, the Company faces significant competition in each of its product lines. There can be no assurance that the Company's products will continue to compete successfully with the products of other companies, many of whom are significantly larger and have substantially greater financial and other resources than the Company. In addition, the Company is under increasing pressure from its major OEM customers to reduce product costs. Management believes that the Company's experience in engineering and implementing cost reduction programs and its ability to develop new and improved products and to control manufacturing and development costs should allow the Company's products and prices to remain competitive. However, there can be no assurance that the Company will be able to improve or maintain profit margins. See "Business--Competition."

WARRANTY EXPOSURE

  The Company warrants to its OEM customers that its products are defect-free and meet certain OEM specifications. The Company also provides warranties to its aftermarket customers. These OEM and aftermarket customers in turn offer product warranties to their customers. As a result, the Company receives claims and requests for payment from its customers to remedy complaints made by the ultimate consumers. Beginning in the fourth quarter of 1995, Prestolite began to experience increased warranty claims resulting from a combination of increased sales, plant relocation activities and unexpected failure rates on certain alternator models. The unexpected failure rates were partly attributed to manufacturing difficulties associated with the relocation of certain alternator production operations from Prestolite's Cleveland, Ohio facility to its facility in Arcade, New York, and to the use of such alternators in certain newer engine applications where heat and vibration conditions were severe. Since the third quarter of 1996, Prestolite has designed and released numerous product improvements intended to reduce these failure rates, and management believes that the major factors contributing to such warranty claims have been addressed. Despite this increase in warranty expense, management believes that the Company has not lost any significant sales and believes that its alternator performance is similar to that of its competitors' alternators. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

  The Company's performance depends in part upon the continued service of its executive officers, including its chief executive officer P. Kim Packard. The loss of the services of any of its key employees could have a material adverse effect on the Company's result of operations, financial position or cash flows. Presently, the

Company does not maintain a "key man" life insurance policy on any of its executives or employees. The Company's future success also depends on its continuing ability to identify, hire, train, and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract or retain highly qualified technical and managerial personnel in the future. An inability to attract and retain the necessary technical and managerial personnel could have a material adverse effect on the Company's business, results of operations, financial condition or cash flows. See "Management-- Employment Agreements" for a description of certain agreements that the Company has entered into with certain of its key executive officers.

ENVIRONMENTAL RISKS

  The Company's operations and properties are subject to federal, state, local and foreign laws, regulations and ordinances relating to the use, storage, handling, generation, transportation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes. The nature of the Company's operations exposes it to the risk of liabilities or claims with respect to environmental matters, including off-site disposal matters, and there can be no assurance that material costs will not be incurred in connection with such liabilities or claims or that the indemnities provided by the sellers of the various businesses acquired will be applicable or available.

  The Company believes that it complies with all relevant environmental regulations and that its reserves are sufficient to cover any known environmental claims related to its properties. Based upon the Company's experience to date, the Company believes that the future cost of compliance with existing environmental laws, regulations and ordinances (or liability for known environmental claims) will not have a material adverse effect on the Company's business, financial condition or results of operations. However, future events, such as changes in existing laws and regulations or their interpretation, may give rise to additional compliance costs or liabilities that could have a material adverse effect on the Company's business, financial condition or results of operations. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws, may require additional expenditures by the Company that may be material.

CONTROL BY PRINCIPAL STOCKHOLDER

  As of March 31, 1998, Genstar presently owned approximately 85% (on a fully-diluted basis), of the Common Stock of PEI. PEI owns all of the outstanding common stock of the Issuer. Consequently, Genstar has the ability to control the business and affairs of the Issuer by virtue of its ability to elect a majority of PEI's and the Issuer's respective Boards of Directors and its voting power with respect to actions requiring stockholder approval. See "Principal Stockholders" and "Certain Transactions."

FRAUDULENT CONVEYANCE RISKS; INSOLVENCY

  Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid obligations under the Notes in favor of other existing or future creditors of the Company.

  Proceeds from the Offering were used, in part, to fund a purchase of Common Stock and options and warrants to purchase Common Stock from PEI's securityholders. If a court in a lawsuit on behalf of any unpaid creditor of the Company or a representative of the Company's creditors, such as a trustee in bankruptcy or the Company as a debtor in possession, were to find that, at the time the Company issued the Outstanding Notes, the Company (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration in good faith or reasonably equivalent value for issuing the Outstanding Notes and the Company (i) was insolvent, (ii) was rendered insolvent by reason of such distribution, (iii) was engaged or about to engage in business or transactions for which its remaining assets constituted unreasonably small capital to carry on its business, or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could avoid obligations under the Notes and avoid such transactions. Alternatively, in such event, claims of the holders of Notes could be subordinated to claims of other creditors of the Company. The Company may be viewed as insolvent at the time of or as a result of the Recapitalization if the fair market value of its assets does not exceed its probable liabilities at the time of, or following, the Recapitalization.

  Based upon financial and other information currently available to it, management of the Company believes that the Outstanding Notes were incurred for proper purposes and in good faith. Certain courts have held, however, that a company's purchase of its own equity securities does not constitute reasonably equivalent value or fair consideration for incurring indebtedness. Moreover, in this case the Issuer upstreamed a portion of the proceeds of the Outstanding Notes to PEI to fund the purchase of PEI's equity securities by PEI or an affiliate without the Issuer receiving any direct benefit from the transaction. Thus, even if a court were to view the purchase of PEI's equity securities as conferring reasonably equivalent value on PEI, it may still view the transfer of the proceeds from the Issuer to PEI as without conferring reasonably equivalent value. Thus, the Recapitalization may be viewed as not constituting reasonably equivalent value or fair consideration to PEI, the Issuer or both. The Company believes that it (i) is solvent and will continue to be solvent after issuing the Exchange Notes, because the Company believes the fair value of the Company's assets exceeds and will exceed its probable liabilities, (ii) will have sufficient capital for carrying on the business it intends to conduct after such issuance and (iii) will be able to pay its debts as they mature. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." There can be no assurance, however, that a court would concur with such beliefs and positions. In rendering its opinion on the validity of the Outstanding Notes, counsel for each of the Company and the Initial Purchasers expressed no opinion as to federal or state laws relating to fraudulent transfers.

LACK OF PUBLIC MARKET FOR SECURITIES

  There is no existing trading market for the Exchange Notes, and there can be no assurance regarding the future development of a market for the Exchange Notes, or the ability of holders to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. If such a market were to develop, the Exchange Notes could trade at prices that may be higher or lower than the initial offering price of Outstanding Notes depending on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and the financial conditions and performance of, and prospects for, the Company. The Initial Purchasers have advised the Issuer that they currently intend to make a market in the Exchange Notes. The Initial Purchasers are not obligated to do so, however, and any market making with respect to the Exchange Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Exchange Notes, or that an active market for the Exchange Notes will develop. The Outstanding Notes are designated for trading in the PORTALSM Market, a subsidiary of the NASDAQ Stock Market, Inc. The Issuer does not intend to apply for listing or quotation of the Exchange Notes on any securities exchange or stock market. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Exchange Notes, will not be subject to similar disruptions. Any such disruptions could have an adverse effect on holders of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Outstanding Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register the Outstanding Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Outstanding Notes which remain outstanding will not be entitled to any rights to have such Outstanding Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement. See "Description of the Exchange Notes--Registration Rights." To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Outstanding Notes could be adversely affected. The tender of Outstanding Notes pursuant to the Exchange Offer may have an adverse effect upon, and increase the volatility of, the market prices of the Outstanding Notes due to a reduction in liquidity.

YEAR 2000 RISK

  Currently, many automated systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries or otherwise modified to distinguish 21st century dates from 20th century dates. As a result, many companies' systems and software may need to be upgraded or replaced in order to function correctly after December 31, 1999. The Company expects that the material aspects of the automated systems at its United States and United Kingdom manufacturing facilities will be fully upgraded or replaced prior to December 31, 1999. While the financial impact of the Company's Year 2000 remediation efforts at its United States and United Kingdom facilities is not anticipated to be material to the Company's results of operations, financial position or cash flows, there can be no assurance of no such material adverse impact. The Company is also conducting a review of the automated systems used by Lucas Argentina and Lucas South Africa, as well as an additional review of selected suppliers, to assess their Year 2000 compliance efforts. At this time, the Company is unable to determine the cost of compliance efforts for its Argentine and South African facilities, or the impact of the Company's Argentine and South African and third party compliance efforts, if any, on the Company's results of operations, financial position or cash flow. However, significant delays in product delivery by the Company's suppliers, or significant cost-cutting efforts by the Company's customers to compensate for Year 2000 costs, could have a material impact on the Company's results of operations, financial position or cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Risk."

                               THE TRANSACTIONS

THE LUCAS ACQUISITION

  On January 22, 1998, Prestolite completed the acquisition of Lucas HDP, Lucas South Africa, and a controlling interest in Lucas Argentina from Lucas Industries. The Lucas Businesses manufacture primarily alternators and starter motors for the truck, bus and automotive markets in the United Kingdom, continental Europe, South America and South Africa. The Lucas Acquisition (i) strengthens the Company's position as a leading global manufacturer and distributor of alternators and starter motors, (ii) complements Prestolite's historic product portfolio and (iii) augments the Company's core technology in its principal product lines. In addition, the Company has the opportunity to sell certain truck, bus and automotive products through Lucas Industries' worldwide distribution network of over 4,000 outlets. The Lucas Acquisition significantly enhanced the Company's access to an international customer base, and provided an entrance to the international automotive market.

  The total consideration paid at closing in the Lucas Acquisition was approximately $41.3 million plus, in connection with Lucas Argentina, (i) approximately $1.2 million payable upon exercise of an option to purchase substantially all of the remaining shares of Lucas Argentina, (ii) approximately $7.1 million of outstanding indebtedness which was assumed or repaid (excluding approximately $2.6 million outstanding under drawn letters of credit that was also assumed) and (iii) a maximum aggregate of $19.0 million of post-closing contingent payments. In connection with the Lucas
Acquisition: (i) Prestolite U.K. acquired the assets comprising Lucas HDP for a purchase price of approximately $30.3 million, (ii) Prestolite acquired all of the outstanding shares of Lucas South Africa for a purchase price of approximately $7.1 million, and (iii) Prestolite (A) acquired approximately 56% of the shares of Lucas Argentina for a purchase price of approximately $0.3 million and (B) purchased from Lucas Industries intercompany indebtedness of Lucas Argentina for approximately $3.6 million, for an aggregate purchase price of approximately $3.9 million. In addition, a subsidiary of the Issuer will be required to make certain post-closing payments to Lucas Industries of up to a maximum of $9.0 million contingent upon the collection of certain receivables and up to a maximum of $10.0 million contingent upon Lucas Argentina having achieved certain earnings targets in 1998, 1999 and 2000. Any such post-closing contingent payments are expected to be paid from the collection of such receivables or from such earnings. PEI guaranteed the obligation of its subsidiary to make these post-closing payments in the event that such contingencies occur. In addition, Prestolite has the option to purchase, and Lucas Industries has the option to require Prestolite to purchase, substantially all the remaining outstanding shares of Lucas Argentina at any time during August 1998 for approximately $1.2 million.

  In conjunction with the Lucas Acquisition, the Company entered into a number of ancillary agreements providing for, among other things, distribution arrangements, supply of products and intellectual property licensing. In particular, for five years Lucas South Africa will (i) supply to LAO certain products for distribution through LAO's worldwide distribution network, (ii) act as importer and primary distributor of certain Lucas-branded products for LAO in the aftermarkets of South Africa, Lesotho, Namibia, Botswana and Swaziland (the "Southern African Territories") and for a transition period will have rights to certain trademarks of Lucas Industries. For five years Lucas Argentina will act as exclusive supplier of Lucas Argentina's manufactured products to Lucas Diesel Do Brasil Ltda. ("Lucas Brasil") for aftermarket sale and distribution by Lucas Brasil in South America (except Argentina), and in Argentina will (i) act as importer from and distributor for LAO, (ii) distribute in the aftermarket Lucas-branded products and for a transition period will be permitted to brand products manufactured and sold by it with certain trademarks of Lucas Industries. Prestolite U.K. has a continuing license for intellectual property relating to in-line diesel pumps for manufacture and sale to the original equipment market and for sale to LAO for supply and distribution by LAO in the aftermarket. Prestolite U.K. is additionally permitted to brand electrical products with certain trademarks of Lucas Industries through 1998 for sale to the original equipment market and through 1999 for sale to the aftermarket. In addition, subject to certain conditions, for five years Prestolite U.K will act as exclusive supplier to LAO for LAO's requirements of in-line diesel pumps branded with trademarks of Lucas Industries for aftermarket sales. During 1998,

Prestolite U.K. will assume control for the distribution to the aftermarket and OES market of certain products produced by Lucas HDP. In connection with such transition, Prestolite U.K. will purchase from LAO certain inventory of $2.0 million and transition assistance of $600,000, both payable in installments in the first and fourth quarters of 1998. During such transition period, LAO will sell certain products produced by Lucas HDP as agent for Prestolite, and will be entitled to receive commissions with respect to such sales. The acquisition agreements provide that, with certain exceptions, Lucas Industries will not, for a period of four years following consummation of the Lucas Acquisition, design or manufacture anywhere in the world products sold by Lucas HDP, nor sell in the Southern African Territories or Argentina products manufactured by Lucas South Africa or Lucas Argentina prior to the Lucas Acquisition.

  Each of the acquisition agreements contained certain warranties and covenants. With certain exceptions, the warranties of the selling party under each acquisition agreement expire between one and seven years after the date of the closing. In general, each of the acquisition agreements provides for the recovery of damages by the Company in the event of any inaccuracy in or breach of the warranties and covenants made by the selling party in the acquisition agreements and indemnification of the Company by Lucas Industries for losses relating to taxes or environmental claims.

THE RECAPITALIZATION

  On January 22, 1998, Prestolite also completed the Offering of the Outstanding Notes. In connection with the Offering, the Company effected a series of transactions that resulted in the Recapitalization of the Company. The Recapitalization consisted of (i) the Offering (ii) the repayment of approximately $42.0 million of outstanding indebtedness (including approximately $3.4 million of indebtedness of Lucas Argentina), (iii) the payment of a dividend to PEI to enable PEI and an affiliate to purchase securities of PEI from PEI's securityholders for an aggregate purchase price of approximately $29.7 million, (iv) the entry by the Issuer into the New U.S. Credit Facility providing for up to $23.0 million of revolving credit loans and (v) the entry by Prestolite U.K. into the Temporary U.K. Credit Facility providing for short-term borrowings of up to (Pounds)3.0 million. On April 21, 1998, Prestolite U.K. replaced the Temporary U.K. Credit Facility with the New U.K. Credit Facility providing for borrowings of up to (Pounds)7.0 million (approximately $11.3 million based on exchange rates as of June 1, 1998). See "Certain Transactions" and "Description of Certain Indebtedness."

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

  The $125.0 million of proceeds from the sale of the Outstanding Notes were used to (i) pay the purchase price of approximately $41.3 million in connection with the closing of the Lucas Acquisition, (ii) repay approximately $42.0 million of outstanding indebtedness pursuant to the Recapitalization (including approximately $3.4 million of debt of Lucas Argentina), (iii) fund the purchase of approximately $29.7 million of securities of PEI from its securityholders pursuant to the Recapitalization and (iv) pay fees and expenses of approximately $5.6 million in connection with the Lucas Acquisition and the Recapitalization, including prepayment fees. The remaining amount of approximately $6.4 million was used for general corporate purposes, including working capital. See "The Transactions."

                              THE EXCHANGE OFFER

PURPOSE AND EFFECTS

  The Exchange Offer is designed to provide to holders of Outstanding Notes an opportunity to acquire Exchange Notes which, unlike the Outstanding Notes, will be freely transferable at all times (provided that the holder is not an affiliate of the Issuer).

  The Outstanding Notes were originally issued and sold on January 22, 1998, in the principal amount of $125 million in a transaction exempt from the registration requirements of the Securities Act. The Outstanding Notes may not be reoffered, resold or transferred unless done so pursuant to a registration statement filed pursuant to the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

  The Issuer is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain no-action letters addressed to other parties in other transactions. However, the Issuer has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Issuer believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such Outstanding Notes directly from the Issuer to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Issuer or PEI without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Holders of Outstanding Notes accepting the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of Exchange Notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act.

  The Exchange Notes will be freely transferable by the Holders thereof, subject to the limitations described in the immediately preceding paragraphs. The Exchange Notes will be identical in all material respects to the Outstanding Notes for which they may be exchanged pursuant to this Exchange Offer except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except that, if the Exchange Offer is not consummated by July 21, 1998, the interest rate on the Outstanding Notes will increase by 0.5% until the Exchange Offer is consummated. HOLDERS WHO DO NOT EXCHANGE THEIR OUTSTANDING NOTES PURSUANT TO THIS EXCHANGE OFFER WILL CONTINUE TO HOLD OUTSTANDING NOTES WHICH ARE SUBJECT TO RESTRICTIONS ON TRANSFER.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Promptly after the Registration Statement of which this Prospectus constitutes a part has been declared effective, the Issuer will offer the Exchange Notes in exchange for surrender of the Outstanding Notes. The Issuer will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Outstanding Notes. For each $1,000 principal amount of Outstanding Notes validly tendered to the Issuer pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Outstanding Notes will receive $1,000 principal amount of Exchange Notes. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Outstanding Note surrendered in exchange therefor or, if no interest has been paid on such Outstanding Note, from the date of the original issue of the Outstanding Notes. The Exchange Notes evidence the same debt as the Outstanding Notes and are issued under and entitled to the same benefits under the Indenture as the Outstanding Notes. In addition, the Exchange Notes and the Outstanding Notes are treated as one series of securities under the Indenture.

  If (i) by April 22, 1998, neither the Registration Statement nor the Shelf Registration Statement (as defined in the Registration Rights Agreement) has been filed with the Commission; (ii) by July 21, 1998, neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or (iii) after either the Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Outstanding Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clause (i) through (iii) being herein called a "Registration Default"), additional cash interest will accrue on the Notes at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Default have been cured, calculated on the principal amount of the Notes as of the date on which such interest is payable. Such interest is payable in addition to any other interest payable from time to time with respect to the Notes.

  As of June 1, 1998, $125,000,000 aggregate principal amount of Outstanding Notes were outstanding. This Prospectus and the Letter of Transmittal are being sent to all registered holders of Outstanding Notes.

  Tendering holders of Outstanding Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Issuer will pay all charges and expenses, other than certain transfer taxes which may be imposed, in connection with the Exchange offer. See "--Transfer Taxes" below.

  Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

PERIOD FOR TENDERING OUTSTANDING NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Issuer will accept for exchange Outstanding Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on July 27, 1998, unless the Exchange Offer is extended by the Issuer (but in no event to a date later than August 10, 1998); provided, however, that the Issuer's obligation to accept Outstanding Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "--Certain Conditions to the Exchange Offer" below.

  The Issuer expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of exchange of any Outstanding Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Outstanding Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Issuer. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  The Issuer expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Issuer will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

  Except as set forth below, a holder of Outstanding Notes who wishes to tender Outstanding Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to U.S. Bank Trust National Association (the "Exchange Agent") at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Outstanding Notes must be received by the Exchange Agent, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent on or prior to the Expiration Date, or
(iii) the holder of Outstanding Notes must comply with the guaranteed delivery procedures described below.

  Each exchanging holder of Outstanding Notes will be required to represent in the Letter of Transmittal that such holder is acquiring the Exchange Notes in the ordinary course of business, is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and is not an affiliate of the Issuer or PEI.

  THE METHOD OF DELIVERY OF OUTSTANDING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER OF OUTSTANDING NOTES. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE ISSUER OR PEI.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Outstanding Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Outstanding Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be made by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Outstanding Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Outstanding Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by the registered holder of Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Outstanding Notes tendered for exchange will be determined by the Issuer in its sole discretion, which determination shall be final and binding. The Issuer reserves the absolute right to reject any and all tenders of any particular Outstanding Notes not properly tendered or to not accept any particular Outstanding Notes which acceptance might, in the judgment of the Issuer or its counsel, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Outstanding Notes either before or after the Expiration Date. The interpretation of the terms and conditions of the Exchange Offer as to any particular Outstanding Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes for exchange must be cured within such reasonable period of time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor shall any of them incur any liability for failure to give such notification. Tenders of Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Outstanding Notes, such Outstanding Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Outstanding Notes.

  If the Letter of Transmittal or any Outstanding Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Issuer of their authority to so act must be submitted.

  In all cases, issuance of Exchange Notes for Outstanding Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Outstanding Notes or a timely Book-Entry Confirmation of such Outstanding Notes in the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Outstanding Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or Outstanding Notes are submitted for a greater principal amount than the holder thereof desires to exchange, such unaccepted or non-exchanged Outstanding Notes will be returned without expense to the tendering holder thereof (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Outstanding Notes by causing the Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Outstanding Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a copy thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

  Tenders of Outstanding Notes will be accepted only in principal amounts of $1,000 and integral multiples thereof.

  Upon the terms and subject to the conditions of the Exchange Offer, the Issuer will accept all Outstanding Notes validly tendered and not withdrawn promptly prior to 5:00 p.m. on the Expiration Date. The Issuer will deliver Exchange Notes in exchange for Outstanding Notes promptly following acceptance of the Outstanding Notes.

  For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted validly tendered Outstanding Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent.

The Exchange Agent will act as agent for the tendering holders of Outstanding Notes for the purposes of receiving the Exchange Notes. Under no circumstances will interest be paid by the Issuer or the Exchange Agent by reason of any delay in making such payment or delivery.

  The Issuer's acceptance for exchange of Outstanding Notes tendered pursuant to the Exchange Offer will constitute a binding agreement between the tendering holder and the Issuer upon the terms and subject to the conditions of the Exchange Offer.

  If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Outstanding Notes will be returned, at the Issuer's expense, to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Outstanding Notes desires to tender such Outstanding Notes and the Outstanding Notes are not immediately available, or time will not permit such holder's Outstanding Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Issuer (mail, courier or hand delivery or by facsimile transmission), setting forth the name and address of the holder of Outstanding Notes, the certificate number(s) of such Outstanding Notes (except in the case of book-entry tenders) and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days after the Expiration Date, the Letter of Transmittal (or a copy thereof) together with the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed Letter of Transmittal (or a copy thereof) together with the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

WITHDRAWAL RIGHTS

  Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent." Any such notice of withdrawal must (i) specify the name of the person having tendered the Outstanding Notes to be withdrawn, (ii) identify the Outstanding Notes to be withdrawn (including the certificate numbers and principal amount of such Outstanding Notes (except in the case of book-entry tenders)), (iii) be signed by the holder of Outstanding Notes in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes are tendered or be accompanied by sufficient documents of transfer and (iv) specify the name in which such Outstanding Notes are registered, if different from that of the withdrawing holder. If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the certificate numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder of Outstanding Notes is an Eligible Institution. If Outstanding Notes have been tendered for book-entry transfer as described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Outstanding Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Issuer shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Outstanding Notes for exchange or the exchange of the Exchange Notes for such Outstanding Notes, any of the following events shall occur:

  (a) such acceptance or issuance would violate applicable law or any applicable interpretation of the staff of the Commission;

  (b) there shall be instituted or pending any action or proceeding by or before any court or governmental agency with respect to the Exchange Offer which, in the Company's sole judgment might impair the ability of the Company to proceed with the Exchange Offer; or

  (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer.

  The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to any such condition or may be waived by the Issuer in whole or in part at any time and from time to time in its sole discretion. The failure by the Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Issuer will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any such Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

  U.S. Bank Trust National Association has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of the Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

            BY FACSIMILE:                             BY MAIL:
U.S. Bank Trust National Association          U.S. Bank Trust National
           (612) 244-1537                            Association
   Attention: Specialized Finance                  P.O. Box 64485
             (SPFT0414)                    St. Paul, Minnesota 55164-9549
 Confirm by Telephone to: (612) 244-8161   Attention: Specialized Finance
                                                 (SPFT0414)

 BY HAND BEFORE 5:00 p.m. (New York Time):  BY OVERNIGHT COURIER AND BY
                                            REGISTERED/CERTIFIED MAIL:
U.S. Bank Trust National Association   U.S. Bank Trust National Association
           100 Wall Street                     180 East Fifth Street
             20th Floor                      St. Paul, Minnesota 55101
         New York, NY 10005               Attention: Specialized Finance
                                                    (SPFT0414)

  DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FAX TRANSMISSION OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The Issuer will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

  The Issuer will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent, accounting and certain legal fees.

TRANSFER TAXES

  Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If however, Exchange Notes and/or substitute Outstanding Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Outstanding Notes, or if tendered Outstanding Notes are registered in the name of any person other than the person signing a Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer of Outstanding Notes to the Issuer or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted together with a Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Outstanding Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

  The Issuer does not currently anticipate that it will register Outstanding Notes under the Securities Act. To the extent that Outstanding Notes are tendered in connection with the Exchange Offer, any trading market for Outstanding Notes not tendered in connection with the Exchange Offer could be adversely affected. The tender of Outstanding Notes pursuant to the Exchange Offer may have an adverse effect upon, and increase the volatility of, the market prices of the Outstanding Notes due to a reduction in liquidity. See "Risk Factors--Consequences of Failure to Exchange."

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, as reflected in the Issuer's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                CAPITALIZATION

  The following table sets forth the capitalization of PEI as of April 4, 1998 This presentation should be read in conjunction with PEI's Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

                                                                 AS OF
                                                             APRIL 4, 1998
                                                         ----------------------
                                                         (DOLLARS IN THOUSANDS)
Cash and cash equivalents ..............................        $  7,565
                                                                ========
Total debt (including current portion):
  New U.S. Credit Facility(a)...........................        $  1,634
  Temporary U.K. Credit Facility(b).....................             846
  9 5/8% Senior Notes due 2008..........................         125,000
  Other debt(c).........................................           5,106
                                                                --------
    Total debt..........................................
Stockholders' equity (deficit):
  Common Stock, par value $0.01 per share; 5,000,000
   shares authorized; ..................................               2
  Additional paid-in capital............................          16,623
  Retained earnings (accumulated deficit)...............          (2,891)
  Treasury shares and other.............................         (24,606)
                                                                --------
    Total stockholders' equity (deficit)................         (10,872)
                                                                --------
    Total capitalization................................        $121,714
                                                                ========

--------
(a) Total availability under the New U.S. Credit Facility is $23.0 million, subject to borrowing base restrictions. See "Description of Certain Indebtedness--New U.S. Credit Facility."
(b) On April 21, 1998, Prestolite U.K. replaced the Temporary U.K. Credit Facility with the New U.K. Credit Facility providing for borrowings of up to (Pounds)7.0 million (approximately $11.3 million based on exchange rates as of June 1, 1998). See "Description of Certain Indebtedness--New U.K. Credit Facility."
(c) Consists of $0.8 million of capitalized leases, $3.9 million of indebtedness of Lucas Argentina and $0.4 million of other debt. See "Description of Certain Indebtedness--Other Indebtedness."

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

PEI

  The following table sets forth selected consolidated historical financial data of PEI as of and for the periods indicated. The statements of operations data for each of the fiscal years in the three-year period ended December 31, 1997 and the balance sheet data as of December 31, 1996 and 1997 have been derived from audited financial statements of PEI included elsewhere in this Prospectus. The statements of operations data for each of the fiscal years in the two year period ended December 31, 1994 and the balance sheet data as of December 31, 1993, 1994 and 1995 have been derived from the audited financial statements of PEI not included in this Prospectus. The data as of and for the three-month periods ending April 5, 1997 and April 4, 1998 were derived from PEI's unaudited consolidated financial statements that have been prepared on the same basis as PEI's audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the interim periods. The results of operations for the three-month period ended April 4, 1998 are not necessarily indicative of the results expected for a complete fiscal year or any other interim period. The information in the table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of PEI, including the notes thereto, included elsewhere in this Prospectus.

                                       YEAR ENDED DECEMBER 31,                 THREE MONTHS ENDED
                          ---------------------------------------------------- -------------------
                                                                               APRIL 5,  APRIL 4,
                            1993       1994      1995       1996       1997      1997      1998
                          ---------  --------- ---------  ---------  --------- --------- ---------
                                     (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)
STATEMENTS OF OPERATIONS
 DATA:
Net sales...............  $ 116,040  $ 129,011 $ 131,503  $ 148,765  $ 171,700 $  44,302 $  74,525
Cost of goods sold......     94,986    102,858   106,541    120,585    137,792    35,346    60,031
Selling, general and
 administrative
 expenses...............     17,454     18,583    18,955     20,986     23,188     5,629     9,806
Costs associated with
 option purchased.......        --         --        --         --       2,101       --        --
Restructuring and idle
 facility costs.........      1,000        --      3,100         56        --        --        960
                          ---------  --------- ---------  ---------  --------- --------- ---------
Operating income........      2,600      7,570     2,907      7,138     10,720     3,327     1,607
Other expense(a)........         51        544       203        108        210        20       (86)
Interest expense........      3,066      3,360     4,282      5,313      5,384     1,433     3,281
                          ---------  --------- ---------  ---------  --------- --------- ---------
Income (loss) from
 continuing operations
 before income taxes and
 extraordinary items....       (517)     3,666    (1,578)     1,717      5,126     1,874    (1,588)
Provision for income
 taxes..................        123        480       630     (2,314)     2,303       747      (606)
                          ---------  --------- ---------  ---------  --------- --------- ---------
Income (loss) from
 continuing operations
 before extraordinary
 items..................       (640)     3,186    (2,208)     4,031      2,823     1,127      (982)
                          =========  ========= =========  =========  ========= ========= =========
Earnings per common
 share from continuing
 operations before
 extraordinary items(b):
  Basic.................      (0.20)      0.96     (0.64)      1.17       0.82      0.33     (0.42)
  Diluted...............      (0.20)      0.94     (0.64)      1.13       0.78      0.31     (0.42)
Shares used in computing
 earnings per share(b):
  Basic.................  3,215,000  3,301,940 3,466,740  3,454,740  3,446,740 3,450,740 2,323,194
  Diluted...............  3,215,000  3,401,400 3,466,740  3,553,800  3,628,020 3,655,180 2,323,194
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital
 (excluding debt).......  $  18,960  $  24,920 $  25,486  $  29,567  $  31,588 $  31,943 $  54,365
Total assets............     65,131     72,366    72,473     93,604     88,685    99,074   187,655
Total debt..............     33,854     36,548    40,451     46,514     42,930    50,149   132,586
Stockholders' equity....     11,715     15,605    13,273     18,018     18,943    17,946   (10,877)

OTHER DATA:
EBITDA(c)...............  $ 6,263  $11,041  $ 7,254  $ 12,276  $16,011  $ 4,661  $  4,685
Cash flow from operating
 activities.............    3,280    1,100    1,447     2,560    7,749   (2,910)    5,874
Cash flow from investing
 activities.............   (1,195)  (2,667)  (5,035)  (10,336)   1,483     (772)  (57,114)
Cash flow from financing
 activities.............   (2,257)   1,786    3,789     8,032   (9,582)   3,286    58,309
Depreciation and
 amortization...........    3,714    4,015    4,550     5,246    5,501    1,354     2,992
Capital expenditures....    1,452    2,688    4,864     6,794    5,638      772     2,681
Ratio of earnings to
 fixed charges(d).......      --      1.9x      --       1.3x     1.8x      2.1x      --

--------
(a) Other expense consists primarily of operating costs of idle facilities.
(b) Earnings per common share and shares used in the computation reflect the 20-for-1 stock split.
(c) EBITDA for any period is calculated as the sum of income (loss) from continuing operations plus the following to the extent deducted in calculating such net income: (i) minority interest, (ii) interest expense,
    (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, in each case for such period. The Company considers EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated the same by all companies and is not a measurement required by generally accepted accounting principles. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow (as defined in accordance with generally accepted accounting principles) as a measure of liquidity.
(d) For purposes of computing the ratio of earnings to fixed charges, earnings include income before income taxes, discontinued operations and extraordinary items plus fixed charges. Fixed charges consist of interest expense and 33% of rental expense (deemed by management to be representative of the interest factor of rental payments). Earnings were insufficient to cover fixed charges in 1993 and 1995 by approximately $0.5 million and $1.6 million, respectively.

THE LUCAS BUSINESSES--COMBINED HISTORICAL (UNAUDITED)

  The following table sets forth selected combined historical financial data of the Lucas Businesses as of and for the periods indicated. Each of the Lucas Businesses changed its fiscal year from July 31 to January 31 during 1996, and from January 31 to December 31 following the Lucas Acquisition. Accordingly, the January 31, 1997 and December 31, 1997 statement of operations data are for the six months and eleven months then ended, respectively. The Lucas Businesses' selected combined historical financial data as of January 31, 1997 and December 31, 1997, and for the years ended July 31, 1995 and 1996, the six-month period ended January 31, 1997 and eleven-month period ended December 31, 1997 were derived from the audited financial statements of Lucas HDP, Lucas Argentina and Lucas South Africa included elsewhere in this Prospectus. The information in the table should be read in conjunction with the Financial Statements of each of Lucas HDP, Lucas Argentina and Lucas South Africa, including the related notes thereto, included elsewhere in this Prospectus.

                                                           SIX        ELEVEN
                                      YEAR ENDED         MONTHS       MONTHS
                                   ------------------     ENDED       ENDED
                                   JULY 31,  JULY 31,  JANUARY 31, DECEMBER 31,
                                     1995      1996       1997       1997(A)
                                   --------  --------  ----------- ------------
                                                 (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Net sales........................  $130,138  $129,757   $ 62,076     $121,734
Cost of goods sold...............   104,183   102,945     50,159      100,571
Selling, general and
 administrative expenses.........    27,228    24,857     10,702       20,280
Nonrecurring charges(b)..........       --      1,455        --           763
Redundancy charges...............       284       528        200        1,656
                                   --------  --------   --------     --------
Operating income.................    (1,557)      (28)     1,015       (1,536)
Other expense (income)...........       155       401       (102)        (393)
Interest expense.................     1,352     1,320        734        1,427
                                   --------  --------   --------     --------
Income (loss) before income taxes
 and minority interest...........    (3,064)   (1,749)       383       (2,570)
Provision for income taxes.......       992     1,657      1,009        1,815
                                   --------  --------   --------     --------
Income (loss) before minority
 interest........................    (4,056)   (3,406)      (626)      (4,385)
Minority Interest................        21        15        --           --
                                   --------  --------   --------     --------
Net loss.........................  $ (4,035) $ (3,391)  $   (626)    $ (4,385)
                                   ========  ========   ========     ========
BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital (excluding
 debt)...........................                       $ 43,189     $ 50,614
Total assets.....................                        102,916      110,978
Total debt.......................                         16,000       11,620
Stockholders' equity and parent
 company equity..................                         64,218       72,725
OTHER DATA:
EBITDA(c)........................  $  3,551  $  6,745   $  4,089     $  5,158
Cash flow from operating
 activities......................    (1,854)    3,238      3,188        5,101
Cash flow from investing
 activities......................    (5,446)   (3,927)    (3,870)      (4,077)
Cash flow from financing
 activities......................     5,090     6,711      2,971        6,070
Depreciation and
 amortization(d).................     5,263     7,174      2,972        6,301
Capital expenditures.............     5,579     4,013      3,880        4,146

--------
(a) Lucas Argentina's 1997 balance sheet date was January 2, 1998.
(b) Represents in 1996 a writedown of $1,455 of Lucas Argentina goodwill and in 1997 non recurring Lucas Argentina expenses related to purchase adjustments agreed to by Lucas Argentina as provisions for remanufactured inventory ($300) and for pension liability ($455).
(c) EBITDA for any period is calculated as the sum of income (loss) from continuing operations plus the following to the extent deducted in calculating such net income: (i) minority interest, (ii) interest expense,
    (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, in each case for such period. The Company considers EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated the same by all companies and is not a measurement required by generally accepted accounting principles. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow (as defined in accordance with generally accepted accounting principles) as a measure of liquidity.
(d) Depreciation and amortization for the twelve months ended July 31, 1996, includes a write down of $1,455 of goodwill of Lucas Argentina discussed in note (b).

LUCAS HDP

  The following table sets forth selected historical financial data of Lucas HDP as of and for the periods indicated. Lucas HDP changed its fiscal year from July 31 to January 31 during 1996, and from January 31 to December 31 following the Lucas Acquisition. Accordingly, the January 31, 1997 and December 31, 1997 statement of operations data are for the six months and eleven months then ended, respectively. Lucas HDP's selected historical financial data as of January 31, 1997 and December 31, 1997, and for the years ended July 31, 1995 and 1996, the six-month period ended January 31, 1997 and eleven-month period ended December 31, 1997 were derived from Lucas HDP's audited financial statements included elsewhere in this Prospectus. The information in the table should be read in conjunction with the Financial Statements of Lucas HDP, including the notes thereto, included elsewhere in this Prospectus.

                                                          SIX        ELEVEN
                                     YEAR ENDED         MONTHS       MONTHS
                                  ------------------     ENDED       ENDED
                                  JULY 31,  JULY 31,  JANUARY 31, DECEMBER 31,
                                    1995      1996       1997         1997
                                  --------  --------  ----------- ------------
                                                (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Net sales........................ $37,544   $44,794     $22,562     $41,528
Cost of goods sold...............  27,631    32,432      16,050      29,300
Selling, general and
 administrative expenses.........   8,085     7,749       4,209       7,708
Redundancy charges...............     --        162          57          92
                                  -------   -------     -------     -------
Operating income.................   1,828     4,451       2,246       4,428
Interest expense.................     n/a       n/a         n/a         n/a
                                  -------   -------     -------     -------
Income before income taxes.......   1,828     4,451       2,246       4,428
Provision for income taxes.......     603     1,469         741       1,461
                                  -------   -------     -------     -------
Net income....................... $ 1,225   $ 2,982     $ 1,505     $ 2,967
                                  =======   =======     =======     =======
BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital (excluding
 debt)...........................                       $22,675     $29,601
Total assets.....................                        35,877      44,870
Total debt.......................                           n/a         n/a
Parent company equity............                        31,314      38,288
OTHER DATA:
EBITDA(a)........................ $ 3,071   $ 5,731     $ 2,976     $ 5,987
Cash flow from operating
 activities......................   2,261     5,614       3,750       7,745
Cash flow from investing
 activities......................  (1,688)   (1,278)     (1,191)     (1,435)
Cash flow from financing
 activities......................     --        --          --          --
Depreciation and amortization....   1,243     1,280         730       1,559
Capital expenditures.............   1,779     1,278       1,194       1,453

--------
(a) EBITDA for any period is calculated as the sum of income (loss) from continuing operations plus the following to the extent deducted in calculating such net income: (i) minority interest, (ii) interest expense,
    (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, in each case for such period. The Company considers EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated the same by all companies and is not a measurement required by generally accepted accounting principles. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow (as defined in accordance with generally accepted accounting principles) as a measure of liquidity.

LUCAS ARGENTINA

  The following table sets forth selected historical financial data of Lucas Argentina as of and for the periods indicated. Lucas Argentina changed its fiscal year from July 31 to January 31 during 1996, and from January 31 to December 31 following the Lucas Acquisition. Accordingly, the January 31, 1997 and January 2, 1998, statement of operations data are for the six months and eleven months then ended, respectively. Lucas Argentina's selected historical financial data as of January 31, 1997 and January 2, 1998, and for the years ended July 31, 1995 and 1996, the twelve-month period ended July 31, 1996 and for the six-month period ended January 31, 1997 were derived from Lucas Argentina's audited financial statements included elsewhere in this Prospectus. The information in the table should be read in conjunction with the Financial Statements of Lucas Argentina, including the notes thereto, included elsewhere in this Prospectus.

                                                             SIX       ELEVEN
                                        YEAR ENDED         MONTHS      MONTHS
                                     ------------------     ENDED      ENDED
                                     JULY 31,  JULY 31,  JANUARY 31, JANUARY 2,
                                       1995      1996       1997        1998
                                     --------  --------  ----------- ----------
                                                  (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Net sales..........................  $74,124   $68,436     $32,125    $66,119
Cost of goods sold.................   61,838    57,607      28,618     60,731
Selling, general and administrative
 expenses..........................   16,169    14,070       5,107      9,881
Nonrecurring charges(a)............      --      1,455         --         763
Redundancy charges.................      284       366         143      1,564
                                     -------   -------     -------    -------
Operating income (loss)(a).........   (4,167)   (5,062)     (1,743)    (6,820)
Other expense (income).............      155       401         (83)      (230)
Interest expense...................    1,310     1,162         734      1,427
                                     -------   -------     -------    -------
Income (loss) before income taxes
 and minority interest.............   (5,632)   (6,625)     (2,394)    (8,017)
Provision for income taxes.........      --          2         --         --
                                     -------   -------     -------    -------
Income (loss) before minority
 interest..........................  $(5,632)  $(6,627)    $(2,394)   $(8,017)
Minority interest..................       21        15         --         --
                                     -------   -------     -------    -------
Net loss...........................   (5,611)   (6,612)     (2,394)    (8,017)
                                     =======   =======     =======    =======
BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital (excluding debt)...                        $17,796    $18,072
Total assets.......................                         59,738     58,683
Total debt.........................                         16,000     11,620
Stockholders' equity...............                         29,821     32,304
OTHER DATA:
EBITDA(b)..........................  $  (709)  $   (64)    $   357    $(2,252)
Cash flow from operating
 activities........................   (5,065)   (2,939)     (1,374)    (4,044)
Cash flow from investing
 activities........................   (2,521)   (2,123)     (2,490)    (2,264)
Cash flow from financing
 activities........................    5,195     6,750       3,200      6,120
Depreciation and amortization(c)...    3,613     5,399       2,017      4,338
Capital expenditures...............    2,521     2,123       2,490      2,264

--------
(a) Represents in 1996 a goodwill writedown of $1,455 and in 1997 non recurring expenses related to purchase adjustments agreed by Lucas Industries and Prostolite for manufactured inventory ($300) and for pension liability ($455).
(b) EBITDA for any period is calculated as the sum of income (loss) from continuing operations plus the following to the extent deducted in calculating such net income: (i) minority interest, (ii) interest expense,
    (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, in each case for such period. The Company considers EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated the same by all companies and is not a measurement required by generally accepted accounting principles. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow (as defined in accordance with generally accepted accounting principles) as a measure of liquidity.
(c) Depreciation and amortization for the twelve months ended July 31, 1996, includes a write down of $1,455 of goodwill of Lucas Argentina as discussed in note (a).

LUCAS SOUTH AFRICA

  The following table sets forth selected historical financial and operating data of Lucas South Africa as of and for the periods indicated. Lucas South Africa changed its fiscal year from July 31 to January 31 during 1996, and from January 31 to December 31 following the Lucas Acquisition. Accordingly, the January 31, 1997 and December 31, 1997 statement of operations data are for the six months and eleven months then ended, respectively. Lucas South Africa's selected historical financial data as of January 31, 1997 and December 31, 1997, and the years ended July 31, 1995 and 1996, for the six-month period ended January 31, 1997 and for the eleven-month period ended December 31, 1997 were derived from Lucas South Africa's audited financial statements included elsewhere in this Prospectus. The information in the table should be read in conjunction with the Financial Statements of Lucas South Africa, including the notes thereto, included elsewhere in this Prospectus.

                                                          SIX        ELEVEN
                                     YEAR ENDED         MONTHS       MONTHS
                                  ------------------     ENDED       ENDED
                                  JULY 31,  JULY 31,  JANUARY 31, DECEMBER 31,
                                    1995      1996       1997         1997
                                  --------  --------  ----------- ------------
                                                (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Net sales........................ $19,093   $17,330     $7,601      $14,497
Cost of goods sold...............  15,337    13,709      5,703       10,950
Selling, general and
 administrative expenses.........   2,974     3,038      1,386        2,691
Redundancy charges...............     --        --         --           --
                                  -------   -------     ------      -------
Operating income.................     782       583        512          856
Other expense (income) (interest
 income).........................     --        --         (19)        (163)
Interest expense.................      42       158        --           --
                                  -------   -------     ------      -------
Income before income taxes.......     740       425        531        1,019
Provision for income taxes.......     389       186        268          354
                                  -------   -------     ------      -------
Net income....................... $   351   $   239     $  263      $   665
                                  =======   =======     ======      =======
BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital (excluding
 debt)...........................                       $2,718      $ 2,941
Total assets.....................                        7,420        7,505
Total debt.......................                          --           --
Stockholders' equity.............                        4,530        4,326
OTHER DATA:
EBITDA(a)........................ $ 1,189   $ 1,078     $  756      $ 1,423
Cash flow from operating
 activities......................     950       563        812        1,400
Cash flow from investing
 activities......................  (1,237)     (526)      (189)        (378)
Cash flow from financing
 activities......................    (105)      (39)      (229)         (50)
Depreciation and amortization....     407       495        225          404
Capital expenditures.............   1,279       612        196          429

--------
(a) EBITDA for any period is calculated as the sum of income (loss) from continuing operations plus the following to the extent deducted in calculating such net income: (i) minority interest, (ii) interest expense,
    (iii) income tax expense, (iv) depreciation expense and (v) amortization expense, in each case for such period. The Company considers EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated the same by all companies and is not a measurement required by generally accepted accounting principles. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow (as defined in accordance with generally accepted accounting principles) as a measure of liquidity.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following unaudited pro forma combined financial data present the pro forma combined balance sheet of the Company as of December 31, 1997 as if the Transactions had occurred on December 31, 1997, and present the pro forma combined statement of operations data of the Company as if the Transactions had occurred on January 1, 1997. The pro forma data reflect (i) issuance of the Outstanding Notes in the Offering and the repayment of approximately $42.0 million of outstanding indebtedness (including approximately $3.4 million of indebtedness of Lucas Argentina); (ii) the acquisition of Lucas HDP, Lucas South Africa and a controlling interest in Lucas Argentina from Lucas Industries, which was accounted for as a purchase and; (iii) the purchase of approximately $29.7 million of securities of PEI from its securityholders. See "The Transactions."

  The unaudited pro forma combined financial data are based on the historical consolidated financial statements of PEI and the historical financial statements of each of the Lucas Businesses, and on the assumptions and adjustments described in the notes to such unaudited pro forma combined financial data. The statements of operations data for the Lucas Businesses are based on the audited statements of operations for the eleven months ended December 31, 1997 (January 2, 1998 for Lucas Argentina) included elsewhere in this Prospectus and the unaudited statements of operations for the month ended January 31, 1997 (the Lucas Businesses fiscal year end was January 31). The unaudited pro forma combined financial data do not reflect certain cost reductions which the Company believes could be realized in connection with the Lucas Acquisition as a result of productivity improvements, manufacturing realignments and overhead cost reductions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Business Strengths--Continue Cost Reduction Emphasis." Such estimated cost reductions are based on management's preliminary assumptions. There can be no assurance, however, as to the amount of cost savings, if any, that will actually be realized.

  The unaudited pro forma combined financial data do not purport to represent what the Company's financial position and results of operations would have been if the Transactions had actually been completed as of the dates indicated and are not intended to project the Company's financial position or results of operations for any future period.

  The unaudited pro forma combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the respective historical financial statements of PEI, Lucas HDP, Lucas Argentina and Lucas South Africa and the related notes thereto included elsewhere in this Prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                        HISTORICAL
                         ------------------------------------------
                                                                                     PRO
                                     LUCAS    LUCAS       LUCAS     TRANSACTION     FORMA
                         PRESTOLITE   HDP   ARGENTINA  SOUTH AFRICA ADJUSTMENTS    COMBINED
                         ---------- ------- ---------  ------------ -----------    --------
ASSETS
Cash and marketable
 securities.............  $   455   $19,508 $  1,516      $1,342     $ (16,234)(a) $  6,587
Accounts receivable.....   26,326     8,164    9,200       2,523         1,384 (b)   47,597
Inventory...............   24,687     5,833   18,096       1,655         1,980 (c)   52,251
Prepaid expenses and
 other assets...........    4,191     2,267    1,513         --         (2,193)(d)    5,778
                          -------   ------- --------      ------     ---------     --------
    Total current
     assets.............   55,659    35,772   30,325       5,520       (15,063)     112,213
                          -------   ------- --------      ------     ---------     --------
Property, plant and
 equipment, net of
 accumulated
 depreciation...........   26,179     8,768   16,369       1,985         2,397 (e)   55,698
Intangible assets.......    2,834       --     1,601         --          2,564 (f)    6,999
Discontinued
 operations.............    1,416       --       --          --            --         1,416
Other...................    2,597       330   10,388         --         (3,596)(g)    9,719
                          -------   ------- --------      ------     ---------     --------
    Total assets........  $88,685   $44,870 $ 58,683      $7,505     $ (13,698)    $186,045
                          =======   ======= ========      ======     =========     ========
LIABILITIES
Accounts payable........  $12,042   $ 5,162 $  9,539      $2,579     $   1,900 (h) $ 31,222
Accrued expenses........   12,029     1,420    2,714         --         12,733 (i)   28,896
Current debt............    4,196       --       --          --         (4,003)(j)      193
                          -------   ------- --------      ------     ---------     --------
    Total current
     liabilities........   28,267     6,582   12,253       2,579        10,630       60,311
Existing credit
 facilities.............   32,373       --    11,620         --        (43,993)(k)      --
New credit facilities...      --        --       --          --            --           --
Senior notes............      --        --       --          --        125,000 (l)  125,000
Subordinated debt.......    9,267       --       --          --         (9,267)(m)      --
Other debt..............    1,290       --       --          --          3,227 (n)    4,517
Less current debt.......   (4,196)      --       --          --          4,003 (j)     (193)
                          -------   ------- --------      ------     ---------     --------
                           38,734       --    11,620         --         78,970      129,324
Other long-term
 liabilities............    2,741       --     2,503         600         4,100 (o)    9,944
                          -------   ------- --------      ------     ---------     --------
    Total liabilities...   69,742   $ 6,582 $ 26,376      $3,179     $  93,700      199,579
                          -------   ------- --------      ------     ---------     --------
MINORITY INTEREST.......      --        --         3         --             35 (p)       38
SHAREHOLDERS' EQUITY
  Common stock, paid in
   capital, warrants and
   parent company
   equity...............  $19,864   $38,288 $ 45,463      $1,880     $ (88,870)(q) $ 16,625
  Retained earnings
   (deficit)............     (634)      --   (13,159)      2,446         5,696 (q)   (5,651)
  Treasury shares and
   other................     (287)      --       --          --        (24,259)(q)  (24,546)
                          -------   ------- --------      ------     ---------     --------
    Total shareholders'
     equity.............   18,943    38,288   32,304       4,326      (107,433)     (13,572)
                          -------   ------- --------      ------     ---------     --------
    Total liabilities
     and equity.........  $88,685   $44,870 $ 58,683      $7,505     $ (13,698)    $186,045
                          =======   ======= ========      ======     =========     ========

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                (IN THOUSANDS)

  The acquisition of Lucas HDP, Lucas South Africa and a controlling interest in Lucas Argentina from Lucas Industries was accounted for as a purchase. The following is a summary of the purchase price allocation:

      Purchase Price:
        Cash paid at closing......................................... $41,309
        Imputed interest to adjust back to December 31, 1997.........     (59)
        Purchase price adjustments...................................  (1,928)
        Deferred purchase price......................................   1,883
        Debt assumed.................................................   6,620
                                                                      -------
                                                                      $47,825
      Estimated Purchase Adjustments:
        Cash balances not acquired...................................  19,508
        Amount due to Lucas..........................................     160
        Adjustment of Lucas Argentina tax receivable.................   4,896
        Elimination of Lucas HDP pension asset.......................   2,193
        Establishment of Lucas South Africa pension asset............  (1,300)
        Elimination of existing Lucas Argentina goodwill.............   1,601
        Establishment of restructuring accrual.......................   8,220
        Adjustment of Lucas U.K. warranty accrual....................    (303)
        Establishment of Lucas Argentina contingent tax liability....   4,100
        Lucas Argentina minority interest............................      35
        Transaction costs (primarily professional fees) allocated to
         the Lucas purchase..........................................   2,000
        Elimination of historical Lucas balances:
          Debt....................................................... (11,620)
          Equity..................................................... (74,918)
                                                                      -------
      Adjustment of property, plant and equipment to fair value...... $ 2,397
                                                                      =======

  The above is an estimate based on information available to Prestolite as of the date of this Prospectus. There can be no assurance that the actual allocation will not change upon the finalization of such purchase price allocation. However, management does not expect that any such change will materially differ from the amounts set forth above.

  The unaudited pro forma balance sheet as of December 31, 1997, has been prepared as if the Transactions had occurred on December 31, 1997. The following adjustments were recorded:

(a) Represents the elimination of cash at Lucas HDP of $19,508 offset by assumed net proceeds of $3,274 for general corporate purposes as a result of the Offering.

(b) Represents $1,464 due from Lucas Industries for the Lucas HDP purchase price adjustment less the elimination of $80 of intercompany accounts receivable.

(c) Represents deferred inventory purchases at Prestolite from Lucas
    Industries.

(d) Represents the elimination of the Lucas HDP pension asset not acquired.

(e) Represents the allocation of the purchase price to property, plant and equipment. This adjustment is an estimate, and final property, plant and equipment valuations have not been completed.

(f) Represents estimated financing costs related to the issuance of the Outstanding Notes (a total of $5,518, of which $1,018 is included on PEI's balance sheet at December 31, 1997), net of capitalized costs of $335 related to the refinanced credit facilities and less the Lucas Argentina goodwill.

(g) Represents the adjustment of other long-term receivables of $4,896 at Lucas Argentina pursuant to the acquisition agreement dated January 22, 1998, less a pension asset of $1,300 at Lucas South Africa.

  Under the terms of the agreements executed in connection with the acquisition of Lucas Argentina, proceeds from the $4,896 tax receivable will be paid to Lucas Industries and, therefore, no asset or liability has been recorded related to this item.

(h) Represents the liability for the deferred inventory purchase ($1,980) less elimination of intercompany balances ($80).

(i) Represents the following:

   Restructuring accrual related to Lucas recognized as a purchase price adjustment................................................. $ 8,220
   Restructuring accrual related to Prestolite's existing U.K.
    operations (employee severance)..................................     980
   Liability for exercise of an option to acquire substantially all
    of the remaining shares of Lucas Argentina.......................   1,230
   Purchase price adjustment for Lucas Argentina which is an agreed
    offset to the option exercise price..............................    (464)
   Liability to Lucas Industries for acquisition of the aftermarket
    operation of Lucas HDP...........................................     653
   Warranty of Lucas HDP retained by Lucas...........................    (303)
   Amount due to Lucas for certain costs incurred....................     160
   Estimated acquisition costs payable...............................   2,257
                                                                      -------
                                                                      $12,733
                                                                      =======

  The Lucas Acquisition restructuring accrual is an estimate related to employee reductions in the United Kingdom and Argentina and a plant closure. Not all portions of the restructuring plan have been finalized or approved by the board of directors of the Company.

  The option relates to the purchase of substantially all of the remaining shares of Lucas Argentina and is exercisable between August 1, 1998 and August 31, 1998. Lucas Industries has the right to require Prestolite to execute this option during this period. Prestolite believes that it is probable that this option will be exercised in August 1998.

(j) Represents adjustments to eliminate current maturities of the refinanced debt referred to in note (k).

(k) Represents adjustments to eliminate refinanced indebtedness and eliminate existing indebtedness of the Lucas Businesses that was repaid, assumed (see note (n) below), reclassified or eliminated as a result of the Transactions.

(l) Represents the issuance of the Outstanding Notes.

(m) Represents the repayment of the 12% Senior Subordinated Note due 2004.

(n) Represents the assumption of Lucas Argentina debt of $6,620 less repayment at closing of $3,393.

(o) Represents $4,100 of contingent liabilities in connection with the acquisition of Lucas Argentina. In connection with the acquisition of Lucas Argentina, Prestolite agreed to pay a maximum of $10,000 contingent upon Lucas Argentina's achieving certain earnings targets through the year 2000, for which no liability has been recorded on the pro forma balance sheet. Prestolite has also agreed to pay up to $9,000 contingent upon collection through 2002 of certain long-term receivables of Lucas Argentina. These receivables were adjusted to exclude the approximately $4,900 for which Lucas Industries retains the rights to all proceeds collected (see note (g) above) and accordingly a contingent liability of $4,100 was established.

(p) Represents an approximate 0.3% minority interest in Lucas Argentina, existing after the exercise of the option referred in note (i) above.

(q) Represents the following equity adjustments:

                                                                     TREASURY
                                              COMMON STOCK RETAINED   SHARES
                                              AND PAID IN  EARNINGS    AND
                                                CAPITAL    (DEFICIT)  OTHER
                                              ------------ --------- --------
   Elimination of Lucas deficit (equity).....   $(85,631)   $10,713   $   --
   Purchase of PEI securities................     (3,239)    (2,242)  (24,259)
   Prestolite restructuring charge...........        --        (980)      --
   Loss on debt restructuring................        --      (1,795)      --
                                                --------    -------  --------
                                                $(88,870)   $ 5,696  $(24,259)
                                                ========    =======  ========

  The purchase of PEI securities includes the purchase of (i) 1,286,000 shares of Common Stock at $18.86 per share, (ii) 123,960 options to purchase shares of Common Stock at $18.86 per share less the exercise price and
   (iii) warrants to purchase 171,740 shares of Common Stock at $20.00 per share.

  The loss on debt restructuring has been reflected as an extraordinary item for the quarter ended March 31, 1998, and $2,047 of compensation expense related to the purchase of PEI securities and $980 related to the Prestolite restructuring have been charged to operations during the first quarter of 1998. See "Certain Transactions."

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)

                                                   HISTORICAL
                         -----------------------------------------------------------------
                                     LUCAS    LUCAS      LUCAS     TRANSACTION   PRO FORMA
                         PRESTOLITE   HDP   ARGENTINA SOUTH AFRICA ADJUSTMENTS   COMBINED
                         ---------- ------- --------- ------------ -----------   ---------
Net sales...............  $171,700  $46,148  $71,035    $15,617      $(4,213)(a) $300,287
Cost of goods sold......   137,792   32,488   65,376     11,867         (874)(b)  246,649
                          --------  -------  -------    -------      -------     --------
  Gross profit..........    33,908   13,660    5,659      3,750       (3,339)      53,638
Selling, general and
 administrative
 expenses...............    23,188    8,785   10,693      2,887       (4,561)(c)   40,992
Non recurring charges...       --       --       763        --          (763)(d)      --
Redundancy charges......       --        92    1,564        --           --         1,656
                          --------  -------  -------    -------      -------     --------
  Operating income......    10,720    4,783   (7,361)       863        1,985       10,990
Other expense (income)
 (primarily interest
 income)................       210      --      (230)      (181)        (237)(e)     (438)
Interest expense........     5,384      --     1,537        --         5,721 (f)   12,642
                          --------  -------  -------    -------      -------     --------
Income (loss) from
 continuing operations
 before minority
 interest and income
 taxes..................     5,126    4,783   (8,668)     1,044       (3,499)      (1,214)
Provision for income
 taxes..................     2,303    1,578      --         363       (3,085)(g)    1,159
                          --------  -------  -------    -------      -------     --------
Income (loss) from
 continuing operations
 before minority
 interest...............  $  2,823  $ 3,205  $(8,668)   $   681      $  (414)    $ (2,373)
Minority interest.......       --       --       --         --           (16)(h)      (16)
                          --------  -------  -------    -------      -------     --------
Income (loss) from
 continuing operations
 .......................  $  2,823  $ 3,205  $(8,668)   $   681      $  (398)    $ (2,357)
                          ========  =======  =======    =======      =======     ========
Earnings per common
 share from continuing
 operations(i):
  Basic.................  $   0.82                                               $  (1.19)
  Fully diluted.........      0.78                                                  (1.19)
OTHER DATA:
Depreciation and
 amortization...........     5,501    1,684    4,497        446         (385)      11,743
Capital expenditures....     5,638    1,463    2,359        470          --         9,930
SELECTED RATIOS:
Ratio of earnings to fixed charges(k).........................................        --



The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PERCENTAGES)

  The unaudited pro forma statement of operations for the year ended December 31, 1997 has been prepared as if the Transactions had occurred on January 1, 1997. The following adjustments were recorded:

(a) Represents elimination of intercompany sales ($447) plus reclassification of the Lucas Argentina VAT credit ($3,766) to selling, general and administrative expenses.

(b) Represents the following:

   Elimination of intercompany sales...................................... $447
   Adjust Lucas Businesses warranty expense:
     Lucas HDP............................................................  152
     Lucas Argentina......................................................  275
                                                                           ----
                                                                           $874
                                                                           ====

   The Lucas Businesses warranty expense was charged to operations in 1997 and the adjustments relate either to liabilities not assumed by Prestolite or for liabilities for which Lucas Industries has indemnified Prestolite.

(c) Represents the following:

   Reclassification of Lucas Argentina VAT credit...................... $3,766
   Decrease in depreciation and amortization related to intangible assets written off net of additional amortization (10 years) of
    financing costs....................................................    385
   Lucas South Africa royalty payments related to an agreement not
    assumed by Prestolite..............................................    210
   Lost Lucas Argentina VAT benefit for which Lucas Industries has
    indemnified Prestolite.............................................    200
                                                                        ------
                                                                        $4,561
                                                                        ======

   The decrease in depreciation ($446) relates to the depreciation over 15 years (estimated average remaining useful life of assets expected to be adjusted) of the purchase price allocated to property, plant and equipment as of December 31, 1996. Additional amortization is based on $5,500 of deferred financing costs amortized over 10 years (term of the Outstanding Notes). The amortization was decreased by $263 (related to historical goodwill in Argentina written off as a purchase price adjustment) and by $226 (related to the amortization of capitalized financing costs of refinanced Prestolite debt).

(d) Represents the elimination of non recurring Lucas Argentina expenses related to purchase adjustments agreed to by Lucas Industries and Prestolite for remanufactured inventory ($308) and for the pension liability ($455).

(e) Represents additional interest income on average cash balances computed at 5%.

(f) Represents increased interest expense to reflect indebtedness incurred in connection with the Transactions assuming a 9 5/8% interest rate on the Notes and 11.5% (actual 1997 rate) on borrowings in Lucas Argentina. Pro forma interest is comprised of the following:

                                                        AVERAGE BALANCE INTEREST
                                                        --------------- --------
   Notes...............................................    $125,000     $12,031
   Lucas Argentina.....................................       3,310         381
   Prestolite Borrowings not refinanced................       1,325         130
   Fees................................................                     100
                                                                        -------
                                                                        $12,642
                                                                        =======

(g) Represents the tax effect of the adjustments at the effective rates of for each taxing jurisdiction excluding adjustments related to Lucas Argentina which is in a tax loss position for which no tax benefit is recorded.

(h) Represents the approximate 0.3% Lucas Argentina minority interest.

(i) The shares used in computing earnings per common share have been adjusted to reflect the recapitalization as if it occurred on January 1, 1997 as well as to reflect the 20-for-1 stock split effective March 26, 1998. The following is a reconciliation of shares used.

                                                           BASIC      DILUTED
                                                         ----------  ----------
   Shares per audited financial statement...............  3,446,740   3,628,020
   Shares repurchased................................... (1,286,000) (1,286,000)
   Warrants repurchased.................................   (171,740)   (171,740)
   Effect of antidilutive options.......................        --     (181,280)
                                                         ----------  ----------
   Used in pro forma EPS................................  1,989,000   1,989,000
                                                         ==========  ==========

(j) Pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA") is $23,171. EBITDA is calculated as the sum of income (loss) from continuing operations plus the following to the extent deducted in calculating such net income: (i) minority interest, (ii) interest expense,
    (iii) income tax expense, (iv) depreciation expense and (v) amortization expense. The Company considers EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated the same by all companies and is not a measurement required by generally accepted accounting principles. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow (as defined in accordance with generally accepted accounting principles) as a measure of liquidity.

(k) For purposes of calculating the ratio of earnings to fixed charges, earnings include income (loss) from continuing operations before minority interest and income taxes plus fixed charges. Fixed charges consist of interest expense and 33% of rental expense (deemed by management to be representative of the interest factor of rental payments). Pro forma earnings were insufficient to cover fixed charges by approximately $1.2 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  Most of the Company's products are component parts used on diesel engines, electric vehicles and automobiles sold to both aftermarket and original equipment customers. The Company sells its products to a variety of markets, both in terms of end-use and geography. The Company believes that the balance of its aftermarket and OEM sales, as well as the diversity of markets served, helps stabilize the Company's sales and earnings.

  The Company's net sales to aftermarket customers in 1997 would have represented approximately 44% of its pro forma net sales, with the remainder derived from OEM customers. Demand in the Company's OEM markets tends to follow capital goods business cycles. The aftermarket, while highly fragmented and competitive, is generally a more stable source of sales and generates higher margins than the Company's sales to its OEM customers. The Company's aftermarket distribution channels consist of (i) OES customers, (ii) independent warehouse distributors who supply repair shops, dealers and retailers and (iii) government agencies that purchase aftermarket products directly from the Company. Net sales through such channels would have accounted for approximately 26%, 65% and 9%, respectively, of the Company's pro forma aftermarket net sales in 1997.

  After giving pro forma effect to the Lucas Acquisition, the Company's net sales in 1997 to customers outside North America would have increased to approximately 55% of its pro forma net sales, as compared with approximately 21% of Prestolite's net sales in 1997 on a stand-alone basis. Of the Company's 1997 pro forma net sales, approximately 26%, 22% and 5% would have been derived from sales of the Company's operations in the United Kingdom, Argentina and South Africa, respectively. Because of these foreign sales, the Company's business is subject to the risks of doing business abroad, including currency exchange rate fluctuations, withholding taxes, limits on repatriation of funds, compliance with foreign laws and other economic and political uncertainties. See "Risk Factors--Risk of Expansion of Foreign Operations; Foreign Exchange Risk."

  The Company completed the Recapitalization and the Lucas Acquisition during the first quarter of 1998. In connection with the Recapitalization, the Company expects to record a non-recurring charge of approximately $3.9 million for the write off of unamortized financing expenses and discounts, to pay prepayment penalties and for compensation expense in connection with the purchase of management stock options. These charges are expected to be incurred in the first quarter of 1998. The Company also expects to record a restructuring charge to operations of approximately $1.0 million related to costs that are expected to be incurred at certain Prestolite facilities as a result of the Lucas Acquisition.

  In February 1996, Prestolite completed the acquisition of the battery charger business and certain welding product lines of Hobart Brothers Company ("Hobart"), now a subsidiary of Illinois Tool Works. The cost of the acquired business, excluding working capital requirements and certain subsequent capital expenditures, was $11.8 million, which was partially financed by the seller. The battery charger business was acquired because it complements Prestolite's material handling product lines. In September 1997, Prestolite sold the assets of the welding division acquired from Hobart for $7.5 million, plus contingent future payments totaling approximately $1.9 million. Prestolite retained accounts receivable, accounts payable and certain other liabilities. Results for the 1997 and 1996 fiscal years treat the welding equipment business as a discontinued operation. In conjunction with this sale, Prestolite recorded a $1.5 million after-tax loss on disposition.

  At the end of 1995, Prestolite announced the closing of a manufacturing facility in Cleveland, Ohio, and moved the production of alternators from the Cleveland facility to Prestolite's Arcade, New York facility. Primarily as the result of this decision, a restructuring charge of $2.4 million was recorded in 1995. A significant factor leading to the decision to close the Cleveland facility was the increased application of cellular manufacturing arrangements at the Arcade facility in 1994 and 1995 and the consequent reduction in floor space requirements.

  Beginning in the fourth quarter of 1995, Prestolite began to experience increased warranty claims resulting from a combination of increased sales, plant relocation activities and unexpected failure rates on certain alternator models. The unexpected failure rates were partly attributed to manufacturing difficulties associated with the relocation of certain alternator production operations from the Cleveland facility to the Arcade facility, and to the use of such alternators in certain newer engine applications where heat and vibration conditions were severe. The table below summarizes Prestolite's warranty expenses for the periods shown. These warranty expenses include credits issued to customers and such adjustments as management believes necessary to record an end-of-period warranty reserve for units sold prior to the end-of-period which management expects to be returned for credit in subsequent periods.

                                                                THREE MONTHS
                            YEAR ENDED DECEMBER 31,                 ENDED
                      --------------------------------------  ------------------
                                                              APRIL 5,  APRIL 4,
                        1994      1995      1996      1997      1997    1998(A)
                      --------  --------  --------  --------  --------  --------
Sales ............... $129,011  $131,503  $148,765  $171,700  $44,302   $44,205
Warranty Expense ....    2,274     2,255     4,268     8,461    1,786     1,817
Percent of Sales ....     1.76%     1.71%     2.87%    4.93 %    4.03%     4.11%

  --------
  (a) Excluding the Lucas Businesses.

  Units returned for warranty credit are analyzed for, among other things, date manufactured and type of failure. Based on that analysis, management believes that $0.5 million of the warranty expense recorded in the fourth quarter of 1996 and $2.4 million of the warranty expense recorded in 1997 resulted from actions taken during and because of the closing of the Cleveland facility and the transfer of production operations from Cleveland to Arcade. Because warranty coverage is generally extended for 18 months, management believes the exposure period for production during the Cleveland-to-Arcade move has ended and warranty expenses will drop to lower levels. In addition, over the past 18 months Prestolite has designed and released numerous product improvements intended to reduce these failure rates, and management believes that the major factors contributing to such warranty claims have been addressed. Despite this increase in warranty expense, management believes that the Company has not lost any significant sales and believes that its alternator performance is similar to that of its competitors' alternators. However, there can be no assurance that the Company will not incur substantial warranty expense in the future. Increased warranty claims and the related expenses could have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors--Warranty Exposure."

RESULTS OF OPERATIONS--PEI HISTORICAL

  The following discussion relates to the results of operations of PEI on a stand-alone basis and, except as otherwise noted, does not include a discussion of the Lucas Businesses and does not give pro forma effect to the Lucas Acquisition. The results of operations of the Issuer are substantially identical to those of PEI. Results of operations have been restated to treat the Beech Electric business as part of continuing operations and the welding equipment business as a discontinued operation.

 Three Months Ended April 4,1998 Compared to Three Months Ended April 5, 1997

  Net sales for the three months ended April 4, 1998 were $74.5 million, an increase of $30.2 million, or 68%, from the $44.3 million recorded by Prestolite in the first quarter of 1997. The Lucas Acquisition was responsible for $30.4 million of the increase in net sales. Compared to pro forma results including the Lucas Acquisition for the first quarter of 1997, net sales increased by $4,000. While sales to most markets were about equal to, or slightly above, pro forma 1997 sales levels, shipments of military alternators in North America declined by $2.0 million and sales to the North American heavy duty aftermarket dropped by $0.9 million.

  Gross profit was $14.5 million in the first quarter of 1998, or 19.4% of net sales. This compares to $9.0 million, or 20.2% of net sales, recorded by Prestolite for the first quarter of 1997. The decline in gross profit as a percentage of net sales occurred because the Lucas Businesses had lower gross margins than the previous Prestolite businesses. On a pro forma basis including the Lucas Acquisition, the first quarter of 1997 gross margin was $14.1 million, or 18.9% of net sales. Lower material costs, improved labor productivity, and shift in sales towards higher margin products all contributed to the improvement from the first quarter 1997 pro forma gross margin percentage.

  Selling, general, and administrative expense was $9.8 million, or 13.2% of net sales, for the first quarter of 1998, an increase of 74.2% from $5.6 million, or 12.7% of net sales, recorded by Prestolite in the first quarter of 1997 but a decrease of 11% from $10.8 million, or 14.5% of net sales, in the first quarter of 1997 on a pro forma basis to include the Lucas Acquisition. Reduction in selling, general, and administrative expenses as compared to the pro forma results reflect the initial benefits of the integration of the Lucas Acquisition.

  Prestolite recorded a $2.1 million charge in the first quarter of 1998 to record the repurchase of 60% of the stock options outstanding. Prestolite also recorded a charge of $980,000 to cover restructuring activities at the existing Prestolite facility in Leyland, England. This charge relates to severance costs to be paid in conjunction with the transfer of certain activities from the existing Prestolite facility in Leyland, England, to a facility acquired as part of the Lucas Acquisition. The Leyland facility will remain in operation with employment levels lower than those that previously existed; the severance costs in question are expected to be paid by the end of 1998. Pro forma results for 1997 include redundancy costs of $261,000 incurred by the former Lucas operations in the United Kingdom and Argentina.

  As the result of the factors discussed above, operating income in the first quarter of 1998 was $1.6 million, or 2.1% of net sales, versus $3.3 million, or 7.5% of net sales, recorded by Prestolite in the first quarter of 1997 and $3.0 million, or 4.1% of net sales, in the first quarter of 1997 on a pro forma basis including the Lucas Acquisition. Other income was $86,000 in the first quarter of 1998 versus other expense of $20,000 recorded in the first quarter of 1997. This item consists primarily of pension expense for inactive defined benefit pension plans associated with United States facilities that have been closed, gain on the sale of fixed assets, and interest income.

  Interest expense was $3.3 million in the first quarter of 1998 compared to $1.4 million recorded in the first quarter of 1997. The increase in interest expense resulted from the increase in debt caused by the offering of $125 million of the Outstanding Notes in January 1998, the proceeds of which were used to finance the Lucas Acquisition and the Recapitalization. Interest expense for the first quarter of 1997, pro forma as though the Transactions had occurred on January 1, 1997, was $3.2 million.

  Provision for income taxes was a $606,000 benefit for the first quarter of 1998, 38.2% of losses from continuing operations before the extraordinary item, compared to income tax expense of $747,000 recorded by Prestolite in the first quarter of 1997, 39.9% of income from continuing operations. The small decline in the tax rate resulted from changes in the countries in which income is expected to be generated in 1998 compared to 1997. As more fully described in note 2 to PEI's unaudited financial statements, Prestolite recorded an extraordinary item of $1.3 million net-of-tax in the first quarter of 1998.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Net sales were $171.7 million for 1997, an increase of $22.9 million, or 15.4%, from $148.8 million in 1996. The Company experienced increased net sales in each of its major distribution channels in 1997. The increase in net sales was also positively affected by the inclusion of twelve months of battery charger sales in 1997 compared with ten months of battery charger sales in 1996.

  Gross profit was $33.9 million in 1997, an increase of $5.7 million, or 20.3%, from $28.2 million in 1996. As a percentage of net sales, gross profit was 19.7% and 18.9%, respectively. Gross profit increased primarily due to productivity improvements and increased sales volume. Gross profit was adversely affected by warranty expense of $8.4 million in 1997 compared with $4.2 million in 1996. Prestolite believes that approximately $2.4 million of the warranty expenses recorded during 1997 were non-recurring in nature, stemming from actions that occurred during and because of production relocation, and that warranty costs will decline after the fourth quarter of 1997. See "Risk Factors--Warranty Exposure."

  Selling, general and administrative expenses were $23.2 million in 1997, an increase of $2.2 million, or 10.5%, from $21.0 million in 1996. As a percentage of net sales, these expenses decreased to 13.5% in 1997 from 14.1% in 1996. In addition to modest increases resulting from inflation and the increased level of sales, selling, general and administrative expenses in 1997 included increases from 1996 of $0.6 million for bonus expense; $0.4 million for consulting, legal and audit expenses; and $0.5 million related to twelve months of ownership of the battery charger business in 1997 compared with ten months in 1996.

  Operating income was $10.7 million in 1997, an increase of $3.6 million, or 50.2%, from $7.1 million for 1996 due to the factors discussed above. Operating income as a percentage of net sales was 6.2% in 1997, compared to 4.8% in 1996.

  Net interest expense was $5.4 million in 1997, an increase of $0.1 million, or 1.3%, from $5.3 million in 1996. Interest expense increased because of increases in borrowings associated with the Hobart acquisition and to fund increased working capital requirements associated with increased net sales.

  Income taxes were $2.3 million of expense in 1997, an increase of $4.6 million from $2.3 million of income in 1996. Prestolite's effective tax rate was 45% for the period.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net sales were $148.8 million for 1996, an increase of $17.3 million, or 13.1%, from $131.5 million in 1995. The increase in net sales was due primarily to the February 1996 acquisition of the Hobart battery charger business. In addition, alternator sales to the heavy duty OES market increased 37% from 1995 as Prestolite continued selling newly manufactured alternators into a market that had previously been serviced primarily with remanufactured products. These sales increases were partly offset by reduced sales in the United Kingdom.

  Gross profit was $28.2 million in 1996, an increase of $3.2 million, or 12.9%, from $25.0 million in 1995. As a percentage of net sales, gross profit was 18.9% and 19.0%, respectively. Productivity improvements in many areas were offset in part by the costs associated with the relocation of alternator production from the Cleveland facility to the Arcade facility. In addition, Prestolite began to experience increased alternator warranty expenses in the fourth quarter of 1995, which continued throughout 1996. See "Risk Factors-- Warranty Exposure."

  Selling, general and administrative expenses were $21.0 million for 1996, an increase of $2.0 million, or 10.7%, from $19.0 million in 1995. This increase was largely due to Prestolite's acquisition of the battery charger business in February 1996. As a percentage of net sales, these expenses decreased to 14.1% in 1996 from 14.4% in 1995.

  Operating income was $7.1 million for 1996, an increase of $4.2 million, or 145.5%, from $2.9 million for 1995 due to the factors discussed above and the recording of a $3.1 million restructuring charge in 1995, primarily related to the decision to close the Cleveland facility. Operating income as a percentage of net sales was 4.8% in 1996, compared to 2.2% in 1995.

  Net interest expense was $5.3 million in 1996, an increase of $1.0 million, or 24.1%, from $4.3 million in 1995. Net interest expense increased due to the increase in borrowings incurred in connection with the Hobart acquisition.

  The provision for income taxes was a $2.3 million benefit in 1996 compared to a $0.6 million expense in 1995. This benefit was generated by recording during 1996 the benefit of prior year net operating loss carry forwards. The improved financial performance of Prestolite in 1996 made it likely that the tax benefits of these losses would be realized in future periods, enabling the Company to record a tax benefit in 1996. The 1996 tax benefit involved judgmental determinations by management regarding 1997 operating results as opposed to quantitative changes in Prestolite's net sales, and should not be considered indicative of tax benefits that may be realized in future periods.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Net sales were $131.5 million for 1995, an increase of $2.5 million, or 1.9%, from $129.0 million in 1994. The marginal increase in net sales was primarily due to an increase in non-defense sales of 9.3%. Such gains were offset by a decrease in defense-related sales of 31.0% due to reduced purchases by the U.S. Department of Defense.

  Gross profit was $25.0 million in 1995, a decrease of $1.2 million, or 4.6%, from $26.2 million in 1994. Gross profit in 1995 was unfavorably impacted due to market mix, rising commodity prices (especially copper) and costs indirectly related to the closing of Prestolite's Cleveland facility.

  Selling, general and administrative expenses were $19.0 million for 1995, an increase of $0.4 million, or 2.7%, from $18.6 million in 1994. These expenses were 14.4% of net sales in 1995 and 1994.

  Operating income was $2.9 million for 1995, a decrease of $4.7 million, or 61.6%, from $7.6 million for 1994 due to the factors discussed above and the $3.1 million restructuring charge related to the closure of the Cleveland facility ($2.4 million) and the write-down of assets at the Beech Electric operation ($0.7 million). Operating income as a percentage of net sales was 2.2% in 1995, compared to 5.9% in 1994.

  Net interest expense was $4.3 million in 1995, an increase of $0.9 million, or 27.4%, from $3.4 million in 1994. Net interest expense increased as the result of increased capital spending in 1995 plus the effect of a general increase in interest rates.

  Prestolite had an income tax expense of $0.6 million in 1995 as compared to income tax expense of $0.5 million in 1994. This expense related primarily to certain state income taxes which were levied despite the net operating loss position of the Company for tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

 PEI

    Prestolite's principal sources of cash in the 1997, 1996 and 1995 fiscal years were from operations and borrowings under Prestolite's then existing credit facilities. Cash generated from operating activities during such periods was $7.7 million, $2.6 million and $1.4 million, respectively. During each of such periods, Prestolite used such cash primarily to fund operations and capital expenditures.

  Capital expenditures for 1997 amounted to $5.6 million. Capital expenditures for 1996 amounted to $6.8 million (including $0.4 million of capital leases and $1.7 million recorded as part of the welding business which was subsequently sold). Capital spending in both 1997 and 1996 was primarily for additional equipment and tooling to reduce costs through automation, replace existing equipment and enable Prestolite to manufacture new products. $7 million of the 1996 capital expenditures related to the Hobart acquisition; approximately half of those expenditures were associated with the establishment of production in a new facility. Capital expenditures for 1995 amounted to $4.9 million, primarily for the replacement of existing equipment and cost reduction programs.

  During fiscal 1995, Prestolite announced the closing of its Cleveland facility. In 1996, Prestolite sold its Cleveland facility as well as idle facilities in Gainesville, Georgia, and Cardiff, Wales. In addition, Prestolite sold its Florence, Kentucky warehouse and leased back 60% of the space. These asset sales generated an aggregate of $4.3 million of cash in 1996.

 The Company

  Cash generated from operating activities during the first quarter of 1998 was $5.9 million (including $1.3 million spent on redundancy costs during the period and charged to a reserve established in conjunction with the

Lucas Acquisition). Capital expenditures were $2.7 million, including $1.6 million for the existing Prestolite facilities, an increase of $0.8 million from the $0.8 million spent in the first quarter of 1997. The capital expenditures at the facilities acquired in the Lucas Acquisition were $1.1 million in the first quarter of 1998. Capital expenditures for the remainder of 1998 are expected to be approximately $10.5 million. Planned capital expenditures consist primarily of expenditures to reduce costs through automation, replace existing equipment and enable the Company to manufacture new products, and expenditures related to improving the Company's manufacturing infrastructure in connection with the realignment of certain manufacturing operations of the Lucas Businesses.

  In connection with the integration of the Lucas Businesses, the Company expects to incur aggregate costs of approximately $9.2 million through the end of fiscal 2000. These costs are expected to include approximately $1.0 million related to existing Prestolite facilities and approximately $8.2 million related to the implementation of employee reductions and plant closure at the facilities acquired in the Lucas Acquisition.

  In connection with the acquisition of Lucas Argentina, the Company assumed approximately $7.1 million of outstanding indebtedness, of which $3.7 million remained outstanding following the Recapitalization. An additional approximately $2.6 million outstanding under drawn letters of credit was also assumed by the Company. In addition, a subsidiary of the Issuer will be required to make certain post-closing payments to Lucas Industries of up to a maximum of $9.0 million contingent upon the collection of certain receivables and up to a maximum of $10.0 million contingent upon Lucas Argentina having achieved certain earnings targets in 1998, 1999 and 2000. Any such post-closing contingent payments are expected to be paid from the collection of such receivables or from such earnings. PEI guaranteed the obligation of its subsidiary to make these post-closing payments in the event that such contingencies occur. In connection with the acquisition from LAO of certain inventory and transition assistance, Prestolite U.K. is required to make estimated payments of approximately $2.0 million to LAO, payable in installments in the first and fourth quarters of 1998. Prestolite also presently expects to exercise an option to purchase substantially all of the remaining shares of Lucas Argentina in August 1998 for a purchase price of approximately $1.2 million payable upon such exercise.

  Debt, net of cash, increased from $42.5 million at December 31, 1997 to $125.0 million at April 4, 1998, due to the sale of $125 million of Outstanding Notes on January 22, 1998 and the use of a part of the proceeds from such offering to refinance existing indebtedness. Additional debt outstanding in Argentina and the United Kingdom was offset by cash balances in South Africa and the United States.

  The Company's liquidity needs are expected to consist primarily of working capital needs and scheduled payments of principal and interest on its indebtedness, including the Notes and any indebtedness that may be outstanding from time to time under the New U.S. Credit Facility and the New U.K. Credit Facility. See "Risk Factors--Substantial Leverage; Ability to Service Debt." The Company's short-term liquidity needs, including a portion of the one-time costs associated with the Lucas Acquisition, are expected to be provided by:
(i) existing cash balances; (ii) operating cash flows; and (iii) borrowings under the New U.S. Credit Facility and the New U.K Credit Facility. The Company expects to fund its long-term liquidity needs from its operating cash flows, the issuance of debt and/or equity securities and bank borrowings.

  Concurrently with the Offering, the Issuer entered into the New U.S. Credit Facility. See "Description of Certain Indebtedness--New U.S. Credit Facility." Pursuant to the New U.S. Credit Facility, Comerica Bank has agreed to lend to the Issuer up to $23.0 million in the form of a senior secured revolving credit facility, including a $2.0 million letter of credit subfacility. Indebtedness under the New U.S. Credit Facility is guaranteed on a senior basis by PEI and is secured by a first priority lien on all inventory, accounts receivable and general intangibles of the Issuer. The Issuer's ability to borrow under the New U.S. Credit Facility is restricted by a borrowing base consisting of a percentage of eligible inventory and accounts receivable. Also in connection with the Offering, Prestolite U.K. entered into the Temporary U.K. Credit Facility. On April 21, 1998, Prestolite U.K. replaced the Temporary U.K. Credit Facility with the New U.K. Credit Facility providing for borrowings of up to (Pounds)7.0 million (approximately $11.3 million based on exchange rates as of June 1, 1998). Indebtedness under the New U.K. Credit Facility is secured by the accounts receivable of Prestolite U.K. Prestolite U.K.'s ability to borrow under the New U.K. Credit Facility is restricted by a borrowing base consisting of a percentage of Prestolite U.K.'s eligible receivables. See "Description of Certain Indebtedness--New U.K. Credit Facility."

  The Company believes that cash flows from operations, its existing cash balances and amounts available under the New U.S. Credit Facility and the New U.K. Credit Facility will be adequate to meet the Company's anticipated requirements for working capital, interest payments, planned capital expenditures and principal payments on debt for at least the next twelve months. Estimates as to working capital needs and other expenditures may be materially affected if the foregoing sources are not available or do not otherwise provide sufficient funds to meet the Company's obligations.

YEAR 2000 RISK

  The financial impact of the Company's Year 2000 remediation efforts at its United States and United Kingdom facilities is not anticipated to be material to the Company's results of operations, financial position or cash flows. However, there can be no assurance that there will not be any such material adverse impact. At this time, the Company is unable to determine the cost of compliance efforts for its Argentina and South Africa facilities, or the impact of the Company's Argentina and South Africa and third party compliance efforts, if any, on the Company's results of operations, financial position or cash flow. However, significant delays in product delivery by the Company's suppliers, or significant cost-cutting efforts by the Company's customers to compensate for Year 2000 costs, could have a material impact on the Company's results of operations, financial position or cash flow. See "Risk Factors-- Year 2000 Risk."

NET OPERATING LOSSES

  At December 31, 1997 Prestolite had net operating loss ("NOL") carryforwards for tax reporting purposes of approximately $6.2 million related to U.S. tax reporting. The NOLs in the U.S. expire beginning in 2006.

INFLATION

  The Company believes that the relatively moderate inflation over the last few years has not had a significant impact on the Company's revenues or profitability and that it has been able to offset the effects of inflation by increasing prices or by realizing improvements in operating efficiency.

                                   BUSINESS

  The Company is a leading global manufacturer and distributor of electro-mechanical power conversion products and systems for niche markets, including heavy duty vehicles, material handling, defense and industrial applications. The Company's products are primarily used for diesel engines and electric vehicles and include alternators, starter motors, direct current electric motors, relays and controls and battery chargers. In 1997, approximately 45% of Prestolite's net sales were derived from aftermarket sales, with the remainder derived from OEMs. Approximately 40% of Prestolite's aftermarket net sales in 1997 were derived from OES customers, with the balance derived from independent warehouse distributors and the U.S. Department of Defense. The Company's largest OEM and OES customers include Ford Motor Company, Freightliner, Clark Material Handling, Caterpillar, the U.S. Department of Defense and Thermo King in North America and BT Lifters, Cummins Engine, ERF Trucks, Leyland Trucks, Perkins Engine and Mitsubishi Caterpillar Forklift in Europe. No single customer individually accounts for more than ten percent of the Company's consolidated revenues. None of the Company's United States employees is represented by a labor union.

  On January 22, 1998, Prestolite completed the acquisition of the Lucas Businesses from Lucas Industries. The Lucas Businesses manufacture primarily alternators and starter motors for the truck, bus and automotive markets in the United Kingdom, continental Europe, South America and South Africa. The Lucas Acquisition (i) strengthens the Company's position as a leading global manufacturer and distributor of alternators and starter motors, (ii) complements Prestolite's historic product portfolio and (iii) augments the Company's core technology in its principal product lines. In addition, the Company has the opportunity to sell certain truck, bus and automotive products through Lucas Industries' worldwide distribution network of over 4,000 outlets. The Lucas Acquisition significantly enhanced the Company's access to an international customer base, and provides an entrance to the international automotive market. In the year ended December 31, 1997, approximately 43% of the Lucas Businesses' net sales were derived from aftermarket sales, with the remainder derived from OEMs. The Lucas Businesses' largest OEM and OES customers include Ford Motor Company, Mercedes-Benz, Nissan, Perkins Engine, Volkswagen and Volvo.

  As a result of the Lucas Acquisition, the Company will consolidate its global leadership position in its primary markets, expand its global reach and improve its aftermarket distribution capabilities. The Company believes that it is the largest producer in North America of (i) newly manufactured heavy duty truck alternators for the aftermarket, (ii) original equipment high amperage alternators for school buses, (iii) electric motors for pump and winch applications and (iv) solenoid switches for heavy duty starter circuits. The Company also believes that it is the second largest original equipment supplier of heavy duty truck and bus alternators and starter motors for the European market and one of the three largest worldwide producers of heavy duty alternators, and material handling motors, as well as solenoid switches for heavy duty starter circuits. After giving pro forma effect to the Lucas Acquisition, the Company's net sales in 1997 to customers outside North America would have increased to approximately 55% of pro forma net sales as compared with approximately 21% of Prestolite's net sales in 1997 on a stand-alone basis, while its aftermarket sales would have remained relatively constant at approximately 45% of net sales and pro forma net sales. On a combined basis, the Company's pro forma net sales and EBITDA for the twelve months ended December 31, 1997 would have been approximately $300.3 million and $23.2 million, respectively.

BUSINESS STRENGTHS

  The Company believes that its leading global market position in its primary markets can be attributed to the following factors:

  Product Quality and Brand Recognition. The Company believes that its products are generally recognized by its customers as superior based on their advanced technology, innovation, reliability, durability and quality. The Company believes that its primary brand names, Leece-Neville in the heavy duty vehicle market (Butec Leece-Neville in Europe and the Middle East), Prestolite in the material handling and industrial markets and Hobart for battery chargers in the material handling market, are generally recognized as being of the highest quality in their respective markets. Prestolite has received numerous manufacturing and product quality awards from its customers, including Q1 status from Ford Motor Company and preferred supplier status from Cummins Engine.

  Attractive Aftermarket/Original Equipment Balance. Approximately 44% of the Company's 1997 pro forma net sales would have been to aftermarket customers. The aftermarket is generally a more stable source of sales and generates higher margins than the Company's sales to its OEM customers, which include a number of major OEMs in North America and Europe. The Company believes that its aftermarket and original equipment businesses are complementary and provide the Company with a competitive advantage in meeting customer needs and in maintaining the high levels of expertise necessary to compete successfully in both markets. The strong engineering and manufacturing capabilities necessary to meet the stringent requirements for original equipment technology and quality are transferable to the Company's aftermarket operations, and OEM position, in turn, is a major factor in generating aftermarket demand. Further, the understanding of replacement activity gained through the aftermarket enhances the Company's understanding of the demanding needs of OEMs.

  Applied Technological and Engineering Capabilities. The Company has built an engineering team with in-depth design and application experience, which has allowed it to introduce innovative new products and applications. Processes and systems common to a number of product lines are designed by engineers at the Company's research and development facility in Ann Arbor, Michigan. Company engineers work closely with partners at a number of major universities, including the University of Michigan, in the areas of electronics, magnetics, alternative materials and product testing. Product design, development and application are performed by dedicated engineering teams located at the Company's manufacturing facilities, which work closely with customers to design products and systems that meet each customer's specifications. Successful new product introductions include:

  . A self-diagnostic alternator, which utilizes an LED indicator to signal whether the alternator is functioning properly. This self-diagnostic feature, the first of its kind, was designed to help prevent the unnecessary replacement of a properly functioning alternator when another component, such as the battery, wiring or starter motor, is actually responsible for electrical system failure. A U.S. patent application has been filed for this technology.

  . The XOT (extended on-time) motor, which management estimates provides approximately 20% more operating "on-time" than competitive motors for pump, winch, lift and similar applications at lower cost than the Company's previous design.

  . The CDAC (computer data acquisition and control) system, which allows a lift truck fleet manager to monitor individual battery chargers and obtain performance feedback on each charger, battery and electric lift truck within a facility. The resultant computer data on truck and battery activity allow the fleet manager to maximize battery life and optimize fleet operating cost.

  Manufacturing Excellence. The Company's present management team, which joined Prestolite following Genstar's acquisition of Prestolite in 1991, has instituted continuous improvement programs at all of Prestolite's manufacturing facilities, including synchronous manufacturing techniques, cellular manufacturing arrangements and kanban-based just-in-time inventory control. Changes in manufacturing methods have made floor space available for expansion at most of Prestolite's facilities. From 1992 to 1997, Prestolite increased its sales per employee by approximately 65% and increased its sales per square foot of manufacturing and warehouse space by approximately 160%. Ongoing training programs for Prestolite's experienced workforce are an integral part of such continuous improvement efforts.

  International Presence. As the Company's original equipment (OEM and OES) customers expand their manufacturing operations in foreign countries, the Company expects that these customers will increasingly turn to suppliers who can support their locally-manufactured OEM products and aftermarket presence. The Company believes that its global manufacturing and distribution network, further enhanced by the Lucas Acquisition, provides an advantage over its competitors in servicing its North American and European customers' foreign manufacturing operations. The Lucas Acquisition also significantly enhanced the Company's access to an international customer base in rapidly growing emerging markets. In addition, the Company acquired the Lucas Businesses' strong automotive parts distribution networks in Argentina and South Africa and has the opportunity to sell certain truck, bus and automotive products through Lucas Industries' worldwide distribution network of over 4,000 outlets.

GROWTH STRATEGY

  The Company's goal is to continue to increase revenues and profitability. Key elements of the Company's growth strategy include:

  Provide Systems Solutions to Customers. OEMs are increasingly demanding systems solutions, particularly in the markets for heavy duty truck and non-automotive electric vehicles, as customers consolidate their supplier base and lower the overall cost of their products by incorporating systems consisting of components designed to work together. The Company anticipates that its engineering strengths, combined with its market knowledge and the broad range of products offered within each product category, will enable the Company to assist its customers with the design and manufacture of integrated system solutions, such as the entire charging and starting system of a heavy duty truck or the motive power system of a forklift.

  Develop New Applications and Products. The Company intends to continue to leverage its strong technological capabilities into its new product development process, allowing it to better serve its customers through continued product introductions and improvements. For example, one of the Company's Leece-Neville alternators, initially developed for the aftermarket, is now standard equipment on Freightliner FLD series trucks. In addition to having its aftermarket products adopted by OEMs, the Company works with its OEM customers to design the Company's products and systems into the OEMs' finished products. For example, in 1996 more than twenty-five motor designs were custom engineered to fit specific lift trucks being developed by Prestolite's OEM customers.

  Continue Cost Reduction Emphasis. A primary focus of the Company's management has been to significantly reduce manufacturing costs through continuous improvement programs at Prestolite's manufacturing facilities. Further cost reductions have been achieved through ongoing value engineering efforts, such as a product redesign that enabled Prestolite to reduce the cost of one of its European starter motors by over 30%. In addition, cost reductions have been achieved through plant closings and corporate staff reductions. In connection with the Lucas Acquisition, the Company has specifically identified estimated cost reductions of $1.7 million in 1998, $5.1 million in 1999 and $6.2 million in 2000 based on expected productivity improvements, manufacturing realignments and overhead cost reductions. Such estimates are based on management's preliminary estimates. There can be no assurance, however, as to the amount of cost savings, if any, that will actually be realized.

  Pursue Global Expansion. The Company is expanding its international presence in order to benefit from the trend toward international standardization and to participate in rapidly growing emerging markets. The Lucas Acquisition is a significant further step toward increasing the Company's international presence, and the Company intends to expand its international presence through strategic acquisitions as well as internal growth. The Company presently owns an interest in a producer of alternators and starter motors for the automotive and heavy duty markets in India. The Company intends to pursue joint ventures in those countries or regions where a local partner is critical to success. Such global expansion is expected to provide access to new customers and technologies, as well as protection from regional economic cycles.

  Strategically Acquire Complementary Businesses. Management intends to continue to selectively pursue acquisitions of businesses producing products which complement the Company's existing product portfolio. For example, the Hobart acquisition added battery chargers to the Company's existing electric vehicle product line, and the Lucas Acquisition complements Prestolite's existing product portfolio with a variety of truck, bus and automotive products.

LUCAS BUSINESSES

  The Lucas Businesses manufacture primarily alternators and starter motors for the truck, bus and automotive markets in the United Kingdom, continental Europe, South America and South Africa. The Lucas Acquisition (i) strengthens the Company's position as a leading global manufacturer and distributor of alternators and starter motors, (ii) complements Prestolite's historic product portfolio and (iii) augments the Company's core technology for its principal product lines. In addition, the Company has the opportunity to sell certain truck, bus and automotive products through Lucas Industries' worldwide distribution network of over 4,000 outlets. The Lucas Acquisition significantly enhanced the Company's access to an international customer base, and provided an entrance to the international automotive market.

  United Kingdom. The heavy duty products offered by Lucas HDP in the United Kingdom and continental Europe complement Prestolite's historic heavy duty product portfolio. Lucas HDP manufactures a wide range of heavy duty products, including brushless alternators and coaxial starter motors, two significant product lines not previously produced by Prestolite. Lucas HDP has a strong position in the high amperage 24-volt bus alternator market, which Prestolite has only had limited success in penetrating. Lucas HDP also add major new European customers, including Mercedes-Benz and Volvo.

  Argentina. Lucas Argentina produces automotive starter motors, alternators and steering columns and distributes a wide range of automotive products to OEMs and the aftermarket. Approximately 75% of Lucas Argentina's net sales represent sales of products manufactured by Lucas Argentina, with the remainder representing sales of products purchased from third parties. The Lucas Acquisition gives the Company a foothold in the emerging Mercosur market. In addition, the Company believes that there is an opportunity for Lucas Argentina to supply the Company with certain alternator and starter motor components manufactured by Lucas Argentina which the Company currently purchases from third parties.

  South Africa. Lucas South Africa produces automotive starter motors and alternators and distributes a wide range of automotive products to OEMs and the aftermarket. Approximately 73% of Lucas South Africa's net sales represent sales of products manufactured by Lucas South Africa, with the remainder representing sales of products purchased from third parties. In addition, Lucas South Africa produces a low material-cost starter motor which the Company believes is well-suited for production in emerging markets with low labor costs.

  Distribution. In conjunction with the Lucas Acquisition, the Company entered into a number of ancillary agreements providing for, among other things, distribution arrangements, supply of products and intellectual property licensing. In particular, for five years Lucas South Africa will (i) supply to LAO certain products for LAO's distribution through LAO's worldwide distribution network, (ii) act as importer and primary distributor of certain Lucas-branded products for LAO in the aftermarkets of the Southern African Territories and for a transition period has rights to certain trademarks of Lucas Industries. For five years Lucas Argentina will act as exclusive supplier of Lucas Argentina's manufactured products to Lucas Brasil for aftermarket sale and distribution by Lucas Brasil in South America (except Argentina), and in Argentina (i) act as importer from and distributor for LAO,
(ii) distribute in the aftermarket Lucas-branded products and for a transition period will be permitted to brand products manufactured and sold by it with certain trademarks of Lucas Industries. Prestolite U.K. has a continuing license for intellectual property relating to in-line diesel pumps for manufacture and sale to the original equipment market and for sale to LAO for supply and distribution by LAO in the aftermarket. Prestolite U.K. is additionally permitted to brand electrical products with certain trademarks of Lucas Industries through 1998 for sale to the original equipment market and through 1999 for sale to the aftermarket. In addition, subject to certain conditions, for five years Prestolite U.K will act as exclusive supplier to LAO for LAO's requirements of in-line diesel pumps branded with trademarks of Lucas Industries for aftermarket sales. During 1998, Prestolite U.K. will assume control for the distribution to the aftermarket and OES market of certain products produced by Lucas HDP. See "The Transactions--The Lucas Acquisition."

PRODUCTS

  The Company manufactures and distributes electro-mechanical power conversion products and systems for heavy duty vehicles and material handling, defense, industrial and automotive applications. Prestolite historically manufactured alternators, starter motors, direct current electric motors and relays and controls. The Hobart acquisition added battery chargers, and the Lucas Acquisition added additional truck, bus and automotive product offerings that complement the Prestolite's historic product portfolio. Although the Company's products are primarily used for diesel engines and electric vehicles, most products are also used in a broad range of industrial applications. The Company generally focuses on applications which are high value-added in terms of engineering or which require special customer support. The following table summarizes the products offered by the Company:

                          % OF PRO
                         FORMA 1997
         PRODUCTS        NET SALES      BRAND NAMES             MARKETS SERVED/(PRIMARY END USE)
-------------------------------------------------------------------------------------------------------
  Alternators/Regulators     33%    Leece-Neville       Heavy Duty (trucks, school and shuttle buses,
                                    Butec Leece-Neville            emergency vehicles, off road and
                                    Lucas*                         special purpose vehicles, transport
                                                                   refrigeration and generator sets)
                                                        Defense    (military vehicles)
                                                        Automotive  (automobiles and light trucks)
                                                        Material Handling (internal combustion engine
                                                                          lift trucks)
                                                        Industrial (marine and other industrial
                                                                   applications)
-------------------------------------------------------------------------------------------------------
  Starter Motors             17%    Prestolite          Defense    (military vehicles)
                                    Butec Leece-Neville
                                    Lucas*
                                                        Heavy Duty  (trucks, school and shuttle buses,
                                                                    emergency vehicles, off road and
                                                                    special purpose vehicles, transport
                                                                    refrigeration and generator sets)
                                                        Automotive  (automobiles and light trucks)
                                                        Industrial  (marine and other industrial
                                                                    applications)
-------------------------------------------------------------------------------------------------------
  Direct Current             10%    Prestolite          Material Handling  (electric lift trucks and
  Electric Motors                   Lucas*                                 other commercial electric
                                                                           vehicles)
                                                        Industrial (hydraulic pumps)
-------------------------------------------------------------------------------------------------------
  Relays and Controls        16%    Prestolite          Heavy Duty  (trucks, school and shuttle buses,
  (Solenoids, Contactors            Lucas*                          emergency vehicles, off road and
  and Control Boxes)                                                special purpose vehicles and
                                                                    generator sets)
                                                        Automotive  (light trucks)
                                                        Material Handling  (electric lift trucks and
                                                                           other commercial electric
                                                                           vehicles)
                                                        Defense    (military vehicles)
                                                        Industrial  (marine, telecommunications and
                                                                    other industrial applications)
-------------------------------------------------------------------------------------------------------
  Battery Chargers           6%     Hobart              Material Handling  (electric lift truck and
                                                                           other commercial electric
                                                                           vehicles)
-------------------------------------------------------------------------------------------------------
  Other Products**           18%    Prestolite          Heavy Duty (trucks, school and shuttle buses,
                                    TrekStar                       emergency vehicles, off road and
                                    Lucas*                         special purpose vehicles, transport
                                    Thermostart                    refrigeration and generator sets)
                                                        Automotive (automobiles and light trucks)
                                                        Industrial (marine and other industrial
                                                                   applications)

 * Manufactured by the Lucas Businesses for distribution by the Company under the Company's brand names (and for a transition period under the "Lucas" brand name) and for sale to Lucas Industries for distribution under brand names of Lucas Industries. See "The Transactions--The Lucas Acquisition" and "Patents, Trademarks and Licenses."
** Includes ignition distributors, speedometers and odometers, in-line diesel pumps, steering columns and diesel engine pre-heaters.

  Alternators. The Company manufactures alternators and regulators primarily for heavy duty applications, generally under the Leece-Neville name (Butec Leece-Neville in Europe and the Middle East), and for automotive applications. Alternators are electric generators that produce rectified direct current. Regulators are electronic devices that control alternator output. Alternator output is directly related to alternator frame size, or diameter. The Company manufactures alternators in sizes ranging from 5-inch alternators for use in off road and sport utility vehicles, transport refrigeration, trucks and generator sets, to 8 9/16-inch alternators for use in military vehicles, buses and special purpose vehicles. The Lucas Businesses also produce smaller internal and external fan alternators for a wide variety of cars, light to medium trucks and agricultural vehicles.

  The Company recently introduced a self-diagnostic alternator, which utilizes an LED indicator to signal whether the alternator is functioning properly. Approximately 25% of the alternators returned to the Company for warranty credit are found to be operating properly, indicating that mechanics frequently misdiagnose the cause of electrical system failure. This self-diagnostic feature, the first of its kind, was designed to help prevent the unnecessary replacement of a properly functioning alternator when another component, such as the battery, wiring or starter motor, is actually responsible for electrical system failure. A U.S. patent application has been filed for this technology.

  The Company believes that, based on its increased sales, it has significantly increased its share of the North American commercial truck and transport refrigeration OEM alternator markets since 1992. Management believes that this increase is due to the advanced technology, innovation, reliability and quality of the Company's products. The Company believes that its standard heavy duty alternators meet the increased demand for electric power on modern trucks better than competitors' products. The size of the Leece-Neville alternators, which generally have larger diameters than competing products, gives them superior magnetic and electrical properties resulting in higher output at low speeds. This is a significant factor as truck electrical requirements increase with greater use of electronics in vehicle systems and the addition of "creature comforts" such as air conditioning and other auxiliary devices in sleeper-cab equipped long-haul trucks, and is also significant for applications involving frequent idling, start-and-stop and low-speed driving, such as local pick-up and delivery trucks and school buses.

  Motors. The Company manufactures three main types of motors: starter motors, material handling motors and pump and winch motors.

  Starter motors are the largest individual motor category sold by the Company. Historically, Prestolite's product offerings were limited to the upper end of the North American heavy duty market (consisting primarily of military and special purpose vehicles and larger heavy duty trucks), which limited Prestolite's ability to successfully penetrate the commercial starter motor market. Over 65% of the starter motors manufactured by Prestolite from 1992 to 1996 were sold to the U.S. Department of Defense or OEM defense contractors for military applications. Over the past two years, Prestolite has developed a full line of starter motors which includes products designed for the lower-end and mid-size segments of the market. In the United Kingdom, the Company manufactures a range of heavy duty starter motors which are sold primarily for use in trucks and generator sets. In addition, the Lucas Businesses' starter motor product range includes both direct drive and gear-reduced types for automobiles and light commercial vehicles. By offering a full product line, management believes the Company will be able to increase its commercial starter motor sales. In addition, the Company expects that a full line of starter motors will help the Company maintain and augment its position in the alternator market as customers turn to suppliers offering integrated systems rather than individual products.

  Material handling motors, which are 5 to 13 inches in diameter, provide the motive power, operate the forks and provide power steering for lift trucks and other commercial electric vehicles. A material handling motor is generally designed for a specific forklift truck model.

  Pump and winch motors, which are 4.5 inches in diameter, are generally used in hydraulic pump operations and other applications such as the lift mechanisms in tow trucks. The Company believes that its share of the pump and winch motor market has increased since 1994, largely due to sales of the XOT (extended on-time) motor introduced in late 1995. This motor produces approximately 20% more operating "on-time" than competitive motors for pump, winch, lift and similar appliances at lower cost than the Company's previous design. In 1996, two of the largest United States producers of hydraulic pumps, Monarch Hydraulics and MTE Hydraulics, completed their testing and began purchasing the XOT motor. The Company also manufactures a 3.3-inch diameter motor used for back-up braking systems on school buses and certain other applications.

  Relays and Controls. Relays and controls include solenoids, contactors and control boxes. A solenoid is an electromagnet used to move a plunger in and out to operate contacts that make and break electric circuits. The Company's solenoid switches are typically used to control a vehicle starter motor or a hydraulic pump motor. Contactors are similar to solenoids, but are built for heavier duty applications and are more expensive. The Company's contactors are primarily designed for material handling, defense, industrial and telecommunications applications. The Company is currently redesigning most of its contactor product line to an "A-frame" design, which uses fewer components and is expected to be manufactured at a lower unit cost than the Company's previous designs. A control box (called "switchgear" in the United Kingdom), which includes solenoids and electronic circuits in an enclosed case, assists the starting circuit of a diesel-powered vehicle to provide a pre-heating cycle for the engine. The Company's control boxes are sold primarily for military applications.

  Battery Chargers. The Company acquired its battery charger business from Hobart in February 1996 to enhance the Company's position in the material handling market. The Company sells industrial battery chargers under the Hobart brand name, which has been recognized in the battery charger marketplace since 1917. The Hobart product range covers all batteries customarily used in the material handling market. The Company's high-end product line provides battery sensing and multi-functional output control of the charging cycle, which makes it well suited for sealed batteries or for difficult applications such as use inside cold storage freezers.

  The Company's advanced CDAC (Computer Data Acquisition and Control) system technology allows a lift truck fleet manager to monitor individual battery chargers and obtain performance feedback on each charger, battery and electric lift truck within a facility. A truck identification device attached to the truck communicates to the battery and a battery identification device then communicates through the charger to the computer during the charging cycle. The resultant computer data on truck and battery activity allow the fleet manager to maximize battery life and optimize fleet operating cost.

  Other Products. Other products manufactured by the Company include ignition distributors primarily for marine applications and the TrekStar line of speedometers and odometers. The Lucas Businesses also manufacture in-line diesel pumps, steering columns and Thermostart brand pre-heaters for diesel engines, and redistribute in Argentina and South Africa a wide range of automotive products manufactured by third parties. The Company's welding equipment business, which was acquired from Hobart in February 1996, was divested in the third quarter of 1997.

MARKETS

 Market Dynamics

  Most of the Company's products are component parts used on diesel engines, electric vehicles and automobiles. Vehicle components often do not last for the entire life of the vehicle. As a result, sales are made to both aftermarket and original equipment customers. For example, the Company believes that aftermarket sales represent approximately 75% of total sales in the heavy duty truck alternator market because such trucks generally have useful lives of 1.2 to 1.5 million miles while alternators last approximately 200,000 to 500,000 miles. The Company's sales to aftermarket customers would have represented approximately 44% of its 1997 pro forma net sales, with its remaining net sales derived from OEM customers.

  Aftermarket. The aftermarket consists of the production and sale of both new and remanufactured parts used in the maintenance and repair of vehicles. The Company's aftermarket distribution channels consist of (i)

OES customers, (ii) independent warehouse distributors who supply repair shops, dealers and retailers and (iii) government agencies that purchase aftermarket products directly from the Company. Although OEM position is a major factor in generating aftermarket demand, the Company has been successful in securing replacement sales in North America of heavy duty alternators originally produced by other manufacturers. The Company is also working to achieve similar results in the replacement markets for heavy duty and automotive starter motors, direct current motors and contactors.

  The Company's newly manufactured aftermarket products compete with remanufactured products, which consist of used components that are reassembled into finished products. The Company believes that until 1993, the North American heavy duty truck alternator aftermarket was approximately 80% served by remanufactured units. In that year, the Company began to actively promote a new (not rebuilt) alternator that provided 130 amperes of power compared to the 100 to 115 amperes provided by most remanufactured units. The Company believes that since 1992, it has significantly increased its share of the heavy duty truck alternator aftermarket.

  The North American heavy duty truck aftermarket is a significant market for the Company. In the 1990s, the OES arms of truck manufacturers have more aggressively pursued aftermarket business, upgrading maintenance capabilities, instituting 24-hour service and welcoming the opportunity to repair trucks of other manufacturers. The Company believes that the OES share of the North American heavy duty truck aftermarket has increased significantly from 1991 through 1996. The Company has seen similar trends emerging in the European heavy duty truck aftermarket and in the material handling market.

  Distribution through independent warehouse distributors is an additional important element of the aftermarket. Unlike OES suppliers, these distributors are typically privately owned. These distributors often focus on a specific market (heavy duty, automotive, material handling, etc.). In addition to supplying the aftermarket, independent warehouse distributors often provide products to smaller OEMs. Although the distributors' share of the North American and European aftermarket has declined in recent years, warehouse distribution remains an important distribution channel for the Company. The Company believes that warehouse distributors will continue to represent the principal aftermarket distribution channel in emerging markets.

  Original Equipment. The original equipment market consists of the production and sale of new component parts for use in the manufacture of new vehicles or equipment. Original equipment sales are generally made to the vehicle OEM although some sales may be to another component manufacturer which in turn supplies the OEM. While OEMs tend to be large and relatively well-known firms with considerable negotiating strength, the Company believes that they are normally reluctant to change suppliers. Products sold to an OEM often must be designed or modified to fit the OEM customer's unique specifications. Whether or not the product is specific to the vehicle application, most OEMs have rigorous testing procedures, performed by the vendor or the OEM, that require supervision and review by the OEM's engineering function. In addition, component changes may require changes in product design and aftermarket cataloging by the OEM.

  In response to pressure to improve product quality, shorten design cycles and reduce capital spending, production and inventory costs, OEMs are increasingly outsourcing design and production of non-strategic components. Led by the automotive industry, OEMs are turning to suppliers who can provide the design, engineering, manufacturing and project management support for complete systems of integrated products. By purchasing complete systems, OEMs are able to shift design, engineering and product management to fewer and more capable suppliers. Integrated systems suppliers are generally able to design, manufacture and deliver components at a lower cost than OEMs due to (i) their lower labor costs and other manufacturing efficiencies, (ii) their ability to spread research and development and engineering costs over products provided to multiple OEMs and (iii) other economies of scale inherent in manufacturing products for multiple OEMs, such as the ability to automate and leverage global purchasing capabilities.

  The original equipment market has been impacted by recent fundamental changes in OEM sourcing strategies. OEMs are consolidating their supplier base and are seeking suppliers which can (i) meet their shorter product design cycles and bring products to market on an expedited basis, (ii) provide technologically advanced product lines and integrated systems solutions, (iii) reliably produce and ship products on a just-in-time basis, (iv) lower product and system costs and pass those cost savings on to the OEM customer and (v) assist the OEM in serving the aftermarket needs of its customers through its OES network. As a result, the Company believes that OEMs generally prefer to purchase components from a small group of preferred suppliers.

  OEMs are becoming increasingly global, both through acquisition (for example, Renault (France) acquired Mack Trucks, Inc. (U.S.) in 1990, BT Lifters (Sweden) acquired The Raymond Corporation (U.S.) in 1997, and PACCAR Inc. (U.S.) acquired DAF Trucks N.V. (Holland) in 1996 and Foden Trucks (U.K.) in 1981) and expansion into foreign markets directly and through joint ventures (for example, Cummins Engine, J.I. Case and Freightliner have each entered into joint ventures in China, and Toyota (Japan) and Halla (Korea) have announced plans to produce lift trucks in Europe). They are in turn requiring their preferred suppliers to establish global production capabilities to meet their original equipment needs as they expand their manufacturing operations internationally, and establish global distribution networks to support their aftermarket presence.

 Markets Served.

  The Company sells its products to a variety of markets. The Company believes that the diversity of markets served, both in terms of end-use and geography, helps stabilize the Company's sales and earnings.

  Heavy Duty. The heavy duty market, which represented approximately 28% of the Company's pro forma net sales in 1997, includes heavy duty trucks, school and shuttle buses, emergency vehicles, off road and special purpose vehicles, transport refrigeration and generator sets. The heavy duty products sold by the Company are designed primarily for use with diesel engines, generally 2.5 liters or larger. The products sold into this market (alternators, starter motors, starter solenoids, in-line diesel pumps and the Thermostart brand pre-heater) usually fit multiple applications with limited or no modification for a specific application.

  Automotive. The automotive and light truck market represented approximately 18% of the Company's pro forma net sales in 1997. Products sold to automobile OEMs include starter solenoids for light truck application in the United States, starter motors and alternators in Argentina and South Africa and steering columns in Argentina.

  Material Handling. The material handling market, which represented approximately 15% of the Company's pro forma net sales in 1997, includes direct current electric motors and contactors for electric lift trucks and alternators for internal combustion engine lift trucks. This market category also includes products manufactured for other electrically-powered commercial vehicles, such as golf cars. The direct current electric motors sold to the material handling market are generally designed for specific forklift truck models. The Company works closely with its OEM customers to design motors that meet the OEM's specifications, often while the vehicles are at the prototype stage or earlier in the development cycle. Once an OEM selects a motor for a forklift, the vendor is normally the original equipment and the primary aftermarket supplier for that model for its entire product life.

  Defense. The products sold by the Company to the defense market include alternators, starter motors and control boxes for use in military vehicles including tanks, trucks, personnel carriers and the HMMWV, and are generally designed for use with a specific diesel engine. The Company's position as an original equipment supplier to the U.S. Department of Defense and to a number of defense contractors is of major importance in capturing aftermarket demand. Although the defense market has declined in recent years, it was still responsible for approximately 9% of the Company's pro forma net sales in 1997.

  Industrial, Marine and Other Applications. Approximately 4% of the Company's 1997 pro forma net sales were to a wide range of other markets. These include starter motors, alternators and ignition distributors for marine and other applications, contactors sold to the telecommunications market for use with backup battery systems and direct current motors sold for a variety of industrial applications.

  Warehouse Distribution. A portion of the sales of each product line sold by the Company represents sales to independent warehouse distributors. Almost all of the Company's battery chargers are sold to distributors, which normally purchase lift trucks, batteries and battery chargers from separate suppliers. The Company has a network of automotive parts distributors in Argentina and South Africa, many operating with a "Lucas" franchise that includes distinctive signage and branded product. About half of the Company's sales through these automotive distribution networks represents products manufactured by third parties and purchased by the Company for resale. Sales to independent warehouse distributors represented approximately 26% of the Company's pro forma net sales in 1997.

MARKETING AND CUSTOMERS

  A principal component of the Company's marketing strategy is for the Company's engineering teams to work closely with customers to design products and systems that meet each customer's specifications. An integral part of the Company's recent success at penetrating new markets has been its multi-tiered approach to selling. For example, in the truck market, the Company's sales representatives call on truck manufacturers, engine manufacturers, dealers and fleet buyers. Such multi-level selling enables the Company to generate both "pull-through" and "push-down" demand. Technical support is provided to the customer before, during and after the sale. On time delivery and aftermarket support are also important factors influencing the customer's buying decision.

  No single customer individually accounts for more than ten percent of the Company's consolidated revenues.

  Alternators. The Company's alternators and regulators are sold to a variety of aftermarket and original equipment customers. In North America, Prestolite historically emphasized the aftermarket. Over time, market demand led to increased OEM sales, and Leece-Neville alternators are now standard equipment on trucks manufactured by Freightliner, the leading producer of heavy duty trucks in North America. Leece-Neville alternators are also standard equipment on Ford heavy duty trucks, and optional equipment on Kenworth Truck, Peterbilt Motors, Navistar, Mack Trucks, Western Star and Volvo heavy duty trucks. The Company believes it is the market share leader in the OES businesses of four of the five largest heavy duty truck manufacturers in North America, and the Company's growth in this channel has helped increase original equipment placement and market share among these key customers. This represents a significant improvement from 1992, when the Company's alternators and regulators were not standard equipment with any OEM. The Company also believes it is the primary supplier to Carrier and Thermo King, the leading producers of transportation refrigeration units in North America.

  In the market for commercial high-amperage alternators, the Company has been a leader since the 1940s. Applications include ambulances, fire trucks, limousines, shuttle buses, school buses and recreational vehicles. Recent efforts by the Company have produced significant growth in this segment. Key customers for these applications include Bluebird, Thomas Built Buses and Spartan Motors. Automotive alternators are produced in South Africa and Argentina. Most sales are to OEMs. Major customers include Ford, Volkswagen, Toyota, Samcor and Nissan.

  Motors. The Company's starter motors sold for installation on new diesel engines are sold to military vehicle OEMs such as AM General, Stewart & Stevenson Services, Oshkosh Truck and General Dynamics. Aftermarket sales of starter motors for defense applications are primarily sold directly to the U.S. Department of Defense. Heavy duty starter motors are also sold to commercial truck OEMs when one of the Company motors is specified by their customer, but annual quantities are relatively small. In the United Kingdom, the Company manufactures a range of heavy duty starter motors which are sold primarily for use in trucks and generator sets. Aftermarket sales of commercial heavy duty starter motors are sold through the Company's network of independent warehouse distributors, and also through OES suppliers.

  Automotive starter motors are produced in South Africa and Argentina and sold primarily to OEMs. Major customers include Ford and Toyota.

  The Company's material handling motors are typically custom designed for OEMs. In 1997 approximately 83% of Prestolite's material handling motors were sold directly to original equipment customers for OEM production or for resale into their OES dealer network, and the remaining 17% were sold through a network of approximately 120 independent warehouse distributors for sale into the aftermarket. The major customers for the Company's material handling motors are electric forklift truck OEMs such as Clark Material Handling, BT Lifters/Prime Mover and Mitsubishi Caterpillar Forklift Europe, all of which have well-developed dealer networks and active OES programs which sell the Company's products into the aftermarket. The Company also sells replacement motors for many older model lift trucks primarily through the Company's network of independent warehouse distributors.

  The Company's pump motors are typically sold to a limited number of OEMs, such as Monarch Hydraulics, MTE Hydraulics and Fenner Fluid Power, whose products are then sold to a wide variety of mobile equipment manufacturers, such as Waltco (tailgate lifts), JLG Industries (aerial work platforms) and Fleetwood Enterprises (RV leveling systems). Motors for winch applications are typically sold directly to the winch manufacturer.

  Relays and Controls. The principal customers for the Company's solenoid sales are Ford in the light truck and sport utility vehicle market; Navistar, Freightliner and Ford in the heavy duty truck market; John Deere, J.I. Case and New Holland in the agricultural equipment market; AM General, Stewart & Stevenson Services and Oshkosh Truck in the military vehicle market; Barnes, MTE Hydraulics, Monarch Hydraulics and Warn Industries in the hydraulic pump and winch motor market; Fermont, Libby and the U.S. Department of Defense in the military generator set market; and Club Car, EZ-GO Textron and Raymond in the electric vehicle market. Nearly all solenoid sales to OEM customers are direct, and many of these OEMs have extensive dealer networks that allow the Company to capture additional aftermarket sales through their OES channels.

  Most of the Company's contactors are sold directly to original equipment customers. The contactor business has been repositioned over the past five years with telecommunications emerging as the Company's largest application in the North American market, including original equipment customers such as Lucent Technologies, Nortel and Ericsson. Sales to the material handling market, upon which the Company's contactor business was originally founded, have declined because of the widening use of electronic speed controllers in newer forklift models. Major original equipment lift truck customers include BT Lifters/Prime Mover and Mitsubishi Caterpillar Forklift Europe. The Company has a large installed base of contactors in older model forklifts and is revamping its distributor support programs to capture more of the aftermarket business. A significant amount of the Company's annual contactor sales are to OEM defense contractors, including Fermont, Essex Electro and GEC Marconi. Aftermarket sales of contactors and control boxes for military applications are usually made directly to the U.S. Department of Defense and AM General in the United States and the U.K. Ministry of Defense and Vickers in the United Kingdom.

  Battery Chargers. The principal customers for the Company's battery chargers include distributors and lift truck dealers, which typically work with the final buyer of the truck to provide a package, including a battery and a charger unit. The Company is seeking to increase its share of the North American industrial battery charger market through private branding for other companies in the industry and by expanding beyond the material handling market.

APPLIED ENGINEERING AND MANUFACTURING

  The Company has built an engineering team with in-depth design and application experience, which has allowed it to introduce innovative new products and applications. Processes and systems common to a number of product lines are directed by engineers at the Company's research and development facility in Ann Arbor, Michigan. Company engineers work closely with partners at a number of major universities, including the University of Michigan, in the areas of electronics, magnetics, alternative materials and product testing. Product design, development and application are performed by dedicated engineering teams located at the Company's manufacturing facilities which work closely with customers to design products and systems that meet each customer's specifications.

  The Company generally focuses on applications which are high value-added in terms of engineering or require special customer support as these markets provide higher margins than many high-volume applications. The Company prefers to work with customers to achieve "designed-in" status. For example, in the material handling market more than twenty-five motors were custom designed in 1996 to fit specific lift trucks being developed by the Company's OEM customers. The Company's engineering strengths, combined with its market knowledge and the broad range of products offered within each product category, enable the Company to assist its customers with the design and manufacture of integrated system solutions to meet its customers' needs, such as the entire charging and starting system of a heavy duty truck or the motive power system of a forklift. The Company expects that such system selling will become more prevalent as the Company's OEM customers seek to reduce the number of suppliers and lower the overall cost of their products by using components designed to work together.

  The Company's present management team, which joined Prestolite following Genstar's acquisition of Prestolite in 1991, has instituted continuous improvement programs at all of Prestolite's manufacturing facilities, including synchronous manufacturing techniques, cellular manufacturing arrangements and kanban-based just-in-time inventory control. Changes in manufacturing methods have made floor space available for expansion at most of Prestolite's facilities. From 1992 to 1997, Prestolite increased its sales per employee by approximately 65% and increased its sales per square foot of manufacturing and warehouse space by approximately 160%. Ongoing training programs for Prestolite's experienced workforce are an integral part of such continuous improvement efforts.

COMPETITION

  The markets in which the Company operates are highly competitive. While no single competitor competes with the Company in all of its product lines, the Company faces significant competition in each of its product lines. In addition, the Company is under constant pressure from its major OEM customers to reduce product costs. Management believes that the Company's experience in engineering and implementing cost reduction programs and its ability to develop new and improved products and to control manufacturing and development costs should allow the Company's products and prices to remain competitive. See "Risk Factors--Competition."

  Alternators. Delco Remy International Inc. ("Delco") is the Company's principal competitor in the North American market for truck alternators in both the OEM and aftermarket segments. Some national and many local remanufacturers also compete in the aftermarket. The Company's principal competitor in the North American transportation refrigeration and off-road portions of the market for heavy duty alternators is Bosch. Bosch is also the Company's principal competitor in the European market for truck alternators. The Company's principal competitors in the South African and Argentine OEM market include Bosch and other international corporations that import into such markets. C.E. Niehoff is the Company's major competitor in the market for military alternators. The Company's principal competitors in the market for high-amperage (165 to 300 ampere) commercial alternators are Lestek and Powerline. At the lower end of the heavy duty alternator market, automotive-based designs and foreign competitors are a significant factor.

  Motors. The Company's principal competitors in the North American and European starter motor market are Delco and Bosch, respectively. Principal North American competitors in the material handling motor market are General Electric and Advanced DC. The Company's principal competitors in the South African and Argentine OEM market include Bosch and other international corporations that import into such markets.

  Relays and Controls. The Company's principal competitors in the solenoid market are Electromation and Automotive Controls (Echlin) in the light truck sector; Stancor Electric (Emerson) in the heavy duty market; Stancor Electric and Clum in the material handling market; and Stancor Electric in industrial markets. The Company's principal competitors in the contactor market are Albright Engineers (primarily in Europe), Contact Industries and, in the forklift aftermarket, Intrupa Manufacturing.

  Battery Chargers. The Company's principal competitors in the battery charger market include Hertner and Ferro Magnetic.

PATENTS, TRADEMARKS AND LICENSES

  The Company holds various patents and trademarks related to its products. No single patent or trademark is currently of material importance to the Company's operations. The Company has applied for a U.S. patent for its self-diagnostic alternator.

  The Company has the exclusive right to use the "Prestolite Electric" trade name for use with motor and ignition parts through a perpetual, royalty-free license from AlliedSignal Corporation. "Prestolite Wire" and "Prestolite Batteries" are sold by unrelated companies. In connection with the Hobart acquisition, the Company acquired the use of the "Hobart" brand name for battery chargers for five years from the February 28, 1996 acquisition date.

  Lucas Industries retained all rights to the "Lucas" trade name and logo and certain other trademarks of Lucas Industries following the Lucas Acquisition. As part of the Lucas Acquisition, Lucas Argentina, Lucas South Africa and Prestolite U.K. are each permitted for a transition period to brand products manufactured and sold by them with certain Lucas Industries trademarks.

  In connection with the Lucas Acquisition, on April 8, 1998 the Company entered into an agreement with Hitachi, Ltd., a Japanese corporation, for a seven-year non-exclusive, non-transferrable license to manufacture and sell certain starter motors and alternators utilizing Hitachi's proprietary technology in exchange for a one-time fee of (Yen)30.0 million and royalty payments based on the net sales of such products.

PROPERTIES

  The Company's corporate headquarters are located at 2100 Commonwealth Boulevard, Ann Arbor, Michigan 48105. The Company leases its headquarters. The following table sets forth certain information regarding the facilities operated by the Company as of the date of this Prospectus:

                                                                APPROX.   OWNED/
   LOCATION                                        USE        SQUARE FEET LEASED
   --------                                 ----------------- ----------- ------
   Ann Arbor, MI........................... Headquarters         11,000   Leased
   Ann Arbor, MI........................... Technology Center     4,500   Leased
   Arcade, NY.............................. Manufacturing       342,800    Owned
   Decatur, AL............................. Manufacturing       258,000    Owned
   Wagoner, OK............................. Manufacturing        50,000   Leased
   Troy, OH................................ Manufacturing       160,000   Leased
   Dearborn Heights, MI.................... Remanufacturing      22,000   Leased
   Florence, KY............................ Warehouse           108,800   Leased
   Leyland, U.K............................ Manufacturing       250,000    Owned
   Cardiff, U.K............................ Manufacturing        15,000    Owned
   Acton, U.K.............................. Manufacturing       368,900    Owned
   Johannesburg, South Africa.............. Manufacturing       118,400    Owned
   Buenos Aires, Argentina................. Manufacturing       159,000    Owned
   San Lorenzo, Argentina.................. Manufacturing        76,676    Owned
   San Luis, Argentina..................... Manufacturing        30,800    Owned

  The lease for the Company's Ann Arbor headquarters expires in October 1998; the Ann Arbor technology center in December 1998; the Wagoner facility in April 1999; the Troy facility in October 2006; the Dearborn Heights facility in November 1998; and the Florence facility in June 2000.

  The Company believes that it complies with all relevant environmental regulations and that its reserves are sufficient to cover any known environmental claims related to its properties. See Note 7 of the Notes to PEI's Consolidated Financial Statements.

EMPLOYEES

  The Company had 2,732 employees as of April 4, 1998. There are no collective bargaining agreements in effect with respect to any of the Company's employees, with the exception of (i) employees at the Company's Leyland, England facility and (ii) all of the hourly and some of the salaried employees at the five facilities acquired in the Lucas Acquisition. The agreement covering the employees of Lucas HDP expires in January 1999. While the Company has not experienced a strike or work stoppage at any of its facilities, including those acquired in the Lucas Acquisition, there can be no assurance that a strike or work stoppage will not occur upon expiration of the agreement governing Lucas HDP if such agreement is not renewed. See "Risk Factors-- Difficulty of Integrating Acquired Operations." The Company believes that relations with its employees are excellent.

LEGAL PROCEEDINGS

  From time to time the Company is involved in various litigation matters arising in the ordinary course of its business. Management believes that none of the matters in which the Company is currently involved, either individually or in the aggregate, is material to the financial position, results of operations, or cash flows of the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information as of March 31, 1998, with respect to the executive officers and Directors of the Issuer and PEI:

             NAME            AGE                    POSITION
             ----            ---                    --------
 P. Kim Packard.............  58 President, Chief Executive Officer and
                                 Director of the Issuer and PEI
 Kenneth C. Cornelius.......  53 Senior Vice President, Chief Financial Officer
                                 and Secretary of the Issuer and PEI
 Thomas C. Dolson...........  64 Vice President and Division President,
                                 Prestolite Products Division of the Issuer
 I. Conrad Schwab...........  56 Vice President and Division President,
                                 Prestolite Power Division of the Issuer
 Thomas E. Hunt.............  45 Vice President and Division President, Leece-
                                 Neville Heavy Duty Division of the Issuer
 Michael Lea................  53 Vice President and Managing Director,
                                 Prestolite U.K.
 Dennis P. Chelminski.......  45 Controller of the Issuer, Assistant Secretary
                                 of the Issuer and PEI
 Richard D. Paterson(a)(b)..  55 Chairman of the Board and Director of the
                                 Issuer and PEI
 Ross J. Turner(b)..........  67 Director of the Issuer and PEI
 John A. West(a)(b).........  69 Director of the Issuer and PEI

--------
(a)Member of Audit Committee of PEI and the Issuer
(b)Member of Compensation Committee of PEI and the Issuer

  P. Kim Packard joined the Issuer and PEI in December 1991 as President, Chief Executive Officer and a Director. Prior to joining the Company, Mr. Packard was President and Chief Operating Officer of Hobart Brothers Company of Troy, Ohio for six years. Previously, Mr. Packard served as President of Warner & Swasey and an officer or executive of various divisions of Allied/Bendix. He also served in various marketing, sales, and executive capacities with GTE Sylvania. Mr. Packard holds a B.S. in electrical engineering from Pennsylvania State University and an M.S. from the Massachusetts Institute of Technology, where he was a Sloan Fellow. He is also a director of Kurz-Kasch Corporation, Dayton, Ohio.

  Kenneth C. Cornelius became Senior Vice President and Chief Financial Officer of the Issuer and PEI in August 1992 and has been Secretary of the Issuer and PEI since 1993. Previously, he was Chief Financial Officer with M-C Industries for three years, after spending 17 years with Maremont Corporation in various financial positions, including eight years as Chief Financial Officer. Mr. Cornelius holds a B.A. from Carleton College and an M.B.A. from the University of Michigan.

  Thomas C. Dolson joined the Issuer in November 1994 as President of the Prestolite Products Division. He previously served as Chief Executive Officer of Nitram Energy and Chief Operating Officer of M-C Industries. Mr. Dolson also served more than twenty years in the U.S. Marine Corps, with his final rank being Lieutenant Colonel. He holds a B.S. in Business from the University of Idaho and M.S. in Personnel Administration from George Washington University.

  I. Conrad Schwab became an officer of the Issuer in conjunction with the Issuer's acquisition of two product lines from Hobart in February 1996. He joined Hobart in 1988 as General Manager of the Ground Power Division. He was formerly General Manager, Personal Aircraft, at Piper Aircraft; Director of Business Development for Fiat-Allis, and served in various positions for Firestone in Europe. He received a B.A. in Biological Science from Johns Hopkins University, did graduate studies at the University of Tubingen in Germany and received a Master of Foreign Trade from the American Graduate School of International Management in Phoenix.

  Thomas E. Hunt joined the Issuer in July 1996 as the Leece-Neville Director of Product Engineering. He was promoted to his current position in January 1997. Previously, he was Director of Heavy Duty Engineering with the Delco-Remy division of General Motors, which became Delco Remy America in 1994. Mr. Hunt joined Delco in 1974 and held various positions there before becoming the head of heavy duty engineering in 1988. Mr. Hunt received a B.S. in Electrical Engineering from Rose-Hulman Institute of Technology and an M.B.A. from Anderson University.

  Michael Lea became Managing Director of Prestolite U.K. in December 1993. He had previously been Sales and Marketing Director of Polypenco Ltd. From 1977 to 1990 he served in various positions with GKN, leading to Managing Director of GKN Composites Ltd. Mr. Lea is a Chartered Engineer holding Bachelor of Technology in Metallurgy and Doctor of Philosophy in Engineering degrees from Brunel University.

  Dennis P. Chelminski has been Controller of the Issuer and Treasurer and Assistant Secretary of the Issuer and PEI since February 1992. Mr. Chelminski is also Treasurer and Assistant Secretary of PEI. He held the position of Chief Accounting Officer from October 1991 to February 1992 and was previously Manager of Financial Analysis. Prior to 1986, he held various financial positions with Eltra Corporation and AlliedSignal Corporation. Mr. Chelminski holds a B.S. in accounting from the University of Toledo, and is a C.P.A.

  Richard D. Paterson has been a Director and Chairman of the Board of Directors of the Issuer and PEI since 1991. Mr. Paterson has been Executive Vice President and a director of Genstar Investment Corporation, an affiliate of Genstar ("GIC"), since 1987 and was a director of Genstar from 1988 through August 1995. In addition, he is currently a director of a number of privately held corporations.

  Ross J. Turner has been a Director of the Issuer and PEI since 1991. Mr. Turner has been Chairman of the Board of Directors of GIC since 1987 and was a director of Genstar from 1988 through August 1995. Mr. Turner is the Deputy Chairman and a director of Rio Algom Limited in Canada and of Guy F. Atkinson Company and Blue Shield of California in the United States. In addition, he is currently a director of a number of privately held corporations.

  John A. West has been a Director of the Issuer and PEI since 1991. Mr. West has been Executive Vice President of GIC since 1992 and a director of GIC since 1987 and was a director of Genstar from 1988 through August 1995. In addition, he is currently a director of a number of privately held corporations.

  Directors of PEI are elected annually to serve until the next annual meeting of shareholders of PEI or until their successors have been elected and qualified. Executive officers of PEI are appointed by, and serve at the discretion of, the Board of Directors of PEI. None of the executive officers or Directors of PEI is related by blood, marriage or adoption to any other executive officer or Director of PEI.

EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table summarizes all compensation paid for the year ended December 31, 1997 to the Company's Chief Executive Officer and the four other highest compensated executive officers who were serving as executive officers at December 31, 1997 (collectively, the "Named Executive Officers"):

                                       ANNUAL COMPENSATION
                             ----------------------------------------  LONG-TERM
                                                      OTHER ANNUAL    COMPENSATION     ALL OTHER
NAME AND PRINCIPAL POSITION  SALARY($) BONUS($)(a) COMPENSATION($)(b)  AWARDS(c)   COMPENSATION($)(d)
---------------------------  --------- ----------- ------------------ ------------ ------------------
P. Kim Packard..........      305,000    249,900          --              --             10,220
  President and Chief
   Executive Officer
Kenneth C. Cornelius....      156,769     95,800          --              --              6,034
  Senior Vice President
   and Chief Financial
   Officer
Thomas C. Dolson........      135,292     71,100          --              --              6,109
  Vice President and
   Division President,
   Prestolite Products
I. Conrad Schwab........      134,385     94,000          --              --              5,183
  Vice President and
   Division President,
   Prestolite Power
Thomas E. Hunt..........      117,308     98,700          --              --                435
  Vice President and
   Division President,
   Leece-Neville Heavy
   Duty Division

--------
(a) Amounts reflect bonuses earned during 1997 but paid during 1998.
(b) Other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the year.
(c) The Company did not make any long-term incentive awards to any of the Named Executive Officers in 1997.
(d) Amounts reflect premiums paid for life insurance coverage in excess of $50,000 and contributions, if any, by Prestolite pursuant to its 401(k) plan. Also includes for Messrs. Packard and Cornelius above-market interest on deferred compensation payable pursuant to a Deferred Compensation Agreement between each of Messrs. Packard and Cornelius and PEI.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

  The Company did not grant any options to purchase shares of Common Stock to any of the Named Executive Officers during 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

  The following table summarizes the number and value of all unexercised options held by the Named Executive Officers as of December 31, 1997. No options were exercised by any of the Named Executive Officers during 1997.

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                                    OPTIONS AT                OPTIONS AT
                                    FY-END (#)               FY-END ($)(a)
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            NAME             ----------- ------------- ----------- -------------
P. Kim Packard..............   156,600      22,400     $2,097,224    $243,342
Kenneth C. Cornelius........    20,900       8,600        262,322      93,276
Thomas C. Dolson............     9,900       8,100        111,474      87,569
I. Conrad Schwab............     3,200       4,800         33,963      50,945
Thomas E. Hunt..............       --          --             --          --

--------
(a) Value is based upon the fair market value of the stock as of December 31, 1997, as determined by the PEI Board of Directors, minus the exercise price. Fair market value was determined in good faith by the Board of Directors of PEI and was based upon the historical and projected financial performance of the Company.

COMPENSATION OF DIRECTORS

  The Directors of PEI and the Issuer do not receive any compensation for their services as Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Compensation Committees of PEI and the Issuer are Messrs. Richard A. Paterson, chairman, and John A. West. Each is an executive officer and currently a director of GIC and was a director of Genstar at various times from 1988 through August 1995.

EMPLOYMENT AGREEMENTS

  PEI has entered into agreements with each of Messrs. Packard, Cornelius, Dolson, Schwab, Hunt and Lea. The agreements with Messrs. Packard, Cornelius, Dolson, Schwab and Lea provide in each case that if the employee's employment with PEI is terminated at any time for any reason, other than by the employee voluntarily except in the event of a substantial diminution in responsibilities, for cause (as defined in the respective employment agreements) or as a result of death or disability, the terminated individual shall receive from PEI for a period of one year following the date of termination the then current salary and benefits that the employee would otherwise have been entitled to receive (except for Mr. Packard who would receive two years salary and benefits).

  Each of the agreements provides that in the event that the employee's employment is terminated at any time within twelve months following a change of control (as defined in the respective employment agreements) for any reason other than for cause, the agreements provide that the respective individual would be entitled to receive from PEI an additional one year period of such salary and benefits following the expiration of the salary and benefits such employee is entitled to receive in the event of termination for any other reason.

  Any benefits payable under the agreements, absent mutual agreement of the parties, shall be payable at such time and in such manner as if the employee remained employed by PEI, and such benefits, if any, shall continue notwithstanding re-employment and/or death of the employee following termination of employment.

1991 OPTION PLAN

  In 1991, PEI adopted the PEI Holding, Inc. Management Stock Option Plan (as amended, the "1991 Option Plan"), designed to provide an incentive to those designated employees of PEI to continue in their employment and to increase their efforts for the success of PEI. The designated employees are selected in the sole discretion of the Compensation Committee of the Board of Directors of PEI (the "Plan Administrator"). As of April 4, 1998, an aggregate of 350,280 shares of Common Stock were reserved for issuance under the 1991 Option Plan.

  The 1991 Option Plan provides for granting to designated employees stock options to purchase shares of Common Stock. The Plan Administrator has sole authority to select those individuals to whom options may be granted and to determine the number of shares of Common Stock to be subject to the options granted to such individual. The purchase price of each share of Common Stock subject to the options is the fair market price of the Common Stock on the date of the grant as determined by the Board of Directors of PEI. All options granted are subject to the terms of the Stock Option Agreement ("Option Agreement") entered into by the recipient of the options.

  Each Option Agreement entered into by the recipient of options requires the recipient to be bound by the terms of any stockholders agreement entered into between certain stockholders and PEI. Options vest beginning on January 1 of the first full calendar year following granting of the option (or on the first anniversary of the date of grant if granted in connection with hiring) and vest at a rate of 20% per year on each subsequent January 1. Options are not transferable by the recipient other than by will or by the laws of descent and distribution and are exercisable during the recipient's lifetime only by the recipient. All options terminate on the tenth anniversary of the date of grant. Options are exercisable within 90 days after a registration statement pertaining to Common Stock has been filed with the Commission under the Securities Act and declared effective, upon receipt by PEI of an acceptable opinion of counsel stating that such options are exempt from such registration or until PEI otherwise determines in its sole discretion.

  If the recipient is terminated by PEI without cause (as defined in the Option Agreement) or for permanent disability or death then all unvested options are terminated and canceled on the date of termination; within 30 days of termination PEI may make a cash payment to the recipient in the amount of the excess of the fair market value of the Common Stock subject to such options over the exercise price for such shares, or make such other decisions with respect to such options as in the sole discretion of PEI. If the recipient is terminated for cause then all options, including vested and unvested options, are canceled on the last day of such recipient's employment.

  In the event of a merger or consolidation of PEI (subsequent to which the present stockholders of PEI own less than 50% of the voting stock of the surviving entity), a sale of all or substantially all of the assets of PEI to an entity not affiliated with Genstar or a dissolution or liquidation of PEI, then the Plan Administrator may provide for the vesting of up to all options outstanding within 30 days of such event or authorize a cash payment to each option holder equal to the excess of the fair market value of the shares of Common Stock subject to such holder's option over the applicable exercise price. The options are subject to anti-dilution provisions in the event of a change in the capital structure of PEI.

  As of June 1, 1998, options to purchase an aggregate of 268,840 shares of Common Stock at prices from $5.00 to $18.86 were outstanding under the 1991 Option Plan.

                            PRINCIPAL STOCKHOLDERS

  The table below sets forth certain information regarding beneficial ownership of the Common Stock of PEI as of June 1, 1998 by (i) each person or entity known by PEI to own beneficially 5% or more of the Common Stock; (ii) each Director and Named Executive Officer; and (iii) all executive officers and Directors as a group. PEI owns 100% of the Common Stock of the Issuer. As of June 1, 1998, there were 1,993,000 shares of Common Stock outstanding:

                                              SHARES BENEFICIALLY OWNED
                                              -----------------------------
                      NAME                     NUMBER(a)       PERCENT(a)
                      ----                    --------------- -------------
   Genstar Capital Corporation (b)...........       1,920,000          96.3%
     Scotia Plaza, Suite 4900
     40 King Street West
     Toronto, Ontario M54 4AA
     Canada
   P. Kim Packard (c)........................         102,000           5.1
     c/o Prestolite Electric Incorporated
     2100 Commonwealth Blvd.
     Ann Arbor, Michigan 48105
   Kenneth C. Cornelius (d)..................          17,100             *
   Thomas C. Dolson (e)......................          11,500             *
   I. Conrad Schwab (f)......................           8,000             *
   Thomas E. Hunt (g)........................           8,000             *
   Richard D. Paterson (h)...................          89,280           4.5
   Ross J. Turner (h)........................          89,280           4.5
   John A. West (h)..........................          89,280           4.5
   All executive officers and Directors as a
    group (10 persons) (i)...................         264,380          13.3

--------
*   Less than 1%
(a) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 1, 1998, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
(b) Genstar's shares are held of record by The Royal Trust Company, a licensed trust company in Canada, that holds the shares for the benefit of Genstar, its preferred shareholders and GIC.
(c) Consists of 17,000 shares of Common Stock and 85,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 1, 1998. Does not include 53,900 shares issuable upon exercise of options which vest more than 60 days after June 1, 1998.
(d) Consists of 8,000 shares of Common Stock and 9,100 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 1, 1998. Does not include 19,000 shares issuable upon exercise of options which vest more than 60 days after June 1, 1998.
(e) Consists of 8,000 shares of Common Stock and 3,500 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 1, 1998. Does not include 15,100 shares issuable upon exercise of options which vest more than 60 days after June 1, 1998.
(f) Consists of 8,000 shares of Common Stock. Does not include 6,900 shares issuable upon exercise of options which vest more than 60 days after June 1, 1998.
(g) Consists of 8,000 shares of Common Stock. Does not include 6,900 shares issuable upon exercise of options which vest more than 60 days after June 1, 1998.
(h) Consists of 89,280 shares of Common Stock indirectly owned by GIC by virtue of GIC's ownership in Genstar, as to which Messrs. Paterson, Turner and West may be deemed to be beneficial owners. Excludes the remaining shares of Common Stock owned by Genstar as to which Messrs. Paterson, Turner and West disclaim beneficial ownership. See "Certain Transactions-- GIC Management Agreement." Genstar owns approximately 84.9% of the Common Stock of PEI on a fully-diluted basis.
(i) Amount shown includes an aggregate of 110,100 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of June 1, 1998. Does not include an aggregate of 128,900 shares issuable upon exercise of options which vest more than 60 days after June 1, 1998.

                             CERTAIN TRANSACTIONS

THE RECAPITALIZATION

  In connection with the Offering, the Company effected a series of transactions that resulted in the Recapitalization of the Company. The Recapitalization consisted of (i) the Offering (ii) the repayment of approximately $42.0 million of outstanding indebtedness (including approximately $3.2 million of debt of Lucas Argentina), (iii) the payment of a dividend to PEI to enable PEI and an affiliate to purchase securities of PEI from PEI's securityholders for an aggregate purchase price of approximately $29.7 million, (iv) the entry by the Issuer into the New U.S. Credit Facility providing for up to $23.0 million in revolving credit loans and (v) the entry by Prestolite U.K. into the Temporary U.K. Credit Facility providing for short-term borrowings of up to (Pounds)3.0 million. On April 21, 1998, Prestolite U.K. replaced the Temporary U.K. Credit Facility with the New U.K. Credit Facility providing for borrowings of up to (Pounds)7.0 million (approximately $11.3 million based on exchange rates as of June 1, 1998). See "The Transactions--The Recapitalization" and "Description of Certain Indebtedness."

  The following table summarizes all purchases of Common Stock and options and warrants to purchase Common Stock pursuant to the Recapitalization. All shares of Common Stock were purchased by a limited liability company affiliated with PEI, and all options and warrants to purchase Common Stock were purchased by PEI.

               NAME               TOTAL SECURITIES PURCHASED PURCHASE PRICE(a)
               ----               -------------------------- -----------------
   Genstar Capital Corporation
    and/or the preferred
    shareholders thereof........          1,280,000(b)          $24,145,408
   Entities affiliated with
    Cigna Mezzanine Partners
    III, L.P....................            171,740(c)            3,434,700
   P. Kim Packard...............             77,600(d)            1,325,188
   Kenneth C. Cornelius.........             11,800(e)              196,996
   Thomas C. Dolson.............              7,200(f)              103,074
   I. Conrad Schwab.............              3,200(g)               41,470
   Dennis P. Chelminski.........              6,600(h)              111,722
   Michael Lea..................              9,000(i)              139,831
   Other employees as a group (4
    persons)....................             14,560(j)              242,192
                                          ---------             -----------
   Total........................          1,581,700             $29,740,581
                                          =========             ===========

--------
(a) Equal to (i) $18.86 per share of Common Stock, (ii) a price per warrant equal to $20.00 per share of Common Stock issuable upon exercise of such warrant and (iii) a price per option equal to $18.86 per share of Common Stock issuable upon exercise of such option minus the applicable exercise price. Amounts paid to management included payments to compensate for less favorable tax treatment with respect to purchased options and were net of any indebtedness owed to PEI pursuant to applicable stock purchase agreements.
(b) Genstar's shares were held of record by The Royal Trust Company, a licensed trust company in Canada, that held the shares for the benefit of Genstar, its preferred shareholders and GIC.
(c) Consists of warrants to purchase 171,740 shares of Common Stock at an exercise price of $0.01 per share. The warrants repurchased in the Recapitalization constituted 100% of the equity interest in the Company of the entities affiliated with Cigna Mezzanine Partners III, L.P.
(d) Consists of 6,000 shares of Common Stock and vested options to purchase 71,600 shares of Common Stock at an exercise price of $5.00 per share.
(e) Consists of vested options to purchase 11,800 shares of Common Stock at a weighted average exercise price of $5.19 per share.
(f) Consists of vested and unvested options to purchase 7,200 shares of Common Stock at a weighted average exercise price of $7.14 per share.
(g) Consists of vested options to purchase 3,200 shares of Common Stock at an exercise price of $8.25 per share.
(h) Consists of vested options to purchase 6,600 shares of Common Stock at an exercise price of $5.00 per share.
(i) Consists of vested and unvested options to purchase 9,000 shares of Common Stock at a weighted average exercise price of $6.14 per share.
(j) Consists of vested options held by four other employees of the Company to purchase an aggregate of 14,560 shares of Common Stock at a weighted average exercise price of $5.02 per share.

  Management also received payments with respect to purchased options that provided management, on an after-tax basis (taking into account taxes on such additional payments), with a net amount equal to the after-tax amount that management would have realized had the shares issued upon exercise of such options been held sufficiently long to qualify for the capital gains tax rate applicable to a capital asset held for more than 18 months (assuming that ordinary income or short-term capital gains were taxable to management at the highest marginal tax rate applicable to such income at the time of the purchase).

  Messrs. Paterson, Turner and West, all directors of PEI, are executive officers of GIC. Messrs. Paterson, Turner and West are also shareholders of GIC. GIC holds approximately 4.65% of the outstanding preferred shares of Genstar and, as a result, was entitled to approximately 4.65% of the proceeds distributed to Genstar and/or its preferred shareholders in connection with the Recapitalization. See "The Recapitalization" and "Principal Stockholders." GIC acts as the advisor to Genstar, and is entitled to certain fees and reimbursement of expenses from Genstar for services rendered to Genstar. To the extent that GIC collects fees and expenses directly from portfolio companies of Genstar, such as the Company, Genstar's obligation to pay these fees and expenses to GIC is offset.

GIC MANAGEMENT AGREEMENT

  The Company has entered into a management agreement (the "Management Agreement") with GIC terminating on December 31, 2002, under which GIC has agreed to provide the Company with ongoing management and financial advisory services. The Company has agreed to pay GIC a fee of $200,000 per quarter as compensation for services rendered by GIC under the Management Agreement, plus all out-of-pocket costs and expenses incurred in connection therewith. On January 1, 1998, this fee increased to the greater of $900,000 or 0.3% of the Company's annual net sales. During the years ended December 31, 1995, 1996 and 1997, the Company paid management and advisory fees of $800,000, respectively, plus out-of-pocket expenses to GIC.

SEVERANCE

  In August 1997 the Company paid approximately $495,000 to a former executive officer in connection with termination of his employment, including amounts paid in exchange for all stock option rights, shares of Common Stock and certain other rights held by such officer.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

  The Outstanding Notes were issued under an Indenture, dated as of January 22, 1998 (the "Indenture"), between the Issuer, PEI and U.S. Bank Trust National Association, as Trustee (the "Trustee"). The Exchange Notes also will be issued under the Indenture. The Outstanding Notes and the Exchange Notes will be treated as a single class of securities under the Indenture.

  The following is a summary of certain provisions of the Indenture and the Notes. A copy of the Indenture, including the form of the Notes, has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to them in the Indenture. For purposes of this summary, the term "Issuer" refers only to Prestolite Electric Incorporated and not to PEI or any Subsidiary of PEI or the Issuer.

  The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Certain terms used herein and in the Indenture are defined below under "--Certain Definitions." As used herein, the term "Notes" means the Exchange Notes and the Outstanding Notes, treated as a single class. Except as otherwise indicated below, the following summary applies to both the Outstanding Notes and the Exchange Notes offered hereby. The terms of the Exchange Notes will be identical in all respects to those of the Outstanding Notes, except for the freely tradeable character of the Exchange Notes (provided the Holder thereof is not an affiliate of the Company) and the absence of certain registration rights granted to holders of the Outstanding Notes. See "The Exchange Offer--Purpose and Effects." The Exchange Notes will be issued solely in exchange for an equal principal amount of Outstanding Notes pursuant to the Exchange Offer made hereby.

  Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 100 Wall Street, Suite 1600, New York, New York 10005), except that, at the option of the Issuer, payment of interest may be made by check mailed to the registered holders of the Exchange Notes at their registered addresses.

  The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

  For each Outstanding Note accepted for exchange, the holder of such Outstanding Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note.

TERMS OF THE NOTES

  The Notes are unsecured, senior obligations of the Issuer, limited to $125.0 million aggregate principal amount, and will mature on February 1, 2008

  Each Exchange Note will bear interest at a rate per annum shown on the front cover of this Prospectus from the date of issuance thereof (July 27, 1998 unless the Exchange Offer is extended) or from the most recent date to which interest on the Outstanding Notes has been paid or provided for, payable semiannually to Holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date on February 1 and August 1 of each year, commencing August 1, 1998. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest from the most recent interest payment date to which interest has been paid on the Outstanding Notes or, if no interest has been paid, from January 22, 1998. Outstanding Notes accepted for exchange will cease to accrue interest from and after the date of the consummation of the Exchange Offer. Holders whose Outstanding Notes are accepted for exchange will not receive any payment in respect of interest on such Outstanding Notes for any period subsequent to the last interest payment date, if any, of the Outstanding Notes to occur prior to the issue date of the Exchange Notes and will be deemed to have waived the right to receive any payment in respect of interest on the Outstanding Notes accrued from and after such interest payment date, if any. The Issuer will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  The interest rates on the Notes is subject to increase in certain circumstances if the Registration Statement ceases to be effective as further described under "--Registration Rights."

OPTIONAL REDEMPTION

  Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Issuer prior to February 1, 2003. Thereafter, the Notes will be redeemable, at the Issuer's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

                                                                      REDEMPTION
      PERIOD                                                            PRICE
      ------                                                          ----------
      2003...........................................................  104.8125%
      2004...........................................................  103.2083%
      2005...........................................................  101.6042%
      2006 and thereafter............................................  100.0000%

  In addition, at any time and from time to time prior to February 1, 2001, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings to the extent that, in the case of a Public Equity Offering of PEI, the net cash proceeds thereof are contributed to the equity capital of the Issuer, at a redemption price (expressed as a percentage of principal amount thereof) of 109.625% plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $81.25 million principal amount of the Notes must remain outstanding after each such redemption.

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

PEI GUARANTEE

  PEI, as primary obligor and not merely as surety, irrevocably and unconditionally guaranteed, on a senior basis, the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by PEI being herein called the "Guaranteed Obligations"). PEI has agreed to pay, in addition to the amounts stated above, any and all expenses

(including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the PEI Guarantee. PEI has no material assets other than the common stock of the Issuer and the Existing Non-Issuer PEI Subsidiaries.

  The PEI Guarantee is a continuing guarantee and (a) will remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) is binding upon PEI and (c) inures to the benefit of and is enforceable by the Trustee, the Holders and their successors, transferees and assigns.

  The PEI Guarantee is an unsecured senior obligation of PEI and ranks pari passu with other senior unsecured indebtedness of PEI, including its Guarantee of the Outstanding Notes. Under the Indenture, PEI agreed not to engage in any activities other than holding the outstanding securities of the Issuer and the Existing Non-Issuer PEI Subsidiaries and not to incur any liabilities other than those relating to its guarantees of the Notes, guarantees of certain other obligations of the Issuer, including guarantees of the performance of the Issuer's obligations in connection with the Lucas Acquisition and liabilities for overhead expenses, taxes, and legal, accounting and other professional fees and expenses. See "--Certain Covenants--Restrictive Covenant of PEI."

  PEI is a holding company which derives all of its operating income from its Subsidiaries, including the Issuer. The holders of the Notes will have no direct claim against such Subsidiaries (other than the Issuer). The rights of holders of the Notes to participate in any distribution of assets of any such Subsidiary upon its liquidation, bankruptcy, reorganization or otherwise will, as is the case with other unsecured creditors of PEI, be subject to prior claims of creditors of that Subsidiary. PEI must rely upon dividends and other payments from such Subsidiaries, including the Issuer, to generate the funds to meet its obligations, including the payment of principal of, premium, if any, and interest under its Guarantee. The ability of PEI's Subsidiaries (other than the Issuer) to make such payments may be restricted by, among other things, applicable state and foreign corporate laws and other laws and regulations or by the terms of agreements to which they may become party.

RANKING

  The indebtedness evidenced by the Outstanding Notes is, and the indebtedness evidenced by the Exchange Notes will be, unsecured Senior Indebtedness of the Issuer, ranking pari passu in right of payment with all existing and future Senior Indebtedness of the Issuer and senior in right of payment to all existing and future Subordinated Obligations of the Issuer. The Outstanding Notes are, and the Exchange Notes will also be, effectively subordinated to all existing and future Secured Indebtedness of the Issuer, including indebtedness under the New U.S. Credit Facility, to the extent of the value of the assets securing such Indebtedness. The Outstanding Notes are, and the Exchange Notes will be, structurally subordinated to all existing and future Indebtedness of any Subsidiary of the Issuer, including indebtedness under the New U.K. Credit Facility.

   As of December 31, 1997, on a pro forma basis after giving effect to the Transactions as if the Transactions had occured on such date, the Issuer would have had approximately $129.5 million of consolidated indebtedness outstanding, of which approximately $4.5 million would have represented secured indebtedness, and the indebtedness of the Issuer's subsidiaries would have been approximately $3.2 million (excluding trade payables of approximately $18.4 million). In addition, as of April 4, 1998, the Issuer had approximately $132.6 million of consolidated indebtedness outstanding, of which approximately $7.6 million represented Secured Indebtedness, and the indebtedness of the Issuer's Subsidiaries was approximately $5.1 million. Although the Indenture contains limitations on the amount of additional Indebtedness which the Issuer may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See "-- Certain Covenants--Limitation on Indebtedness."

  A substantial portion of the operations of the Issuer will be conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such Subsidiaries, and claims of holders of Preferred Stock (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and holders of Preferred Stock (if any) of Subsidiaries of the Issuer. Although the Indenture limits the Incurrence of Indebtedness and Preferred Stock of certain of the Issuer's Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Indenture. See "--Certain Covenants--Limitation on Indebtedness and Preferred Stock of Subsidiaries."

CHANGE OF CONTROL

  Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Issuer to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date):

    (i)prior to the first public offering of common stock of PEI or the Issuer, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Issuer, whether as a result of issuance of securities of PEI or the Issuer, any merger, consolidation, liquidation or dissolution of PEI or the Issuer, any direct or indirect transfer of securities by PEI or the Issuer or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

    (ii)subsequent to the first public offering of common stock of PEI or the Issuer, (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above) directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer and (B) the Permitted Holders "beneficially own" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Issuer (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in clause (i) above), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); provided, however, that a Person shall not be deemed the "beneficial owner" of shares tendered pursuant to a tender or exchange offer made by such Person or any Affiliate of such Person until the tendered shares are accepted for purchase or exchange;

    (iii)during any period of two consecutive years (or, in the case this event occurs within the first two years after the Issue Date, such shorter period as shall have begun on the Issue Date), individuals who at the beginning of such period constituted the Board of Directors of PEI or the Issuer (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of PEI or the Issuer was approved by a vote of 662/3% of the directors of PEI or the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of PEI or the Issuer then in office;

    (iv)the merger or consolidation of PEI or the Issuer with or into another Person or the merger of another Person with or into PEI or the Issuer, or the sale of all or substantially all the assets of PEI or the Issuer to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of PEI or the Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of PEI or the Issuer are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

  Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder at its registered address with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

  The phrase "all or substantially all," as used with respect to a sale of assets in the definition in the Indenture of "Change of Control," varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (the law governing the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a Person and therefore it may be unclear whether a Change of Control has occurred.

  The Issuer will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between PEI, the Issuer and the Initial Purchasers. The Board of Directors of PEI has no present intention to engage in a transaction involving a Change of Control, although it is possible that PEI would decide to do so in the future. Subject to the limitations discussed below, PEI or the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer's capital structure or credit rating. Restrictions on the ability of the Issuer to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Limitation on Indebtedness" and "--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

  The New U.S. Credit Facility generally prohibits the Issuer from purchasing any Notes and will also provide that the occurrence of certain change of control events (as defined therein) with respect to PEI or the Issuer would constitute a default thereunder. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New U.S. Credit Facility.

  Future Indebtedness of the Issuer may contain prohibitions on the occurrence of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a change of control (as defined in the instruments governing such Indebtedness). Moreover, the exercise by the Holders of their right to require the Issuer to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer's ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relative to the Issuer's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

  The Indenture contains covenants including, among others, the following:

  Limitation on Indebtedness. (a) The Issuer will not Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence and after giving effect to such Incurrence and the application of the net proceeds therefrom, the Consolidated Coverage Ratio would exceed 2.00:1 if such Incurrence shall occur prior to February 1, 2000 or would exceed 2.25:1 if such Incurrence shall occur thereafter.

  (b) Notwithstanding the foregoing paragraph (a), the Issuer may Incur any or all of the following Indebtedness: (i) Indebtedness of the Issuer Incurred under the New U.S. Credit Facility in an aggregate principal amount outstanding at any time not to exceed the greater of (A) $23.0 million and (B) the sum of (x) 50% of the book value of the inventory of the Issuer and its Restricted Subsidiaries and (y) 85% of the book value of the accounts receivable of the Issuer and its Restricted Subsidiaries, provided that the amount in clause (A) shall be reduced by the aggregate amount of all proceeds from all Asset Dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness pursuant to "-- Certain Covenants--Limitation on Sale of Assets and Subsidiary Stock" and less the aggregate amount of all mandatory prepayments of principal of term loans thereunder that have been made since the Issue Date; (ii) Indebtedness of the Issuer owing to and held by any Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to another Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Issuer unless such Indebtedness is assumed by the buyer of such Wholly Owned Subsidiary or otherwise discharged in connection with such transaction and such Wholly Owned Subsidiary is fully released in connection therewith; (iii) Indebtedness represented by the Notes; (iv) Indebtedness of the Issuer (other than the Indebtedness described in clauses (i), (ii) or (iii) above) outstanding on the Issue Date; (v) Indebtedness (including Capitalized Lease Obligations) of the Issuer Incurred to finance the acquisition, construction or improvement of fixed or capital assets in an aggregate principal amount at any one time outstanding not to exceed $10.0 million, provided that such Indebtedness is Incurred within 180 days after the date of such acquisition, construction or improvement and does not exceed the fair market value of such acquired, constructed or improved assets, as determined in good faith by the Board of Directors of the Issuer; (vi) Refinancing Indebtedness Incurred in respect of any Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause
(iii), (iv) or this clause (vi); (vii) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Issuer in the ordinary course of its business and which do not secure Indebtedness other than the Indebtedness and the obligations with respect to which such instruments were issued and (B) under Currency Agreements and Interest Rate Agreements Incurred which, at the time of Incurrence, is in the ordinary course of business; provided, however, that, in the case of Currency Agreements which relate to Indebtedness and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are directly related to Indebtedness permitted to be Incurred by the Issuer pursuant to the Indenture; (viii) Indebtedness represented by Guarantees by the Issuer of Indebtedness otherwise permitted to be Incurred pursuant to this covenant or "--Certain Covenants--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries"; and (ix) other Indebtedness in an aggregate principal amount outstanding at any time not to exceed $10.0 million.

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  (c) Notwithstanding the foregoing, the Issuer shall not Incur any
Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such new Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations being Refinanced.

  (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Issuer, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

  Limitation on Indebtedness and Preferred Stock of Restricted
Subsidiaries. The Issuer shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock except: (a) Indebtedness (1) Incurred under the U.K. Credit Facility (including Guarantees thereof by Wholly-Owned Subsidiaries of Prestolite U.K.) in an aggregate principal amount outstanding at any time not to exceed the greater of (A) (Pounds)9.0 million and (B) the sum (such sum, the "Borrowing Base") of (x) 50% of the book value of the inventory of Prestolite Electric Limited (or any successor entity) and its Restricted Subsidiaries and (y) 80% of the book value of the accounts receivable of such entities, (2) Incurred under the Argentina Credit Facility in an aggregate principal amount outstanding at any time not to exceed the greater of (A) $8.0 million and (B) the Borrowing Base of Lucas Argentina or any other Non-U.S./U.K. Subsidiary having more than 66-2/3% of its tangible assets located in Argentina or Brazil, and its Restricted Subsidiaries and (3) Incurred under the South Africa Credit Facility in an aggregate principal amount outstanding at any time not to exceed the greater of (A) $3.0 million and (B) the Borrowing Base of Lucas Holdings South Africa (Proprietary) Ltd. (or any successor entity) and its Restricted Subsidiaries, provided that each of the amounts in clauses (1)(A), (2)(A) and (3)(A) shall be reduced by the aggregate amount of all proceeds from all Asset Dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness pursuant to the covenant "Limitation on Sale of Assets and Subsidiary Stock" and less the aggregate amount of all mandatory prepayments of principal of term loans thereunder that have been made since the Issue Date; (b) Indebtedness or Preferred Stock of a Restricted Subsidiary issued to and held by the Issuer or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Issuer or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof unless such Indebtedness is assumed by the buyer of such Wholly Owned Subsidiary or otherwise discharged in connection with such transaction and such Wholly Owned Subsidiary is fully released in connection therewith; (c) Indebtedness or Preferred Stock of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer); provided, however, that on the date of such acquisition and after giving effect thereto, the Issuer would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness"; (d) Indebtedness or Preferred Stock outstanding on the Issue Date, including (i) any such Indebtedness acquired or assumed in connection with the Lucas Acquisition and (ii) promissory notes issued by Lucas Argentina in connection with any contingent obligations of Lucas Argentina pursuant to the terms of the Lucas Acquisition (in each case other than Indebtedness described in clauses (a) and (b) of this paragraph);
(e) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clauses (c) or (d)(i) of this paragraph or this clause
(e); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Subsidiary described in clause (c), such Refinancing Indebtedness shall be Incurred only by such Subsidiary; and (f) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by a Restricted Subsidiary in the ordinary course of its business and which do not secure Indebtedness other than the Indebtedness and

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

obligations with respect to which they were issued and (B) under Currency Agreements which relate to other Indebtedness and Interest Rate Agreements Incurred which, at the time of Incurrence, is in the ordinary course of business; provided, however, that, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are directly related to Indebtedness permitted to be Incurred by a Restricted Subsidiary pursuant to the Indenture.

  The Issuer will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt, provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an Incurrence of Indebtedness by the Issuer or a Restricted Subsidiary.

  Limitation on Restricted Payments. (a) The Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make any Restricted Payment if at the time of such Restricted Payment: (1) a Default or Event of Default will have occurred and be continuing (or would result therefrom); (2) the Issuer could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness;" or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of the Issuer, whose determination will be evidenced by a resolution of such Board of Directors certified in an Officers' Certificate to the Trustee) declared or made subsequent to the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Issuer from the issue or sale of Capital Stock (other than Disqualified Stock) or other cash contributions from PEI to its capital subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Issuer and other than an issuance or sale to a trust established by the Issuer, or any of its Restricted Subsidiaries); (C) the amount by which Indebtedness of the Issuer is reduced on the Issuer's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the Issue Date of any Indebtedness of the Issuer convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the fair value of any other property, distributed by the Issuer upon such conversion or exchange); and (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets to the Issuer or any Restricted Subsidiary from Unrestricted Subsidiaries and (ii) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

  (b) The provisions of the foregoing paragraph (a) will not prohibit: (i) any purchase, redemption, defeasance or other acquisition of Capital Stock of the Issuer or Subordinated Obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or to a trust established by the Issuer or any of its Subsidiaries); provided, however, that (A) such purchase, redemption, defeasance or other acquisition will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale will be excluded from clause (3)(B) of paragraph (a) above; (ii) any purchase, redemption, defeasance or other acquisition of Subordinated Obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Subordinated Obligations of the Issuer; provided, however, that (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Obligations being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Obligations being so redeemed, repurchased, acquired or retired), (B) such new Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Obligations so purchased, exchanged, redeemed, repurchased, acquired or

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

retired for value, (C) such new Indebtedness has a final scheduled maturity date later than the earlier of the final scheduled maturity date of the Subordinated Obligations being so redeemed and the final scheduled maturity date of the Notes and (D) such new Indebtedness has an Average Life equal to or greater than the Average Life of the Notes; provided further, however, that such purchase, redemption, defeasance or other acquisition will be excluded in the calculation of the amount of Restricted Payments; (iii) the purchase by the Issuer or a Wholly Owned Subsidiary of shares of Lucas Argentina pursuant to the Lucas Argentina Option; provided that the amount of any such purchase shall be excluded from the calculation of the amount of Restricted Payments;
(iv) the purchase by the Issuer or a Wholly Owned Subsidiary of any of the approximately 1% of the outstanding shares of Lucas Argentina not owned by the Issuer, directly or indirectly, on the Issue Date and not subject to the Lucas Argentina Option for an aggregate purchase price not to exceed $300,000; provided that the amount of any such purchase shall be excluded from the calculation of the amount of Restricted Payments; (v) any dividend, distribution, purchase or payment made to PEI on or after the Issue Date in connection with the Recapitalization in an aggregate amount not to exceed $30.1 million; provided that the amount of any such dividend shall be excluded from the calculation of the amount of Restricted Payments; (vi) any dividend paid to PEI the proceeds of which are used for repurchases by PEI of Common Stock of PEI from employees, officers and directors of PEI, the Issuer or any of their respective Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed the sum of (A) $1.0 million in any calendar year plus (B) to the extent previously received by the Issuer, the aggregate net cash proceeds from any reissuance during such calendar year of Common Stock of PEI to employees, officers or directors of PEI, the Issuer and their respective Subsidiaries plus (C) to the extent previously received by the Issuer, the aggregate net cash proceeds from any payments on life insurance policies with respect to any employees, officers or directors of PEI, the Issuer and their respective Subsidiaries which proceeds are used to purchase the Common Stock of PEI held by any such employees, officers or directors; provided that the amount of any such dividend shall be included in the calculation of the amount of Restricted Payments; (vii) any dividend paid to PEI in respect of overhead expenses, tax liabilities and legal, accounting and other professional fees and expenses that are directly attributable to the operations of the Company and its Restricted Subsidiaries, provided that the amount of any such dividends will be excluded from the calculation of the amount of Restricted Payments; and (viii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that the amount of such dividend will be included in the calculation of the amount of Restricted Payments; and provided further that, at the time of, and after giving effect to, any Restricted Payment permitted by clauses (i), (ii), (iv) and (vi) no Default or Event of Default shall have occurred and be continuing.

  Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Issuer, (ii) make any loans or advances to the Issuer or (iii) transfer any of its property or assets to the Issuer or any Restricted Subsidiary, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (2) any encumbrance or restriction with respect to the Argentina Credit Facility, the South Africa Credit Facility or the U.K. Credit Facility; provided, however, that, except during a period when a default or an event of default under such facilities shall have occurred and be continuing, no such encumbrance or restriction shall limit the ability of the applicable borrower under any such facility to dividend, loan, advance or otherwise transfer funds to the Issuer required to pay interest, including additional interest, principal and premium, if any, on the Notes, (3) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer or a Restricted Subsidiary (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was acquired by the Issuer or a Restricted Subsidiary) and outstanding on such date; (4) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1), (2) or (3) of this

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

covenant or contained in any amendment to an agreement referred to in clause
(1), (2) or (3) of this covenant; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements, as determined in good faith by the Issuer and evidenced by an Officers' Certificate; (5) in the case of clause (iii), any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract; (6) in the case of clause
(iii), contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements or mortgages; (7) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (8) any such encumbrance or restriction imposed by applicable law.

  Limitation on Sales of Assets and Subsidiary Stock. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition (including as to the value of all non cash consideration), as determined in good faith by the Board of Directors of the Issuer, (ii) at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash or cash equivalents and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer or such Restricted Subsidiary, as the case may be, (A) first, to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Issuer or Indebtedness (other than Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer) within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that any temporary prepayment or temporary repayment of amounts outstanding under the New U.S. Credit Facility pending application pursuant to clause (B) shall not constitute a prepayment or repayment of Senior Indebtedness pursuant to this clause (A); (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Issuer or such Restricted Subsidiary, as the case may be, elects, to the investment by the Issuer or any Wholly Owned Subsidiary in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined below) to Holders of the Notes to purchase Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) the acquisition by the Issuer or any Wholly Owned Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness of the Issuer (other than Indebtedness owed to an Affiliate of the Issuer and other than Disqualified Stock of the Issuer) or Indebtedness of any Restricted Subsidiary (other than Indebtedness owed to the Issuer or an Affiliate of the Issuer), in each case within 360 days from the later of the receipt of such Net Available Cash and the date the Offer is consummated; provided, however that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Issuer or such Restricted Subsidiary will permanently retire such Indebtedness and will cause any related loan commitment or availability (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

  Notwithstanding the foregoing provisions, the Issuer and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $5.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments or to reduce outstanding loans under any working capital facility.

  For the purposes of this covenant but not for purposes of the definition of "Net Available Cash", the following are deemed to be cash: (x) the assumption by the transferee of Indebtedness of the Issuer (other than Disqualified Stock of the Issuer and other than Indebtedness that is subordinated to the Notes) or Indebtedness

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

of any Restricted Subsidiary and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Issuer or any Restricted Subsidiary from the transferee that are promptly converted by the Issuer or such Restricted Subsidiary into cash.

  Notwithstanding the requirement in clause (ii) above that at least 75% of the consideration received in connection with an Asset Disposition consist of cash or cash equivalents, the Issuer or its Restricted Subsidiaries may sell or cause to be sold (A) assets of Lucas Argentina or its Subsidiaries or (B) shares of Capital Stock of Lucas Argentina or its Subsidiaries representing less than 50% of the total voting power of the Capital Stock thereof in exchange for Additional Assets, equity interests in joint ventures or other Persons engaged in a Related Business; provided that (1) in the event such exchange transaction or series of related exchange transactions (each an "Exchange Transaction") involves an aggregate value in excess of $1.0 million, the terms of such Exchange Transaction shall have been approved by a majority of the members of the Board of Directors of the Issuer having no personal stake in such Exchange Transaction, (2) in the event such Exchange Transaction involves an aggregate value in excess of $5.0 million, the Issuer shall have received a written opinion from a nationally recognized independent investment banking firm that the Issuer has received consideration equal to the fair market value of the assets or Capital Stock being disposed of and (3) the fair market value (as determined in good faith by the Board of Directors of the Issuer as of the date of each such Exchange Transaction) of all such Exchange Transactions made since the Issue Date is no more than $10.0 million in the aggregate.

  (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(C) of this covenant, the Issuer will be required to purchase Notes tendered pursuant to an offer by the Issuer for the Notes (the "Offer") at a purchase price of 100% of their principal amount (without premium) plus accrued interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes, the Issuer will apply the remaining Net Available Cash in accordance with clause (a)(iii)(D) above. The Issuer shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B)) are less than $10.0 million for all Asset Dispositions (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

  (c) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

  Limitation on Transactions with Affiliates. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Issuer (an "Affiliate Transaction") unless (i) the terms of such transaction are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, the terms of such transaction are set forth in writing and shall have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (and such majority determines that such Affiliate Transaction satisfies the criteria in clause
(i) above) and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, the Issuer has received a written opinion from a nationally recognized independent investment banking firm that such Affiliate Transaction is fair to the Issuer and its Restricted Subsidiaries from a financial point of view.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be made pursuant to "--Certain Covenants-- Limitation on Restricted Payments," (ii) any issuance of

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securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Issuer pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Issuer or its Restricted Subsidiaries, but in any event not to exceed $1.5 million in the aggregate outstanding at any one time,
(v) the payment of reasonable fees and indemnities to directors of the Issuer and its Restricted Subsidiaries who are not employees of the Issuer or its Restricted Subsidiaries, (vi) any transaction between the Issuer and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (vii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer and
(viii) the payment to Genstar Investment Corporation or an affiliate of an annual management fee not to exceed an amount per annum equal to the greater of $900,000 and 0.3% of the Issuer's consolidated net sales, plus, in each case, the reimbursement of reasonable out-of-pocket expenses.

  Limitation on Liens. The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets (including Capital Stock), whether owned on the Issue Date or thereafter acquired, securing any obligation, other than Permitted Liens, unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations) such obligation for so long as such obligation is so secured.

  Limitation on Sale or Issuance of Capital Stock of Restricted
Subsidiaries. The Issuer (i) will not, and will not permit any Restricted Subsidiary of the Issuer to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Issuer or a Wholly Owned Subsidiary), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Restricted Subsidiary (or, (x) in the case of a non-Wholly Owned Subsidiary, all of the Capital Stock of such Subsidiary owned by the Issuer and (y) in the case of Lucas Argentina and its Subsidiaries, shares of Capital Stock in Exchange Transactions in accordance with the covenant "--Limitation on Sales of Assets and Subsidiary Stock" so long as after any such sale Lucas Argentina continues to constitute a Restricted Subsidiary) and (b) the net cash proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under "Limitation on Sales of Assets and Subsidiary Stock" and (ii) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares or similar shares and, in the case of a Non-U.S./U.K. Subsidiary, shares required to be owned by citizens of such Subsidiary's jurisdiction of organization) to any Person other than to the Issuer or a Wholly Owned Subsidiary or to officers or employees of such Restricted Subsidiary in connection with stock options or stock ownership or other benefit plans approved by the Board of Directors of the Issuer.

  Limitation on Sale/Leaseback Transactions. The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Issuer or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Indebtedness without equally and ratably securing the Notes pursuant to the covenant described under "--Certain Covenants--Limitation on Liens," (ii) the net cash proceeds received by the Issuer or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined in good faith by the Board of Directors of the Issuer and certified in an Officers' Certificate to the Trustee) of such property and (iii) the transfer of such property is permitted by, and the Issuer or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described under "--Certain Covenants Limitation on Sales of Assets and Subsidiary Stock."

  SEC Reports. Notwithstanding that PEI and the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, PEI and the Issuer will file with the SEC (unless the SEC will not accept such a filing) and provide within 15 days to the Trustee and Noteholders such annual reports and such

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information, documents and other reports as are specified in Sections 13 and
15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections. In lieu of filing and providing separate reports as set forth above, PEI and the Issuer may, so long as PEI owns 100% of the Capital Stock of the Issuer and if permitted by the SEC, include in the reports filed and provided by PEI as set forth above such financial information and narrative disclosure regarding the Issuer and the PEI Guarantee as required by the SEC in lieu of filing such separate reports. PEI and the Issuer also will comply with the other provisions of TIA 314(a).

  Restrictive Covenant of PEI. PEI shall not (i) engage in any activities or hold any assets other than the Capital Stock of the Issuer and of the Existing Non-Issuer PEI Subsidiaries or (ii) Incur any liabilities other than (A) liabilities under the PEI Guarantee, (B) liabilities under Guarantees by PEI of amounts under the New U.S. Credit Facility, (C) liabilities under Guarantees by PEI of the performance of the Issuer's obligations in connection with the Lucas Acquisition and (D) liabilities for overhead expenses, taxes and legal, accounting and other professional fees and expenses. PEI shall not make any Investment other than in (i) the Voting Stock of the Issuer and of the Existing Non-Issuer PEI Subsidiaries, (ii) Guarantees permitted by this covenant, (iii) Temporary Cash Investments and (iv) connection with the Recapitalization; provided, however, that if PEI merges into the Issuer, this covenant shall no longer be applicable.

  Restrictive Covenant of Existing Non-Issuer PEI Subsidiaries. PEI shall cause each Existing Non-Issuer PEI Subsidiary not to (i) engage in any activities other than activities conducted by such Existing Non-Issuer PEI Subsidiary as of the Issue Date or (ii) Incur any liabilities; provided, however, that if any Existing Non-Issuer PEI Subsidiary shall merge into the Issuer or any Wholly Owned Subsidiary, this covenant shall no longer be applicable with respect to such Existing Non-Issuer PEI Subsidiary. As of the Issue Date, no Existing Non-Issuer PEI Subsidiary engages in any activities other than the holding of trademarks, trade names and other intellectual property rights, and the shares of common stock of PEI purchased in the Recapitalization, with the exception of Prestolite Electric of Michigan Incorporated, which employs the Company's field sales force and Michigan-based employees. All of the Capital Stock of each Existing Non-Issuer PEI Subsidiary is owned by PEI.

MERGER AND CONSOLIDATION

  The Issuer will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Issuer") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Issuer (if not the Issuer) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Issuer would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness;" (iv) immediately after giving effect to such transaction, the Successor Issuer will have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Issuer immediately prior to such transaction; and (v) the Issuer will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, as set forth in the Indenture.

  The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, but the predecessor Issuer in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

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

DEFAULTS

  An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Issuer to comply with its obligations under "--Merger and Consolidation," (iv) the failure by PEI or the Issuer to comply for 30 days after notice with any of its obligations under the covenants described under "--Change of Control" or "--Certain Covenants" (in each case, other than a failure to purchase Notes), (v) the failure by PEI or the Issuer to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) the failure by PEI or the Issuer or any Significant Subsidiary of the Issuer to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of PEI, the Issuer or any Significant Subsidiary of the Issuer (the "bankruptcy provisions") or
(viii) any judgment or decree for the payment of money in excess of $10.0 million is rendered against PEI, the Issuer or any Significant Subsidiary of the Issuer and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not discharged, waived or stayed within 10 days after notice and is not covered by insurance or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") and is not covered by insurance.

  The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

  However, a default under clauses (iv), (v), (vi) and (viii) will not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Notes notify the Issuer as provided in the Indenture of the default and the Issuer does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Issuer may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and accrued interest on all the Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder shall have previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have requested the Trustee to pursue the remedy,
(iii) such Holders shall have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee shall not have complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes shall not have given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power

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

conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interests of the Noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption," (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

  Without the consent of any Holder, the Issuer and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations the Issuer under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are as described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Issuer for the benefit of the Noteholders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any Holder and to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

  The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Indenture becomes effective, the Issuer is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

  A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Noteholder to pay any taxes required by law

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

or permitted by the Indenture, including any transfer tax or other similar governmental charge payable in connection therewith. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

DEFEASANCE

  The Issuer at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Outstanding Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under "Certain Covenants (other than the covenant described under "--Merger and Consolidation")," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" and the limitations contained in clauses (iii) and (iv) under "Merger and Consolidation" ("covenant defeasance").

  The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or because of the failure of the Issuer to comply with clause (iii) or
(iv) under "--Merger and Consolidation."

  In order to exercise either defeasance option, the Issuer must irrevocably deposit or cause to be deposited in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes (except lost, stolen or destroyed Notes which have been replaced or repaid) to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

  U.S. Bank Trust National Association (formerly known as First Trust National Association) is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Outstanding Notes and the Exchange Notes.

  The Holders of a majority in principal amount of the issued and outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.


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GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Wholly Owned Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Wholly Owned Restricted Subsidiary; (iii) shares of Capital Stock of a Person that becomes a Non-U.S./U.K. Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Wholly Owned Restricted Subsidiary; or (iv) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clauses (ii),
(iii) and (iv), such Restricted Subsidiary is primarily engaged in a Related Business.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants in the Indenture, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Argentina Credit Facility" means one or more credit facilities to be entered into on or after the Issue Date among one or more of Lucas Argentina or any other Non-U.S./U.K. Subsidiary having more than 66-2/3% of its tangible assets located in Argentina or Brazil and the lenders from time to time party thereto, including any collateral documents, instruments and agreements executed in connection therewith, and the term Argentina Credit Facility shall also include any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or similar shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary or issuances of shares permitted under "--Certain Covenants--Limitation on Sale or Issuance of Capital Stock of Restricted Subsidiaries."), (ii) all or substantially all the assets of any division or line of business of the Issuer or any Restricted Subsidiary or
(iii) any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (v) a pledge, sale or transfer of title of receivables in connection with a Permitted Lien described in clause (l) of the definition thereof, (w) a disposition of obsolete or worn-out assets, (x) a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Wholly Owned Subsidiary, (y) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" and (z) disposition of assets with a fair market value of less than $500,000).


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

  "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the product of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to close.

  "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Issuer or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period, (2) if the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Issuer or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period the Issuer or any Restricted Subsidiary shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Issuer and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Issuer or its Restricted Subsidiaries, without duplication,
(i) interest expense attributable to Capitalized Lease Obligations and to leases constituting part of a Sale/Leaseback Transaction, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions and discounts owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock of the Issuer and its Subsidiaries held by Persons other than the Issuer or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Issuer or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Issuer) in connection with Indebtedness Incurred by such plan or trust.

  "Consolidated Net Income" means, for any period, the net income (loss) of the Issuer and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

    (i)any net income (loss) of any Person (other than the Issuer) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in (iv) below, the Issuer's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Issuer's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

    (ii)any net income (loss) of any Person acquired by the Issuer or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,


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    (iii)any net income of any Restricted Subsidiary if such Restricted
  Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that (A) subject to the exclusion contained in (iv) below the Issuer's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Issuer's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

    (iv)any gain or loss realized upon the sale or other disposition of any assets of the Issuer, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person,

    (v)any extraordinary gain or loss, and

    (vi)the cumulative effect of a change in accounting principles.

  Notwithstanding the foregoing, for the purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

  "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Issuer and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Issuer ending prior to the taking of any action for the purpose of which the determination is being made for which financial statements are available, as (i) the par or stated value of all outstanding Capital Stock of the Issuer plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values as to which such Person is a party or a beneficiary.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "--Change of Control" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock."

  "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:
(a) Consolidated Interest Expense, (b) all income tax

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

expense of the Issuer and its consolidated Restricted Subsidiaries, (c) depreciation expense of the Issuer and its consolidated Restricted Subsidiaries, (d) amortization expense of the Issuer and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and (e) all other non-cash charges of the Issuer and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be divided to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Existing Non-Issuer PEI Subsidiaries" means, collectively, PEI 1998 LLC, a Delaware limited liability company, Prestolite International Sales Corporation, a Delaware corporation, Prestolite Electric of Michigan, Incorporated, a Delaware corporation, Megatron Industries Incorporated, a Delaware corporation, Leece-Neville Corporation, a Delaware corporation, and Beech Electric Corporation, a Delaware corporation.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

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

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

    (i)the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

    (ii)all Capitalized Lease Obligations of such Person and all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such Person;

    (iii)all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding Trade Payables arising in the ordinary course of business);

    (iv)all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following a payment on the letter of credit);

    (v)the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

    (vi)all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

    (vii)all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

    (viii)to the extent not otherwise included in this definition, net Hedging Obligations of such Person.

  The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness Incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

  "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates as to which such Person is party or a beneficiary.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definitions of "Unrestricted Subsidiary" and "Restricted Payment" and "-- Certain Covenants--Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Issuer's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of such Board of Directors certified in an Officers' Certificate to the Trustee.

  "Issue Date" means the date on which the Outstanding Notes are originally issued.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Lucas Argentina" means, collectively, Lucas Indiel Argentina S.A., an Argentine corporation, Prestolite Newco, Inc., a Delaware corporation, and Lucas Argentine Holdings Inc., a Delaware corporation, or any successor entity to either or any of the foregoing.

  "Lucas Argentina Option" means the right of the Issuer to acquire, directly or indirectly, all of the shares of Capital Stock of Lucas Argentina not owned, directly or indirectly, by the Issuer as of the Issue Date, other than approximately 1% of the outstanding shares of Capital Stock of Lucas Argentina, for an aggregate purchase price not to exceed 1.23 million Argentine Pesos.

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,
(ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security arrangement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

  "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "New U.S. Credit Facility" means that certain credit facility, dated as of January 22, 1998, entered into among the Issuer and the lenders from time to time party thereto, including any collateral documents, instruments and agreements executed in connection therewith, and the term New U.S. Credit Facility shall also include any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof.

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

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Issuer nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Non-U.S./U.K. Subsidiary" means any Restricted Subsidiary of the Issuer having more than 66 2/3% of its tangible assets located in one or more jurisdictions outside of the United States or the United Kingdom.

  "PEI" means PEI Holding, Inc., the Issuer's parent corporation.

  "PEI Guarantee" means the Guarantee of the Notes by PEI.

  "Permitted Holders" means Genstar Capital Corporation, its Affiliates and its stockholders and the Issuer's executive officers as of the Issue Date.

  "Permitted Investment" means an Investment by the Issuer or any Restricted Subsidiary in (i) the Issuer, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practice of the Issuer or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;
(viii) any Person (including a joint venture) to the extent such investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock"; (ix) Lucas Argentina in connection with the exercise by the Issuer of the Lucas Argentina Option; (x) joint ventures in Related Businesses made in exchange for or conversion of Investments existing on the Issue Date in other joint ventures in Related Businesses; and (xi) joint ventures in an aggregate amount at any one time outstanding not to exceed $10.0 million, provided that such joint ventures are engaged in a Related Business.

  "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceeding or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment, which are being contested in good faith by appropriate proceedings or with respect to which adequate reserves have been recorded in accordance with GAAP; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

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

(e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties; (f) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; (g) leases and subleases of real property which do not interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, and which are made on customary and usual terms applicable to similar properties; (h) Liens existing as of the Issue Date and Liens created by the Indenture; (i) Liens created solely for the purpose of securing the payment of all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the date on which the Notes are originally issued; provided, however, that (A) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the lesser of cost or fair market value of the assets or property so acquired or constructed, (B) the Indebtedness secured by such Liens shall have otherwise been permitted to be issued under the Indenture and
(C) such Liens shall not encumber any other assets or property of the Issuer or any of its Restricted Subsidiaries and shall attach to such assets or property within 180 days of the construction or acquisition of such assets or property; (j) Liens on the assets or property of a Restricted Subsidiary of the Issuer existing at the time such Restricted Subsidiary became a Subsidiary of the Issuer and not incurred as a result of (or in connection with or in anticipation of) such Restricted Subsidiary becoming a Subsidiary of the Issuer; provided, however, that (A) any such Lien does not by its terms cover any property or assets after the time such Restricted Subsidiary becomes a Subsidiary which were not covered immediately prior to such transaction, (B) the incurrence of the Indebtedness secured by such Lien shall have otherwise been permitted to be issued under the Indenture, and (C) such Liens do not extend to or cover any other property or assets of the Issuer or any of its Restricted Subsidiaries; (k) Liens to secure Capitalized Lease Obligations permitted to be Incurred under the Indenture; (l) Liens on accounts receivable, inventory and general intangibles securing Indebtedness outstanding or committed under the New U.S. Credit Facility and the South Africa Credit Facility and Liens securing Indebtedness outstanding or committed under the Argentina Credit Facility and the U.K. Credit Facility;
(m) Liens extending, renewing or replacing in whole or in part a Lien permitted by the Indenture; provided, however, that (A) such Liens do not extend beyond the property subject to the existing Lien and improvements and construction on such property and (B) the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien;
(n) Liens on inventory deemed to arise by reason of the consignment of inventory in the ordinary course of business of the Issuer and its Restricted Subsidiaries; and (o) Liens on the assets or property of a Restricted Subsidiary of the Issuer to secure Indebtedness of such Restricted Subsidiary owing to and held by the Issuer.

  "Person" means any individual, corporation, partnership joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

  "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time; provided, however, that for purposes of calculating any such premium, the term "principal" shall not include the premium with respect to which such calculation is being made.

  "Public Equity Offering" means an underwritten primary public offering of common stock of PEI or the Issuer pursuant to an effective registration statement under the Securities Act.

  "Recapitalization" means any one or more of the following transactions, any one or more of which may occur on or following the Issue Date: (i) the payment of a dividend by the Issuer to PEI; (ii) the making by PEI of an Investment in a Wholly Owned Subsidiary for the purpose of effecting a repurchase of the Capital Stock of

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

PEI, (iii) the purchase by PEI or such Wholly Owned Subsidiary of shares of Capital Stock of PEI from the holders thereof, (iv) the purchase by PEI of options or warrants to purchase shares of Capital Stock of PEI from the holders thereof, and/or (v) the payment by PEI of certain additional amounts to the holders of options to purchase shares of Capital Stock of PEI; provided, however, that the total of the payments referred to in clauses (i) through (v), net of any amounts received from the holders of such shares, options or warrants in connection with such transactions, shall not exceed $30.1 million in the aggregate.

  "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, and shall include the Refinancing of multiple facilities with a single facility and the Refinancing of a single facility with multiple facilities. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Issuer or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Issuer that Refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that Refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Issuer or (y) Indebtedness of the Issuer or a Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

  "Related Business" means any business related, ancillary or complementary to the businesses of the Issuer and the Restricted Subsidiaries on the date of the Indenture.

  "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Issuer or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Person (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Issuer that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

  "Restricted Subsidiary" means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or a Restricted Subsidiary leases such property from such Person.

  "SEC" means the U.S. Securities and Exchange Commission.

  "Secured Indebtedness" means any Indebtedness of the Issuer secured by a Lien.

  "Senior Indebtedness" means (i) Indebtedness of the Issuer, whether outstanding on the Issue Date or thereafter Incurred, and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Issuer for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Issuer is responsible or liable unless, in the case of (i) and (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Issuer to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Issuer, (3) any Trade Payables arising in the ordinary course of business, (4) any Indebtedness of the Issuer (and any accrued and unpaid interest respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Issuer, (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

  "South Africa Credit Facility" means one or more credit facilities to be entered into on or after the Issue Date among Lucas Holdings South Africa (Proprietary) Limited, or any successor entity, and the lenders from time to time party thereto, including any collateral documents, instruments and agreements executed in connection therewith, and the term South Africa Credit Facility shall also include any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

  "Subordinated Obligation" means any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate or junior in right of payment to the Notes pursuant to a written agreement.

  "Subsidiary" of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or
(iii) one or more Subsidiaries of such Person.

  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor including those offered by the Trustee or an affiliate of the Trustee, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of an Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.; and (vi) investments in mutual funds, whose investment guidelines restrict such funds' investments to investments which are substantially similar to those described in clauses (i)-
(v).

  "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-77bbbb) as in effect on the date of the Indenture.

  "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

  "U.K. Credit Facility" means one or more credit facilities to be entered into or on or after the Issue Date among Prestolite Electric Limited, or any successor entity, or any of its Wholly Owned Subsidiaries and the lenders from time to time party thereto, including any collateral documents, instruments and agreements executed in connection therewith, and the term U.K. Credit Facility shall also include any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under "Certain Covenants--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Issuer could Incur $1.00 of additional Indebtedness under clause (a) of "Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

  "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustee thereof.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Issuer all the Capital Stock of which (other than directors' qualifying shares or similar shares and, in the case of a Non-U.S./U.K. Subsidiary, shares required to be owned by citizens of such Subsidiary's jurisdiction of organization) is owned by the Issuer or one or more other Wholly Owned Subsidiaries; provided that, notwithstanding the foregoing, the term "Wholly Owned Subsidiary" shall be deemed to include Lucas Argentina, unless the Issuer shall not have exercised the Lucas Argentina Option prior to August 31, 1998.

BOOK-ENTRY; DELIVERY AND FORM

  The Exchange Notes will be issued in definitive, fully registered form without interest coupons. The Exchange Notes will be represented by one or more permanent global Notes (the "Global Exchange Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to DTC or nominee of DTC. Investors may hold their beneficial interests in the Global Exchange Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

  Notes that are issued as described below under "Certificated Notes" will be issued in definitive form. Upon the transfer of a Note in definitive form, such Note will, unless the Global Exchange Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Exchange Note representing the principal amount of Notes being transferred.

  Upon the issuance of the Global Exchange Note, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Exchange Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Exchange Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities takes physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Exchange Note.

  So long as DTC, or its nominee, is the registered owner or holder of a Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Exchange Note for all purposes under the Indenture and the Notes. Except as set forth below, owners of beneficial interests in the Global Exchange Note will not be entitled to have the Exchange Notes represented by the Global Exchange Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered to be the owners or holders of any Exchange Notes under the Global Exchange Note.

  Payments of the principal of, and interest on, the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficiary ownership interests.

  The Issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Exchange Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Exchange Note as shown on the records of

DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

  DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Exchange Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction.

  DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of l934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

CERTIFICATED NOTES

  The Exchange Notes represented by the Global Exchange Note are exchangeable for certificated Exchange Notes in definitive form of like tenor as such Exchange Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) DTC notifies the Issuer that it is unwilling or unable to continue as depository for the Global Exchange Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Issuer within 90 days, (ii) the Issuer in its discretion at any time determines not to have all of the Exchange Notes represented by the Global Exchange Note or (iii) an Event of Default has occurred and is continuing. Any Exchange Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Exchange Notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the Global Exchange Note is not exchangeable, except for a Global Exchange Note of the same aggregate denomination to be registered in the name of DTC or its nominee.

REGISTRATION RIGHTS

  The holders of Exchange Notes will not be entitled to any registration rights with respect to the Exchange Notes. Pursuant to the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the Issuer is required by no later than July 21, 1998 to have consummated the Exchange Offer or have declared effective by the Commission a "shelf" registration statement for an offering on a continuous basis of Outstanding Notes. In the event (i) the Exchange Offer made hereby is not consummated (or a shelf registration statement is not declared effective) as aforementioned, or (ii) after either the Registration Statement of which this Prospectus constitutes a part or such shelf registration statement is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Outstanding Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clause (i) and (ii) being herein called a "Registration Default"), additional cash interest will accrue on the Outstanding Notes and the Exchange Notes at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured, calculated on the principal amount of the Notes as of the date on which such interest is payable. Such interest is payable in addition to any other interest payable from time to time with respect to the Notes.

  Assuming consummation of the Exchange Offer made hereby, all of the Issuer's registration obligations with respect to the Outstanding Notes under the Registration Rights Agreement will have been fulfilled.

  The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an Exhibit to the Registration Statement of which this Prospectus forms a part.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW U.S. CREDIT FACILITY

  In connection with the Offering, the Issuer entered into the New U.S. Credit Facility with Comerica Bank. The following is a summary of the material terms and conditions of the New U.S. Credit Facility and is subject to the detailed provisions of the New U.S. Credit Facility and various related documents entered into in connection with the New U.S. Credit Facility.

  The New U.S. Credit Facility consists of a revolving credit facility in an aggregate principal amount of $23.0 million, including a $2.0 million letter of credit subfacility, and will mature on January 31, 2000. Indebtedness under the New U.S. Credit Facility is guaranteed on a senior basis by PEI and is secured by a first priority lien on all of the Issuer's accounts receivable, inventory and general intangibles. The Issuer is entitled to draw amounts under the New U.S. Credit Facility, subject to availability pursuant to a borrowing base formula based upon eligible accounts receivable and inventory levels, in order to meet the Issuer's working capital requirements and for general corporate purposes.

  Interest accrues on amounts outstanding under the New U.S. Credit Facility at a rate equal to the per annum interest rate established by Comerica Bank as its prime rate for its borrowers, as such rate may vary from time to time, plus up to 0.125% depending upon the applicable borrowing base. Such prime rate is not necessarily the lowest rate on loans made by Comerica Bank at any such time. The New U.S. Credit Facility does not contain any mandatory prepayment provisions as long as the aggregate amounts outstanding under the New U.S. Credit Facility do not exceed the applicable borrowing base. The Issuer is permitted to prepay amounts outstanding under the New U.S. Credit Facility in whole or in part without penalty.

The New U.S. Credit Facility also includes certain negative covenants and restrictions on actions by the Issuer including, without limitation, restrictions on (i) the making of investments, loans and advances and the paying of dividends and other restricted payments; (ii) the incurrence of additional indebtedness; (iii) the granting of liens, other than liens created pursuant to the New U.S. Credit Facility and certain permitted liens; (iv) mergers, consolidations and sales of all or a substantial part of the Company's business or property; (v) the acquisition of all of the assets or a division of another corporation or capital expenditures greater than $15.0 million in a calendar year; (vi) the sale of receivables or the repayment of other debt; and (vii) the guarantee of certain obligations. The New U.S. Credit Facility also requires the Company to meet certain financial covenants, including maintaining capitalization levels, capitalization ratios, minimum fixed charge coverage ratios and funded debt ratios. The New U.S. Credit Facility specifies certain customary events of default including, without limitation, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, and unenforceability of certain documents under the New U.S. Credit Facility. The events of default under the New U.S. Credit Facility are substantially similar to the events of default under the Indenture except as follows: (i) the Issuer's failure to pay other indebtedness or judgments entered against the Issuer will trigger a default under the New U.S. Credit Facility at lower dollar amounts than in the Indenture; (ii) the failure of any security interest in collateral securing the New U.S. Credit Facility will trigger a default under the New U.S. Credit Facility; (iii) a Change of Control that triggers the Company's repurchase obligations under the Indenture will trigger a default under the New U.S. Credit Facility; (iv) the New U.S. Credit Facility will prohibit the optional redemption of the Notes in certain circumstances; and (v) the New U.S. Credit Facility will generally have shorter grace periods and lower default thresholds than the Indenture. If the indebtedness under the New U.S. Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Risk Factors--Restrictive Loan Covenants."

  The foregoing summary of certain provisions of the New U.S. Credit Facility does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the New U.S. Credit Facility, a copy of which has been filed as an Exhibit to the Registration Statement of which this Prospectus forms a part.

NEW U.K. CREDIT FACILITY

  On April 21, 1998, Prestolite U.K. replaced the Temporary U.K. Credit Facility (which was entered into in connection with the Recapitalization) with the New U.K. Credit Facility providing for borrowings of up to (Pounds)7.0 million (approximately $11.3 million based on exchange rates as of June 1, 1998). Indebtedness incurred under the New U.K. Credit Facility is secured by the accounts receivable of Prestolite U.K. Prestolite U.K. is entitled to draw amounts under the New U.K. Credit Facility, subject to availability pursuant to a borrowing base formula based upon eligible receivable levels, in order to meet working capital requirements, for restructuring costs in connection with the Lucas Acquisition and to refinance the Temporary U.K. Credit Facility. The New U.K. Credit Facility includes certain covenants of Prestolite U.K. that, among other things, will restrict (i) the incurrence of senior indebtedness by Prestolite U.K., (ii) the creation or subsistence of security interests by Prestolite U.K. (other than certain permitted loans or encumbrances) and (iii) the payment of dividends and interest and/or repayment of capital on intercompany indebtedness to the Issuer when Prestolite U.K. is in default under the New U.K. Credit Facility. The New U.K. Credit Facility also requires Prestolite U.K. to comply with certain financial covenants, including restrictions regarding total debt, total debt service, bearing and tangible net worth. The breach of any of these covenants could result in a default under the New U.K. Credit Facility. Interest accrues on amounts outstanding under the New U.K. Credit Facility at a rate equal to the lender's base rate plus 1.75% per annum. The New U.K. Credit Facility has a term of three years.

  In certain circumstances intercompany indebtedness of Prestolite U.K. to the Issuer is subordinated to indebtedness outstanding under the New U.K. Credit Facility, and dividend payments or other distributions by Prestolite U.K. to the Issuer are restricted, pursuant to a Subordination Agreement between the Issuer, Prestolite U.K. and the tender under the New U.K. Credit Facility (the "Subordination Agreement"). Pursuant to the terms of the Subordination Agreement, Prestolite U.K. is generally prohibited from making such payments upon the occurrence of an event of default, or in the event that such payment would result in an event of default, under the New U.K. Credit Agreement.

  The foregoing summary of certain provisions of the New U.K. Credit Facility and the Subordination Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the New U.K. Credit Facility and the Subordination Agreement, copies of which have been filed as Exhibits to the Registration Statement of which this Prospectus forms a part.

OTHER INDEBTEDNESS

  At April 4, 1998, the Company had, on a consolidated basis, approximately $7.6 million of other indebtedness outstanding. In connection with the Lucas Acquisition the Company assumed approximately $7.1 million of outstanding indebtedness of Lucas Argentina, of which approximately $3.9 million remained outstanding following the closing of the Transactions. Such indebtedness is comprised of short-term revolving lines of credit with a number of banks, which lines of credit are generally unsecured and bear interest at variable rates. In addition, approximately $3.6 million was outstanding under drawn letters of credit.

  In addition, the Company had approximately $0.9 million in capital lease obligations as of April 4, 1998. Imputed interest rates on such capital lease obligations range from approximately 9% to 10.5%. These capital lease obligations are secured by the assets of various facilities and leased equipment.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of certain material United States federal income tax consequences of the acquisition, ownership and disposition of the Exchange Notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the Exchange Notes and who hold such Exchange Notes as capital assets ("Holders"). This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold Exchange Notes as part of a straddle, hedge, short-sale, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to Non-U.S. Holders (as defined below) that are subject to U.S. federal income tax on a net basis or income realized with respect to an Exchange Note because such income is effectively connected with the conduct of a U.S. trade or business. This discussion does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

  PROSPECTIVE PURCHASERS OF THE EXCHANGE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE EXCHANGE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

 Exchange Offer

  The exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable "exchange" for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Outstanding Notes. As a result, a Holder should not recognize taxable gain or loss upon the receipt of an Exchange Note. A Holder's holding period for an Exchange Note should include the Holder's holding period for the Outstanding Note exchanged therefor and the Holder's adjusted tax basis in an Exchange Note should be the same as the Holder's adjusted tax basis in such Outstanding Note.

 Payments of Interest

  In general, interest on an Exchange Note will be taxable to a beneficial owner who or which is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia); or (iii) a person otherwise subject to U.S. federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income from domestic sources at the time it is (actually or constructively) received or accrued, depending on the beneficial owner's method of accounting for U.S. federal income tax purposes.

 Bond Premium on the Exchange Notes

  If a U.S. Holder of an Exchange Note purchased an Outstanding Note for an amount in excess of the amount payable at the maturity date (or a call date, if appropriate) of the Outstanding Note, the U.S. Holder may deduct such excess as amortizable bond premium over the aggregate terms of the Outstanding Notes and the Exchange Notes (taking into account earlier call dates, as appropriate) under a yield-to-maturity formula. The deduction is available only if an election is made by the U.S. Holder or is in effect. This election is revocable only with the consent of the Internal Revenue Service ("IRS"). The election applies to all obligations owned or subsequently acquired by the U.S. Holder. The U.S. Holder's adjusted tax basis in the Outstanding Notes and the Exchange Notes will be reduced to the extent of the deduction of amortizable bond premium. Except as may otherwise be provided in future regulations, under the Code amortizable bond premium is treated as an offset to interest income on the Outstanding Notes and the Exchange Notes rather than as a separate deduction item.

 Market Discount on the Exchange Notes

  The tax consequences of a disposition of the Exchange Notes may be affected by the market discount provisions of the Code. These rules generally provide that if a U.S. Holder acquired the Outstanding Notes or the Exchange Notes at a market discount which equals or exceeds 1/4 of 1% of the stated redemption price of the Exchange Notes at maturity multiplied by the number of remaining complete years to maturity and thereafter recognizes gain upon a disposition (or makes a gift) of the Exchange Notes, the lesser of (i) such gain (or appreciation, in the case of a gift) or (ii) the portion of the market discount which accrued while the Outstanding Notes or Exchange Notes were held by such U.S. Holder will be treated as ordinary income at the time of the disposition (or gift). For these purposes, market discount with respect to an Exchange Note received for an Outstanding Note means the excess (if any) of the stated redemption price at maturity over the basis of such Outstanding
Note immediately after their acquisition by the U.S. Holder. A U.S. Holder of the Exchange Notes may elect to include any market discount (whether accrued under the Outstanding Notes or the Exchange Notes) in income currently rather than upon disposition of the Exchange Notes. This election once made applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

  A U.S. Holder of any Exchange Note who acquired an Outstanding Note or an Exchange Note at a market discount generally will be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such Outstanding Note or Exchange Note until the market discount is recognized upon a subsequent disposition of the Exchange Note. Such a deferral is not required, however, if the U.S. Holder elects to include accrued market discount in income currently.

 Disposition of Exchange Notes

  Upon the sale, exchange, redemption, retirement at maturity or other disposition of an Exchange Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between: (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income); and (ii) such beneficial owner's adjusted tax basis in the Exchange Note. Such gain or loss recognized on the disposition of an Exchange Note generally will be capital gain or loss (except to the extent of any accrued market discount). Under recently enacted legislation, capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets. The deductibility of capital losses is subject to limitations.

U.S. FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

  Under present U.S. federal income tax law and subject to the discussion of backup withholding below:

    (i)payments of principal and interest on the Exchange Notes by the Issuer or any agent of the Issuer to any beneficial owner of an Exchange Note that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to U.S. federal withholding tax, provided that in the case of interest (a) (1) the beneficial owner does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Issuer entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury regulations thereunder, (2) the beneficial owner is not a controlled foreign corporation that is related to the Issuer through stock ownership, (3) the beneficial owner is not a bank described in Section 881(c)(3)(A) of the Code, and (4) either (A) the beneficial owner of the Exchange Notes certifies to the Issuer or its agent on Internal Revenue Service ("IRS") Form W-8 (or a suitable substitute form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Exchange Notes on behalf of the beneficial owner certifies to the Issuer or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof or (b) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the Exchange Notes is exempt from U.S. federal withholding tax and provides a properly executed IRS Form 1001 claiming the exemption;

    (i)a Non-U.S. Holder will not be subject to U.S. federal tax on gain realized on the sale, exchange or other disposition of an Exchange Note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met or (b) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; and

    (iii)the exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable "exchange" for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Outstanding Notes.

  Under recently finalized Treasury regulations (the "Final Regulations"), the certification requirement referred to in (a)(4)(A) of paragraph (i) above may also be satisfied with other documentary evidence for interest paid after December 31, 1998 with respect to an offshore account or through certain intermediaries. In addition, under the Final Regulations, Non-U.S. Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 in order to be entitled to the benefits of an income tax treaty as referred to in
(b) of paragraph (i) above. However, alternative documentation may be applicable in certain situations.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  For each calendar year in which the Exchange Notes are outstanding, the Issuer is required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of payments to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, provided that they establish entitlement to an exemption.

  In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Issuer, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal on the Exchange Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

  Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by the Issuer or any agent thereof (in its capacity as such) to a Non-U.S. Holder of an Exchange Note if such Non-U.S. Holder has provided the required certification that it is not a U.S. person as set forth in clause (a)(4)(A) in paragraph (i) under "--U.S. Federal Income Taxation of Non-U.S. Holders," or has otherwise established an exemption (provided that neither the Issuer nor its agent has actual knowledge that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

  Payment of the proceeds from the sale of an Exchange Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business or, with respect to payments made after December 31, 1999, a foreign partnership that is owned 50 percent or more by U.S. persons or is engaged in a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of an Exchange Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until September 24, 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Issuer will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market or, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such new Notes may be deemed to be an "Underwriter" within the meaning of the Securities Act and any profit on any such resale or Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date, the Issuer will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuer has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Exchange Notes in Canada is being made only on a private placement basis exempt from the requirement that the Issuer prepare and file a prospectus with the securities regulatory activities in each province where trades of the Exchange Notes are effected. Accordingly, any resale of the Exchange Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Exchange Notes.

REPRESENTATION OF PURCHASERS

  Each purchaser of Exchange Notes in Canada who receives a purchase confirmation will be deemed to represent to the Issuer and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Exchange Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "--Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws. Following a decision of the U.S. Supreme Court, it is possible that Ontario purchasers will not be able to rely upon the remedies set out in
Section 12(2) of the United States Securities Act of 1933 where securities are being offered under a U.S. private placement memorandum.

ENFORCEMENT OF LEGAL RIGHTS

  All of the Issuer's directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Issuer or such persons. All or a substantial portion of the assets of the Issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such Issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Exchange Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Exchange Notes acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Issuer. Only one such report must be filed in respect of Exchange Notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Exchange Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Exchange Notes in their particular circumstances and with respect to the eligibility of the Exchange Notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements of PEI as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Prospectus, have been included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The financial statements of Lucas HDP as of December 31, 1997 and January 31, 1997 and for the eleven-month period ending December 31, 1997, the six-month period ended January 31, 1997, and the years ended July 31, 1996 and 1995, appearing in this Prospectus, have been included in reliance on the report of Ernst & Young, chartered accountants, independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of Lucas Argentina as of January 2, 1998, January 31, 1997 and July 31, 1996, for the years ended July 31, 1995 and 1996, the six-month period ended January 31, 1997, and the eleven month period ended January 2, 1998, appearing in this Prospectus, have been included in reliance on the report of Deloitte & Co., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of Lucas South Africa as of December 31, 1997, and January 31, 1997, for the eleven-month period ending December 31, 1997 and the six-month period ended January 31, 1997, and as of and for the years ended July 31, 1996 and 1995, appearing in this Prospectus, have been included in reliance on the report of Arthur Andersen & Co., Chartered Accountants (S.A.), given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Issuer and PEI have filed jointly with the Commission a Registration Statement on Form S-4 under the Securities Act, with respect to the Exchange Notes offered by this Prospectus. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. Any interested party may inspect the Registration Statement and its exhibits, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional office at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. Any interested party may obtain copies of all or any portion of the Registration Statement and its exhibits at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington DC 20549.

  Following the effective date of the Registration Statement, the Issuer will be subject to the periodic reporting and other information requirements of the Exchange Act pursuant to Section 15(d) thereof. The Issuer and PEI have agreed that, whether or not they are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, they will file with the Commission (unless the Commission will not accept such a filing), and furnish to the holders of the Notes with the annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act. All reports filed with the Commission will be available on the Commission's web site at http:www.sec.gov. In addition, for so long as any of the Notes remain outstanding, the Issuer has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
PEI HOLDING, INC. AND SUBSIDIARIES
AUDITED FINANCIAL STATEMENTS
    Report of Independent Accountants..................................... F-3
    Consolidated Balance Sheets as of December 31, 1997 and 1996.......... F-4
    Consolidated Statements of Operations for the Years Ended December 31,
     1997, 1996 and 1995.................................................. F-5
    Consolidated Statements of Stockholders' Equity for the Years Ended
     December 31, 1997, 1996 and 1995..................................... F-6
    Consolidated Statements of Cash Flows for the Years Ended December 31,
     1997, 1996 and 1995.................................................. F-7
    Notes to Consolidated Financial Statements............................ F-8
    Financial Statement Schedule: Schedule II--Valuation and Qualifying
     Accounts ............................................................ F-22
UNAUDITED FINANCIAL STATEMENTS
    Condensed Consolidated Balance Sheets as of April 4, 1998 and December
     31, 1997............................................................. F-23
    Condensed Consolidated Statements of Operations for the Three-Month
     Periods Ended April 4, 1998 and April 5, 1997 ....................... F-24
    Condensed Consolidated Statements of Cash Flows for the Three-Month
     Periods Ended April 4, 1998 and April 5, 1997........................ F-25
    Notes to Condensed Unaudited Consolidated Financial Statements........ F-26
HEAVY DUTY PRODUCTS DIVISION OF LUCAS INDUSTRIES PLC
    Report of Independent Auditors........................................ F-30
    Balance Sheets as of December 31, 1997 and January 31, 1997........... F-31
    Statements of Income for the Eleven-Month Period Ended December 31,
     1997, the Six-Month Period Ended January 31, 1997 and the Years Ended
     July 31, 1996 and July 31, 1995...................................... F-32
    Statements of Changes in Parent Company Equity for the Eleven-Month
     Period Ended December 31, 1997, the Six-Month Period Ended January
     31, 1997 and the Years Ended July 31, 1996 and July 31, 1995......... F-33
    Statements of Cash Flows for the Eleven-Month Period Ended December
     31, 1997, the Six-Month Period Ended January 31, 1997 and the Years
     Ended July 31, 1996 and July 31, 1995................................ F-34
    Notes to Financial Statements......................................... F-35
LUCAS INDIEL ARGENTINA S.A.
    Report of Independent Auditors........................................ F-40
    Consolidated Balance Sheets as of January 2, 1998, January 31, 1997
     and July 31, 1996.................................................... F-41
    Consolidated Statements of Operations for the Years Ended July 31,
     1995 and July 31, 1996, the Six-Month Period Ended January 31, 1997
     and the Eleven-Month Period Ended January 2, 1998 ................... F-42
    Consolidated Statements of Changes in Stockholders' Equity for the
     Years Ended July 31, 1995 and July 31, 1996, the Six-Month Period
     Ended January 31, 1997 and the Eleven-Month Period Ended January 2,
     1998 ................................................................ F-43
    Consolidated Statements of Cash Flows for the Years Ended July 31,
     1995 and July 31, 1996, the Six-Month Period Ended January 31, 1997
     and the Eleven-Month Period Ended January 2, 1998 ................... F-44
    Notes to Consolidated Financial Statements............................ F-45
PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED
    Report of Independent Auditors........................................ F-54
    Consolidated Balance Sheets as of December 31, 1997 and January 31,
     1997................................................................. F-55
    Consolidated Statements of Income for the Eleven-Month Period Ended
     December 31, 1997 and the Six-Month Period Ended January 31, 1997.... F-56

    Consolidated Statements of Cash Flows for the Eleven-Month Period
     Ended December 31, 1997 the Six-Month Period Ended January 31, 1997.. F-57
    Notes to Consolidated Financial Statements............................ F-58
    Report of Independent Auditors........................................ F-66
    Consolidated Balance Sheets as of July 31, 1996 and July 31, 1995..... F-67
    Consolidated Statements of Income for the Years ended July 31, 1996 and July 31, 1995.................................................... F-68
    Consolidated Statements of Cash Flows for Years Ended July 31, 1996
     and July 31, 1995.................................................... F-69
    Notes to Consolidated Financial Statements............................ F-70
    Convenience Translation............................................... F-78

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of PEI Holding, Inc.:

  We have audited the accompanying consolidated balance sheet of PEI Holding, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows and the financial statement schedule listed on the index to financial statements for the years ended December 31, 1997, 1996 and 1995. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PEI Holding, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles. In addition, in our opinion the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole presents fairly, in all material respects, the financial information required to be included therein.

Coopers & Lybrand L.L.P.

Detroit, Michigan
January 30, 1998, except for
Note 21(b) for which the
date is March 26, 1998

                       PEI HOLDING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1997 AND 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              1997      1996
                                                            --------  --------
                          ASSETS
Current assets:
  Cash..................................................... $    455  $    795
  Accounts receivable, net of allowance for doubtful
   accounts of $1,812 and $1,662 at December 31, 1997 and
   1996, respectively......................................   26,326    23,899
  Inventories, net.........................................   24,687    24,958
  Deferred tax asset, net..................................    3,226     2,595
  Prepaid and other current assets.........................      965       687
                                                            --------  --------
    Total current assets...................................   55,659    52,934
                                                            --------  --------
Property, plant and equipment:
  Land.....................................................      771       771
  Building and improvements................................   12,840    10,693
  Equipment and tooling....................................   31,461    25,895
  Construction in progress.................................    1,276     3,840
                                                            --------  --------
                                                              46,348    41,199
    Less accumulated depreciation..........................  (20,169)  (15,382)
                                                            --------  --------
                                                              26,179    25,817
Net assets of discontinued operations......................    1,416    10,437
Property, plant and equipment held for disposal............      --      1,326
Investments................................................    2,597       650
Intangible assets..........................................    2,834     2,440
                                                            --------  --------
                                                            $ 88,685  $ 93,604
                                                            ========  ========
                        LIABILITIES
Current liabilities:
  Revolving credit......................................... $  3,052  $    515
  Current portion of long-term debt........................    1,144     4,235
  Accounts payable.........................................   12,042    12,904
  Accrued liabilities......................................   12,029    10,463
                                                            --------  --------
    Total current liabilities..............................   28,267    28,117
Long-term debt.............................................   29,467    32,605
Subordinated debt, net.....................................    9,267     9,159
Accrued pension liability, net of current..................      451       678
Deferred gain and other long-term liabilities (includes
 $3,308 in 1996 related to the Hobart acquisition).........      583     4,122
Deferred tax liabilities, net..............................    1,707       905
                                                            --------  --------
    Total liabilities......................................   69,742    75,586
             STOCKHOLDERS' EQUITY (NOTE 21(B))
Common stock, par value $.01; 5,000,000 shares authorized,
 3,303,000 shares issued and outstanding in 1997 and 1996,
 respectively..............................................        2         2
Paid-in capital............................................   16,623    16,623
Stock warrants, for 171,740 shares, at estimated current
 value.....................................................    3,239     1,073
Retained earnings (accumulated deficit)....................     (634)      382
Notes receivable, employees' stock purchase, 7.74%, due
 2002......................................................     (346)     (396)
Foreign currency translation adjustment....................      379       550
Treasury stock, 32,000 and 24,000 shares in 1997 and 1996,
 respectively, at cost.....................................     (320)     (216)
                                                            --------  --------
    Total stockholders' equity.............................   18,943    18,018
                                                            --------  --------
                                                            $ 88,685  $ 93,604
                                                            ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       PEI HOLDING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    1997      1996      1995
                                                  --------  --------  --------
Net sales........................................ $171,700  $148,765  $131,503
Cost of goods sold...............................  137,792   120,585   106,541
                                                  --------  --------  --------
    Gross profit.................................   33,908    28,180    24,962
Selling, general and administrative expenses.....   23,188    20,986    18,955
Restructuring charge.............................      --         56     3,100
                                                  --------  --------  --------
    Operating income.............................   10,720     7,138     2,907
Interest expense.................................    5,384     5,313     4,282
Other............................................      210       108       203
                                                  --------  --------  --------
    Income (loss) from continuing operations,
     before income taxes.........................    5,126     1,717    (1,578)
Provision (benefit) for income taxes.............    2,303    (2,314)      630
                                                  --------  --------  --------
    Income (loss) from continuing operations.....    2,823     4,031    (2,208)
Income (loss) from discontinued operation
 (including asset write-down of $2,500 in 1997),
 net of taxes of $1,116 and $175 in 1997 and
 1996, respectively..............................   (1,673)      312       --
                                                  --------  --------  --------
    Net income (loss)............................ $  1,150  $  4,343  $ (2,208)
                                                  ========  ========  ========
Basic earnings per common share: (Note 21(b))
  Income from continuing operations.............. $   0.82  $   1.17  $  (0.64)
  Discontinued operations........................    (0.49)     0.09       --
                                                  --------  --------  --------
    Net income (loss)............................ $   0.33  $   1.26  $  (0.64)
                                                  ========  ========  ========
Diluted earnings per common share: (Notes 21(b))
  Income from continuing operations.............. $   0.78  $   1.13  $  (0.64)
  Discontinued operations........................    (0.46)     0.09       --
                                                  --------  --------  --------
    Net income (loss)............................ $   0.32  $   1.22  $  (0.64)
                                                  ========  ========  ========


   The accompanying notes are an integral part of the consolidated financial statements.

                       PEI HOLDING, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                             COMMON STOCK                       RETAINED     NOTES      FOREIGN
                          -------------------                   EARNINGS   RECEIVABLE  CURRENCY
                             SHARES           PAID-IN  STOCK  (ACCUMULATED  EMPLOYEE  TRANSLATION TREASURY
                          (NOTE 21(B)) AMOUNT CAPITAL WARRANT   DEFICIT)     STOCK    ADJUSTMENT   STOCK    TOTAL
                          ------------ ------ ------- ------- ------------ ---------- ----------- -------- -------
Balance, January 1,
 1995...................   3,303,000    $ 2   $16,623 $1,073    $(1,753)     $(545)      $205              $15,605
Net loss................                                         (2,208)                                    (2,208)
Translation adjustment..                                                                  (79)                 (79)
Common stock, purchased
 from employees and
 other..................                                                        99                 $(144)      (45)
                           ---------    ---   ------- ------    -------      -----       ----      -----   -------
Balance, December 31,
 1995...................   3,303,000      2    16,623  1,073     (3,961)      (446)       126       (144)   13,273
Net income..............                                          4,343                                      4,343
Translation adjustment..                                                                  424                  424
Common stock, purchased
 from employees and
 other..................                                                        50                   (72)      (22)
                           ---------    ---   ------- ------    -------      -----       ----      -----   -------
Balance, December 31,
 1996...................   3,303,000      2    16,623  1,073        382       (396)       550       (216)   18,018
Net income..............                                          1,150                                      1,150
Translation adjustment..                                                                 (171)                (171)
Transfer to stock
 warrants...............                               2,166     (2,166)                                       --
Common stock, purchased
 from employees and
 other..................                                                        50                  (104)      (54)
                           ---------    ---   ------- ------    -------      -----       ----      -----   -------
Balance, December 31,
 1997...................   3,303,000    $ 2   $16,623 $3,239    $  (634)     $(346)      $379      $(320)  $18,943
                           =========    ===   ======= ======    =======      =====       ====      =====   =======

   The accompanying notes are an integral part of the consolidated financial statements.

                       PEI HOLDING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                       1997    1996     1995
                                                      ------  -------  -------
Cash flows from operating activities:
 Net income (loss)..................................  $1,150  $ 4,343  $(2,208)
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
   Loss on sale of discontinued operations..........   2,500      --       --
   Cash (used in) discontinued operations...........    (979)  (2,663)     --
   Write-down and loss on property, plant and
    equipment held for disposal.....................     277      167    2,200
   Deferred gain on sale and leaseback..............    (233)    (117)     --
   Depreciation and amortization....................   5,501    5,246    4,550
   Loss (gain) on sale of property, plant and
    equipment.......................................     148     (462)     (18)
   Deferred taxes...................................     171   (1,700)     --
   Changes in assets and liabilities:
     Accounts receivable............................  (2,651)  (3,861)   1,677
     Inventories....................................     103     (635)  (1,940)
     Prepaid and other current assets...............    (233)     635     (469)
     Accounts payable...............................    (751)   3,944     (775)
     Accrued liabilities............................   2,746   (2,337)  (1,570)
                                                      ------  -------  -------
      Net cash provided by operating activities.....   7,749    2,560    1,447
                                                      ------  -------  -------
Cash flows from investing activities:
 Capital expenditures...............................  (5,638)  (6,794)  (4,864)
 Additions to Lucas Acquisition and refinancing
  costs in 1997 and other...........................  (1,019)    (122)     (56)
 Proceeds from sale of property, plant and
  equipment.........................................   1,140    2,787      285
 Proceeds from sale of discontinued operations and
  assets held for disposal..........................   7,500    1,543      --
 Purchase of certain product lines from Hobart,
  including net assets of discontinued
  operations of $5,053..............................     --    (7,500)     --
 Investment in affiliates...........................    (500)    (250)    (400)
                                                      ------  -------  -------
      Net cash used in investing activities.........   1,483  (10,336)  (5,035)
                                                      ------  -------  -------
Cash flows from financing activities:
 Net increase in revolving credit loan..............   3,691    6,119    5,514
 Payments on long-term debt.........................  (6,799)  (7,102)  (2,575)
 Proceeds from borrowings...........................     --     6,000      793
 Purchase of treasury stock.........................     (54)     (22)     (45)
 Borrowings (payments) on capital leases, net.......    (194)      41      (64)
 Installment purchase of inventory from Hobart......     --     2,465      --
 Payments on acquisition payable to Hobart..........  (6,150)    (633)     --
 Deferred gain on sale leaseback....................     --     1,164      --
 Other financing costs, net.........................     (76)     --       166
                                                      ------  -------  -------
      Net cash provided by financing activities.....  (9,582)   8,032    3,789
                                                      ------  -------  -------
Effect of foreign currency exchange rate on cash....      10      (43)     (29)
                                                      ------  -------  -------
Net (decrease) increase in cash.....................    (340)     213      172
Cash, beginning of year.............................     795      582      410
                                                      ------  -------  -------
Cash, end of year...................................  $  455  $   795  $   582
                                                      ======  =======  =======
Supplemental cash flow information:
 Interest paid......................................  $5,017  $ 4,930  $ 4,013
                                                      ======  =======  =======
 Taxes paid.........................................  $  619  $   213  $   247
                                                      ======  =======  =======
 Noncash financing transaction, deferred payment on
  Hobart acquisition................................     --   $ 4,318      --
                                                      ======  =======  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                      PEI HOLDING, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS ORGANIZATION

  PEI Holding, Inc. ("PEI" or the "Company"), a subsidiary of Genstar Capital Corporation ("Genstar" or the "Parent"), was formed in 1991 to acquire substantially all of the assets and assume certain liabilities of Prestolite Electric Incorporated and its wholly owned subsidiaries ("Prestolite"). PEI includes the wholly owned subsidiaries Prestolite Electric Incorporated and Prestolite Electric of Michigan, Inc. Prestolite Electric Incorporated's wholly owned subsidiaries include Prestolite Electric Limited, a U. K. corporation, and Prestolite Power Corporation, a company formed in 1996 to acquire certain products lines of Hobart Brothers Company. Operations are generally conducted as Prestolite Electric Incorporated. There are no material differences between the financial statements of PEI and Prestolite Electric Incorporated.

  The Company manufactures and distributes heavy duty alternators and starter motors, direct current electric motors and other electrical components for aftermarket and original equipment application in the heavy duty vehicle, defense, material handling, marine and other industries. Sales related to U.S. Department of Defense contracts were 11.8 percent, 10.5 percent and 12.0 percent of consolidated sales for 1997, 1996 and 1995, respectively, with about half of those sales directly to the U.S. government. Five manufacturing facilities and one distribution warehouse are located in the United States and two manufacturing facilities are located in the United Kingdom.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of PEI and its direct and indirect wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  b. FOREIGN CURRENCY TRANSLATION: The assets and liabilities of foreign subsidiaries have been translated into U.S. dollars at the rates of exchange existing as of the balance sheet date. Revenues and expenses have been translated at the average monthly exchange rates. Translation adjustments are recorded as a separate component of stockholders' equity.

  c. INVENTORIES: Inventories are stated at the lower of cost or market with cost being established by the last-in, first-out ("LIFO") method for substantially all inventory owned by domestic companies and by the first-in, first-out ("FIFO") method for all inventories owned by foreign subsidiaries and divisions. Approximately $6,492,000 and $6,502,000 of net inventories at December 31, 1997 and 1996, respectively, have been valued based on FIFO cost.

  d. PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Costs of maintenance and repairs are charged to operations when incurred; costs of renewals, betterments and additions are capitalized. The cost and accumulated depreciation applicable to assets retired or sold are removed from the accounts, and the gain or loss on disposition is recognized as income. Depreciation is computed on a straight-line basis over the estimated useful lives of the buildings and improvements (11 to 31 years) and the machinery and equipment (3 to 10 years).

  e. INTANGIBLE ASSETS: Intangible assets are comprised of organization and financing costs and goodwill. At each balance sheet date management assesses whether there has been an impairment in the carrying value of intangible assets. This assessment is based on comparing amortization to anticipated cash flows and operating income.

  f. PRODUCT WARRANTY COSTS AND SERVICE RETURNS: Anticipated costs related to product warranty and service returns are provided for based upon management's estimate of such costs, after consideration of historical trends and sales of the products to which such costs relate.

                      PEI HOLDING, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  g. ENGINEERING EXPENSES: Engineering costs are expensed as incurred and are included in selling, general and administrative expenses. Total engineering expenses for the years ended December 31, 1997, 1996 and 1995 were $5,988,336, $5,967,517, and $4,351,794, respectively. Included in these engineering expenses are research and development costs (as defined by Statement of Financial Accounting Standards No. 2) for the years ended December 31, 1997, 1996 and 1995 of $4,947,685, $4,935,087 and $3,607,566, respectively.

  h. EARNINGS PER SHARE: Basic earnings per share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding and potentially issuable common shares.

  i. ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  j. FINANCIAL INSTRUMENTS: The carrying amount of the Company's financial instruments, which includes cash, accounts receivable, accounts payable, and long-term debt approximates their fair value at December 31, 1997 and 1996. Fair values have been determined based on management estimates and information from market sources.

  k. RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to current year presentation.

  l. NEW ACCOUNTING PRONOUNCEMENTS: In 1998, the Company will adopt the disclosure requirements of SFAS No. 130, "Reporting of Comprehensive Income," SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits." These statements are effective for fiscal years beginning after December 15, 1997, and will not effect reported earnings.

3. EARNINGS PER SHARE ("EPS")

  In computing income available to common stockholders no adjustments were required to the amounts reported in the statement of operations. Shares used in the computation have been restated to reflect the 20-for-1 stock split effective subsequent to year end (see Note 21(b)). Shares of common stock available and potentially issuable used in the computation are comprised of the following:

                                                  1997      1996      1995
                                                --------- --------- ---------
   Average number of shares of common stock
    used in computing basic EPS................ 3,275,000 3,283,000 3,295,000
   Warrants, issuable for a nominal exercise
    price......................................   171,740   171,740   171,740
                                                --------- --------- ---------
     Shares used in computing basic EPS........ 3,446,740 3,454,740 3,466,740
   Dilutive effect of stock options............   181,280    99,060       --
                                                --------- --------- ---------
     Shares used in computing dilutive EPS..... 3,628,020 3,553,800 3,466,740
                                                ========= ========= =========

  Options were excluded from 1995 dilutive EPS since the inclusion of these would have been antidilutive.

                      PEI HOLDING, INC. AND SUBSIDIARIES

4. INVENTORIES

  Inventories consist of the following at December 31 (in thousands):

                                                                1997     1996
                                                               -------  -------
   FIFO cost:
     Raw materials............................................ $10,303  $12,073
     Work in process..........................................   6,939    6,760
     Finished goods...........................................   8,710    7,533
                                                               -------  -------
       Total FIFO cost........................................  25,952   26,366
   Adjustment to LIFO cost....................................   1,552    1,768
   Reserves for excess and obsolescence.......................  (2,817)  (3,176)
                                                               -------  -------
                                                               $24,687  $24,958
                                                               =======  =======

  As a result of a decrease in inventory, there was a 1997 LIFO liquidation which resulted in a $216,000 decrease in income from continuing operations, before income taxes ($0.06 decrease in basic and diluted earnings per share), as compared to that which would have been reported had there been no liquidation.

5. INVESTMENTS

  Investments at December 31, 1997 are carried at cost. They include $597,000 representing a 5 percent interest in an Indian company and a $2 million interest in a U.S. company. The U.S. investment includes $1.5 million that will be paid in 1998 (which amount is included in accrued liabilities) at which time the Company's ownership will increase to 35 percent from 9 percent at December 31, 1997. In conjunction with the increase in ownership, the Company expects to change to the equity method of accounting for the U.S. company. The determination of the fair value of these investments is not practicable.

6. INTANGIBLES ASSETS

  Intangibles assets consist of the following at December 31 (in thousands):

                                                                   1997   1996
                                                                  ------ ------
   Organizational costs (5 year amortization).................... $3,761 $3,761
   Goodwill (5 to 10 year amortization)..........................  1,165  1,165
   Financing costs (3 to 10 year amortization)...................  1,149  1,149
   Lucas acquisition and refinancing costs (Note 21(a))..........  1,018    --
                                                                  ------ ------
                                                                   7,093  6,075
   Accumulated amortization......................................  4,259  3,635
                                                                  ------ ------
                                                                  $2,834 $2,440
                                                                  ====== ======

  The financing costs will be written off in 1998 as a result of the refinancing discussed in Note 21(a). The Lucas acquisition and refinancing costs will be considered in allocating the purchase price of the Lucas acquisition.

                      PEI HOLDING, INC. AND SUBSIDIARIES

7. ACCRUED LIABILITIES

  Accrued liabilities consist of the following at December 31 (in thousands):

                                                                 1997    1996
                                                                ------- -------
   Accrued compensation........................................ $ 3,139 $ 2,556
   Accrued warranty............................................   3,232   2,195
   Payable to Hobart Brothers Company..........................     --    2,842
   Accrued environmental liability.............................     529     791
   Amount due related to 1997 investment (Note 5)..............   1,500     --
   Other accrued liabilities...................................   3,629   2,079
                                                                ------- -------
                                                                $12,029 $10,463
                                                                ======= =======

8. DEBT

  Debt consists of the following at December 31 (in thousands):

                                                               1997     1996
                                                              -------  -------
   North America:
     Revolving credit, interest at prime rate plus .75
      percent, collateralized by all North American assets..  $18,383  $15,006
     Term loan, interest at prime rate plus .75 to 1.25
      percent, collateralized by all North American assets..   10,205   15,494
     Subordinated debt, interest at 12 percent..............   10,000   10,000
                                                              -------  -------
       Total................................................   38,588   40,500
                                                              -------  -------
   United Kingdom, interest at the bank's base rate plus 2
    percent, collateralized by all U.K. assets:
     Revolving credit.......................................      431      119
     Term loan..............................................    3,354    5,054
                                                              -------  -------
       Total................................................    3,785    5,173
                                                              -------  -------
       Total term, revolving credit and subordinated debt
        (refinanced subsequent to year-end).................   42,373   45,673
   Capital lease obligations................................      942    1,150
   Unamortized discount on subordinated debt................     (733)    (841)
   Other....................................................      348      532
                                                              -------  -------
       Consolidated total...................................   42,930   46,514
   Less current maturities..................................    4,196    4,750
                                                              -------  -------
       Long-term debt.......................................  $38,734  $41,764
                                                              =======  =======

  As discussed in Note 21(a), subsequent to year-end the Company refinanced all of its term, revolving credit and subordinated debt with the proceeds from the $125 million, 9 5/8 percent (interest payable semiannually) unsecured senior notes. The notes mature on February 1, 2008, and are redeemable at the option of the Company, in whole or in part, beginning on February 1, 2003 at amounts from 104.8125 percent to 100 percent of the principal amount, plus accrued and unpaid interest to the redemption date with the net proceeds of a public equity offering. In addition, up to 35 percent of the principal amount of the notes may be redeemed prior to February 1, 2001 at an amount equal to
109.625 percent of the principal amount redeemed, plus accrued and unpaid interest to the redemption date.

                      PEI HOLDING, INC. AND SUBSIDIARIES

8. DEBT--(CONTINUED)

  In connection with the refinancing the Company entered into new credit agreements in the U.S. and the U.K. The U.S. agreements consist of a $23 million revolving credit facility, including a $2 million letter of credit subfacility, which will be advanced pursuant to a formula based on eligible U.S. accounts receivable and inventory levels. The borrowings will be collateralized by all U.S. accounts receivable and inventories, will bear interest at the bank's prime rates (8.5 percent at December 31, 1997) plus up to .125 percent and will mature on January 31, 2000. No amounts were drawn on the facility in connection with the refinancing.

  The U.K. agreement consists of a credit facility providing for short-term borrowings of up to (Pounds)3 million (approximately $4.9 million based on exchange rates as of December 31, 1997) and is secured by liens on all U.K. assets. It is expected that a new U.K. agreement will be entered into consisting of (Pounds)7 million (approximately $11.6 million based on exchange rates at December 31, 1997) credit facility which will be advanced based upon eligible U.K. accounts receivable. The borrowings will be collateralized by all U.K. accounts receivable, will bear interest at the bank's base rate (7.25 percent at December 31, 1997) plus 1.75 percent and will mature in February 2001. No amounts were drawn on the facility in connection with the refinancing.

  The senior notes and credit facilities mentioned above contain various covenants including limits on a) issuance of additional debt or preferred stock; b) the payment of dividends and purchases, redemptions or retirements or common stock; c) investments; d) sale of assets and capital stock of subsidiaries; and e) certain consolidations, mergers, transfers of assets and certain other transactions with affiliates.

  Maturities of debt obligations at December 31 are as follows (in thousands):

   YEAR
   ----
   1998................................................................. $ 4,196
   1999.................................................................     223
   2000.................................................................     175
   2001.................................................................     216
   2002.................................................................      27
   Thereafter...........................................................  38,093
                                                                         -------
     Total.............................................................. $42,930
                                                                         =======

9. INCOME TAXES

  Income (loss) from continuing operations, before income taxes, consists of the following (in thousands):

                                                           1997   1996   1995
                                                          ------ ------ -------
   U.S................................................... $2,866 $  442 $(3,584)
   Foreign...............................................  2,260  1,275   2,006
                                                          ------ ------ -------
                                                          $5,126 $1,717 $(1,578)
                                                          ====== ====== =======

                      PEI HOLDING, INC. AND SUBSIDIARIES

9. INCOME TAXES--(CONTINUED)

  The components of income tax related to continuing operations are as follows (in thousands):

                                                       1997    1996     1995
                                                      ------  -------  -------
   U.S.:
     Current                                             --       --       --
     Deferred........................................ $  920  $    81  $(1,300)
     Increase (decrease) in valuation reserve........   (196)  (1,256)   1,300
   Foreign:
     Current.........................................    573      --       --
     Deferred........................................    202      370      390
     Increase (decrease) in valuation reserve........    489   (1,815)     --
   State and local...................................    315      306      240
                                                      ------  -------  -------
                                                      $2,303  $(2,314) $   630
                                                      ======  =======  =======

  A reconciliation of the U.S. statutory tax rate to the effective tax rate follows:

                                                          1997   1996    1995
                                                          ----  ------   -----
   Statutory rate........................................ 34.0%   34.0%   34.0%
   Change in valuation reserve...........................  5.7  (178.9)  (82.4)
   State and local, net of federal benefit...............  4.1    11.8   (10.0)
   Difference in foreign tax rates.......................  --     (3.7)   18.5
   Other.................................................  1.1     2.0     --
                                                          ----  ------   -----
     Effective tax rate.................................. 44.9% (134.8)% (39.9)%
                                                          ====  ======   =====

  The major components of deferred taxes (stated on an after tax basis) on the balance sheet are as follows (in thousands):

                                                                1997     1996
                                                               -------  -------
   Accrued tax benefit carryforwards.......................... $ 2,201  $ 3,835
   Assets of discontinued operations..........................   1,015      --
   Current liabilities........................................   2,176    1,766
   Deferred gain..............................................     185      366
   Inventories................................................  (1,471)  (1,324)
   Property, plant and equipment..............................  (3,511)  (3,267)
   Other......................................................     924      801
   Valuation reserve..........................................     --      (487)
                                                               -------  -------
                                                               $ 1,519  $ 1,690
                                                               =======  =======

  PEI has net operating loss ("NOL") carryforwards at December 31, 1997 for U.S. tax reporting purposes of approximately $6.2 million and approximately $160,000 of alternative minimum tax benefit carryforwards. All U.K. NOLs have been used as of December 31, 1997. The changes in the valuation reserve are the result of management's estimate as to the recovery of deferred tax assets, in particular the recovery of U.S. and U.K. NOLs. Management's estimate in 1996 as to the recovery of the NOLs was based primarily on 1996 results of operations and expected favorable operating results in 1997. The NOLs in the U.S. expire beginning in 2006.

                      PEI HOLDING, INC. AND SUBSIDIARIES

10. EMPLOYEE BENEFIT PLANS

  The Company has retirement savings plans for substantially all of its United States employees. These retirement savings plans have cash or deferred salary arrangements and include an option for matching contributions by the Company and additional contributions at the discretion of its Board of Directors. The Company's matching contributions to these plans were $699,000, $663,000 and $549,000 for 1997, 1996 and 1995, respectively. The Company also has defined benefit plans that cover certain former employees. Benefits under these defined benefit plans are based on years of service. The Company's funding policy is to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended. The Company's subsidiary in the U.K. provides benefits based on the employees' earnings. The Company's funding policy is to meet the minimum funding requirements imposed by current statutes or tax regulations.

  The funded status of the United States defined benefit plans at December 31, 1997 and 1996, based upon most recent actuarial valuations (December 31, 1997 and 1996), is as follows (in thousands):

                                                                  1997    1996
                                                                 ------  ------
   Actuarial present value of accumulated benefit obligations
    (all vested)................................................ $2,927  $2,943
                                                                 ======  ======
   Projected benefit obligation for service rendered to date.... $2,927  $2,943
   Plan assets at fair value (principally short-term cash
    equivalents, corporate notes, U.S. bonds and equities)......  2,429   2,205
                                                                 ------  ------
   Projected benefit obligation in excess of plan assets........    498     738
   Unrecognized net loss (gain).................................    (30)    158
                                                                 ------  ------
   Net accrued pension cost..................................... $  528  $  580
                                                                 ======  ======

  The components of pension expense for the United States plans for the years ended December 31, 1997, 1996 and 1995 are as follows (in thousands):

                                                          1997   1996   1995
                                                          -----  -----  -----
   Service costs for benefits earned during the period... $  13  $  50  $  67
   Interest cost.........................................   209    207    206
   Actual return on plan assets..........................  (270)  (186)  (259)
   Net amortization and deferral.........................    94     31    139
   Curtailment...........................................   --       2    --
                                                          -----  -----  -----
     Net periodic pension cost........................... $  46  $ 104  $ 153
                                                          =====  =====  =====

  Rates used in the calculation of amounts above are:

   Discount rate.........................................   7.5%   7.5%   7.5%
   Expected rate of return on assets.....................   8.0    8.0    8.0

                      PEI HOLDING, INC. AND SUBSIDIARIES

10. EMPLOYEE BENEFIT PLANS--(CONTINUED)

  The funded status of the U.K. plans at December 31, 1997 and 1996, based upon the most recent actuarial valuation (December 31, 1997 and 1996), is as follows (in thousands):

                                                                1997     1996
                                                               -------  -------
   Actuarial present value of accumulated benefit obligations
    (all vested).............................................  $ 8,815  $ 7,381
   Effect of estimated future compensation increases.........      710    1,352
                                                               -------  -------
   Projected benefit obligation for service rendered to
    date.....................................................    9,525    8,733
   Plan assets at fair value (principally short-term cash
    equivalents, corporate notes and U.K. equities)..........   12,262   10,614
                                                               -------  -------
   Plan assets in excess of projected benefit obligation.....    2,737    1,881
   Unrecognized net gain.....................................    2,735    1,979
                                                               -------  -------
   Net accrued pension cost..................................  $    (2) $    98
                                                               =======  =======

  The components of pension expense for the U.K. plans for the years ended December 31, 1997, 1996 and 1995 are as follows (in thousands):

                                                      1997    1996    1995
                                                     -------  -----  -------
   Service costs for benefits earned during the
    period.......................................... $   480  $ 438  $   376
   Interest cost....................................     693    657      589
   Actual return on plan assets.....................  (2,103)  (942)  (1,360)
   Net amortization and deferral....................   1,030   (128)     505
                                                     -------  -----  -------
     Net periodic pension cost...................... $   100  $  25  $   110
                                                     =======  =====  =======

  Rates used in the calculation of amounts above are:

   Discount rate....................................     7.0%   8.5%     8.5%
   Expected rate of return on assets................     8.0    9.5      9.5
   Anticipated rate of salary increase..............     5.0    6.5      7.5

11. ENVIRONMENTAL ISSUES

  Certain of the Company's plants (primarily two manufacturing facilities) are in the process of remedial cleanup and containment for environmental contamination that occurred prior to PEI's acquisition of Prestolite. PEI has assumed a portion of the environmental liability related to the acquired facilities. The prior owners of the two manufacturing facilities have taken the lead to manage the cleanup and remedial actions. They bill PEI for its share of the costs. The liability of $529,000 and $791,000 at December 31, 1997 and 1996, respectively, is included in current liabilities is based upon environmental studies and represents management's best estimate of the Company's share of the liability for cleanup and containment costs. Management believes that the majority of its share of the costs will be expended in 1998. While it is possible that the cleanup and containment costs could exceed the liability recorded, management does not believe any excess would materially affect future consolidated financial statements of PEI.

12. LEASES

  The Company leases certain office and manufacturing facilities, data processing equipment and automobiles under long-term operating lease agreements. In the current year, the Company entered into capital leases for certain manufacturing and engineering equipment and improvements related to real property. The leases expire

                      PEI HOLDING, INC. AND SUBSIDIARIES

12. LEASES--(CONTINUED)

on various dates through 2006. The following are schedules of future minimum lease payments for operating and capital leases (with terms in excess of one year) at December 31, 1997 (in thousands):

   Operating leases (year ended December 31):
     1998............................................................... $1,885
     1999...............................................................  1,349
     2000...............................................................  1,134
     2001...............................................................    784
     2002...............................................................    973
     Thereafter.........................................................  2,109
                                                                         ------
                                                                         $8,234
                                                                         ======

  Rent expense for operating leases was $3,195,218, $1,622,280 and $1,490,793 for the years ended December 31, 1997, 1996 and 1995, respectively.

   Capital leases (year ended December 31):
     1998............................................................... $  403
     1999...............................................................    278
     2000...............................................................    203
     2001...............................................................    151
     2002...............................................................     29
     Thereafter.........................................................    109
                                                                         ------
       Total minimum lease payments.....................................  1,173
       Less imputed interest............................................    210
                                                                         ------
       Present value of net minimum lease payments...................... $  963
                                                                         ======

  The book value, as of December 31, 1997, of equipment under capital leases was $1,169,000, which is net of amortization of $641,000.

13. STOCK OPTIONS

  PEI has established a stock option plan for certain designated employees. All shares and per share amounts reflect the 20-for-1 stock split effective subsequent to year end (see Note 21(b)). The Company has reserved 350,280 shares for the plan. All options outstanding as of December 31, 1997 have an exercise price of $5.00 to $8.25 per share, and no options have been exercised. Options generally vested 20 percent per year over five years but may not be exercised until 90 days following the effective date of a registration statement under the Securities Act of 1933 or upon receipt by PEI of a legal opinion that registration is not required or until PEI determines otherwise. The exercise date may be accelerated upon a change of control of the Company and options expire 10 years from the date of grant.

                      PEI HOLDING, INC. AND SUBSIDIARIES

13. STOCK OPTIONS--(CONTINUED)

  The changes in stock options outstanding for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                               OPTIONS   PRICE
                                                               -------  --------
   Outstanding at January 1, 1995............................. 297,200   $5.20
   Granted....................................................  59,500    8.25
   Forfeited.................................................. (23,800)   7.20
                                                               -------   -----
   Outstanding at December 31, 1995........................... 332,900   $5.60
                                                               =======   =====
   Exercisable at December 31, 1995...........................     --      --
                                                               =======   =====
   Outstanding at January 1, 1996............................. 332,900   $5.60
   Granted....................................................  86,000    8.25
   Forfeited.................................................. (57,500)   7.20
                                                               -------   -----
   Outstanding at December 31, 1996........................... 361,400   $6.20
                                                               =======   =====
   Exercisable at December 31, 1996...........................     --      --
                                                               =======   =====
   Outstanding at January 1, 1997............................. 361,400   $6.20
   Forfeited.................................................. (51,500)   5.90
                                                               -------   -----
   Outstanding at December 31, 1997........................... 309,900   $6.25
                                                               =======   =====
   Exercisable at December 31, 1997...........................     --      --
                                                               =======   =====

  Information with respect to stock options outstanding at December 31, 1997, is as follows:

     EXERCISE              OUTSTANDING AT                      AVERAGE REMAINING
     PRICE ($)          DECEMBER 31, 1997 (#)               CONTRACTUAL LIFE (YEARS)
     ---------          ---------------------               ------------------------
       5.00                    166,900                                4.2
       6.25                     36,000                                6.0
       8.25                    107,000                                7.6

  Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123) became effective for the company in 1996. As allowed by SFAS 123, the Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees" ("APB 25") in accounting for its stock option plans. Under APB 25, the Company does not recognize compensation expense on the issuance of its stock options because the option terms are fixed and the exercise price equals the market price of the underlying stock on the grant date.

  As required by SFAS 123, the Company has determined the pro forma information as if the Company had accounted for stock options granted since January 1, 1995 under the fair value method of SFAS 123.

  Principal assumptions used in calculating the pro forma information were as follows:

                                                                     1996  1995
                                                                     ----  ----
   Risk free interest rates......................................... 6.31% 7.83%
   Expected life, in years.......................................... 7.00  7.00
   Expected volatility..............................................  --    --
   Expected dividend yield..........................................  --    --
   Weighted average fair value of options granted................... 5.31  4.87

                      PEI HOLDING, INC. AND SUBSIDIARIES

13. STOCK OPTIONS--(CONTINUED)

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                          1997   1996   1995
                                                         ------ ------ -------
   Net income (loss), as reported....................... $1,150 $4,343 $(2,208)
   Net income (loss), pro forma.........................  1,094  4,265  (2,240)
   Earnings per share, as reported......................   0.33   1.26   (0.64)
   Earnings per share, pro forma........................   0.32   1.23   (0.65)

  The pro forma effect on net income for 1997, 1996 and 1995 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

  In connection with the issuance of the subordinated debt (Note 8) the Company issued warrants to purchase 171,740 shares of common stock exercisable for a nominal amount. The Company assigned these warrants a fair value of $1,073,375 ($6.25 share) at the date of issuance and revalued them to current fair value during 1997 through a transfer from paid in capital. All warrants were repurchased in January 1998 in connection with the refinancing (See Note 21(a)).

14. RELATED PARTY TRANSACTIONS

  The Company has a management consulting agreement with Genstar Investment Corporation ("GIC"), an affiliate of Genstar. Under the agreement, the Company pays GIC a management consulting fee of $800,000 per year. For each of the years ended December 31, 1997, 1996 and 1995, $800,000 were charged to operations under this agreement. At December 31, 1997 and 1996, $200,000 of consulting fees were accrued and unpaid.

15. PROPERTY, PLANT AND EQUIPMENT HELD FOR DISPOSAL

  Property, plant and equipment held for disposal at December 31, 1996 included one facility. During 1997, the Company sold this facility; a loss of approximately $277,000 was recognized on this transaction.

16. LITIGATION AND CLAIMS

  Various legal actions and claims are pending or may be instituted or asserted in the future against the Company. The outcome of individual matters is not predictable at this time. Except as related to environmental issues as discussed in Note 11, the potential aggregate amount of liability at December 31, 1997 and 1996 with respect to these matters cannot be ascertained; however, management believes that any resulting unrecorded liability would not materially affect the future consolidated financial statements of the Company.

17. DISCONTINUED OPERATIONS

  During the third quarter of 1997, the Company sold its welding equipment division for $7.5 million plus commitments from the buyer to acquire up to $1.9 million of inventory not included in the initial sale. Net assets of discontinued operations at December 31, 1997, include uncollected accounts receivable and inventory of the welding equipment division which were not sold. This division was acquired during 1996 as a part of the purchase of certain product lines from Hobart Brothers Company. This division is treated as a discontinued operation, and the 1996 financial statements have been reclassified to exclude the operations of the welding equipment division from continuing operations. The Company recorded a $1.5 million after tax loss on the sale ($2.5 million loss, less $1 million tax benefit).

                      PEI HOLDING, INC. AND SUBSIDIARIES

17. DISCONTINUED OPERATIONS--(CONTINUED)

  During 1997, the Company decided to retain its Beech Electric Division ("Beech") as part of the Company's continuing operations. This decision was based on the inability to sell Beech at reasonable terms and management's subsequent belief that the division could be operated profitably and the continued operations would be in the best interest of PEI. Beech was identified for disposition in 1995 and had been accounted for as a discontinued operation since that time. The accompanying consolidated financial statements have been reclassified to include Beech in continuing operations. As a result of the decision to dispose of Beech, the Company recorded $700,000 to write-down the assets to their net realizable value, which amount is included with the restructuring charge in the 1995 consolidated statement of operations.

  The prior year financial statements have been reclassified to reflect the welding equipment division as a discontinued operation and to include Beech in continuing operations. The effect of the restatement on prior years follows (in thousands):

                                          PREVIOUSLY WELDING
                                           REPORTED  DIVISION  BEECH   RESTATED
                                          ---------- --------  ------  --------
   1996:
   Assets of discontinued operation......  $    968  $ 10,437  $ (968) $ 10,437
   Total assets..........................    96,969    (3,466)    101    93,604
   Total liabilities.....................    78,951    (3,466)    101    75,586
   Net sales.............................   166,609   (20,283)  2,439   148,765
   Operating income......................     7,838      (590)   (110)    7,138
   Discontinued operations...............      (115)      312     115       312
   1995:
   Net sales.............................   128,924       --    2,579   131,503
   Operating income......................     3,839       --     (932)    2,907
   Discontinued operations...............      (936)      --      936       --

18. RESTRUCTURING CHARGE

  During 1995, the Company announced restructuring plans which included the closing of its plant in Cleveland, Ohio and moving operations previously conducted at the Cleveland plant to the plant located in Arcade, New York. A provision of $2,400,000 was recognized in 1995 related to the restructurings. The 1995 restructuring charge consists of the following (in thousands):

   Employee severance costs............................................  $  975
   Write-down of property, plant and equipment.........................   1,120
   Post-closing facility costs (primarily utility, security and related
    costs).............................................................     305
                                                                         ------
                                                                          2,400
   Asset write down of previously discontinued operations (Note 17)....     700
                                                                         ------
                                                                         $3,100
                                                                         ======

  The Cleveland plant closing was completed during 1996 and no accrual remained as of the end of 1996. Costs incurred were approximately equal to the amount provided. Certain costs such as start-up costs and training were not provided for in the 1995 restructuring provision and were charged to operations in 1996.

                      PEI HOLDING, INC. AND SUBSIDIARIES

19. OPERATIONS BY GEOGRAPHIC AREA

  The Company operates primarily in one segment which is the manufacture and distribution of electrical equipment primarily for heavy duty vehicle, defense, material handling and marine applications. Financial information summarized by geographic area is as follows (in thousands):

                                       UNITED   GREAT
                                       STATES  BRITAIN ELIMINATIONS CONSOLIDATED
                                      -------- ------- ------------ ------------
   For twelve months ended:
     December 31, 1997:
       Sales......................... $143,865 $31,312   $(3,477)     $171,700
       Operating income..............    8,093   2,532        95        10,720
     December 31, 1996:
       Sales......................... $124,669 $26,503   $(2,407)     $148,765
       Operating income..............    5,191   1,746       201         7,138
     December 31, 1995:
       Sales......................... $105,539 $27,794   $(1,830)     $131,503
       Operating income..............      334   2,609       (36)        2,907
   Identifiable assets:
     As of December 31, 1997......... $ 75,008 $19,181   $(5,504)     $ 88,685
     As of December 31, 1996.........   79,381  19,302    (5,079)       93,604

  Sales eliminations represent primarily sales from the United States to Great Britain and are priced at cost plus a mark up that represents market prices.

20. SALE AND LEASEBACK

  In 1996, the Company sold its Florence, Kentucky, facility and leased back approximately 60 percent of the space in that facility. The transaction resulted in a gain of approximately $1,447,000, of which approximately $283,000 was recognized upon completion of the transaction. The remainder of the gain is being amortized through June 2001, offsetting the rental expense. The lease is classified as an operating lease. The minimum future rental payments are included in Note 8. The current portion of the gain, approximately $233,000 at both December 31, 1997 and 1996, is included in accrued liabilities.

21. SUBSEQUENT EVENTS

  (a) On January 22, 1998, Prestolite issued $125 million, 9 5/8 percent (interest payable semiannually), unsecured senior notes. Proceeds from the issuance of the notes were used as follows (in thousands):


   Acquire certain affiliates of Lucas Industries plc................ $ 44,702
   Repay existing Prestolite debt (of which $42,373 was outstanding
    at December 31, 1997)............................................   38,653
   Purchase of PEI securities........................................   29,741
   Fees and expenses.................................................    6,950
   General corporate purposes........................................    4,954
                                                                      --------
                                                                      $125,000
                                                                      ========

  On January 22, 1998, Prestolite acquired the heavy duty products division of Lucas Industries plc (a U.K. corporation), Lucas Holdings South Africa (Proprietary) Limited and a controlling interest in Lucas Indiel Argentina S.A. ("Lucas Argentina") (collectively referred to as the "Lucas Businesses"). The Lucas Businesses manufacture primarily alternators and starter motors for the truck, bus and automotive markets in the U.K., continental Europe, South America and South Africa. The purchase price was as follows (in thousands):

                      PEI HOLDING, INC. AND SUBSIDIARIES

21. SUBSEQUENT EVENTS--(CONTINUED)

   Cash at closing, including repayment of $3,393 of debt.............. $44,702
   Assumption of Lucas Argentina debt..................................   6,300
   Future payment for additional equity of Lucas Argentina.............   1,200
                                                                        -------
                                                                        $52,202
                                                                        =======

  The purchase price is subject to adjustments based upon the closing balance sheets of each of the businesses acquired and additional payments, with a maximum aggregate amount of $19 million, may be required based on the operating performance of Lucas Argentina over the next three years and upon the collection of certain receivables. Prestolite has also agreed to acquire certain inventory and consulting services from Lucas Industries plc for an estimated aggregate amount of $2.6 million. Summary unaudited combined financial information as of September 30, 1997 and for the 12 months then ended for the Lucas Businesses follows (in thousands):

   Total assets........................................................ $110,591
   Total liabilities...................................................   45,605
   Net sales...........................................................  134,548
   Operating income....................................................    2,317

  Prestolite refinanced all of its existing senior bank debt and the senior subordinated notes. In connection with the refinancing, the Company incurred prepayment penalties, eliminated the discount related to the senior subordinated notes and wrote-off unamortized financing costs related to the existing debt. These amounts, which aggregated approximately $2 million, will be reflected as an extraordinary loss on refinancing in 1998.

  The PEI common stock and options were acquired at a fair value of $18.86 per share of PEI common stock and $18.86 per option to purchase shares of PEI common stock less any applicable exercise price. The warrants to purchase shares of PEI common stock were acquired for $20.00 per warrant. The purchase of the PEI securities consisted of the following (in thousands):

   Repurchase of 1,286,000 (after stock split) shares of PEI common stock.............................................................. $24,259
   Repurchase of all outstanding warrants associated with the
    refinanced senior subordinated debt................................   3,435
   Repurchase of stock options for 123,960 (after stock split) shares
    of PEI common stock (recorded as compensation expense in 1998).....   2,047
                                                                        -------
                                                                        $29,741
                                                                        =======

  (b) On March 10, 1998 the Board of Directors approved a 20-for-1 stock split effective March 26, 1998, and increased the number of authorized shares to 5,000,000. All shares and per share amounts have been restated to reflect the split.

22. SUMMARY FINANCIAL INFORMATION

  Summary financial information of Prestolite Electric Incorporated follows ($ thousands):

                                                       1997     1996
                                                     -------- --------
Balance sheet:
  Current assets.................................... $ 55,676 $ 52,934
  Non current assets................................   33,026   40,670
  Current liabilities...............................   28,267   28,143
  Non current liabilities...........................   41,475   47,469
  Stockholders' equity..............................   18,960   17,992
                                                       1997     1996     1995
                                                     -------- -------- --------
Statement of operations:
  Net sales......................................... $171,700 $148,765 $131,503
  Gross profit......................................   33,908   28,180   24,962
  Income (loss) from continuing operations..........    2,812    4,024   (2,212)
  Net income (loss).................................    1,139    4,336   (2,212)

                                                                    SCHEDULE II

                      PEI HOLDING, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS)

                                           ADDITIONS
                                    ------------------------
                         BALANCE AT CHARGE TO                              BALANCE AT
                         BEGINNING  COSTS AND   CHARGED TO                   END OF
                         OF PERIOD  EXPENSES  OTHER ACCOUNTS DEDUCTIONS(1)   PERIOD
                         ---------- --------- -------------- ------------- ----------
Allowance for Doubtful
 Accounts:
 Year ended December 31,
  1997..................   $1,662     $608         --           $  458       $1,812
 Year ended December 31,
  1996..................   $1,285     $499         --           $  122       $1,662
 Year ended December 31,
  1995..................   $1,218     $223         --           $  156       $1,285
Reserve for Inventory
 Obsolescence:
 Year ended December 31,
  1997..................   $3,176     $908         --           $1,267       $2,817
 Year ended December 31,
  1996..................   $3,146     $708         --           $  678       $3,176
 Year ended December 31,
  1995..................   $2,937     $787         --           $  578       $3,146

--------
(1) Deductions related to the allowance for doubtful accounts relate to the writeoff of uncollectable accounts and adjustments for receivables, which are expected to be satisfied by the return of used parts returned for credit. Deductions related to inventory obsolescence relate primarily to the disposal of obsolete inventory.

                       PEI HOLDING, INC. AND SUBSIDIARIES

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                   AS OF APRIL 4, 1998 AND DECEMBER 31, 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                1998     1997
                                                              --------  -------
                           ASSETS
Current Assets:
  Cash......................................................  $  7,565  $   455
  Accounts receivable, net of allowance for doubtful
   accounts of $2,870 and $1,812 at April 4, 1998 and
   December 31, 1997, respectively..........................    47,991   26,326
  Inventories, net..........................................    52,195   24,687
  Deferred tax asset, net...................................     5,295    3,226
  Prepaid and other current assets..........................     2,641      965
                                                              --------  -------
    Total current assets....................................   115,687   55,659
Property, plant and equipment, net..........................    62,167   26,179
Investments
  Intangible assets.........................................       339    2,834
  Other.....................................................     9,462    4,013
                                                              --------  -------
    Total assets............................................  $187,665  $88,685
                                                              ========  =======
                        LIABILITIES
Current liabilities:
  Revolving credit..........................................  $  2,436  $ 3,052
  Current portion of long-term debt and capital lease
   obligations..............................................     4,212    1,144
  Accounts payable..........................................    25,006   12,042
  Accrued liabilities.......................................    36,296   12,029
                                                              --------  -------
    Total current liabilities...............................    67,950   28,267
Senior notes................................................   125,000      --
Other long-term debt........................................       938   29,467
Subordinated debt, net......................................       --     9,267
Other non-current liabilities...............................     2,959    1,034
Deferred tax liabilities, net...............................     1,645    1,707
                                                              --------  -------
    Total liabilities.......................................   198,492   69,742
Minority interest in Argentina subsidiary...................        35      --
                    STOCKHOLDERS' EQUITY
Common stock, par value $.01; 5,000,000 shares authorized,
 3,303,000 shares issued and outstanding at April 4, 1998
 and December 31, 1997, respectively........................         2        2
Paid-in capital.............................................    16,623   16,623
Stock warrants..............................................       --     3,239
Retained earnings (accumulated deficit).....................    (2,891)    (634)
Notes receivable, employees' stock purchase.................      (297)    (346)
Foreign currency translation adjustment.....................       420      379
Treasury stock, 1,310,000 and 32,000 shares on April 4, 1998
 and December 31, 1997, respectively........................   (24,729)    (320)
                                                              --------  -------
    Total stockholders' equity..............................   (10,872)  18,943
                                                              --------  -------
    Total liabilities and stockholders' equity..............  $187,655  $88,685
                                                              ========  =======

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                       PEI HOLDING, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

           FOR THE THREE MONTHS ENDED APRIL 4, 1998 AND APRIL 5, 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                            1998       1997
                                                          ---------  ---------
Net sales................................................ $  74,525  $  44,302
Cost of goods sold.......................................    60,031     35,346
                                                          ---------  ---------
    Gross profit.........................................    14,494      8,956
Selling, general and administrative expenses.............     9,806      5,629
Costs associated with option repurchase..................     2,101        --
Restructuring charge.....................................       980        --
                                                          ---------  ---------
    Operating income.....................................     1,607      3,327
Interest expenses........................................     3,281      1,433
Other expense (income)...................................       (86)        20
                                                          ---------  ---------
    Income (loss) from contributing operations before
     extraordinary loss and income taxes.................    (1,588)     1,874
Provision (benefit) for income taxes.....................      (606)       747
                                                          ---------  ---------
    Income (loss) from continuing operations.............      (982)     1,127
Income from discontinued operation, net..................       --          26
Extraordinary loss, net of taxes of $716.................     1,275        --
                                                          ---------  ---------
    Net income (loss)....................................    (2,257)     1,153
Other comprehensive income (expense):
  Foreign currency translation adjustment................        41       (225)
                                                          ---------  ---------
    Comprehensive income (loss).......................... $  (2,216) $     928
                                                          =========  =========
Basic earnings per common share:
  Income from continuing operations...................... $   (0.42) $    0.33
  Discontinued operations................................       --         --
  Extraordinary item..................................... $   (0.55)       --
                                                          ---------  ---------
    Net income (loss).................................... $   (0.97) $    0.33
                                                          =========  =========
Diluted earnings per common share:
  Income from continuing operations...................... $   (0.42) $    0.31
  Discontinued operations................................       --        0.01
  Extraordinary item..................................... $   (0.55)       --
                                                          ---------  ---------
    Net income (loss).................................... $   (0.97) $    0.32
                                                          =========  =========
Basic shares outstanding................................. 2,323,194  3,450,740
Diluted shares outstanding............................... 2,232,194  3,655,180

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                       PEI HOLDING, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

           FOR THE THREE MONTHS ENDED APRIL 4, 1998 AND APRIL 5, 1997
                                 (IN THOUSANDS)

                                                               1998     1997
                                                             --------  -------
Cash flows from operating activities:
  Net income (loss)......................................... $ (2,257) $ 1,153
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
    Cash (used) in discontinued operations..................    1,221   (2,348)
    Loss (gain) on sale of property, plant and equipment....      --         9
    Deferred taxes..........................................   (2,069)     703
    Compensation expense related to options.................    2,101      --
    Depreciation and amortization...........................    2,992    1,354
    Loss on debt extinguishment.............................    1,991      --
    Changes in working capital items........................    1,895   (3,781)
                                                             --------  -------
      Net cash provided by (used for) operating activities..    5,874   (2,910)
Cash flows used for investing activities:
  Capital expenditures......................................   (2,681)    (772)
  Acquisition of Lucas businesses...........................  (54,433)     --
                                                             --------  -------
      Net cash used for investing activities................  (57,114)    (772)
Cash flows from financing activities:
  Proceeds from issuance of senior notes....................  125,000      --
  Debt assumed in acquisition of Lucas businesses...........    3,227      --
  Net (decrease) increase in revolving credit...............     (552)   6,644
  Redemption of subordinated notes..........................  (10,000)     --
  Payments on long-term debt................................  (28,653)  (2,656)
  Payments on acquisition payable to Hobart.................      --      (637)
  Purchase of stock and warrants............................  (27,692)     --
  Payments of capital lease obligations and other...........      (90)     (65)
  Purchase of treasury stock and options....................   (2,203)     --
  Debt refinancing costs....................................     (728)     --
                                                             --------  -------
      Net cash from financing activities....................   58,309    3,286
Effect of foreign currency exchange rate on cash............       41        9
                                                             --------  -------
Net increase (decrease) in cash.............................    7,110     (387)
Cash, beginning of period...................................      455      795
                                                             --------  -------
Cash, end of period......................................... $  7,565  $   408
                                                             ========  =======

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                      PEI HOLDING, INC. AND SUBSIDIARIES

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL INFORMATION

  The unaudited condensed consolidated financial statements included herein have been prepared by PEI Holding, Inc., which conducts all of its operations through its wholly-owned principal subsidiary, Prestolite Electric Incorporated. There are no material differences between the financial statements of PEI Holding, Inc. and Prestolite Electric Incorporated (collectively, "the Company" or "Prestolite"). The year-end 1997 condensed balance sheet data was derived from the Company's audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

  During the first quarter of 1998 the Company adopted SFAS No. 130, "Reporting of Comprehensive Income." The effect of this was to include a foreign currency translation credit (charge) of $41,000 and ($225,000) for 1998 and 1997, respectively, as a component of comprehensive income (loss).

  Other than for the adoption of SFAS No. 130 described above, the unaudited interim financial statements furnished with this report have been prepared on a consistent basis with the Company's audited financial statements for the year ended December 31, 1997. These statements reflect all adjustments, consisting only of items of a normal recurring nature, which are, in the opinion of management, necessary for the fair statement of the consolidated financial position and consolidated results of operations for the interim period presented. Prior period amounts have been restated or reclassified where necessary to conform to current presentation.

  These financial statements and the related notes should be read in conjunction with the Company's audited financial statements and notes thereto and other material included in the Confidential Offering Circular (the "Offering Circular") dated January 16, 1998. The results of operations for the three month period ended April 4, 1998 are not necessarily indicative of the operating results that may be expected for the full fiscal year or any other interim period.

  The equity securities of PEI Holding, Inc. are held by Genstar Capital Corporation and Company management.

2. ACQUISITION, SHARE REPURCHASE AND REFINANCING

  On January 22, 1998, Prestolite acquired the heavy duty products division of Lucas Industries plc (a U.K. corporation), Lucas Holdings South Africa (Proprietary) Limited and a controlling interest in Lucas Indiel Argentina S.A. (collectively, the "Lucas Acquisition"). The purchase price included approximately $41.3 million in cash and the assumption of approximately $6.6 million in debt. In addition, the Company expects to pay $766,000 in August, 1998, for substantially all the remaining shares of Lucas Indiel Argentina S.A. Contingent payments, with a maximum aggregate amount of $19 million may be required based on the operating performance of Lucas Indiel Argentina S.A. over the next three years and upon the collection of certain receivables. Prestolite also agreed to acquire certain inventory and consulting services from Lucas Industries plc for an estimated aggregate amount of $2.5 million.

                      PEI HOLDING, INC. AND SUBSIDIARIES

2. ACQUISITION, SHARE REPURCHASE AND REFINANCING -- (CONTINUED)

  On January 22, 1998, Prestolite Electric Incorporated completed the offering of $125 million of 9.625% Senior Notes due 2008 (the "Notes"), discussed in
Note 5. The proceeds of the Notes were used to fund the Lucas Acquisition, to repay approximately $42 million of outstanding indebtedness, and to pay approximately $29.7 million for the repurchase of PEI Holding, Inc. common stock, plus warrants and options to purchase common stock. These transactions are more fully described in the Offering Circular.

  In conjunction with these transactions, the Company recorded expense of $2,101,000 for the repurchase of options, and an extraordinary item of $1,275,000 net of tax benefit. The extraordinary item included, on a pre-tax basis, approximately $923,000 of fees and other costs associated with the prepayment of previously-existing debt, $335,000 for the write-off of unamortized financing costs, and $733,000 to write off the unamortized discount on subordinated debt. As described in Note 6, the Company recorded a $980,000 restructuring charge related to costs anticipated to be incurred at the Company's existing facilities as a result of the Lucas Acquisition.

  Results for the first quarter of 1998 are recorded as though the Lucas Acquisition was completed on January 1, 1998, and an imputed interest cost of $213,000 was charged to interest expense for the period from January 1, to January 22. The Lucas Acquisition has been accounted for as a purchase and a preliminary allocation of the purchase price has been made in accordance with Accounting Principals Board Opinion 16. The purchase price allocation will be completed by the end of the year and will likely change from that included in the accompanying statements.

  Pro forma unaudited consolidated operating results of the Company for the first quarter of 1997 as through Lucas Acquisition had been consummated on January 1, 1997 are summarized below. Pro forma adjustments include only the addition of the results of the acquired business units and do not reflect anticipated efficiencies in operations. These results are not necessarily indicative of future results of operations nor are they indicative of the results of historical operations had the acquisitions been consummated as of the assumed dates. These results also reflect the 20 for one stock split effective March 26, 1998.

Net Sales in thousands................................................. $74,521
Net Loss, in thousands................................................. $ (432)
Earnings (Loss) per Share..............................................
  Basic................................................................ $(0.13)
  Diluted.............................................................. $(0.13)

  Basic earnings per share are the same as diluted earnings per share because the sue of diluted shares in calculating earnings per share would reduced the loss per share.

3. INVENTORIES

  Inventories are summarized as follows (in thousands of dollars):

                                      APRIL  DECEMBER
                                     4, 1998 31, 1997
                                     ------- --------
             Raw Material........... $16,201 $ 9,027
             Work in Process........  15,750   6,096
             Finished Goods.........  20,144   9,564
                                     ------- -------
               Total................ $52,195 $24,687
                                     ======= =======

                      PEI HOLDING, INC. AND SUBSIDIARIES

4. PROPERTY, PLANT AND EQUIPMENT

  Property, Plant and Equipment consists of the following (in thousands of dollars):

                                                 APRIL 4, 1998 DECEMBER 31, 1997
                                                 ------------- -----------------
      Land & Buildings..........................   $ 28,994        $ 13,611
      Machinery & Equipment.....................     52,104          31,461
      Construction in Progress..................      3,900           1,276
                                                   --------        --------
        Total, at Cost..........................     84,998          46,349
      Accumulated Depreciation..................    (22,831)        (20,169)
                                                   --------        --------
          Net...................................   $ 62,167        $ 26,179
                                                   ========        ========

5. DEBT

  In connection with the Lucas Acquisition, share repurchases and refinancing discussed in Note 2, on January 22, 1998 Prestolite Electric Incorporated issued $125 million of 9.625% Senior Notes due 2008. The Notes pay interest semi-annually and mature on February 1, 2008 but may be redeemed earlier at the Company's option under conditions specified in the indenture pursuant to which the Notes were issued. The Notes are unsecured obligations of Prestolite Electric Incorporated and are full and unconditionally guaranteed on a senior basis by PEI Holding, Inc. The Notes are more fully described in the Offering Circular.

  On January 22, 1998 the Company entered into a new financing agreement with the U.S. bank that had previously been the Company's senior debt provider for up to $23 million of borrowings at the bank's prime rate, secured by the U.S. receivables and inventory of the Company. On January 22 the Company's United Kingdom subsidiary entered into an interim borrowing agreement with the U.K. bank that had previously been the Company's U.K. debt provider, and on April 21 that interim agreement was replaced with an agreement providing for up to (Pounds)7 million (approximately $11.6 million) of borrowings at the U.K. bank's base rate plus 1.75%, secured by the U.K. receivables and inventory of the Company's U.K. subsidiary. In addition, the Company's Argentina subsidiary has borrowing arrangements with several banks secured by the receivables and inventory of the Company's Argentina subsidiary.

  Debt is summarized as follows (in thousands of dollars):

                                               APRIL 4, 1998 DECEMBER 31, 1997
                                               ------------- -----------------
      U.S. Bank Debt..........................   $  1,634         $28,588
      U.K. Bank Debt..........................        846           3,785
      Argentine Bank Debt.....................      3,900             --
      Senior Notes............................    125,000             --
      Subordinated Debt.......................        --           10,000
      Unamortized Discount on Subordinated
       Debt...................................        --             (733)
      Capital Lease Obligations...............        849             942
      Other Debt..............................        357             348
                                                 --------         -------
          Total...............................    132,586          42,930
      Current Maturities......................      6,648           4,196
                                                 --------         -------
          Long Term Debt......................   $125,938         $38,734
                                                 ========         =======

                      PEI HOLDING, INC. AND SUBSIDIARIES

6.  RESTRUCTURING

  During 1997 the Company's board of directors approved a restructuring plan for the Company's facility in Leyland, England, contingent upon completion of the Lucas Acquisition. This plan was announced during the first quarter of 1998 and includes moving production of certain products from the Leyland facility to a facility in the United Kingdom acquired as part of the Lucas Acquisition. A restructuring charge of $980,000, consisting entirely of employee severance costs, was accrued and charged to operations during the first quarter of 1998. During the first quarter of 1998 the company charged $17,000 against this accrual. The entire amount is expected to be paid by the end of 1998.

  As of the date of the Lucas Acquisition, management had begun to formulate restructuring plans related to the operations acquired in the Lucas Acquisition. These plans will include employee reductions and a plant closure. Not all portions of the plan have been completed, approved, and announced as of April 4, 1998. An accrual of $8,220,000 has been established as a purchase accounting adjustment related to these restructuring actions. Severance payments of $1,238,000 were made to employees and charged to this accrual during the first quarter of 1998. Completion and approval of the restructuring plans for these operations are expected by the end of 1998, and the accrual will be adjusted accordingly as a purchase price adjustment.

                        REPORT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS PRESTOLITE ELECTRIC LIMITED:

  We have audited the accompanying balance sheets of the Heavy Duty Products Division of Lucas Industries plc ("Lucas HDP") as of December 31, 1997 and January 31, 1997, and the related statements of income, cash flows and changes in parent company equity for the eleven-month period ended December 31, 1997, the six-month period ended January 31, 1997 and the years ended July 31, 1996 and July 31, 1995. Lucas HDP was acquired by Prestolite Electric Limited, a wholly-owned subsidiary of Prestolite Electric Incorporated, on January 22, 1998. These financial statements are the responsibility of the management of Prestolite Electric Limited. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lucas HDP as of December 31, 1997 and January 31, 1997, and the results of its operations and its cash flows for the eleven-month period ended December 31, 1997, the six-month period ended January 31, 1997 and the years ended July 31, 1996 and July 31, 1995, in conformity with accounting principles generally accepted in the United States.

                                                                  Ernst & Young
                                                          Chartered Accountants

London, England
March 30, 1998

              HEAVY DUTY PRODUCTS DIVISION OF LUCAS INDUSTRIES PLC

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                          AS OF        AS OF
                                                       DECEMBER 31, JANUARY 31,
                                                           1997        1997
                                                       ------------ -----------
                        ASSETS
CURRENT ASSETS:
  Cash................................................   $ 19,508    $ 12,765
  Trade accounts receivable (Note 7)..................      1,008       1,254
  Amounts owed by Lucas Industries group companies
   (Note 8)...........................................      7,156       6,278
  Inventories (Note 9)................................      5,833       4,985
  Pension Asset.......................................      2,193       1,447
  Prepayments.........................................         74         130
                                                         --------    --------
    Total current assets..............................     35,772      26,859
                                                         --------    --------
FIXED ASSETS:
  Property, plant and equipment (Note 10).............      8,768       8,656
  Other noncurrent assets--tooling....................        330         362
                                                         --------    --------
    Total assets......................................   $ 44,870    $ 35,877
                                                         ========    ========
        LIABILITIES AND PARENT COMPANY EQUITY
CURRENT LIABILITIES:
  Trade accounts payable..............................   $  4,848    $  2,843
  Amounts owed to Lucas Industries group companies
   (Note 8)...........................................        314         559
  Payroll and other taxes.............................        545         485
  Accrued liabilities.................................        464         297
                                                         --------    --------
    Total current liabilities.........................      6,171       4,184
NONCURRENT LIABILITIES:
  Warranty provisions.................................        411         379
                                                         --------    --------
    Total liabilities.................................      6,582       4,563
PARENT COMPANY EQUITY.................................     38,288      31,314
                                                         --------    --------
    Total liabilities and parent company equity.......   $ 44,870    $ 35,877
                                                         ========    ========

    The accompanying notes are an integral part of the financial statements.

              HEAVY DUTY PRODUCTS DIVISION OF LUCAS INDUSTRIES PLC

                              STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                  ELEVEN MONTHS SIX MONTHS    YEAR      YEAR
                                      ENDED        ENDED     ENDED     ENDED
                                  DECEMBER 31,  JANUARY 31, JULY 31,  JULY 31,
                                      1997         1997       1996      1995
                                  ------------- ----------- --------  --------
Sales............................    $41,528      $22,562   $44,794   $37,544
Cost of goods sold...............    (29,392)     (16,107)  (32,594)  (27,631)
Selling, general and
 administrative expenses.........     (7,708)      (4,209)   (7,749)   (8,085)
                                     -------      -------   -------   -------
Operating income (Note 3)........      4,428        2,246     4,451     1,828
Income taxes (Note 6)                 (1,461)        (741)   (1,469)     (603)
                                     -------      -------   -------   -------
    Net income...................    $ 2,967      $ 1,505   $ 2,982   $ 1,225
                                     =======      =======   =======   =======



    The accompanying notes are an integral part of the financial statements.

              HEAVY DUTY PRODUCTS DIVISION OF LUCAS INDUSTRIES PLC

                 STATEMENTS OF CHANGES IN PARENT COMPANY EQUITY

                                 (IN THOUSANDS)

                                  ELEVEN MONTHS SIX MONTHS    YEAR      YEAR
                                      ENDED        ENDED     ENDED     ENDED
                                  DECEMBER 31,  JANUARY 31, JULY 31,  JULY 31,
                                      1997         1997       1996      1995
                                  ------------- ----------- --------  --------
Net income for the financial
 period..........................    $ 2,967      $ 1,505   $ 2,982   $ 1,225
Exchange adjustments.............        996          703      (584)      856
Net funding--non-cash............      3,011          622     1,198     1,039
                                     -------      -------   -------   -------
Net increase to parent company
 equity..........................      6,974        2,830     3,596     3,120
Opening parent company equity....     31,314       28,484    24,888    21,768
                                     -------      -------   -------   -------
Closing parent company equity....    $38,288      $31,314   $28,484   $24,888
                                     =======      =======   =======   =======



    The accompanying notes are an integral part of the financial statements.

              HEAVY DUTY PRODUCTS DIVISION OF LUCAS INDUSTRIES PLC

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                    ELEVEN MONTHS SIX MONTHS    YEAR      YEAR
                                        ENDED        ENDED     ENDED     ENDED
                                    DECEMBER 31,  JANUARY 31, JULY 31,  JULY 31,
                                        1997         1997       1996      1995
                                    ------------- ----------- --------  --------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income.......................    $ 4,428      $ 2,246   $ 4,451   $ 1,828
  Adjustments to reconcile net
   income to cash provided by
   operating activities:
    Depreciation--property, plant
     and equipment.................      1,182          582       992       962
    Amortization tooling...........        377          148       288       281
    Loss on disposals of property,
     plant and equipment...........         79           62         2       (11)
    Noncash income from Lucas
     Industries group companies....        836         (479)     (411)      355
  Increase/(decrease) from changes
   in:
    Receivables....................       (335)         346    (1,709)       40
    Inventories....................       (687)         714     2,458      (434)
    Accounts payable and accrued
     liabilities...................      1,845          178      (779)     (757)
    Warranty provisions............         20          (47)      322        (3)
                                       -------      -------   -------   -------
                                         7,745        3,750     5,614     2,261
                                       -------      -------   -------   -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchase of property, plant and
   equipment.......................     (1,118)      (1,024)     (976)   (1,388)
  Purchase of tooling..............       (335)        (170)     (302)     (391)
  Proceeds on disposals of
   property, plant and equipment...         18            3       --         91
                                       -------      -------   -------   -------
                                        (1,435)      (1,191)   (1,278)   (1,688)
                                       -------      -------   -------   -------
Foreign currency translation
 adjustment........................        433          210       (90)      985
                                       -------      -------   -------   -------
Net increase in cash...............      6,743        2,769     4,246     1,558
Cash at beginning of period........     12,765        9,996     5,750     4,192
                                       -------      -------   -------   -------
Cash at end of period..............    $19,508      $12,765   $ 9,996   $ 5,750
                                       =======      =======   =======   =======

    The accompanying notes are an integral part of the financial statements.

             HEAVY DUTY PRODUCTS DIVISION OF LUCAS INDUSTRIES PLC

                         NOTES TO FINANCIAL STATEMENTS

1. HEAVY DUTY PRODUCTS DIVISION OF LUCAS INDUSTRIES PLC

  Lucas HDP was formerly the Heavy Duty Products division of a subsidiary of Lucas Industries plc, a company incorporated in the United Kingdom, until it was acquired by Prestolite Electric Limited, wholly-owned subsidiary of Prestolite Electric Incorporated, in January 1998. Lucas HDP manufactures primarily alternators, starter motors, switch gear and pumps for the automotive market at its facility in the United Kingdom. For the purposes of these financial statements Lucas HDP is presented as a separate subsidiary of Lucas Industries plc.

  The financial statements have been prepared on a stand alone basis to reflect all operating assets and liabilities and all costs of operations. In particular, adjustments have been made to include property and related charges, and appropriate charges in respect of pension benefits and income taxes. Cost of goods sold and selling, general and administrative expenses, and related assets and liabilities, include recharges on an actual basis to reflect costs incurred on behalf of Lucas HDP by Lucas Industries plc group companies consistent with the terms of the purchase of Lucas HDP by Prestolite Electric Limited.

  The functional currency is pounds sterling. The financial statements have been prepared in United States dollars, and in conformity with accounting principles generally accepted in the United States, for the purpose of distribution in the United States in connection with the prospectus to be prepared in connection with the registration statement of Prestolite Electric Incorporated and PEI Holding, Inc.

  Change of fiscal year. Effective January 31, 1997, Lucas HDP changed its fiscal year end from July 31 to January 31 and, effective December 31, 1997, from January 31 to December 31.

2. ACCOUNTING POLICIES

  Currency translation. Transaction exchange gains and losses are presented in the income statement. Assets and liabilities have been translated into U.S. dollars at the rates of exchange as of the balance sheet date. Revenues and expenses have been translated into U.S. dollars at the monthly average rates. Translation adjustments have been recorded in parent company equity.

  Depreciation. Depreciation is based on the estimated useful lives of assets and is charged at the following rates:

   Land...................................................... 0%
   Buildings................................................. 2% per annum
   Plant and equipment....................................... 4% - 33% per annum

  Inventories. Inventories are valued at the lower of cost and net realizable value, using the first in, first out method, after making due allowance for obsolete and slow moving items. In the case of work in progress and finished goods, cost comprises direct materials, direct labor and an appropriate proportion of production overheads.

  Deferred taxation. Provision for deferred taxation is made under the liability method on all temporary differences between the book and tax bases of assets and liabilities.

  Pensions. Pension costs are determined in accordance with the requirements of SFAS 87--"Employers' Accounting for Pensions."

  Revenue recognition. Sales are recorded when products are dispatched.

             HEAVY DUTY PRODUCTS DIVISION OF LUCAS INDUSTRIES PLC

2. ACCOUNTING POLICIES--(CONTINUED)

  Use of estimates. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. OPERATING INCOME (IN THOUSANDS)

                                    ELEVEN MONTHS SIX MONTHS    YEAR     YEAR
                                        ENDED        ENDED     ENDED    ENDED
                                    DECEMBER 31,  JANUARY 31, JULY 31, JULY 31,
                                        1997         1997       1996     1995
                                    ------------- ----------- -------- --------
Operating income is arrived at
 after charging:
  Depreciation--property, plant and
   equipment.......................    $1,182        $582       $992     $962
  Amortization--tooling............       377         148        288      281
  Redundancy and reorganization....        92          57        162      --
                                       ======        ====       ====     ====

4. EXPORT SALES (IN THOUSANDS)

                                    ELEVEN MONTHS SIX MONTHS    YEAR     YEAR
                                        ENDED        ENDED     ENDED    ENDED
                                    DECEMBER 31,  JANUARY 31, JULY 31, JULY 31,
                                        1997         1997       1996     1995
                                    ------------- ----------- -------- --------
Intercompany sales to subsidiaries
 of Lucas
 Industries plc in the following
  areas were:
  Continental Europe..............     $   241      $   21    $    23   $  --
  Rest of World...................          61          15         52       27
Sales to third parties in the
 following areas were:
  Continental Europe..............      13,796       7,045     12,785    8,313
  North America...................          34          16         55       48
  Rest of World...................         210          80        368      243
                                       -------      ------    -------   ------
                                       $14,342      $7,177    $13,283   $8,631
                                       =======      ======    =======   ======

5. INTERCOMPANY PURCHASES (IN THOUSANDS)

                                   ELEVEN MONTHS SIX MONTHS    YEAR     YEAR
                                       ENDED        ENDED     ENDED    ENDED
                                   DECEMBER 31,  JANUARY 31, JULY 31, JULY 31,
                                       1997         1997       1996     1995
                                   ------------- ----------- -------- --------
Intercompany purchases from
 subsidiaries of Lucas Industries
 plc:
  Raw materials and consumables...    $  770        $776      $1,326   $1,765
  Services........................       303         165         500      653
                                      ------        ----      ------   ------
                                      $1,073        $941      $1,826   $2,418
                                      ======        ====      ======   ======

6. TAXATION (IN THOUSANDS)

                                    ELEVEN MONTHS SIX MONTHS    YEAR     YEAR
                                        ENDED        ENDED     ENDED    ENDED
                                    DECEMBER 31,  JANUARY 31, JULY 31, JULY 31,
                                        1997         1997       1996     1995
                                    ------------- ----------- -------- --------
The charge based on the profit for
 the year comprises:
United Kingdom Corporation tax at
 33%..............................     $ 1,461       $ 741    $ 1,469   $ 603
                                       =======       =====    =======   =====

  As part of a larger United Kingdom group, the tax liability is settled within the group's tax affairs and consequently, the liability for income and corporation taxes is included under parent company equity.

              HEAVY DUTY PRODUCTS DIVISION OF LUCAS INDUSTRIES PLC

7. TRADE ACCOUNTS RECEIVABLE (IN THOUSANDS)

                                                           AS OF        AS OF
                                                        DECEMBER 31, JANUARY 31,
                                                            1997        1997
                                                        ------------ -----------
Trade accounts receivable..............................    $1,122      $1,264
Allowance for doubtful accounts........................      (114)        (10)
                                                           ------      ------
                                                           $1,008      $1,254
                                                           ======      ======

8. RELATED PARTIES

  Prior to January 22, 1998, Lucas HDP was a division of Lucas Limited, a subsidiary of Lucas Industries plc. All balances with Lucas Industries plc are included under parent company equity.

  Balances with Lucas Industries group companies are as follows (in thousands):

                                                          AS OF        AS OF
                                                       DECEMBER 31, JANUARY 31,
                                                           1997        1997
                                                       ------------ -----------
Amounts owned by Lucas Industries group companies:
  Lucas Limited--UK...................................    $4,884      $4,942
  Varity Perkins--UK..................................     2,272       1,336
                                                          ------      ------
                                                          $7,156      $6,278
                                                          ======      ======
Amounts owned to Lucas Industries group companies:
  Lucas Limited--UK...................................    $   74      $  170
  Lucas Finance--UK...................................       194         342
  Lucas T.V.S.--India.................................        21          37
  Lucas Dizel Sanyive Ticaret--Turkey.................        25          10
                                                          ------      ------
                                                          $  314      $  559
                                                          ======      ======

9. INVENTORIES (IN THOUSANDS)

                                                           AS OF        AS OF
                                                        DECEMBER 31, JANUARY 31,
                                                            1997        1997
                                                        ------------ -----------
Raw materials and consumables..........................    $  767      $  806
Work in progress.......................................     3,868       3,784
Finished goods.........................................     1,198         395
                                                           ------      ------
                                                           $5,833      $4,985
                                                           ======      ======

             HEAVY DUTY PRODUCTS DIVISION OF LUCAS INDUSTRIES PLC

10. PROPERTY, PLANT AND EQUIPMENT (IN THOUSANDS)

                                                     FREEHOLD    PLANT
                                                     LAND AND     AND
                                                     BUILDINGS EQUIPMENT  TOTAL
                                                     --------- --------- -------
At December 31, 1997
  Cost..............................................  $3,229    $23,664  $26,893
  Depreciation......................................   1,535     16,590   18,125
                                                      ------    -------  -------
    Net book values.................................  $1,694    $ 7,074  $ 8,768
                                                      ======    =======  =======
At January 31, 1997
  Cost..............................................  $3,130    $23,106  $26,236
  Depreciation......................................   1,439     16,141   17,580
                                                      ------    -------  -------
    Net book values.................................  $1,691    $ 6,965  $ 8,656
                                                      ======    =======  =======

11. PENSIONS AND POSTRETIREMENT HEALTH CARE

  Pensions. The majority of employees are members of the Lucas Industries plc pension plan, the Lucas Pension Plan (the "Plan"). This is a defined benefit plan. The assets of the Plan are invested primarily in equities and fixed interest securities. The latest actuarial valuation of the Plan was made as at March 31, 1994.

  The pension costs and funded status is calculated on a stand alone basis, assuming a separation from the Plan effective from July 31, 1994 but on the same terms as for the acquisition by Prestolite Electric Limited. Otherwise, the actuarial methods and assumptions applied are consistent with those adopted by Lucas Industries plc. Company contributions are assumed to remain suspended having regard to the surplus disclosed for the Plan.

  Under the terms of the acquisition, on separation from the Plan, the fair value of the Plan assets allocated to Lucas HDP will be in excess of the related accumulated benefit obligations.

  The pension cost computed in accordance with the requirements of SFAS 87 comprises (in thousands):

                                  ELEVEN MONTHS SIX MONTHS    YEAR      YEAR
                                      ENDED        ENDED     ENDED     ENDED
                                  DECEMBER 31,  JANUARY 31, JULY 31,  JULY 31,
                                      1997         1997       1996      1995
                                  ------------- ----------- --------  --------
   Service Cost..................    $ 1,532      $   791   $ 1,417   $ 1,383
   Interest Cost.................      2,316        1,302     2,168     1,924
   Actual return on scheme
    assets.......................     (3,012)      (1,635)   (4,960)   (2,594)
   Net amortization and
    deferral.....................        --           (41)    2,665       595
                                     -------      -------   -------   -------
     Net periodic pension cost...    $   836      $   417   $ 1,290   $ 1,308
                                     =======      =======   =======   =======

  The major assumptions in computing the pension expense were:

                                     ELEVEN MONTHS SIX MONTHS    YEAR     YEAR
                                         ENDED        ENDED     ENDED    ENDED
                                     DECEMBER 31,  JANUARY 31, JULY 31, JULY 31,
                                         1997         1997       1996     1995
                                     ------------- ----------- -------- --------
   Investment return................      8.5%         9.5%      8.5%     8.5%
   Discount rate....................      7.5%         8.5%      8.5%     8.5%
   Salary increases.................      5.0%         6.0%      6.0%     6.0%
   Pension increases................      3.0%         4.0%      4.0%     4.0%

              HEAVY DUTY PRODUCTS DIVISION OF LUCAS INDUSTRIES PLC

11. PENSIONS AND POSTRETIREMENT HEALTH CARE--(CONTINUED)

  Funded status (in thousands):

                                                         AS OF        AS OF
                                                      DECEMBER 31, JANUARY 31,
                                                          1997        1997
                                                      ------------ -----------
   Projected benefit obligation......................   $(36,706)   $(31,840)
   Fair value of plan assets.........................     42,402      36,685
                                                        --------    --------
   Plan assets in excess of projected benefit
    obligation.......................................      5,696       4,845
   Unrecognized transition asset, net of
    amortisation.....................................     (3,503)     (3,398)
                                                        --------    --------
     Net pension asset...............................   $  2,193    $  1,447
                                                        ========    ========

  Other postretirement benefits. There are no other postretirement benefit obligations.

                         INDEPENDENT AUDITORS' REPORT

TO THE PRESIDENT AND DIRECTORS OF LUCAS INDIEL ARGENTINA S.A.:

  We have audited the accompanying consolidated balance sheets of Lucas Indiel Argentina S.A. (an Argentine Corporation) and its consolidated subsidiaries (the "Company") as of July 31, 1996, January 31, 1997 and January 2, 1998, and the related consolidated statements of operations, changes in stockholders equity and cash flows for the years ended July 31, 1995 and 1996, the six month period ended January 31, 1997 and the eleven month period ended January 2, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in Argentina which are in substantial agreement with those in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly in all material respects the financial position of the Company as of July 31, 1996, January 31, 1997 and January 2, 1998 and the results of its operations and its cash flows for the years ended July 31, 1995 and 1996, the six month period ended January 31, 1997 and the eleven month period ended January 2, 1998 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Co.
Buenos Aires, Argentina
March 30, 1998

                          LUCAS INDIEL ARGENTINA S.A.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                 AS OF       AS OF      AS OF
                                                JULY 31,  JANUARY 31, JANUARY 2,
                                                  1996       1997        1998
                                                --------  ----------- ----------
                    ASSETS
CURRENT ASSETS
  Cash......................................... $ 2,368     $ 1,704    $  1,516
  Accounts receivable..........................  10,607       7,396       9,200
  Prepaid and other assets.....................   5,510       1,295       1,513
  Inventories..................................  17,563      19,097      18,096
                                                -------     -------    --------
      Total Current Assets.....................  36,048      29,492      30,325
                                                -------     -------    --------
  Other assets.................................   5,948      10,416      10,388
  Property, plant and equipment, net...........  17,373      17,966      16,369
  Intangible assets, net.......................   2,008       1,864       1,601
                                                -------     -------    --------
      Total assets............................. $61,377     $59,738    $ 58,683
                                                =======     =======    ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable............................. $11,381     $10,158    $  9,539
  Short term debt..............................   7,800      11,000       6,620
  Accrued liabilities:
    Accrued payroll and payroll taxes..........   1,356         777       1,409
    Accrued taxes..............................     291         220         271
    Other accrued expenses and liabilities.....     785         541       1,034
                                                -------     -------    --------
      Total Current Liabilities................  21,613      22,696      18,873
                                                -------     -------    --------
  Advances from parent company.................   5,000       5,000       5,000
  Other liabilities............................   2,123       1,751       1,929
  Accrued claims and other litigation
   expenses....................................     422         467         574
                                                -------     -------    --------
      Total Liabilities........................  29,158      29,914      26,376
                                                -------     -------    --------
  Minority interest............................       4           3           3
                                                -------     -------    --------
      Sub-total................................  29,162      29,917      26,379
                                                -------     -------    --------
STOCKHOLDERS' EQUITY
  Common stock, par value $1 per share;
   2,786,176 and 14,786,176 shares authorized,
   respectively................................   2,786       2,786      14,786
  Overall adjustment...........................  24,630      24,630      24,630
  Additional paid-in capital...................   6,535       6,535       5,035
  Legal reserve................................   1,012       1,012       1,012
  Accumulated deficit..........................  (2,748)     (5,142)    (13,159)
                                                -------     -------    --------
      Total stockholders equity................  32,215      29,821      32,304
                                                -------     -------    --------
                                                $61,377     $59,738    $ 58,683
                                                =======     =======    ========


   The accompanying notes are an integral part of the consolidated financial statements.

                          LUCAS INDIEL ARGENTINA S.A.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                       ELEVEN
                                                         SIX MONTHS    MONTHS
                                                            ENDED      ENDED
                              YEAR ENDED    YEAR ENDED   JANUARY 31, JANUARY 2,
                             JULY 31, 1995 JULY 31, 1996    1997        1998
                             ------------- ------------- ----------- ----------
Net revenues................    $74,124       $68,436      $32,125    $66,119
Cost of sales...............     61,838        57,607       28,618     60,731
                                -------       -------      -------    -------
  Gross profit..............     12,286        10,829        3,507      5,388
Selling, general and
 administrative expenses....     16,169        14,070        5,107      9,881
Non recurring charges.......        --          1,455          --         763
Redundancy charges..........        284           366          143      1,564
                                -------       -------      -------    -------
  Operating loss............     (4,167)       (5,062)      (1,743)    (6,820)
Other (expenses) income,
 net........................       (155)         (401)          83        230
Interest expense............      1,310         1,162          734      1,427
                                -------       -------      -------    -------
  Loss before provision for
   income tax and minority
   interest in
   subsidiaries.............     (5,632)       (6,625)      (2,394)    (8,017)
Provision for income tax....        --              2          --         --
                                -------       -------      -------    -------
  Loss before minority
   interests in
   subsidiaries.............     (5,632)       (6,627)      (2,394)    (8,017)
Minority interests in
 subsidiaries...............         21            15          --         --
                                -------       -------      -------    -------
  Net loss..................    $(5,611)      $(6,612)     $(2,394)   $(8,017)
                                =======       =======      =======    =======



   The accompanying notes are an integral part of the consolidated financial statements

                          LUCAS INDIEL ARGENTINA S.A.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

    FOR THE YEARS ENDED JULY 31, 1995 AND 1996 , THE SIX-MONTH PERIOD ENDED
      JANUARY 31, 1997, AND THE ELEVEN-MONTH PERIOD ENDED JANUARY 2, 1998
                                 (IN THOUSANDS)

                               STOCKHOLDERS' CONTRIBUTIONS        RETAINED EARNINGS
                          ------------------------------------- ----------------------
                                             ADDITIONAL                 UNAPPROPRIATED
                                   OVERALL    PAID-IN            LEGAL     RETAINED
                          CAPITAL ADJUSTMENT  CAPITAL    TOTAL  RESERVE    EARNINGS     TOTAL
                          ------- ---------- ---------- ------- ------- -------------- -------
Balances at July 31,
 1994...................  $   300  $24,630    $  1,535  $26,465 $  831     $ 12,172    $39,468
As per resolution of the
 Extraordinary Stock-
 holders' Meeting held
 on
 November 15, 1994:
  Legal reserve.........      --                   --       --     181         (181)       --
  Dividends.............      --                   --       --     --          (630)      (630)
Net loss................      --                   --       --     --        (5,611)    (5,611)
                          -------  -------    --------  ------- ------     --------    -------
Balances at July 31,
 1995...................      300   24,630       1,535   26,465  1,012        5,750     33,227
As per resolution of the
 Extraordinary Stock-
 holders' Meeting held
 on
 November 6, 1995:
  Capitalization of re-
   tained earnings......    1,886                  --     1,886    --        (1,886)       --
  Capitalization of un-
   paid cash
   dividends approved in
   prior years..........      600                  --       600    --           --         600
Irrevocable capital con-
 tributions.............      --                 5,000    5,000    --           --       5,000
Net loss................      --                   --       --     --        (6,612)    (6,612)
                          -------  -------    --------  ------- ------     --------    -------
Balances at July 31,
 1996...................    2,786   24,630       6,535   33,951  1,012       (2,748)    32,215
Net loss................      --                   --                        (2,394)    (2,394)
                          -------  -------    --------  ------- ------     --------    -------
Balances at January 31,
 1997...................    2,786   24,630       6,535   33,951  1,012       (5,142)    29,821
Irrevocable capital con-
 tributions.............      --                 7,000    7,000    --           --       7,000
As per resolution of the
 Extraordinary Stock-
 holders' Meeting held
 on
 November 28, 1997:
  Capitalization of ir-
   revocable capital
   contributions........   12,000              (12,000)     --     --           --
Irrevocable capital con-
 tributions.............      --                 3,500    3,500    --           --       3,500
Net loss................      --                   --       --     --        (8,017)    (8,017)
                          -------  -------    --------  ------- ------     --------    -------
Balances at January 2,
 1998...................  $14,786  $24,630    $  5,035  $44,451 $1,012     $(13,159)   $32,304
                          =======  =======    ========  ======= ======     ========    =======


   The accompanying notes are an integral part of the consolidated financial statements

                          LUCAS INDIEL ARGENTINA S.A.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                        SIX MONTHS     ELEVEN MONTHS
                          YEAR ENDED    YEAR ENDED        ENDED            ENDED
                         JULY 31, 1995 JULY 31, 1996 JANUARY 31, 1997 JANUARY 2, 1998
                         ------------- ------------- ---------------- ---------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net loss for the
   year/period..........    $(5,611)      $(6,612)       $(2,394)         $(8,017)
  Adjustments to
   reconcile net loss to
   net cash used in
   operations:
    Depreciation and
     amortization.......      3,613         3,944          2,017            4,338
    Tax credits
     uncollectible......                      340
    Goodwill write off..                    1,455
    Increase in
     allowance for
     doubtful accounts..                       47                             160
    Other...............                      (25)
    Changes in operating
     assets and
     liabilities:
      Accounts
       receivable.......      3,985        (3,686)         3,211           (1,964)
      Prepaid and other
       receivables......     (1,495)         (134)          (230)            (404)
      Accounts payable..     (2,424)        1,926         (1,446)            (619)
      Accrued taxes.....       (487)          254            (71)              51
      Accrued payroll
       and payroll
       taxes............       (799)          177           (579)             632
      Other
       liabilities......        800        (2,465)          (348)             778
      Inventories.......     (2,647)        1,840         (1,534)           1,001
                            -------       -------        -------          -------
        Net cash used in
         operations.....     (5,065)       (2,939)        (1,374)          (4,044)
                            -------       -------        -------          -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Increase in property,
   plant and equipment..     (2,521)       (2,123)        (2,490)          (2,264)
                            -------       -------        -------          -------
        Net cash used in
         investing
         activities.....     (2,521)       (2,123)        (2,490)          (2,264)
                            -------       -------        -------          -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Proceeds from short
   term and long term
   borrowings...........        825         1,150          3,200
  Advances from the
   parent company.......      5,000
  Irrevocable capital
   contributions........                    5,600                          10,500
  Dividends paid........       (630)
  Cancellation of short
   term debt............                                                   (4,380)
                            -------       -------        -------          -------
        Net cash
         provided by
         financing
         activities.....      5,195         6,750          3,200            6,120
                            -------       -------        -------          -------
Increase (decrease) in
 cash...................     (2,391)        1,688           (664)            (188)
Cash at beginning of
 year/period............      3,071           680          2,368            1,704
                            -------       -------        -------          -------
Cash at end of
 year/period............    $   680       $ 2,368        $ 1,704          $ 1,516
                            =======       =======        =======          =======
SUPPLEMENTAL
 DISCLOSURES:
  Cash paid for
   interest.............    $ 1,048       $ 1,131        $   491          $ 1,647
  Cash paid for income
   tax..................        --            --               2                3

   The accompanying notes are an integral part of the consolidated financial statements

                          LUCAS INDIEL ARGENTINA S.A.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. PURPOSE OF THESE FINANCIAL STATEMENTS

  The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), for inclusion in the prospectus to be prepared in connection with the registration statement of Prestolite Electric Incorporated and PEI Holding, Inc., which acquired a majority of the outstanding common stock of Lucas Indiel Argentina S.A. (the "Company") on January 22, 1998.

  The U.S. GAAP consolidated financial statements were derived from the statutory consolidated financial statements of the Company which are stated in Argentine pesos, the currency of the country in which the Company is incorporated and operates. The Company's statutory consolidated financial statements are prepared in accordance with accounting principles generally accepted in Argentina (Argentine GAAP), which differ in certain respects from U.S. GAAP.

2. NATURE OF BUSINESS--OPERATIONS AND MAJOR CUSTOMERS

  As of January 2, 1998, the Company was a subsidiary of LucasVarity plc. On January 22, 1998, Prestolite Electric Incorporated acquired a majority of the outstanding shares of the Company and, accordingly, the Company is a subsidiary of Prestolite Electric Incorporated.

  The Company manufactures and distributes motor starters, alternators, distributors and steering columns. Two of the Company's customers accounted for greater than 10% of total net sales. The Company is specialized in its field of activities, working with up-dated machinery as from a technological point of view. Sales to these customers amounted to $31,300 for the year ended July 31, 1995; $13,246 for the year ended July 31, 1996; $5,062 for the six month period ended January 31, 1997; and $17,552 for the eleven month period ended January 2, 1998, respectively.

3. MERGER BETWEEN LUCAS INDIEL S.A. AND F.M.R. SAN LUIS S.A.

  On September 24, 1996, the Boards of Directors of the Company and its former subsidiary, F.M.R. San Luis S.A., approved the Preliminary Merger Agreement of the two companies by which F.M.R. San Luis S.A. was merged into the Company. Before the merger, the Company had a 99.82% interest in F.M.R. San Luis S.A. The approval of the merger was based on special purpose balance sheets prepared as of July 31, 1996. The Preliminary Merger Agreement was approved by the Extraordinary Stockholders' Meetings held on October 22, 1996. The Definitive Merger Agreement was signed on December 13, 1996. The merged entities agreed that the merger came into effect on July 31, 1996. The merger was registered before the Companies Inspection Bureau on April 1, 1997.

  The merger was considered a business combination of entities under common control and, accordingly, was accounted for as a reorganization, similar to the pooling of interests method under U.S. GAAP.

4. CHANGE OF FISCAL YEAR

  Effective January 31, 1997, the Company changed its fiscal year end from July 31 to January 31. Accordingly, the 1997 fiscal year ended on January 31, 1997 whereas the previous fiscal year ended on July 31.

5. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation. At July 31, 1995 and 1996 the consolidated financial statements include the accounts of Lucas Indiel Argentina S.A. and its subsidiaries FMR San Luis S.A., Equipos Originales S.A. and Jovsa S.A. At January 31, 1997 and January 2, 1998 the consolidated financial statements include the accounts of the mentioned companies; FMR San Luis S.A.'s balances are included in Lucas Indiel Argentina S.A.'s as a consequence of the merger mentioned in Note 3. All significant intercompany balances and transactions have been eliminated.

                          LUCAS INDIEL ARGENTINA S.A.

5. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Presentation of financial statements in US dollars. These consolidated financial statements are presented in U.S. dollars. The translation of all items of these consolidated financial statements has been made using the exchange rate of one Argentine peso to one U.S. dollar; this exchange rate reflects the free market exchange rate prevailing at July 31, 1995 and 1996, January 31, 1997 and January 2, 1998. Also this exchange rate results from the so called "convertibility law" enacted by the Argentine government in April 1991.

  Restatement of financial statements in constant monetary units. Consolidated financial statements reflect the effects of the changes in the purchasing power of the Argentine peso through August 31, 1995, on the financial position of the Company. The inclusion of price-level adjustments in the financial statements is considered appropriate under the prolonged inflationary conditions affecting the Argentine economy. Effective September 1, 1995, and following general Resolutions of the Argentine Federation of Councils of Economic Sciences the restatement has been discontinued, and the Company started accounting for its transactions at the nominal value. For purposes of the restatement through August 31, 1995, the Company used coefficients based on the Argentine Wholesale Price Index.

  Use of estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from the estimates and assumptions used in preparing the financial statements.

  Revenue recognition. Operating revenues, are recognized upon shipment of products, with appropriate provision for uncollectible accounts.

  Monetary items. Cash, receivables and liabilities were stated at their nominal values.

  Foreign currency denominated assets and liabilities. Foreign currency denominated assets and liabilities were translated into Argentine pesos at current rates in effect at January 31, 1997 and January 2, 1998. Gains and losses arising from fluctuations in exchange rates are reflected in income under the caption "Other" in the period in which they arise (loss of $59 for the year ended July 31, 1995; gain of $60 for the year ended July 31, 1996; gain of $22 for the six month period ended January 31, 1997 and loss of $32 for the eleven month period ended January 2, 1998, respectively).

  Inventories. The value of inventories reflected in the accompanying financial statements is substantially the same as its historical cost established by the first-in, first-out ("FIFO") method. Inventories are stated at the lower of cost or market.

  Property, plant and equipment. Property plant and equipment was stated at cost restated by applying the procedure described in the third paragraph of this note. Depreciation expenses are generally provided on a straight line basis. Property, plant and equipment is stated at the lower of cost or net recoverable values.

  Intangible assets--Goodwill. Goodwill is stated at cost, when applicable, restated in terms of purchasing power of August 31, 1995, as described above. Goodwill basically represents the excess of the purchase price of the acquisition of Jovsa S.A. over the fair value of the net assets acquired and is amortized by the straight-line method over a period of 10 years. Management has reviewed the realizability of goodwill based on undiscounted future cash flow and an evaluation of the remaining useful lives, and has determined impairment of $1,455 as of July 31, 1996, reflected in the Statement of Operations under the caption "Non-recurring charges." No impairment has been determined as of January 31, 1997 and January 2, 1998.

                          LUCAS INDIEL ARGENTINA S.A.

5. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Fair value of financial instruments. The Company's financial instruments include cash, receivables, payables, and short and long-term debt. At July 31, 1996, January 31, 1997 and January 2, 1998, the carrying values of the Company financial instruments approximated their fair values based on current market prices and rates.

  Impairment of long-lived assets. Management believes that no events or changes in circumstances indicate that the Company's property, or intangible assets may not be recoverable at July 31, 1996, January 31, 1997 and January 2, 1998 based on the undiscounted future cash flow.

  Non-recurring charges. Non-recurring charges for the eleven month period ended January 2, 1998 relate to provisions recorded as a result of changes in the Company's policies implemented by the Company's new management.

6. ACCOUNTS RECEIVABLE

  Accounts receivable consisted of the following (in thousands):

                                                AS OF       AS OF      AS OF
                                               JULY 31,  JANUARY 31, JANUARY 2,
                                                 1996       1997        1998
                                               --------  ----------- ----------
   Trade receivables.........................  $10,658     $7,481      $9,365
   Notes receivable..........................       71         24          96
   Debtors in legal proceedings..............      258        271         279
                                               -------     ------      ------
     Sub-total...............................   10,987      7,776       9,740
   Less: Allowance for uncollectible accounts
    receivable...............................     (380)      (380)       (540)
                                               -------     ------      ------
                                               $10,607     $7,396      $9,200
                                               =======     ======      ======

7. PREPAID AND OTHER ASSETS

  Prepaid and other assets consisted of the following (in thousands):

                                                  AS OF      AS OF      AS OF
                                                 JULY 31, JANUARY 31, JANUARY 2,
                                                   1996      1997        1998
                                                 -------- ----------- ----------
   Current:
     Tax credits...............................   $3,531    $    71    $   776
     Other debtors.............................      424         93        297
     Prepaid expenses..........................      114         21         46
     Advances to suppliers.....................      571        364        353
     Other.....................................      870        746         41
                                                  ------    -------    -------
                                                  $5,510    $ 1,295    $ 1,513
                                                  ======    =======    =======
   Non-current:
     Tax credits arising from the suspension of
      tax benefits
      (See Note 18)............................   $4,922    $ 4,922    $ 4,922
     Other tax credits.........................      631      5,104      5,182
     Miscellaneous.............................      418        390        284
                                                  ------    -------    -------
                                                  $5,971    $10,416    $10,388
                                                  ======    =======    =======

                          LUCAS INDIEL ARGENTINA S.A.

8. INVENTORIES

  Inventories consisted of the following (in thousands):

                                                  AS OF      AS OF      AS OF
                                                 JULY 31, JANUARY 31, JANUARY 2,
                                                   1996      1997        1998
                                                 -------- ----------- ----------
   Finished goods............................... $ 4,873    $ 4,467    $ 4,609
   Work in process..............................   6,017      6,877      5,368
   Raw materials and other supplies.............   1,916      3,558      3,529
   Goods in transit.............................   2,141      1,285        860
   Resale merchandise...........................   1,762      2,124      3,260
   Advances to suppliers........................     854        786        470
                                                 -------    -------    -------
                                                 $17,563    $19,097    $18,096
                                                 =======    =======    =======

9. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consisted of the following:

                                               AS OF       AS OF      AS OF
                                              JULY 31,  JANUARY 31, JANUARY 2,
                                 USEFUL LIVES   1996       1997        1998
                                 ------------ --------  ----------- ----------
                                    YEARS
   Land.........................              $   813     $   803    $   803
   Buildings....................      50        8,953       8,937      8,937
   Machinery....................      10       19,996      20,877     22,432
   Tooling......................       3        4,636       5,771      6,838
   Installations................      10        3,109       3,204      3,225
   Furniture and fittings.......      10        2,156       2,214      2,312
   Vehicles.....................       5          738         738        766
                                              -------     -------    -------
     Subtotal...................               40,401      42,544     45,313
                                              -------     -------    -------
   Advances to suppliers........                  382         702        197
                                              -------     -------    -------
     Subtotal...................               40,783      43,246     45,510
                                              -------     -------    -------
   Less: Accumulated
    depreciation................              (23,410)    (25,280)   (29,141)
                                              -------     -------    -------
                                              $17,373     $17,966    $16,369
                                              =======     =======    =======

  The change in property, plant and equipment balances during the year ended July 31, 1996, the six month period ended January 31, 1997 and the eleven month period ended January 2, 1998 is as follows:

                                                                       ELEVEN
                                                  YEAR   SIX MONTHS    MONTHS
                                                 ENDED      ENDED      ENDED
                                                JULY 31, JANUARY 31, JANUARY 2,
                                                  1996      1997        1998
                                                -------- ----------- ----------
   Balance at beginning of period.............  $38,660    $40,783    $43,246
   Additions..................................    2,123      2,490      2,264
   Withdrawals................................      --         (27)       --
                                                -------    -------    -------
   Balance at end of period...................   40,783     43,246     45,510
                                                -------    -------    -------
   Accumulated depreciation at beginning of
    period....................................   19,959     23,410     25,280
   Withdrawals................................      --          (3)       --
   Depreciation for the period................    3,451      1,873      3,861
                                                -------    -------    -------
   Accumulated depreciation at end of period..   23,410     25,280     29,141
                                                -------    -------    -------
                                                $17,373    $17,966    $16,369
                                                =======    =======    =======

                          LUCAS INDIEL ARGENTINA S.A.

10. ACCOUNTS PAYABLE

  Accounts payable consisted of the following (in thousands):

                                                  AS OF      AS OF      AS OF
                                                 JULY 31, JANUARY 31, JANUARY 2,
                                                   1996      1997        1998
                                                 -------- ----------- ----------
   Trade........................................ $ 3,077    $ 1,715     $6,382
   Notes payable................................   8,304      8,443      3,157
                                                 -------    -------     ------
                                                 $11,381    $10,158     $9,539
                                                 =======    =======     ======

  Notes payable bore interest at the approximate average rate of Libor plus 3.50%, 2.50% and 1.50%, respectively.

11. SHORT TERM DEBT

  Bank loans totalled $7,800, $11,000 and $6,620 as at July 31, 1996, January 31, 1997 and January 2, 1998 respectively. The approximate average interest rate was 10% and 11.50%, respectively.

12. ADVANCES FROM PARENT COMPANY

  Advances from LucasVarity plc totalled $5,000 as at July 31, 1996, January 31, 1997 and January 2, 1998. These advances bear no interest and have no stated maturity.

13. NET REVENUES

  Net revenues consisted of the following (in thousands):

                                                                      ELEVEN
                                                YEAR-   SIX MONTHS    MONTHS
                                    YEAR ENDED  ENDED      ENDED      ENDED
                                     JULY 31,  JULY 31, JANUARY 31, JANUARY 2,
                                       1995      1996      1997        1998
                                    ---------- -------- ----------- ----------
   Net sales (net of discounts)....  $68,240   $64,408    $29,808    $62,259
   Tax benefit (under Laws Nos.
    22,021 and 22,702).............    5,884     3,957      2,278      3,766
   Other...........................      --         71         39         94
                                     -------   -------    -------    -------
                                     $74,124   $68,436    $32,125    $66,119
                                     =======   =======    =======    =======

14. REDUNDANCY CHARGES

  Information related to the Company's redundancy charges is summarised as follows:

                                                                        ELEVEN
                                                   YEAR   SIX MONTHS    MONTHS
                                      YEAR ENDED  ENDED      ENDED      ENDED
                                       JULY 31,  JULY 31, JANUARY 31, JANUARY 2,
                                         1995      1996      1997        1998
                                      ---------- -------- ----------- ----------
   Amount of the redundancy charges
    accrued and charged to expense..     284       366        143       1,564
   Number of employees terminated
    (Workers and administrative for
    all periods)....................      71       116         62          81
   Amount of actual termination
    benefits to be paid.............     284       --         --          286
   Number of employees to be
    terminated......................      71       --         --           25

                          LUCAS INDIEL ARGENTINA S.A.

15. RELATED PARTIES

  Prior to January 22, 1998, the Company was a subsidiary of LucasVarity plc. At July 31, 1996, January 31, 1997 and January 2, 1998 the Company had an outstanding liability of $5,000 with LucasVarity plc.

  Outstanding balances with other subsidiaries of LucasVarity plc are as follows (in thousands):

                                                 AS OF      AS OF      AS OF
                                                JULY 31, JANUARY 31, JANUARY 2,
                                                  1996      1997        1998
                                                -------- ----------- ----------
   Lucas Diesel do Brasil Ltda................   $  51      $ (66)     $ 326
   Lucas Export Services--Shirley--UK.........    (622)      (681)      (741)
   Aftermarket Operations HQ--Shirley--UK.....      88        140         38
   Lucas Holdings SA (Pty) Ltd--Johannesburg--
    South Africa..............................      30         (7)       154
   Other affilliated companies................     (11)       (30)      (130)

  Operations with other susidiaries of LucasVarity plc are as follows (in thousands):

                                                                       ELEVEN
                                                         SIX MONTHS    MONTHS
                                   YEAR ENDED YEAR ENDED    ENDED      ENDED
                                    JULY 31,   JULY 31,  JANUARY 31, JANUARY 2,
                                      1995       1996       1997        1998
                                   ---------- ---------- ----------- ----------
a)Purchases
  Lucas Diesel do Brasil Ltda.....   $  989      $769       $687       $1,936
  Lucas Export Services--Shirley--
   UK.............................    1,728       856        871        1,881
  Lucas KK (Japan)................    1,463       --         --           --
  Other affilliated companies.....      269       506        309        1,001
b)Sales
  Lucas Diesel do Brasil Ltda.....   $  --       $775       $400       $1,358
  Aftermarket Operations HQ--
   Shirley--UK....................      447       440        325          128
  Lucas Holdings SA (Pty) Ltd--
   Johannesburg--South Africa.....      604       754        198          410
  Other affiliated companies......      --        --         --           174

16. CAPITAL STOCK

  As at July 31, 1995 the Company's common stock was $300.

  The Stockholders' Meeting held on November 6, 1995 declared stock dividends on the Company's common stock. The dividend was charged to retained earnings in the amount of $1,886. This stockholders' meeting also approved the capitalization of unpaid cash dividends for $600. Such increases of common stock were registered with the Public Registry of Commerce of the Province of San Luis on March 13, 1996. Therefore, the total capital as of July 31, 1996 and January 31, 1997 amounted to $2,786.

  The Stockholders' Meeting held on November 28, 1997 approved the capitalization of capital contributions for $12,000. Consequently, as of January 2, 1998 the total capital amounted to $14,786.

                          LUCAS INDIEL ARGENTINA S.A.

17. TAX BENEFITS

  Under Decrees Nos. 299/85, 2,563/85, 476/86, 1,732/86, 1,733/86, 3,111/86,
3,176/86, 3,177/86, 1,477/88 and 5,041/90 of the Province of San Luis, the
Martin Amato San Luis S.A. company was granted the exemptions established by Law No. 22,021 (amended by Law No. 22,702), which include, among others, the following benefits:

    a) Exemption from payment of Income Tax and Capital/Assets Tax for a period of fifteen years as from the start-up date of the industrial plant, ranging from 100% for the first five years up to 12.6% for the last year.

    b) Exemption from payment of VAT on domestic market sales for a period of fifteen years as from the start-up date of the industrial plant, using and following the same percentage scale as that mentioned in point a) above.

  The Economic Emergency Law No. 23,697 suspended 50% of promotional benefits for a period of six months as from September 25, 1989 which had been obtained and extended for another six-month period under Decree No. 435 of the National Executive Power. Also, this Decree repealed the release from VAT billed by raw material and semi-processed goods suppliers.

  Under Decree No. 1,033/91 of the National Executive Power the benefit repealed by article 45 of Decree No. 435 was reinstated by delivering tax credit certificates.

  As from December 1, 1992, Decree No. 2,054/92 replaced the promotional benefits. These benefits were credited to a current account with the Tax Authority (D.G.I.), based on the theoretical tax costs.

  The VAT actually billed to customers and whose payment the Company is exempted from is considered a higher sales price, and therefore reflected in "Net revenues."

18. TAX CREDITS RESULTING FROM THE SUSPENSION OF TAX BENEFITS

  Prior to the year ended July 31, 1995, the Company accounted for $4,922, an estimate of the Company's rights, resulting from the suspension of the tax benefits under Law No. 23,697, and the exemption from customs duties repealed by article 45 of Decree No. 435/90. Such amount is reflected in the caption "Other receivables non current," and was credited to income when recorded.

  On June 28 and November 18, 1994, the Tax Authority issued General Resolutions Nos. 3,838/94 and 3,905/94 published in the Official Bulletin dated June 30 and November 25, 1994, respectively, which regulated the granting of Tax Credit Certificates resulting from the suspension of the promotional benefits under Law No. 23,697 and the exemption from customs duties repealed by article 45 of Decree No. 435/90.

  In June 1995, the Company submitted all the elements established by these General Resolutions to the corresponding control authority. Notwithstanding the foregoing, the corresponding control authority can request additional information in order to establish whether the granting of the aforementioned Tax Credit Certificates is applicable.

  Once it is verified whether the granting of tax credits is applicable, the Company will receive the Debt Consolidation Bonds created by Law No. 23,982 in connection with the claims predating April 1, 1991, and the rest will be credited to a computerized current account provided by the Tax Authority.

                          LUCAS INDIEL ARGENTINA S.A.

19. TAX LOSS CARRYFORWARDS UNDER LAW NO. 24,073

  In line with the provisions of Law No. 24,073, tax loss carryforwards originated before March 31, 1991 will be converted, once approved by the Tax Authority, into tax credits to be repaid by the Federal Government with Debt Consolidation Bonds under Law No. 23,982.

  On April 27, 1993, the Company made the corresponding filing with the Tax Authority for $728. The Tax Authority rejected the Company's request. The Company accounted for a valuation allowance to cover the rejected tax credit. The Company appealed the decision with the Tax Authority.

20. DEFERRED INCOME TAX

  The components of the deferred income tax are the following:

                                                AS OF       AS OF      AS OF
                                               JULY 31,  JANUARY 31, JANUARY 2,
                                                 1996       1997        1998
                                               --------  ----------- ----------
   Tax loss carryforwards..................... $18,904     $17,979     28,708
   Capitalized expenses for tax purposes......   3,825       3,634      2,932
   Disallowable expenses......................   1,379       1,206      2,222
   Other......................................    (655)       (586)      (600)
                                               -------     -------    -------
     Subtotal.................................  23,453      22,233     33,262
   Current rate...............................      33%         33%        33%
                                               -------     -------    -------
     Subtotal.................................   7,740       7,337     10,976
   Valuation allowance........................  (7,740)     (7,337)   (10,976)
                                               -------     -------    -------
   Deferred Income tax position...............     --          --         --

  Considering that the Company has been showing a deficit in the last years and taking into account management's projections for the future years management has decided to provide for the deferred tax position. No charge to income has arisen as at July 31, 1996, January 31, 1997 or January 2, 1998.

The expiration dates of the tax loss carryforwards are as follows:

                                                  AS OF      AS OF      AS OF
                                                 JULY 31, JANUARY 31, JANUARY 2,
     EXPIRATION DATE                               1996      1997        1998
     ---------------                             -------- ----------- ----------
     January 1998...............................   4,360       --          --
     January 1999...............................   1,655     1,655       1,655
     January 2000...............................  11,262    11,262      11,262
     January 2001...............................   1,627     1,627       1,627
     January 2002...............................     --      3,435       3,435
     January 2003...............................     --        --       10,729
                                                  ------    ------      ------
                                                  18,904    17,979      28,708
                                                  ======    ======      ======

21. ACCRUED CLAIMS AND OTHER LITIGATION EXPENSES

  The Company is involved in various claims and legal proceedings of a nature considered normal to its business. At July 31, 1996, January 31, 1997 and January 2, 1998 the Company recorded a liability related to these claims of $422, $467 and $574 respectively. The final outcome of such claims and proceedings is uncertain.

                          LUCAS INDIEL ARGENTINA S.A.

22. RESTRICTIONS ON THE DISTRIBUTION OF PROFITS

  Under Argentine Corporation Law No. 19,550, Companies must appropriate 5% of each year's income to a legal reserve, until the reserve is equivalent to 20% of the carrying value of common stock, determined by applying accounting principles generally accepted in Argentina.

  Dividend distributions must be approved by a vote of the stockholders. Dividends are allowed only to the extent of retained earnings, based upon financial statements prepared in accordance with Argentine GAAP.

                      REPORT OF THE INDEPENDENT AUDITORS

TO THE MEMBER OF PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA (PROPRIETARY)
LIMITED:

  We have audited the Group financial statements of PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED (formerly known as Lucas Holdings South Africa (Proprietary) Limited) and subsidiaries at December 31, 1997, and for the eleven months then ended, and at January 31, 1997, and for the six months then ended, set out on pages F-55 to F-65. These financial statements are the responsibility of the Company's Directors. Our responsibility is to report on these financial statements.

  We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance that, in all material respects, fair presentation is achieved in the financial statements. An audit includes an evaluation of the appropriateness of the accounting policies, an examination, on a test basis, of evidence supporting the amounts and disclosures included in the financial statements, an assessment of the reasonableness of significant estimates and a consideration of the appropriateness of the overall financial statement presentation. We consider that our audit procedures were appropriate in the circumstances to express our opinion presented below.

  We conducted our audit in accordance with auditing standards applicable in South Africa. These auditing standards are substantially similar to auditing standards applicable in the United States of America. Certain accounting practices of the Group used in preparing the accompanying financial statements conform with generally accepted accounting principles in South Africa but do not conform with accounting principles generally accepted in the United States. A description of these differences and the adjustments required to conform the financial statements to accounting principles generally accepted in the United States are set forth in Note 19.

  In our opinion, the above-mentioned financial statements fairly present the financial position of the Group at December 31, 1997 and January 31, 1997, and the results of its operations and cash flow information for the eleven and six months, respectively, then ended, in conformity with generally accepted accounting practice and subject to the fact that no Directors' Report has been included therein, in the manner required by the Companies Act.

Johannesburg, South Africa                                Arthur Andersen & Co.
February 27, 1998                                  Chartered Accountants (S.A.)

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

                          CONSOLIDATED BALANCE SHEETS

                                                           AS OF        AS OF
                                                        DECEMBER 31, JANUARY 31,
                                                            1997        1997
                                                        ------------ -----------
                                                          (SOUTH AFRICAN RAND)
                   CAPITAL EMPLOYED
Share capital (Note 2).................................   2,051,002   2,051,002
Share premium..........................................   7,091,145   7,091,145
Non-distributable reserves (Note 3)....................   1,267,064   1,282,785
Retained income........................................  14,974,063  12,810,786
                                                         ----------  ----------
  Shareholder's equity.................................  25,383,274  23,235,718
Payable to holding company (Note 4)....................         --      243,492
                                                         ----------  ----------
                                                         25,383,274  23,479,210
                                                         ==========  ==========
                 EMPLOYMENT OF CAPITAL
Fixed assets (Note 5)..................................  11,071,766  11,079,875
                                                         ----------  ----------
CURRENT ASSETS:
  Inventories (Note 6).................................   8,051,937   9,159,112
  Accounts receivable..................................   8,909,902  10,821,336
  Receivable from fellow subsidiaries..................   3,364,225   1,398,218
  Bank and cash balances...............................   6,528,983   1,797,932
                                                         ----------  ----------
    Total current assets...............................  26,855,047  23,176,598
                                                         ----------  ----------
CURRENT LIABILITIES:
  Accounts payable.....................................  10,672,241   8,707,169
  Payable to holding and fellow subsidiary companies...   1,245,157   2,070,094
  Taxation payable.....................................     626,141         --
                                                         ----------  ----------
    Total current liabilities..........................  12,543,539  10,777,263
                                                         ----------  ----------
    Net current assets.................................  14,311,508  12,399,335
                                                         ----------  ----------
                                                         25,383,274  23,479,210
                                                         ==========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

                         CONSOLIDATED INCOME STATEMENTS

                                                      ELEVEN MONTHS SIX MONTHS
                                                          ENDED        ENDED
                                                      DECEMBER 31,  JANUARY 31,
                                                          1997         1997
                                                      ------------- -----------
                                                        (SOUTH AFRICAN RAND)
Turnover.............................................  66,730,887   34,949,274
Cost of sales........................................  50,400,789   26,223,037
                                                       ----------   ----------
Gross profit.........................................  16,330,098    8,726,237
                                                       ----------   ----------
Operating income (Note 7)............................   4,690,389    2,785,289
Net finance income (Note 8)..........................     749,975       85,611
                                                       ----------   ----------
Income before taxation...............................   5,440,364    2,870,900
Taxation (Note 9)....................................     626,141          --
                                                       ----------   ----------
Net income...........................................   4,814,223    2,870,900
Transfer from non-distributable reserves (Note 3)....      15,721       15,721
Dividend paid........................................  (2,666,667)         --
Retained income, beginning of period.................  12,810,786    9,924,165
                                                       ----------   ----------
Retained income, end of period.......................  14,974,063   12,810,786
                                                       ==========   ==========


   The accompanying notes are an integral part of the consolidated financial statements.

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                       ELEVEN MONTHS SIX MONTHS
                                                           ENDED        ENDED
                                                       DECEMBER 31,  JANUARY 31,
                                                           1997         1997
                                                       ------------- -----------
                                                         (SOUTH AFRICAN RAND)
CASH GENERATED BY OPERATING ACTIVITIES:
  Cash generated by operations (Note 10)..............   6,533,301    3,803,695
  Decrease (increase) in working capital (Note 11)....   2,192,737     (186,075)
  Net finance income (Note 8).........................     749,975       85,611
  Dividend paid.......................................  (2,666,667)         --
                                                        ----------    ---------
                                                         6,809,346    3,703,231
CASH GENERATED FROM INVESTING ACTIVITIES:
  Additions to fixed assets (Note 5)..................  (2,081,300)    (891,567)
  Proceeds on disposal of fixed assets................     246,497       33,408
                                                        ----------    ---------
                                                        (1,834,803)    (858,159)
                                                        ----------    ---------
                                                         4,974,543    2,845,072
                                                        ==========    =========
CASH EFFECTS OF FINANCING ACTIVITIES:
  Decrease in payable to holding company..............    (243,492)    (732,000)
  Net increase in bank and cash balances..............   4,731,061    2,113,072
  Bank and cash equivalents at beginning of period....   1,797,932     (315,140)
                                                        ----------    ---------
  Bank and cash balances at end of period.............   6,528,983    1,797,932
                                                        ==========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
   Taxation...........................................         --           --
                                                        ----------    ---------
   Interest...........................................      29,569       60,510
                                                        ----------    ---------


   The accompanying notes are an integral part of the consolidated financial statements.

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                    (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

  The financial statements are prepared on the historical cost basis (adjusted by the revaluation of land and buildings as more fully detailed below), and incorporate the following significant accounting policies which, unless otherwise stated, have been applied on a consistent basis.

  Investment in subsidiaries and principles of consolidation: The Group financial statements include the financial position and results of operations of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated on consolidation. Goodwill arising on consolidation, being the excess of the purchase price over the fair value of net tangible assets of that company, is stated in the consolidated financial statements as a deduction from non-distributable reserves.

  Fixed assets: Fixed assets are stated at cost or valuation less accumulated depreciation. Fixed assets stated at valuation are valued periodically on an open market, existing use basis. Depreciation of fixed assets is provided on the straight line basis, at rates considered appropriate to write off the cost over the expected useful lives of the assets. The applicable amount of depreciation on the revalued portion of fixed assets is transferred to distributable reserves on an annual basis.

  The annual rates of depreciation used are as follows:

   Buildings..............................................................    2%
   Motor vehicles.........................................................   20%
   Office and computer equipment..........................................   20%
   Plant and machinery.................................................... 5-33%

  Land is not depreciated.

  Inventories: Inventories are valued at the lower of cost (determined on a first-in, first-out or weighted average basis) and net realisable value. Cost, where applicable, includes an appropriate portion of labour and production overheads. Maintenance stocks are written-off against income.

  Translation of foreign currency items: Foreign currency items have been translated into South African Rands at the balance sheet rates of exchange for items not covered by forward exchange contracts. Foreign currency items covered by forward exchange contracts are translated at the appropriate forward cover rate. Gains and losses arising from fluctuations in exchange rates are reflected in income in the period in which they arise.

  Deferred taxation: Deferred taxation is provided on the liability method using the comprehensive basis for the tax effect of timing differences between the financial and taxable reporting of income and expenditure. Where the estimated taxation loss available to be carried forward exceeds the aggregate timing differences, no provision is raised for the resulting deferred tax asset.

  Retirement benefit costs: Retirement benefit costs are charged against income in the period in which they are incurred.

  Turnover: Turnover comprises the net amount invoiced for goods and services and excludes Value Added Taxation.

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. SHARE CAPITAL

                                                           AS OF        AS OF
                                                        DECEMBER 31, JANUARY 31,
                                                            1997        1997
                                                        ------------ -----------
                                                          (SOUTH AFRICAN RAND)
Authorised:
  1,268,225 ordinary shares of 2 Rand each.............  2,536,450    2,536,450
  1 B share of 2 Rand..................................          2            2
                                                         ---------    ---------
                                                         2,536,452    2,536,452
                                                         =========    =========
Issued:
  1,025,500 ordinary shares of 2 Rand each.............  2,051,000    2,051,000
  1 B share of 2 Rand..................................          2            2
                                                         ---------    ---------
                                                         2,051,002    2,051,002
                                                         =========    =========

  The unissued shares are under the control of the Directors until the next annual general meeting.

 All of the Company's outstanding shares are owned by Prestolite Electric Incorporated, which is registered in the United States of America.

3. NON-DISTRIBUTABLE RESERVES

                                                         AS OF        AS OF
                                                      DECEMBER 31, JANUARY 31,
                                                          1997        1997
                                                      ------------ -----------
                                                        (SOUTH AFRICAN RAND)
Capital redemption reserve fund......................    536,450      536,450
Reserve arising on valuation of land and buildings...  1,336,302    1,352,023
Release of depreciation on revalued portion of land
 and buildings.......................................    (15,721)     (15,721)
Goodwill written-off.................................   (589,967)    (589,967)
                                                       ---------    ---------
                                                       1,267,064    1,282,785
                                                       =========    =========

4. PAYABLE TO HOLDING COMPANY

  The amount payable to the holding company is unsecured, bears interest at 12% per annum and is payable in six-monthly instalments of (Pounds)50,000 each. (Refer Note 16).

                                                           AS OF        AS OF
                                                        DECEMBER 31, JANUARY 31,
                                                            1997        1997
                                                        ------------ -----------
                                                          (SOUTH AFRICAN RAND)
Loan payable...........................................    268,816     975,492
  Less current portion included in payable to holding
   and fellow subsidiary companies.....................   (268,816)   (732,000)
                                                          --------    --------
                                                               --      243,492
                                                          ========    ========

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. FIXED ASSETS

                                    AS OF                  AS OF
                                 JANUARY 31,            DECEMBER 31,
                                    1997                    1997
                                 ----------- ----------------------------------
                                  NET BOOK    COST OR   ACCUMULATED   NET BOOK
                                    VALUE    VALUATION  DEPRECIATION   VALUE
                                 ----------- ---------- ------------ ----------
                                              (SOUTH AFRICAN RAND)
Land and buildings, at
 valuation.....................   2,345,935   2,752,688     451,663   2,301,025
Motor vehicles.................   1,382,765   1,973,867   1,049,057     924,810
Office and computer equipment..     400,524   1,583,980   1,203,639     380,341
Plant and machinery............   6,950,651  18,163,234  10,697,644   7,465,590
                                 ----------  ----------  ----------  ----------
                                 11,079,875  24,473,769  13,402,003  11,071,766
                                 ==========  ==========  ==========  ==========
                                    AS OF                  AS OF
                                  JULY 31,              JANUARY 31,
                                    1996                    1997
                                 ----------- ----------------------------------
                                  NET BOOK    COST OR   ACCUMULATED   NET BOOK
                                    VALUE    VALUATION  DEPRECIATION   VALUE
                                 ----------- ---------- ------------ ----------
                                              (SOUTH AFRICAN RAND)
Land and buildings.............   2,370,432   2,752,688     406,753   2,345,935
Motor vehicles.................   1,271,128   2,290,107     907,342   1,382,765
Office and computer equipment..     393,663   1,477,195   1,076,671     400,524
Plant and machinery............   7,204,899  16,449,438   9,498,787   6,950,651
                                 ----------  ----------  ----------  ----------
                                 11,240,122  22,969,428  11,889,553  11,079,875
                                 ==========  ==========  ==========  ==========

MOVEMENT SUMMARY DECEMBER 31, 1997

                            AS OF                      AS OF
                         JANUARY 31,                DECEMBER 31,
                            1997                        1997
                         ----------- ------------------------------------------
                          NET BOOK                      DEPRECIATION  NET BOOK
                            VALUE    ADDITIONS DISPOSAL    CHARGE      VALUE
                         ----------- --------- -------- ------------ ----------
                                          (SOUTH AFRICAN RAND)
Land and buildings......  2,345,935        --      --       44,910    2,301,025
Motor vehicles..........  1,382,765     98,486 193,536     362,905      924,810
Office and computer
 equipment..............    400,524    120,755   5,626     135,312      380,341
Plant and machinery.....  6,950,651  1,862,059  32,719   1,314,401    7,465,590
                         ----------  --------- -------   ---------   ----------
                         11,079,875  2,081,300 231,881   1,857,528   11,071,766
                         ==========  ========= =======   =========   ==========
                            AS OF                      AS OF
                          JULY 31,                  JANUARY 31,
                            1996                        1997
                         ----------- ------------------------------------------
                          NET BOOK                      DEPRECIATION  NET BOOK
                            VALUE    ADDITIONS DISPOSAL    CHARGE      VALUE
                         ----------- --------- -------- ------------ ----------
                                          (SOUTH AFRICAN RAND)
Land and buildings......  2,370,432        --      --       24,497    2,345,935
Motor vehicles..........  1,271,128    327,160  18,045     197,478    1,382,765
Office and computer
 equipment..............    393,663     79,977     --       73,116      400,524
Plant and machinery.....  7,204,899    484,430     --      738,678    6,950,651
                         ----------  --------- -------   ---------   ----------
                         11,240,122    891,567  18,045   1,033,769   11,079,875
                         ==========  ========= =======   =========   ==========

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. FIXED ASSETS--(CONTINUED)

  Land and buildings comprise Erf 98 Lea Glen Township, Roodepoort, together with factory buildings thereon. They were last valued in August 1989.

6. INVENTORIES

                                                           AS OF        AS OF
                                                        DECEMBER 31, JANUARY 31,
                                                            1997        1997
                                                        ------------ -----------
                                                          (SOUTH AFRICAN RAND)
   Raw material and consumables........................  4,276,299    4,912,206
   Work-in-progress....................................    239,212      363,938
   Finished goods......................................  3,536,426    3,882,968
                                                         ---------    ---------
                                                         8,051,937    9,159,112
                                                         =========    =========

7. OPERATING INCOME

   (a) Operating income has been arrived at after charging (crediting) the following:

                                                       ELEVEN MONTHS SIX MONTHS
                                                           ENDED        ENDED
                                                       DECEMBER 31,  JANUARY 31,
                                                           1997         1997
                                                       ------------- -----------
                                                         (SOUTH AFRICAN RAND)
   Auditors' remuneration:
     Audit fees.......................................     200,000      182,500
     Other services...................................     120,834       67,901
   Depreciation.......................................   1,857,528    1,033,769
   Profit on disposal of fixed assets.................     (14,616)     (15,363)
   Net loss on foreign exchange.......................      77,662       82,499
   Operating lease charges:
     Equipment and vehicles...........................     326,758      123,231
     Buildings........................................      51,526       90,750
   Royalties:
     Current portion..................................   2,308,210    1,210,269
   Technical Consulting Fees..........................   2,544,811          --
                                                         =========    =========

   (b) Directors' emoluments:

                                                      ELEVEN MONTHS SIX MONTHS
                                                          ENDED        ENDED
                                                      DECEMBER 31,  JANUARY 31,
                                                          1997         1997
                                                      ------------- -----------
                                                        (SOUTH AFRICAN RAND)
   For services as director paid by company..........     26,969       13,232
   For other services paid by subsidiary companies...    386,465      194,706
                                                         -------      -------
                                                         413,434      207,938
                                                         =======      =======

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. NET FINANCE INCOME

   Net finance income (costs) consists of the following:

                                                       ELEVEN MONTHS SIX MONTHS
                                                           ENDED        ENDED
                                                       DECEMBER 31,  JANUARY 31,
                                                           1997         1997
                                                       ------------- -----------
                                                         (SOUTH AFRICAN RAND)
   Interest received:
     Other............................................    779,544      146,121
   Interest paid:
     Holding company..................................    (29,569)     (58,530)
     Other............................................        --        (1,980)
                                                          -------      -------
                                                          749,975       85,611
                                                          =======      =======

9. TAXATION

                                                       ELEVEN MONTHS SIX MONTHS
                                                           ENDED        ENDED
                                                       DECEMBER 31,  JANUARY 31,
                                                           1997         1997
                                                       ------------- -----------
                                                         (SOUTH AFRICAN RAND)
   South African normal taxation......................    292,808         --
   Secondary tax on companies.........................    333,333         --
                                                          -------       -----
                                                          626,141         --
                                                          =======       =====
   Reconciliation of rate of tax (%)
   South African normal tax rate......................       35.0        35.0
    Adjusted for:
     Assessed loss....................................      (29.5)      (35.0)
     Secondary tax on companies.......................        6.0         --
                                                          -------       -----
                                                             11.5         --
                                                          =======       =====

10. CASH (UTILIZED) GENERATED BY OPERATIONS

                                                       ELEVEN MONTHS SIX MONTHS
                                                           ENDED        ENDED
                                                       DECEMBER 31,  JANUARY 31,
                                                           1997         1997
                                                       ------------- -----------
                                                         (SOUTH AFRICAN RAND)
   Operating income...................................   4,690,389    2,785,289
   Adjusted for:
     Depreciation.....................................   1,857,528    1,033,769
     Profit on disposal of fixed assets...............     (14,616)     (15,363)
                                                         ---------    ---------
                                                         6,533,301    3,803,695
                                                         =========    =========

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                    (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. INCREASE (DECREASE) IN WORKING CAPITAL

                                                ELEVEN MONTHS   SIX MONTHS
                                                    ENDED          ENDED
                                                DECEMBER 31,    JANUARY 31,
                                                    1997           1997
                                                ------------- ---------------
                                                    (SOUTH AFRICAN RAND)
   Decrease in inventories.....................    1,107,175        3,536,156
   Decrease in accounts receivable.............    1,911,434          310,320
   Decrease (increase) in receivable from
    fellow subsidiaries........................   (1,966,007)         803,656
   (Decrease) increase in accounts payable.....    1,965,072       (3,868,867)
   (Decrease) in payable to holding and fellow
    subsidiary companies.......................     (824,937)        (967,340)
                                                 -----------  ---------------
                                                   2,192,737         (186,075)
                                                 ===========  ===============
12. UNCOVERED FOREIGN CURRENCY ASSETS (LIABILITIES)

  At the applicable balance sheet date the Group has the following uncovered foreign currency denominated assets (liabilities) relating to overseas and purchases of stock, forming part of the Company's normal operating activities:
                                                    AS OF          AS OF
                                                DECEMBER 31,    JANUARY 31,
                                                    1997           1997
                                                ------------- ---------------
   Pound Sterling..............................  (Pounds)--   (Pounds) 63,511
   Japanese Yen................................  (Yen)   --   (Yen)(2,624,237)

13. RETIREMENT BENEFITS

  The Group participates in the Lucas Automotive Pension Fund, a defined benefit plan, governed by the Pension Funds Act, 1956, which covers substantially all employees. The latest actuarial valuation of the pension fund, at July 1, 1995, disclosed no unfunded past service liabilities.

14. LEASE COMMITMENTS

  Commitments in respect of minimum annual rentals under operating lease agreements are as follows:

                                  AS OF                        AS OF
                             DECEMBER 31,1997             JANUARY 31,1997
                       ---------------------------- ----------------------------
                                EQUIPMENT                    EQUIPMENT
                                AND MOTOR                    AND MOTOR
                       PREMISES VEHICLES    TOTAL   PREMISES VEHICLES    TOTAL
                       -------- --------- --------- -------- --------- ---------
Due within one year..  189,677    82,269    271,946 162,921   201,524    364,445
Due thereafter.......  390,928   456,896    847,824 487,340   426,410    913,750
                       -------   -------  --------- -------   -------  ---------
                       580,605   539,165  1,119,770 650,261   627,934  1,278,195
                       =======   =======  ========= =======   =======  =========

15. CAPITAL COMMITMENTS

  Capital commitments, for which funds will be provided from existing Group bank facilities, comprise:

                                                           AS OF        AS OF
                                                        DECEMBER 31, JANUARY 31,
                                                            1997        1997
                                                        ------------ -----------
   Authorised and contracted for.......................  1,742,858    1,031,548
                                                         =========    =========

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                    (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

16. EXCHANGE CONTROL RESTRICTIONS

  Present exchange control restrictions prevent South African companies from distributing to non-resident shareholders profits earned prior to January 1, 1984, unless special approval is obtained from the Exchange Control authorities. Where such approval is given, distributions are normally restricted to earnings arising from trading profits. Furthermore, profits of a capital nature earned subsequent to January 1, 1984, may not ordinarily be distributed to non-residents.

  Holding company loans of 268,816 Rand (January 31, 1997--975,492 Rand) are subject to the South African debt standstill arrangements and may only be repaid with the prior approval of the Exchange Control Authorities (Refer Note
4).

  The group's local borrowing facilities total 5.0 million Rand.

17. CHANGE IN FINANCIAL YEAR END

  The Company has changed its financial year end from July 31 to January 31 with effect from January 31, 1997, and to December 31 with effect from December 31, 1997.

18. COMPARATIVES

  Some of the prior year figures have been restated in order to achieve consistency in the presentation of the financial statements.

19. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (US GAAP)

  The following adjustments are required to restated the financial statements from South African Generally Accepted Accounting Practice to that applicable in the United States:

  (a) DEFERRED TAXATION

    Under South African Generally Accepted Accounting Practice deferred tax asset balances should not be carried forward unless the recoverability thereof is assured beyond reasonable doubt. The Company has therefore not created a deferred tax asset by utilising the assessed loss. Under United States Generally Accepted Accounting Principles ("US GAAP") assessed losses carried forward are recognised if it is more than likely that the deferred tax asset will be realised. Therefore the financial statements of the group have been adjusted as set out hereunder to take effect to the deferred tax asset created by the assessed loss.

  (b) DEFINED BENEFIT PENSION FUND

    The Company is currently enjoying a pension holiday and therefore no pension cost is provided for in the financial statements. Under US GAAP the yearly expense should be based on actuarial valuation. Additionally the surplus generated in the fund should be used to reduce this yearly expense, spread over the remaining working lives of the members. Currently no actuarial valuation is available to determine the yearly expense, therefore the charge to income for US GAAP purposes has been based upon previous contributions recalculated to take effect of current payroll costs. The charge to the Income Statement has then been reduced by the surplus of the pension fund over the estimated working lives of members.

  (c) REVALUATION OF LAND AND BUILDINGS

    In 1989 the Company revalued the land and buildings taking the amount by which they were revalued to a revaluation non-distributable reserve. The additional depreciation charged on the amount by which they

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                    (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

19. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (US GAAP)--
    (CONTINUED)

  were revalued has been transferred from distributable retained earnings to the non-distributable revaluation reserve. Under US GAAP no upward revaluation is allowed. The revaluation has therefore been reserved and the revaluation non-distributable reserve has been reduced to a zero balance. The additional depreciation on the revalued amount has been ignored as this is considered to be immaterial.

  (d) GOODWILL

    Goodwill has previously been written off to non distributable reserve as stated in Note 1 hereto. Under USGAAP this write off should have been taken to retained income. The goodwill would have been fully amortised by July 31, 1995 in terms of US GAAP. A transfer has therefore been made between retained income and non distributable reserves.

                                                                     SIX MONTHS
                                                       ELEVEN MONTHS   ENDED
                                                           ENDED      JANUARY
                                                       DECEMBER 31,     31,
                                                           1997         1997
                                                       ------------- ----------
                                                         (SOUTH AFRICAN RAND,
                                                            IN THOUSANDS)
NET INCOME
  Retained income before taxation under South African
   GAAP...............................................     4,814        2,871
  Pension Fund Adjustment per (b) above...............      (749)        (433)
  Deferred Tax Adjustment per (a) above...............    (1,004)      (1,234)
                                                          ------       ------
  Retained income as adjusted for U.S. GAAP...........     3,061        1,204
                                                          ======       ======
SHAREHOLDER'S FUNDS
  Shareholder's Equity under South African GAAP.......    25,383       23,236
  Effect of prior year U.S. GAAP adjustments..........    (2,575)        (908)
                                                          ------       ------
    Adjusted Shareholder's Equity.....................    22,808       22,328
  Deferred Tax Asset per (a) above....................    (1,004)      (1,234)
  Pension Fund Adjustment per (b) above...............      (749)        (433)
                                                          ------       ------
    Shareholder's Equity as Adjusted for U.S. GAAP....    21,055       20,661
                                                          ======       ======
AMORTISATION OF GOODWILL
  Increase in Non-Distributable Reserves..............       590          590
  Reduction in Retained Income........................      (590)        (590)
                                                          ------       ------
  Effect on Shareholder's Equity......................       --           --
                                                          ======       ======
EFFECT OF PRIOR YEAR US GAAP ADJUSTMENTS
  Revaluation Of Land And Buildings...................    (1,414)      (1,414)
  Pension Fund Adjustments............................    (2,165)      (1,732)
  Deferred Tax Asset .................................     1,004        2,238
                                                          ------       ------
                                                          (2,575)        (908)
                                                          ======       ======

                      REPORT OF THE INDEPENDENT AUDITORS

TO THE MEMBER OF PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA (PROPRIETARY)
LIMITED:

  We have audited the Group annual financial statements of PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED (formerly known as Lucas Holdings South Africa (Proprietary) Limited) and Subsidiaries at July 31, 1996 and July 31, 1995, and for the years then ended, set out on pages F-67 to F-77. These annual financial statements are the responsibility of the Company's Directors. Our responsibility is to report on these annual financial statements.

  We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance that, in all material respects, fair presentation is achieved in the annual financial statements. An audit includes an evaluation of the appropriateness of the accounting policies, an examination, on a test basis, of evidence supporting the amounts and disclosures included in the annual financial statements, an assessment of the reasonableness of significant estimates and a consideration of the appropriateness of the overall financial statement presentation. We consider that our audit procedures were appropriate in the circumstances to express our opinion presented below.

  We conducted our audit in accordance with auditing standards applicable in South Africa. These auditing standards are substantially similar to auditing standards applicable in the United States of America. Certain accounting practices of the Group used in preparing the accompanying financial statements conform with generally accepted accounting principles in South Africa but do not conform with accounting principles generally accepted in he United States. A description of these differences and the adjustments required to conform the financial statements to accounting principles generally accepted in the United States are set forth in Note 18.

  In our opinion, the above-mentioned annual financial statements fairly present the financial position of the Group at July 31, 1996 and July 31, 1995, and the results of its operations and cash flow information for the years then ended, in conformity with generally accepted accounting practice and subject to the fact that no Directors' Report has been included therein, in the manner required by the Companies Act.

Johannesburg, South Africa                                Arthur Andersen & Co.
February 27, 1998                                  Chartered Accountants (S.A.)

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)


                          CONSOLIDATED BALANCE SHEETS
                     AS OF JULY 31, 1996 AND JULY 31, 1995

                                                              1996       1995
                                                           ---------- ----------
                                                           (SOUTH AFRICAN RAND)
                     CAPITAL EMPLOYED
Share capital (Note 2)....................................  2,051,002  2,051,002
Share premium.............................................  7,091,145  7,091,145
Non-distributable reserves (Note 3).......................  1,298,506  1,298,506
Retained income...........................................  9,924,165  7,370,555
                                                           ---------- ----------
  Shareholder's equity.................................... 20,364,818 17,811,208
Payable to holding company (Note 4).......................    975,492  1,637,510
                                                           ---------- ----------
                                                           21,340,310 19,448,718
                                                           ========== ==========
                  EMPLOYMENT OF CAPITAL
Fixed assets (Note 5)..................................... 11,240,122 10,557,607
                                                           ---------- ----------
CURRENT ASSETS:
  Inventories (Note 6).................................... 12,695,268 14,159,149
  Accounts receivable..................................... 11,131,656 10,624,373
  Receivable from fellow subsidiaries.....................  2,201,874    884,037
  Bank and cash balances..................................      2,200      9,092
                                                           ---------- ----------
   Total current assets................................... 26,030,998 25,676,651
                                                           ========== ==========
CURRENT LIABILITIES:
  Accounts payable........................................ 12,576,036 13,056,639
  Payable to holding and fellow subsidiary companies......  3,037,434  3,585,916
  Bank overdraft..........................................    317,340    142,985
                                                           ---------- ----------
   Total current liabilities.............................. 15,930,810 16,785,540
                                                           ---------- ----------
  Net current assets...................................... 10,100,188  8,891,111
                                                           ---------- ----------
                                                           21,340,310 19,448,718
                                                           ========== ==========


   The accompanying notes are an integral part of the consolidated financial statements.

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)


                         CONSOLIDATED INCOME STATEMENTS
                   FOR THE YEARS ENDED JULY 31, 1996 AND 1995

                                                            1996        1995
                                                         ----------  ----------
                                                         (SOUTH AFRICAN RAND)
Turnover................................................ 68,671,817  68,467,362
Cost of sales........................................... 54,323,137  54,987,588
                                                         ----------  ----------
Gross profit............................................ 14,348,680  13,479,774
                                                         ----------  ----------
Operating income (Note 7)...............................  3,179,264   3,669,362
Net finance costs (Note 8)..............................   (625,654)   (150,926)
                                                         ----------  ----------
Income before taxation..................................  2,553,610   3,518,436
Taxation (Note 9)                                               --          --
                                                         ----------  ----------
Net income..............................................  2,553,610   3,518,436
Transfer from non-distributable reserves................     31,442     220,094
Retained income, beginning of period....................  7,339,113   3,632,025
                                                         ----------  ----------
Retained income, end of period..........................  9,924,165   7,370,555
                                                         ==========  ==========


   The accompanying notes are an integral part of the consolidated financial statements.

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)


                       CONSOLIDATED CASH FLOW STATEMENTS
                   FOR THE YEARS ENDED JULY 31, 1996 AND 1995

                                                            1996        1995
                                                         ----------  ----------
                                                         (SOUTH AFRICAN RAND)
CASH GENERATED BY OPERATING ACTIVITIES:
 Cash generated by operations (Note 10).................  4,862,091   4,997,007
 (Increase) in working capital (Note 11)................ (1,700,306) (1,408,508)
 Net finance costs (Note 8).............................   (625,654)   (150,926)
                                                         ----------  ----------
                                                          2,536,131   3,437,573
CASH GENERATED FROM INVESTING ACTIVITIES:
 Additions to fixed assets (Note 5)..................... (2,757,531) (4,531,870)
 Proceeds on disposal of fixed assets...................    392,189      54,520
                                                         ----------  ----------
                                                         (2,365,342) (4,477,350)
                                                         ----------  ----------
                                                            170,789  (1,039,777)
                                                         ==========  ==========
CASH EFFECTS OF FINANCING ACTIVITIES:
 Decrease in payable to holding company.................   (352,036)   (523 734)
 Net decrease in bank and cash balances.................   (181,247) (1,563,511)
 Bank and cash balances at beginning of year............   (133,893)  1,429,618
                                                         ----------  ----------
 Bank and cash balances at end of year..................   (315,140)   (133,893)
                                                         ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid during the year for:
  Taxation..............................................        --          --
  Interest..............................................    625,654     382,796


   The accompanying notes are an integral part of the consolidated financial statements.

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                    (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


1. ACCOUNTING POLICIES

  The financial statements are prepared on the historical cost basis (adjusted by the revaluation of land and buildings as more fully detailed below), and incorporate the following significant accounting policies which, unless otherwise stated, have been applied on a consistent basis.

  Investment in subsidiaries and principles of consolidation: The Group financial statements include the financial position and results of operations of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated on consolidation. Goodwill arising on consolidation, being the excess of the purchase price over the fair value of net tangible assets of that company, is stated in the consolidated financial statements as a deduction from non-distributable reserves.

  Fixed assets: Fixed assets are stated at cost or valuation less accumulated depreciation. Fixed assets stated at valuation are valued periodically on an open market, existing use basis. Depreciation of fixed assets is provided on the straight line basis, at rates considered appropriate to write off the cost over the expected useful lives of the assets. The applicable amount of depreciation on the revalued portion of fixed assets is transferred to distributable reserves on an annual basis.

  The annual rates of depreciation used are as follows:

   Buildings..............................................................    2%
   Motor vehicles.........................................................   20%
   Office and computer equipment..........................................   20%
   Plant and machinery.................................................... 5-33%

  Land is not depreciated.

  Inventories: Inventories are valued at the lower of cost (determined on a first-in, first-out or weighted average basis) and net realisable value. Cost, where applicable, includes an appropriate portion of labour and production overheads. Maintenance stocks are written-off against income.

  Translation of foreign currency items: Foreign currency items have been translated into South African Rands at the balance sheet rates of exchange for items not covered by forward exchange contracts. Foreign currency items covered by forward exchange contracts are translated at the appropriate forward cover rate. Gains and losses arising from fluctuations in exchange rates are reflected in income in the period in which they arise.

  Deferred taxation: Deferred taxation is provided on the liability method using the comprehensive basis for the tax effect of timing differences between the financial and taxable reporting of income and expenditure. Where the estimated taxation loss available to be carried forward exceeds the aggregate timing differences, no provision is raised for the resulting deferred tax asset.

  Retirement benefit costs: Retirement benefit costs are charged against income in the period in which they are incurred.

  Turnover: Turnover comprises the net amount invoiced for goods and services and excludes Value Added Taxation.

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. SHARE CAPITAL (AS OF JULY 31)

                                                               1996      1996
                                                             --------- ---------
                                                               (SOUTH AFRICAN
                                                                    RAND)
   Authorised:
     1,268,225 ordinary shares of 2 Rand each............... 2,536,450 2,536,450
     1 B share of 2 Rand....................................         2         2
                                                             --------- ---------
                                                             2,536,452 2,536,452
                                                             ========= =========
   Issued:
     1,025,500 ordinary shares of 2 Rand each............... 2,051,000 2,051,000
     1 B share of 2 Rand....................................         2         2
                                                             --------- ---------
                                                             2,051,002 2,051,002
                                                             ========= =========

  The unissued shares are under the control of the Directors until the next annual general meeting.

  All of the Company's outstanding shares are owned by Prestolite Electric Incorporated, which is registered in the United States of America.

3. NON-DISTRIBUTABLE RESERVES (AS OF JULY 31)

                                                           1996       1995
                                                         ---------  ---------
                                                           (SOUTH AFRICAN
                                                                RAND)
   Capital redemption reserve fund......................   536,450    536,450
   Reserve arising on valuation of land and buildings... 1,383,465  1,131,929
   Release of depreciation on revalued portion of land
    and buildings.......................................    31,442    220,094
   Goodwill written-off.................................  (589,967)  (589,967)
                                                         ---------  ---------
                                                         1,298,506  1,298,506
                                                         =========  =========

4. PAYABLE TO HOLDING COMPANY (AS OF JULY 31)

  The amount payable to the holding company is unsecured, bears interest at 12% per annum and is payable in six-monthly instalments of (Pounds)50,000 each. (Refer Note 16).

                                                            1996       1995
                                                          ---------  ---------
                                                            (SOUTH AFRICAN
                                                                 RAND)
   Loan payable.......................................... 1,285,474  1,637,510
   Less current portion included in payable to holding
    and fellow subsidiary companies......................  (309,982)       --
                                                          ---------  ---------
                                                            975,492  1,637,510
                                                          =========  =========

5. FIXED ASSETS (AS OF JULY 31)

                                               1996                   1995
                                ---------------------------------- ----------
                                 COST OR   ACCUMULATED   NET BOOK   NET BOOK
                                VALUATION  DEPRECIATION   VALUE      VALUE
                                ---------- ------------ ---------- ----------
                                            (SOUTH AFRICAN RAND)
   Land and buildings, at
    valuation..................  2,752,688     382,256   2,370,432  2,419,425
   Motor vehicles..............  2,021,045     749,917   1,271,128  1,059,050
   Office and computer
    equipment..................  1,397,218   1,003,555     393,663    414,773
   Plant and machinery......... 15,965,202   8,760,303   7,204,899  6,664,359
                                ----------  ----------  ---------- ----------
                                22,136,153  10,896,031  11,240,122 10,557,607
                                ==========  ==========  ========== ==========

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. FIXED ASSETS--(CONTINUED)

  MOVEMENT SUMMARY 1996

                               1995                       1996
                            ---------- --------------------------------------------
                             NET BOOK                       DEPRECIATION  NET BOOK
                              VALUE    ADDITION  DISPOSALS     CHARGE      VALUE
                            ---------- --------- ---------  ------------ ----------
                                             (SOUTH AFRICAN RAND)
   Land and buildings......  2,419,425       --       --        (48,993)  2,370,432
   Motor vehicles..........  1,059,050   669,550 (116,619)     (340,853)  1,271,128
   Office and computer
    equipment..............    414,773   120,652      --       (141,762)    393,663
   Plant and machinery.....  6,664,359 1,967,329      --     (1,426 789)  7,204,899
                            ---------- --------- --------    ----------  ----------
                            10,557,607 2,757,531 (116,619)   (1,958,397) 11,240,122
                            ========== ========= ========    ==========  ==========

  MOVEMENT SUMMARY 1995

                               1994                       1995
                            ---------- --------------------------------------------
                             NET BOOK                       DEPRECIATION  NET BOOK
                              VALUE    ADDITION  DISPOSALS     CHARGE      VALUE
                            ---------- --------- ---------  ------------ ----------
                                             (SOUTH AFRICAN RAND)
   Land and buildings......  2,468,418       --       --        (48,993)  2,419,425
   Motor vehicles..........    797,298   539,046  (18,975)     (258,319)  1,059,050
   Office and computer
    equipment..............    293,408   245,151      --       (123,786)    414,773
   Plant and machinery.....  3,848,778 3,747,673      --       (932 092)  6,664,359
                            ---------- --------- --------    ----------  ----------
                             7,407,902 4,531,870  (18,975)   (1,363,190) 10,557,607
                            ========== ========= ========    ==========  ==========

  Land and buildings comprise Erf 98 Lea Glen Township, Roodepoort, together with factory buildings thereon. They were last valued in August 1989.

6. INVENTORIES (AS OF JULY 31)

                                                              1996       1995
                                                           ---------- ----------
                                                           (SOUTH AFRICAN RAND)
   Raw materials and consumables..........................  5,754,544  8,280,763
   Work-in-progress.......................................  1,032,000  1,407,123
   Finished goods.........................................  5,908,724  4,471,263
                                                           ---------- ----------
                                                           12,695,724 14,159,149
                                                           ========== ==========

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                    (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. OPERATING INCOME (YEAR ENDED JULY 31)

  (a) Operating income has been arrived at after charging (crediting) the following:

                                                             1996       1995
                                                           ---------  ---------
                                                             (SOUTH AFRICAN
                                                                  RAND)
   Auditors' remuneration:
     Audit fees...........................................   182,500    184,500
     Other services.......................................    97,444        --
   Depreciation........................................... 1,958,392  1,459,697
   Profit on disposal of fixed assets.....................  (275,565)  (132,052)
   Net loss on foreign exchange...........................   295,930     68,693
   Operating lease charges
     Equipment and vehicles...............................   349,807    284,038
   Buildings
     Recurring............................................   371,885    434,239
     Non-recurring........................................       --     490,000
   Royalties
     Current portion...................................... 2,417,147  2,374,925
     Prior years' portion.................................   639,000  1,119,000

  (b) Directors' emoluments 1996

                                                             1996       1995
                                                           ---------  ---------
                                                             (SOUTH AFRICAN
                                                                  RAND)
   For services as director-paid by company...............    34,069     31,712
   For other services-paid by subsidiary companies........   366,356    344,084
                                                           ---------  ---------
                                                             400,425    375,796
                                                           =========  =========

8. NET FINANCE INCOME

   Net finance income (costs) consists of the following (year ended July 31):

                                                               1996      1995
                                                             --------  --------
                                                              (SOUTH AFRICAN
                                                                   RAND)
   Interest received
     Others.................................................      --    231,870
   Interest paid
     Holding company........................................ (154,257) (249,879)
     Other.................................................. (471,397) (132,917)
                                                             --------  --------
                                                             (614,654) (150,926)
                                                             ========  ========

9. TAXATION

  There is no current taxation charge due to estimated tax losses in the Company and subsidiary companies of approximately 2.5 million Rand (1995--2.4 million Rand) and 5.1 million Rand (1995--6.3 million Rand) respectively, to be set-off against future taxable income.

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                    (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. CASH (UTILIZED) GENERATED BY OPERATIONS (YEAR ENDED JULY 31)

                                                             1996       1995
                                                           ---------  ---------
                                                             (SOUTH AFRICAN
                                                                  RAND)
   Operating income....................................... 3,179,264  3,669,362
   Adjusted for:
     Depreciation......................................... 1,958,392  1,459,697
     Profit on disposal of fixed assets...................  (275,565)  (132,052)
                                                           ---------  ---------
                                                           4,862,091  4,997,007
                                                           =========  =========

11. INCREASE (DECREASE) IN WORKING CAPITAL (YEAR ENDED JULY 31)

                                                           1996        1995
                                                        ----------  ----------
                                                        (SOUTH AFRICAN RAND)
   Decrease in inventories............................   1,463,881  (3,694,717)
   Increase in accounts receivable....................    (507,283) (1,745,543)
   (Increase) in receivable from fellow subsidiaries..  (1,317,837)   (614 126)
   (Decrease) increase in accounts payable............    (408,603)  2,986,475
   (Decrease) increase in payable to holding and
    fellow subsidiary companies.......................    (858,464)  1,659,403
                                                        ----------  ----------
                                                        (1,700,306) (1,408,508)
                                                        ==========  ==========

12. UNCOVERED FOREIGN CURRENCY ASSETS (LIABILITIES) (AS OF JULY 31)

  The Group has the following uncovered foreign currency denominated assets (liabilities) relating to overseas sales and purchases of stock, forming part of the Company's normal operating activities:

                                                     1996            1995
                                                -------------- ----------------
   Pound Sterling.............................. (Pounds)   --  (Pounds) (17,066)
   Pound Sterling.............................. (Pounds)16,914 (Pounds)  26,017
   Japanese Yen................................ (Yen)   12,385 (Yen)(12,163,991)
   United States Dollars....................... $      104,702 $         26,146
                                                -------------- ----------------

13. RETIREMENT BENEFITS

  The Group participates in the Lucas Automotive Pension Fund, a defined benefit plan, governed by the Pension Funds Act, 1956, which covers substantially all employees. The latest actuarial valuation of the pension fund, at July 1, 1995, disclosed no unfunded past service liabilities.

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                    (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. LEASE COMMITMENTS (AS OF JULY 31)

  Commitments in respect of minimum annual rentals under operating lease agreements are as follows:

                                                               1996
                                                   -----------------------------
                                                             EQUIPMENT
                                                             AND MOTOR
                                                   PREMISES  VEHICLES    TOTAL
                                                   --------- --------- ---------
   Due within one year............................   369,316   92,798    462,114
   Due thereafter.................................   721,684  128,318    850,002
                                                   ---------  -------  ---------
                                                   1,091,000  221,116  1,312,116
                                                   =========  =======  =========
                                                               1995
                                                   -----------------------------
                                                             EQUIPMENT
                                                             AND MOTOR
                                                   PREMISES  VEHICLES    TOTAL
                                                   --------- --------- ---------
   Due within one year............................   333,722  191,358    525,080
   Due thereafter.................................   632,966  193,125    826,091
                                                   ---------  -------  ---------
                                                     966,688  384,483  1,351,171
                                                   =========  =======  =========

15. CAPITAL COMMITMENTS (AS OF JULY 31)

  Capital commitments, for which funds will be provided from existing bank facilities, comprise:

                                                               1996      1995
                                                             --------- ---------
                                                               (SOUTH AFRICAN
                                                                    RAND)
   Authorised and contracted for............................   338,064   672,426
   Authorised and not contracted for........................   684,408   701,514
                                                             --------- ---------
                                                             1,022,472 1,373,940
                                                             ========= =========

16. EXCHANGE CONTROL RESTRICTIONS

  Present exchange control restrictions prevent South African companies from distributing to nonresident shareholders profits earned prior to January 1, 1984, unless special approval is obtained from the Exchange Control authorities. Where such approval is given, distributions are normally restricted to earnings arising from trading profits. Furthermore, profits of a capital nature earned subsequent to january 1, 1984, may not ordinarily be distributed to nonresidents.

  Holding company loans of 1,285,474 Rand (1995--1,637,510 Rand) are subject to the South African debt standstill arrangements and may only be repaid with the prior approval of the Exchange Control Authorities (Refer Note 4).

  The group's local borrowing facilities total 6.0 million Rand (1995--4.0 million Rand).

17. COMPARATIVES

  Some of the July 31, 1995 figures have been restated in order to achieve consistency in the presentation of the financial statements.

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                    (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

18. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (US GAAP)

  The following adjustments are required to restate the financial statements from South African Generally Accepted Accounting Practice to that applicable in the United States;

  (a) DEFERRED TAXATION

    Under South African Generally Accepted Accounting Practice deferred tax asset balances should not be carried forward unless the recoverability thereof is assured beyond reasonable doubt. The Company has therefore not created a deferred tax asset by utilising the assessed loss. Under United States Generally Accepted Accounting Principles ("US GAAP") assessed losses carried forward are recognised if it is more than likely that the deferred tax asset will be realised. Therefore the financial statements of the group have been adjusted as set out hereunder to take effect of the deferred tax asset created by the assessed loss.

  (b) DEFINED BENEFIT PENSION FUND

    The Company is currently enjoying a pension holiday and therefore no pension cost is provided for in the financial statements. Under US GAAP the yearly expense should be based on actuarial valuations. Additionally the surplus generated in the fund should be used to reduce this yearly expense, spread over the remaining working lives of the members. Currently no actuarial valuation is available to determine the yearly expense, therefore the charge to income for US GAAP purposes has been based upon previous contributions recalculated to take effect of current payroll costs. This charge to the Income Statement has then been reduced by the surplus of the pension fund over the estimated working lives of members.

  (c) REVALUATION OF THE LAND AND BUILDINGS

    In 1989 the Company revaluated the land and buildings taking the amount by which they were revalued to a revaluation non-distributable reserve. The additional depreciation charged on the amount by which they were revalued had been transferred from distributable retained earnings to the non distributable revaluation reserve. Under US GAAP no upward revaluation is allowed. The revaluation has therefore been reversed and the revaluation non-distributable reserve has been reduced to a zero balance. The additional depreciation on the revalued amount has been ignored as this is considered to be immaterial.

  (d) GOODWILL

    Goodwill has previously been written off to non distributable reserves as stated in Note 1 hereto. Under US GAAP this write off should have been taken to retained income. the goodwill would have been fully amortised by July 31, 1995 in terms of US GAAP. A transfer has therefore been made between retained income and non distributable reserves.

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

18. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (US GAAP)--
(CONTINUED)

                                                             YEAR ENDED
                                                              JULY 31,
                                                        ----------------------
                                                           1996        1995
                                                        ----------  ----------
                                                        (SOUTH AFRICAN RAND,
                                                            IN THOUSANDS)
NET INCOME
  Retained income before taxation under South African
   GAAP................................................      2,554       3,518
  Pension Fund Adjustment per (b) above................       (866)       (866)
  Deferred Tax Adjustment per (a) above................       (737)     (1,394)
                                                        ----------  ----------
  Retained income as adjusted for U.S. GAAP............        951      (1,258)
                                                        ==========  ==========
SHAREHOLDER'S FUNDS
  Shareholder's Equity under South African GAAP........     20,265      17,811
  Deferred Tax Asset Created in 1994...................                  4,369
  Effect of prior year U.S. GAAP adjustments...........        695         --
                                                        ----------  ----------
  Adjusted Shareholder's Equity........................     21,060      22,180
  Deferred Tax Asset per (a) above.....................       (737)     (1,394)
  Revaluation of Land and Buildings per (c) above......        --       (1,414)
  Pension Fund Adjustment per (b) above................       (866)       (866)
                                                        ----------  ----------
  Shareholder's Equity as Adjusted for U.S. GAAP.......     19,457      18,506
                                                        ==========  ==========
AMORTISATION OF GOODWILL
  Increase in Non-distributable Reserves...............        590         590
  Reduction in Retained Income.........................       (590)       (590)
                                                        ----------  ----------
  Effect on Shareholder's Equity.......................        --          --
                                                        ==========  ==========
EFFECT OF PRIOR YEAR US GAAP ADJUSTMENTS
  Revaluation Of Land and Buildings....................     (1,414)        --
  Pension Fund Adjustment..............................       (866)        --
  Deferred Tax Asset...................................      2,975         --
                                                        ----------  ----------
                                                               695
                                                        ==========  ==========

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                    (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

                            CONVENIENCE TRANSLATION


Basis of translation into US Dollars:

  The financial information set out on the following four pages translates the Consolidated Income Statements, Balance Sheets, Cash Flow Statements and the Reconciliation between South African GAAP and United States GAAP for Lucas Holdings South Africa (Proprietary) Limited and subsidiaries at and for the periods ended December 31, 1997, January 31, 1997, July 31, 1996 and July 31, 1995, prepared in South African currency (Rands) under South African Generally Accepted Accounting Practice into United States Dollars.

The method of translation is as follows:

  Balance Sheet items are translated at the exchange rate ruling as at the balance sheet date.

  Income Statement items are translated at the average rate for the period.

  The reconciliation is translated at the corresponding balance sheet date.

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

                            CONVENIENCE TRANSLATION

                          CONSOLIDATED BALANCE SHEETS

                                        AS OF        AS OF     AS OF    AS OF
                                     DECEMBER 31, JANUARY 31, JULY 31, JULY 31,
                                         1997        1997       1996     1995
                                     ------------ ----------- -------- --------
                                                   (IN THOUSANDS)
          CAPITAL EMPLOYED
Share capital.......................    $  422      $  450     $  455  $   567
Share premium.......................     1,458       1,555      1,574    1,959
Non-distributable reserves..........       260         281        288      360
Forex Translation Reserve...........        42        (442)      (466)    (698)
Retained income.....................     3,775       3,274      2,646    1,994
                                        ------      ------     ------  -------
  Shareholder's equity..............     5,217       5,094      4,521    4,922
Payable to holding company..........       --           53        216      452
                                        ------      ------     ------  -------
                                        $5,217      $5,147     $4,737  $ 5,374
                                        ======      ======     ======  =======
       EMPLOYMENT OF CAPITAL
Fixed assets........................    $2,276      $2,429     $2,495  $ 2,917
                                        ------      ------     ------  -------
CURRENT ASSETS:
  Inventories.......................     1,655       2,009      2,818    3,913
  Accounts receivable...............     1,831       2,372      2,471    2,936
  Receivable from fellow
   subsidiaries.....................       692         306        489      244
  Bank and cash balances............     1,342         394        --         2
                                        ------      ------     ------  -------
    Total current assets............     5,520       5,081      5,778    7,095
                                        ======      ======     ======  =======
CURRENT LIABILITIES:
  Accounts payable..................     2,194       1,909      2,792    3,607
  Payable to holding and fellow
   subsidiary companies.............       256         454        674      991
  Bank overdraft....................       --          --          70       40
  Taxation..........................       129         --         --       --
                                        ------      ------     ------  -------
    Total current liabilities.......     2,579       2,363      3,536    4,638
                                        ------      ------     ------  -------
    Net current assets..............     2,941       2,718      2,242    2,457
                                        ------      ------     ------  -------
                                        $5,217      $5,147     $4,737  $ 5,374
                                        ======      ======     ======  =======

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

                            CONVENIENCE TRANSLATION

                         CONSOLIDATED INCOME STATEMENTS

                                  ELEVEN MONTHS SIX MONTHS    YEAR      YEAR
                                      ENDED        ENDED     ENDED     ENDED
                                  DECEMBER 31,  JANUARY 31, JULY 31,  JULY 31,
                                      1997         1997       1996      1995
                                  ------------- ----------- --------  --------
                                                (IN THOUSANDS)
Turnover.........................    $14,497      $7,601    $17,330   $19,093
Cost of sales....................     10,950       5,703     13,709    15,337
                                     -------      ------    -------   -------
Gross profit.....................    $ 3,547      $1,898    $ 3,621   $ 3,756
                                     =======      ======    =======   =======
Operating income.................      1,019         606        802     1,023
Net finance income (costs) ......        163          19       (158)      (42)
                                     -------      ------    -------   -------
Income before taxation...........      1,182         625        644       981
Taxation.........................       (136)        --         --        --
                                     -------      ------    -------   -------
Net income, for the period.......      1,046         625        644       981
Transfer from non-distributable
 reserves........................          3           3          8       --
Dividend paid....................       (548)        --         --        --
Retained income, beginning of
 period..........................      3,274       2,646      1,994     1,013
                                     -------      ------    -------   -------
Retained income, end of period...    $ 3,775      $3,274    $ 2,646   $ 1,994
                                     =======      ======    =======   =======

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

                            CONVENIENCE TRANSLATION

                       CONSOLIDATED CASH FLOW STATEMENTS

                                    ELEVEN MONTHS SIX MONTHS    YEAR     YEAR
                                        ENDED        ENDED     ENDED    ENDED
                                    DECEMBER 31,  JANUARY 31, JULY 31, JULY 31,
                                        1997         1997       1996     1995
                                    ------------- ----------- -------- --------
                                                  (IN THOUSANDS)
Cash Generated by Operating
 Activities:
  Cash generated by operations.....    $1,343        $ 834     $1,079  $ 1,381
  Decrease (increase) in working
   capital.........................       451          (41)      (377)    (389)
  Net finance income (costs).......       154           19       (139)     (42)
  Dividend paid....................      (548)         --         --       --
                                       ------        -----     ------  -------
                                        1,400          812        563      950
Cash Generated from Investing
 Activities:
  Additions to fixed assets........      (429)        (196)      (612)  (1,279)
  Proceeds on disposal of fixed
   assets..........................        51            7         86       42
                                       ------        -----     ------  -------
                                         (378)        (189)      (526)  (1,237)
                                       ------        -----     ------  -------
                                        1,022          623         37     (287)
                                       ======        =====     ======  =======
Cash Effects of Financing
 Activities:
  Decrease in payable to holding
   company.........................       (50)        (160)       (78)    (145)
  Decrease (increase) in bank and
   cash balances...................      (972)        (394)         2      392
  Decrease (increase) in bank
   overdraft.......................       --           (69)        39       40
                                       ------        -----     ------  -------
                                       (1,022)        (623)        37      287
                                       ======        =====     ======  =======

                   PRESTOLITE ELECTRIC HOLDINGS SOUTH AFRICA
                     (PROPRIETARY) LIMITED AND SUBSIDIARIES
     (FORMERLY KNOWN AS LUCAS HOLDINGS SOUTH AFRICA (PROPRIETARY) LIMITED)

                            CONVENIENCE TRANSLATION

           RECONCILIATION OF SOUTH AFRICAN GAAP TO UNITED STATES GAAP

                                    ELEVEN MONTHS SIX MONTHS    YEAR     YEAR
                                        ENDED        ENDED     ENDED    ENDED
                                    DECEMBER 31,  JANUARY 31, JULY 31, JULY 31,
                                        1997         1997       1996     1995
                                    ------------- ----------- -------- --------
                                                  (IN THOUSANDS)
NET INCOME
  Retained income before taxation
   under South African GAAP........    $1,046       $  625     $  644   $  981
  Pension Fund Adjustment..........      (163)         (94)      (219)    (241)
  Deferred Tax Adjustment..........      (218)        (268)      (186)    (389)
                                       ------       ------     ------   ------
  Retained income as adjusted for
   U.S. GAAP.......................       665          263        239      351
                                       ======       ======     ======   ======
SHAREHOLDER'S FUNDS
  Shareholder's Equity under South
   African GAAP....................     5,217        5,094      4,521    4,921
  Effect of prior year U.S. GAAP
   adjustments.....................      (530)        (199)       154    1,207
                                       ------       ------     ------   ------
    Adjusted Shareholder's equity..     4,687        4,895      4,675    6,128
  Deferred Tax Adjustment..........      (207)        (270)      (163)    (385)
  Revaluation of Land and
   Buildings.......................       --           --         --      (392)
  Pension Fund Adjustment..........      (154)         (95)      (192)    (239)
                                       ------       ------     ------   ------
    Shareholder's Equity as
     Adjusted for U.S. GAAP........     4,326        4,530      4,320    5,112
                                       ======       ======     ======   ======
AMORTIZATION OF GOODWILL
  Non-Distributable Reserves.......       181          129        131      164
  Retained Income..................      (181)        (129)      (131)    (164)
                                       ------       ------     ------   ------
  Effect on Shareholder's Equity          --           --         --       --
                                       ======       ======     ======   ======

===============================================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER OR PEI. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER OR PEI SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................  15
The Transactions.........................................................  23
Use of Proceeds..........................................................  25
The Exchange Offer.......................................................  26
Capitalization...........................................................  34
Selected Consolidated Historical Financial Data..........................  35
Unaudited Pro Forma Combined Financial Data..............................  41
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  48
Business.................................................................  55
Management...............................................................  69
Principal Stockholders...................................................  74
Certain Transactions.....................................................  75
Description of the Exchange Notes........................................  77
Description of Certain Indebtedness...................................... 108
Certain Federal Income Tax Consequences.................................. 110
Plan of Distribution..................................................... 114
Notice to Canadian Residents............................................. 115
Legal Matters............................................................ 116
Experts.................................................................. 116
Available Information.................................................... 116
Index to Financial Statements............................................ F-1

                                 ------------

  UNTIL SEPTEMBER 24, 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

===============================================================================
===============================================================================


                  [LOGO OF PRESTOLITE ELECTRIC INCORPORATED]

                       PRESTOLITE ELECTRIC INCORPORATED

                             OFFER TO EXCHANGE ITS

                                  OUTSTANDING

                         9 5/8% SENIOR NOTES DUE 2008

                            FOR ANY AND ALL OF ITS

                         9 5/8% SENIOR NOTES DUE 2008,

      Which are Fully and Unconditionally Guaranteed on a Senior Basis by

                               PEI HOLDING, INC.

                               ----------------
                                  PROSPECTUS
                               ----------------

                                 June 26, 1998

===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Prestolite Electric Incorporated (the "Issuer") and PEI Holding, Inc. ("PEI"), the Issuer's parent corporation, are each Delaware corporations.
Section 145 of the General Corporation Law of the state of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in any action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

  In accordance with Delaware Law, the certificate of incorporation of each of the Issuer and PEI contains a provision to limit the personal liability of the directors of the Issuer and PEI for violations of their fiduciary duty. This provision eliminates each director's liability to the Issuer and PEI or their respective stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Issuer and PEI or their respective stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived any improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

  The Bylaws of each of the Issuer and PEI provide for indemnification of the officers and directors of the Issuer and PEI to the fullest extent permitted by applicable law. The Issuer and PEI have each purchased insurance coverage under policies which insure each of the Issuer and PEI for amounts which each company is required or permitted to pay as indemnification of directors and certain officers of the Issuer and PEI, respectively, and their subsidiaries and which insure directors and certain officers of the Issuer and PEI, respectively, and their subsidiaries against certain liabilities which might be incurred by them in such capacities and for which they are not entitled to indemnification by the Issuer and PEI, as the case may be.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  2.1*   Umbrella Agreement, dated as of January 22, 1998, relating to the Sale and Purchase of Lucas' Electrical Products Business in England and
         companies in South Africa and Argentina, by and between Lucas
         Industries plc and others, Prestolite Electric Limited and others, and
         PEI
  2.2*   Agreement, dated as of January 22, 1998, relating to the Sale and
         Purchase of Assets of the Lucas Electrical and Electronic Systems-
         Heavy Duty Products Business, by and between Lucas Limited, Prestolite
         Electric Limited and Lucas Industries plc.
  2.3*   Agreement, dated as of January 22, 1998, for the Sale and Purchase of the Entire Issued Share Capital of Lucas Argentine Holdings, Inc. and
         Shares in Lucas Indiel Argentina S.A., by and between Lucas Industries plc, the Issuer and Prestolite Newco, Inc.
  2.4*   Agreement for the Sale and Purchase of the Entire Issued Share Capital
         of Lucas Holdings South Africa (Proprietary) Limited, by and between
         Lucas Industries plc and the Issuer
  3.1*   Certificate of Incorporation of the Issuer
  3.2*   Certificate of Amendment of Certificate of Incorporation of the Issuer
  3.3*   Amended and Restated Certificate of Incorporation of PEI
  3.4*   Certificate of Amendment to Amended and Restated Certificate of
         Incorporation of PEI
  3.5*   By-Laws of the Issuer
  3.6*   By-Laws of PEI
  4.1*   Indenture, dated as of January 22, 1998, among the Issuer, PEI and
         U.S. Bank Trust National Association (formerly known as First Trust
         National Association) as Trustee, including forms of Senior Notes
  4.2*   Registration Rights Agreement, dated as of January 22, 1998, between the Issuer, PEI and Credit Suisse First Boston Corporation and BT
         Alex.Brown Incorporated as Initial Purchasers
  5.1+   Opinion of Brobeck, Phleger & Harrison LLP
 10.1*   Amended and Restated Credit Agreement, dated as of January 22, 1998, between Comerica Bank and the Issuer
 10.2*   Invoice Discounting Agreement, dated as of April 21, 1998, between
         Lombard NatWest Discounting Limited and Prestolite Electric Limited
 10.3*   Subordination Agreement, dated as of April 21, 1998, between Lombard
         NatWest Discounting Limited, Prestolite Electric Limited and the
         Issuer.
 10.4*   Management Consulting Agreement, dated as of October 31, 1991, between the Issuer and Genstar Investment Corporation
 10.5*   Amendment No. 1 to Management Consulting Agreement, dated as of
         January 1, 1998, between the Issuer and Genstar Investment Corporation
 10.6*   Promissory Note, dated as of January 22, 1998, payable to Lucas
         Industries plc by Prestolite Newco, Inc. ("A" Loan Note)
 10.7*   Promissory Note, dated as of January 22, 1998, payable to Lucas
         Industries plc by Prestolite Newco, Inc. ("B" Loan Note)

 10.8*  Promissory Note, dated as of January 22, 1998, payable to Lucas
        Industries plc by Prestolite Newco, Inc. ("C" Loan Note)
 10.9*  Option Agreement, dated as of January 22, 1998, between Lucas
        Industries plc and the Issuer
 10.10* Tax Deed, dated as of January 22, 1998, between Lucas Industries plc, the Issuer and Lucas Indiel Argentina S.A.
 10.11* Distribution Agreement--South Africa, dated as of January 22, 1998, by and between Lucas Limited and Lucas Automotive (Pty) Ltd.
 10.12* Distribution Agreement--Argentina, dated as of January 22, 1998, by and between Lucas Limited and Lucas Indiel Argentina S.A.
 10.13* South African Supply Agreement, dated as of January 22, 1998, by and between Lucas Limited and Lucas Automotive (Pty) Ltd.
 10.14* Supply and Distribution Agreement for South America (excluding
        Argentina), dated as of January 22, 1998, by and between Lucas Indiel
        Argentina S.A. and Lucas Diesel do Brasil Ltda.
 10.15* Acton Trade Mark Licence, dated as of January 22, 1998, by and between
        Lucas Industries plc and Prestolite Electric Limited
 10.16* Trade Mark Licence--Argentina, dated as of January 22, 1998, by and between Lucas Industries plc and Lucas Indiel Argentina S.A.
 10.17* LAO Sale and Transition Agreement relating to Acton, dated as of January 22, 1998, by and between Lucas Limited and Prestolite Electric
        Limited
 10.18* Licence of Intellectual Property Relating to In-Line Diesel Pumps, dated as of January 22, 1998, by and between Lucas Limited and Prestolite Electric Limited
 10.19* Technical Assistance Agreement on Starter Motors and Alternators, dated as of April 8, 1998, between the Issuer and Hitachi, Ltd.
 10.20* PEI Holding, Inc. Management Stock Option Plan
 10.21* Lease, dated as of September 3, 1993, between Plymouth Square and the
        Issuer for the Ann Arbor, Michigan headquarters property
 10.22* Lease, dated as of March 8, 1994, between Green Road Associates Limited
        Partnership and the Issuer for the Ann Arbor, Michigan research properties
 10.23* Lease, dated as of October 11, 1991, between Lawrence Boes and Raymond
        Boes and the Issuer, as amended, for the Dearborne Heights, Michigan property
 10.24* Lease, dated as of March 20, 1996, between Miller-Valentine Partners
        Limited and the Issuer (as successor by merger to Prestolite Power
        Corporation) for the Troy, Ohio property
 10.25* Lease, dated as of November 7, 1997, between Miller-Valentine Partners
        Limited and the Issuer (as successor by merger to Prestolite Power
        Corporation) for the Troy, Ohio property
 10.26* Lease, dated as of January 12, 1994, between The City of Wagoner,
        Oklahoma and the Issuer for the Wagoner, Oklahoma property
 10.27* Lease Agreement, dated as of June 14, 1996, between Duke Realty Limited
        Partnership and the Issuer, as amended, for the sale and leaseback of the Florence, Kentucky property
 10.28* Licence Agreement, dated as of October 29, 1991, among PMI Holding,
        Corp., the Issuer, Prestolite Electric of New York, Inc., Prestolite
        Electric of Michigan, Inc., and Prestolite Technology Corp. and PEI
        1991 Acquisition, Inc.

10.29*  Employment Agreement, dated as of January 1, 1997, between PEI and P. Kim Packard
10.30*  Employment Agreement, dated as of January 1, 1997, between PEI and Kenneth C. Cornelius
10.31*  Employment Agreement, dated as of January 1, 1997, between PEI and Thomas E. Hunt
10.32*  Employment Agreement, dated as of January 1, 1997, between PEI and Michael Lea
10.33*  Employment Agreement, dated as of January 1, 1997, between PEI and Thomas C. Dolson
10.34*  Employment Agreement, dated as of January 1, 1997, between PEI and I. Conrad Schwab
12*     Statement of Computation of Ratio of Earnings to Fixed Charges
21*     Subsidiaries of PEI
23.1*   Consent of Coopers & Lybrand L.L.P.
23.2*   Consent of Ernst & Young
23.3*   Consent of Deloitte & Co.
23.4*   Consent of Arthur Andersen & Co.
23.5*   Consent of Brobeck, Phleger & Harrison LLP (contained in its opinion filed as Exhibit 5.1)
24.1*   Powers of Attorney for the Issuer.
24.2*   Powers of Attorney for PEI
25*     Form T-1 Statement of Eligibility of U.S. Bank Trust National Association
27*     Financial Data Schedule
99.1+   Form of Letter of Transmittal.
99.2*   Form of Notice of Guaranteed Delivery.

--------
*Previously filed.
+Filed herewith.

  (B) FINANCIAL STATEMENT SCHEDULES

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrants hereby undertake (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (A) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act"); (B) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (C) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (ii) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) (1) The undersigned Registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The Registrants undertake that every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                        PRESTOLITE ELECTRIC INCORPORATED

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan on the 9th day of July, 1998.

                                          PRESTOLITE ELECTRIC INCORPORATED

                                                  /s/ P. Kim Packard
                                          By __________________________________
                                            P. Kim Packard
                                            President and Chief Executive
                                            Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                         TITLE               DATED

       /s/ P. Kim Packard               President, Chief
-------------------------------------    Executive Officer       July 9, 1998
           P. KIM PACKARD                (principal
                                         executive officer),
                                         Director

                  *                     Chairman of the
-------------------------------------    Board, Director         July 9, 1998
         RICHARD D. PATERSON

    /s/ Kenneth C. Cornelius            Vice President,
-------------------------------------    Chief Financial         July 9, 1998
        KENNETH C. CORNELIUS             Officer (principal
                                         accounting and
                                         financial officer)
                                         and Secretary

                  *                     Director
-------------------------------------                            July 9, 1998
           ROSS J. TURNER

                  *                     Director
-------------------------------------                            July 9, 1998
            JOHN A. WEST

*By:  /s/ Kenneth C. Cornelius
  ----------------------------------
        KENNETH C. CORNELIUS
          ATTORNEY-IN-FACT

                               PEI HOLDING, INC.

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan on the 9th day of July, 1998.

                                         PRESTOLITE ELECTRIC INCORPORATED


                                                  /s/ P. Kim Packard
                                         By ___________________________________
                                           P. Kim Packard
                                           President and Chief Executive
                                           Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                       TITLE                DATED

       /s/ P. Kim Packard             President, Chief
------------------------------------   Executive Officer       July 9, 1998
           P. KIM PACKARD              (principal
                                       executive
                                       officer), Director

                 *                    Chairman of the
------------------------------------   Board, Director         July 9, 1998
        RICHARD D. PATERSON

    /s/ Kenneth C. Cornelius          Vice President,
------------------------------------   Chief Financial         July 9, 1998
        KENNETH C. CORNELIUS           Officer (principal
                                       accounting and
                                       financial officer)
                                       and Secretary

                 *                    Director
------------------------------------                           July 9, 1998
           ROSS J. TURNER

                 *                    Director
------------------------------------                           July 9, 1998
            JOHN A. WEST

*By:  /s/ Kenneth C. Cornelius
  ---------------------------------
        KENNETH C. CORNELIUS
          ATTORNEY-IN-FACT